As filed with the Securities and Exchange Commission on Date January 16, 2024

Registration No. 333 _____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INVO BIOSCIENCE, INC.

(Exact name of Registrant as specified in its charter)

Nevada	3841	84-2289787
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

5582 Broadcast Court

Sarasota, Florida 34240

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (978) 878-9505

Steven Shum

Chief Executive Officer

INVO Bioscience, Inc.

5582 Broadcast Court

Sarasota, Florida 34240

Telephone: (978) 878-9505

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Marc Indeglia, Esq. Gabriel Kiss, Esq. Glaser Weil Fink Howard Jordan & Shapiro LLP 10250 Constellation Boulevard 19th Floor Los Angeles, CA 90067 (310) 553-3000	Mark Cohen, Esq. Oded Kadosh, Esq. Benjamin Waltuch, Esq. Max Lindenfeld, Esq. Pearl Cohen Latzer Zedek Baratz LLP Times Square Tower, 7 Times Square, New York, New York 10036 (646) 878-0800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Merger described in the included proxy statement/consent solicitation statement/prospectus have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION, DATED JANUARY 16, 2024

INVO BIOSCIENCE, INC.

5582 Broadcast Court

Sarasota, Florida 34240

NOTICE OF

SPECIAL MEETING

TO BE HELD ON         , 2024

TO THE STOCKHOLDERS OF INVO BIOSCIENCE, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of INVO Bioscience, Inc. (“INVO”), a Nevada corporation, will be held at 12:00 p.m. Eastern Time, on [__], 2024, in a virtual format. You are cordially invited to attend the special meeting (the “Special Meeting”), which will be held for the following purposes:

(1)	Proposal No. 1 – to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 22, 2023 (as amended from time to time, the “Merger Agreement”), by and among INVO, INVO Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of INVO (“Merger Sub”), and NAYA Biosciences, Inc., a Delaware corporation (“NAYA”), a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex A, and the transactions contemplated thereby, including the merger of Merger Sub with and into NAYA, with NAYA surviving as a wholly owned subsidiary of INVO (the “Merger” and collectively “Proposal 1” and or the “Merger Proposal”);

(2)	Proposal No. 2 – to consider and vote upon the change of control resulting from the Merger (“Proposal 2” or the “Change of Control Proposal”);

(3)	Proposal No. 3 – to consider and vote upon separate proposals to approve an amendment to INVO’s current Articles of Incorporation to (1) change the corporate name of INVO to “NAYA Biosciences, Inc.”, and (2) add a class of Class B Common Stock, in a form of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B (“Proposal 3” or the “Amendment to the Articles Proposal”);

(4)	Proposal No. 4 - to elect Daniel Teper, Peter Kash, Lyn Falconio, Prakash Raman, Gilles Seydoux, Mark Rothera, Laurent Audoly, and Patrick Tricoli as directors of INVO, effective upon the consummation of the Merger, to serve terms on our board of directors until the annual meeting of stockholders held in the year following the year of their election, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (“Proposal 4” or the “Director Election Proposal”);

(5)	Proposal No. 5 - to increase the amount of authorized shares of INVO issuable under INVO’s Second Amended and Restated 2019 Stock Option Plan to the amount of INVO’s common stock equal to 15% of INVO’s total issued and outstanding stock immediately following the consummation of the Merger (“Proposal 5” or the “Stock Plan Increase Proposal”);

(6)	Proposal No. 6 - to consider and vote upon the amendment to the Series A Preferred Stock Certificate of Designation of INVO (the “Series A Certificate of Designation”) to remove the conversion limitations for the conversion of INVO’s Series A Preferred Stock (the “Series A Preferred Stock”) into Common Stock as currently set forth in the Series A Certificate of Designation (the “Series A Conversion Limitation”) and permit to the Series A Conversion to convert into an amount of Common Stock greater than 20% of the issued and outstanding shares of Common Stock, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex C (“Proposal 6” or the “Series A Amendment Proposal”); and

(7)	Proposal No. 7 – to consider and vote upon the amendment to the Series B Preferred Stock Certificate of Designation of INVO (the “Series B Certificate of Designation”) to remove the conversion limitations for the conversion of INVO’s Series B Preferred Stock (the “Series B Preferred Stock”) into Common Stock as currently set forth in the Series A Certificate of Designation (the “Series B Conversion Limitation”) and permit to the Series B Conversion to convert into an amount of Common Stock greater than 20% of the issued and outstanding shares of Common Stock, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex D (“Proposal 7” or the “Series B Amendment Proposal”); and

To transact such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

These items of business are described in the attached proxy statement/consent solicitation statement/prospectus. We encourage you to read the attached proxy statement/consent solicitation statement/prospectus in its entirety, including the Annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION ENTITLED “RISK FACTORS.”

ii

Only holders of record of INVO common stock at the close of business on                  (the “Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the special meeting. INVO stockholders may attend, vote, and examine the list of INVO stockholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form, or notice they receive.

After careful consideration, INVO’s board of directors has determined that the Merger Proposal is fair to and in the best interests of INVO and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Merger Proposal, and “FOR” the amendment of the charter. When you consider the recommendation of INVO’s board of directors, you should keep in mind that INVO’s directors and officers may have interests in the Merger that conflict with your interests as a stockholder. See the section entitled “The Merger Proposal Interests of the Directors and Executive Officers of INVO in the Merger.”

Consummation of the Merger is conditioned on approval of Proposal 1, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6, and Proposal 7 (and each such proposal is cross-conditioned on the approval of all proposals). If any of the proposals is not approved, we may adjourn the Special Meeting to gather sufficient shares to constitute a quorum, provide additional information or solicit additional votes.

All INVO stockholders are cordially invited to attend the Special Meeting, which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date, and return the proxy card accompanying the proxy statement/consent solicitation statement/prospectus as soon as possible. If you are a stockholder on the Record Date holding shares of INVO common stock, you may also cast your vote at the special meeting electronically by visiting www.virtualshareholdermeeting.com/INVONAYA. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank.

A complete list of INVO stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of INVO for inspection by stockholders during business hours for any purpose germane to the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please complete, sign, date, and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Steven Shum
Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

iii

INVO BIOSCIENCE, INC.

5582 BROADCAST COURT

SARASOTA, FL 34240

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [●] [●], 2024

Time:	12:00 p.m. Eastern Time

Date:	, 2024

Location:	Virtual meeting, accessible at www.virtualshareholdermeeting.com/INVONAYA

Purposes:

1. To approve and adopt the Merger Agreement by and among INVO, INVO Merger Sub, and NAYA, a copy of such form which is attached to this proxy statement/consent solicitation statement/prospectus as Annex A, and the transactions contemplated thereby, including the merger of Merger Sub with and into NAYA, with NAYA surviving as a wholly owned subsidiary of INVO;

2. To approve the change of control resulting from the Merger;

3. To approve an amendment to the current Articles of Amendment of INVO (a) to change the corporate name of INVO to “NAYA Biosciences, Inc.”, and (b) add a class of Series B Common Stock, in the form attached as Annex B;

4. To elect Daniel Teper, Peter Kash, Lyn Falconio, Prakash Raman, Gilles Seydoux, Mark Rothera, Laurent Audoly, and Patrick Tricoli as directors, effective upon the closing of the Merger, to serve terms on our board of directors until the annual meeting of stockholders held in the year following the year of their election, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal;

5. To increase the amount of authorized shares of INVO issuable under INVO’s Second Amended and Restated 2019 Stock Option Plan to the amount of INVO’s common stock equal to 15% of INVO’s total issued and outstanding stock immediately following the consummation of the Merger;

6. To amend the Series A Preferred Stock to remove the Series A Conversion Limitation, a copy of such form which is attached to this proxy statement/consent solicitation statement/prospectus as Annex C;

7. To amend the Series B Preferred Stock to remove the Series B Conversion Limitation, a copy of such form which is attached to this proxy statement/consent solicitation statement/prospectus as Annex D; and

To transact such other business as may properly come before the stockholders at the special meeting or any adjournment or postponement thereof.

Record Date: The board of directors of INVO has fixed            as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only stockholders of record of shares of INVO common stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date,             shares of common stock of INVO were outstanding and entitled to vote at the Special Meeting.

Your vote is important. Approval of the Merger Agreement Proposal, the Change of Control Proposal, the Amendment to the Articles Proposal, the Stock Plan Increase Proposal, the Series A Amendment Proposal, and the Series B Amendment Proposal requires the affirmative vote of the holders of a majority of the voting power of INVO common stock cast affirmatively. The Director Proposal requires the plurality vote of the holders of a majority in voting power of the votes cast affirmatively at the Special Meeting by the holders entitled to vote thereon. The Merger cannot be completed without the approval of the Merger Agreement Proposal, the Change of Control Proposal, the Amendment to the Articles Proposal, the Director Proposal, the Stock Plan Increase Proposal, the Series A Amendment Proposal, and the Series B Amendment Proposal. The approval of any other business as may properly come before the stockholders at the Special Meeting or any adjournment or postponement thereof are not conditions to the closing of the Merger or otherwise required to effectuate the Merger. The approval of adjournment or postponement of the Special Meeting requires the affirmative vote of holders of a majority of the shares of INVO common stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon, even if a quorum is not present at the INVO Special Meeting.

We do not expect brokers to have discretionary voting authority in connection with the Merger Agreement Proposal, the Change of Control Proposal, the Amendment to the Articles Proposal, the Director Proposal, the Stock Plan Increase Proposal, the Series A Amendment Proposal, or the Series B Amendment Proposal and therefore there will not be any broker non-votes. If a valid quorum is established, a INVO Stockholder’s abstention from voting at the INVO Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, the Merger Agreement Proposal, the Change of Control Proposal, the Amendment to the Articles Proposal, the Director Proposal, the Stock Plan Increase Proposal, the Series A Amendment Proposal, or the Series B Amendment Proposal.

The board of directors of INVO unanimously recommends that INVO stockholders vote FOR each of the proposals presented at the Special Meeting.

Even if you plan to attend the Special Meeting in person, we request that you sign and return the enclosed proxy to ensure that your shares will be represented at the Special Meeting if you are unable to attend. You may change or revoke your proxy at any time before it is voted at the Special Meeting.

iv

v

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Why am I receiving these materials?

We are sending you these proxy materials because INVO’s board of directors (the “Board”) is soliciting your proxy to vote at the Special Meeting. You are invited to attend the Special Meeting in person to vote on the proposals described in this proxy statement. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card, or follow the instructions below to submit your proxy by phone or online.

We intend to begin mailing this proxy statement, the attached notice of Special Meeting, and the enclosed proxy card, on or about [__], 2024 to all stockholders of record entitled to vote at the Special Meeting. Only stockholders who owned our common stock of on [      ] are entitled to vote at the Special Meeting.

How do I attend the Special Meeting?

The Special Meeting will be held virtually via the Internet. The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively online at www.virtualshareholdermeeting.com/INVONAYA/ on [___, 2024] at 12 p.m. Eastern Time. Information on how to vote at the Special Meeting is discussed below.

What if, during the check-in time or during the Special Meeting, I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Who can vote at the Special Meeting?

Only stockholders of record as of the close of business on [      ] (the “Record Date”) that own INVO stock will be entitled to notice of, and to vote at, the Special Meeting. A list of stockholders eligible to vote at the Special Meeting is available for inspection at any time up to the Special Meeting. If you would like to inspect the list, please call our Corporate Secretary at (978) 878-9505 to arrange a visit to our offices.

Who can attend the Special Meeting?

All shareholders are invited to attend the Special Meeting.

How many shares of common stock?

There were            shares of common stock, par value $0.0001 per share issued and outstanding as of the close of business on the Record Date. Each holder of common stock entitled to vote at the Special Meeting may cast one vote for each share of common stock owned by him, her or it which has voting power upon each matter considered at the Special Meeting.

On what matters am I voting?

There are the matters scheduled for a vote:

●	Proposal 1: The Merger Proposal;

●	Proposal 2: The Change of Control Proposal;

●	Proposal 3: The Amendment to the Articles Proposal;

●	Proposal 4: The Director Election Proposal;

●	Proposal 5: The Stock Plan Increase Proposal;

●	Proposal 6: The Series A Amendment Proposal; and

●	Proposal 7: The Series B Amendment Proposal (collectively, the “Proposals”).

1

What if another matter is properly brought before the Special Meeting?

Our Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, the person named as proxy in the proxy card intends to vote the proxies (which confer discretionary authority to vote on such matters) in accordance with his judgment on the matter.

How does the Board recommend that I vote on each of the proposals?

Our Board recommends a vote “FOR” the Merger Proposal (Proposal 1), “FOR” the Change of Control Proposal (Proposal 2), “FOR” the Amendment to the Articles Proposal (Proposal 3), “FOR” the Director Election Proposal (Proposal 4), “FOR” the Stock Plan Increase Proposal (Proposal 5), “FOR” the Series A Amendment Proposal (Proposal 6); and “FOR” the Series B Amendment Proposal (Proposal 7).

How many shares do the affiliates, directors, and officers of the Company beneficially own, and how do they plan to vote their shares?

Directors and executive officers, who, as of the Record Date, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following the Record Date) of approximately 3.50% of our outstanding voting capital and are expected to vote in favor of the proposals.

How many votes do I have?

On each matter to be voted upon, you have one vote for each common share you own as of the Record Date.

How do I vote?

The answer depends on whether you own your shares of common stock directly (that is, you hold shares that show your name as the registered shareholder) or if your shares are held in a brokerage account or by another nominee holder.

If you own your shares directly (i.e., you are a “registered shareholder”): your proxy is being solicited directly by us, and you can vote by mail, over the Internet, over the phone, or you can vote at the Special Meeting if you virtually attend the meeting.

If you wish to vote by mail, please do the following: (i) sign and date the proxy card, (ii) mark the boxes indicating how you wish to vote, and (iii) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxy will vote your shares “FOR” the Proposals 1 through 7, and in his discretion on any other matter that properly comes before the Special Meeting. Unsigned proxy cards will not be counted.

If you wish to vote over the Internet, go to www.proxyvote.com. Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on               . Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. There may be costs associated with electronic access, such as usage charges from Internet access providers that must be paid by the shareholder. The Internet voting procedures are designed to authenticate a shareholder’s identity to allow a shareholder to vote his, her, or its shares and confirm that his, her, or its instructions have been properly recorded. Voting over the Internet authorizes the named proxy to vote your shares in the same manner as if you had submitted a validly executed proxy card.

If you wish to vote by telephone, you may vote by calling 1-800-690-6903.

2

If you wish to vote during the meeting, go to www.virtualshareholdermeeting.com/INVONAYA. You will be able to attend the Special Meeting online, vote your shares electronically until voting is closed and submit your questions during the Special Meeting.

If you hold your shares through a broker, bank or other nominee: If you are the beneficial owner of shares held in street name through a bank, broker, or other nominee, you may not vote your shares virtually at the Special Meeting unless you obtain a “legal proxy” from the bank, broker, or nominee that holds your shares, giving you the right to vote the shares virtually at the Special Meeting. A voting instruction card has been provided to you by your broker, bank, or other nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. Please be sure to mark your voting choices on your voting instruction card before you return it. You may also be able to vote via the Internet or by telephone. Please refer to the instructions provided with your voting instruction card for information about voting. See also “Will my shares be voted if I do not return my proxy?” below.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing Steven Shum, our Chief Executive Officer, as your proxy. He may act on your behalf, and will have the authority to appoint a substitute to act as proxy. Whether or not you expect to virtually attend the Special Meeting, we request that you please use the means available to you to vote by proxy so as to ensure that your shares of common stock may be voted.

How many votes are required to approve each proposal?

There are the matters scheduled for a vote:

●	The Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of INVO common stock cast affirmatively.

●	The Change of Control Proposal requires the affirmative vote of the holders of a majority of the voting power of INVO common stock cast affirmatively.

●	The Amendment to the Articles Proposal requires the affirmative vote of a majority of the voting power of INVO common stock cast affirmatively.

●	The Directors Election Proposal requires the plurality of the votes cast by holders voting at the Special Meeting.

●	The Stock Plan Increase Proposal requires the affirmative vote of a majority of the voting power of INVO common stock cast affirmatively.

●	The Series A Amendment Proposal requires the affirmative vote of a majority of the voting power of INVO common stock cast affirmatively.

●	The Series B Amendment Proposal requires the affirmative vote of a majority of the voting power of INVO common stock cast affirmatively.

The Board unanimously recommends that INVO stockholders vote “FOR” each of the proposals set forth above.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares may not be voted if you do not vote by returning your proxy by mail, over the phone or over the Internet before the Special Meeting or in person at the Special Meeting.

If your shares are held in “street name,” your brokerage firm, bank, or other nominee may, under certain circumstances, vote your shares if you do not timely return your voting instructions. Brokers, banks, or other nominees can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return voting instructions to your brokerage firm, bank, or other nominee to vote your shares, your brokerage firm, bank, or other nominee may, on discretionary matters, either vote your shares or leave your shares unvoted. However, a broker is not entitled to vote shares held for a beneficial holder on non-routine items, such as the Merger Agreement Proposal, the Change in Control Proposal, the Amendment to the Articles Proposal, the Stock Plan Increase Proposal, the Series A Amendment Proposal, and the Series B Amendment Proposal and therefore there will not be any broker non-votes.

Proposal 1 through 7 are each non-discretionary matters and a broker will not be permitted to exercise its discretion to vote uninstructed shares on these proposals.

3

How will my shares be voted if I give no specific instruction?

We must vote your shares as you have instructed. If there is a matter on which a shareholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted in accordance with the recommendation of the Board.

What are the material U.S. federal income tax consequences of the Merger to INVO stockholders?

INVO stockholders will not sell, exchange, or dispose of any shares of INVO common stock in the Merger. Thus, there will be no material U.S. federal income tax consequences to INVO stockholders upon consummation of the Merger.

What are the material U.S. federal income tax consequences of the Merger to NAYA U.S. holders?

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and/or a non-taxable exchange of shares of NAYA common stock for shares of INVO common stock within the meaning of Section 351(a) of the Code, and a NAYA U.S. holder will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of INVO common stock in exchange for shares of NAYA common stock in the Merger. For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 of this proxy statement/prospectus.

Who is paying for this proxy solicitation?

INVO is paying for the entire cost of soliciting proxies. Our officers and other employees may solicit proxies in person or by telephone but will receive no special compensation for doing so.

Do I have Dissenters’ Rights of Appraisal?

Our shareholders do not have appraisal rights under Nevada law or under our governing documents with respect to the matters to be voted upon at the Special Meeting.

What do I need to do now?

We urge you to read carefully and consider the information contained in this proxy statement and to consider how the proposals will affect you as a shareholder of our Company. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

What if I want to change my vote or revoke my proxy?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Special Meeting. To do so, you must do one of the following:

1.	Vote over the Internet as instructed above. Only your latest Internet vote is counted. You may not revoke or change your vote over the Internet after 11:59 p.m. Eastern Time on [ ].

4

2.	Sign a new proxy and submit it by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 who must receive the proxy card no later than . Only your latest dated proxy will be counted.

3.	Give our Corporate Secretary written notice before or at the Special Meeting that you want to revoke your proxy.

4.	You may attend the Annual Meeting and vote via the Internet. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions with a later date by contacting your bank, brokerage firm, or other nominee. You may also vote electronically at the Special Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a broker’s legal proxy as described in the answer to the question “How do I vote my shares?” above.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count votes, broker non-votes, and any abstentions for each of the proposals.

What is a Broker Non-Vote?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares, and (2) the broker lacks the authority to vote the shares at their discretion. Broker non-votes will not be included in the tabulation of the voting results of any of the “non-discretionary” proposals and, therefore, will have no effect on such proposals.

Our common stock is listed on the Nasdaq Capital Market. However, under current Nasdaq rules and interpretations that govern broker non-votes, all of the proposals are considered a non-discretionary matter and a broker will not be permitted to exercise its discretion to vote uninstructed shares of the proposal

What is a quorum?

The holders of one third of the               shares of common stock outstanding as of the Record Date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Special Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting. If you choose to have your shares represented by proxy at the Special Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Special Meeting or represented by proxy, the shareholders present by attendance at the meeting or by proxy may adjourn the Special Meeting until a quorum is present.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. In addition, final voting results will be announced in a current report on Form 8-K that we expect to file within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Special Meeting, we intend to file a Form 8-K to announce preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to announce the final results.

What proxy materials are available on the internet?

The proxy statement and our Current Report on Form 8-K are available at www.proxyvote.com , in the “Important Materials” section.

5

SUMMARY OF PROSPECTUS/PROXY STATEMENT

This summary highlights selected information contained in or incorporated by reference into this document and may not contain all of the information that is important to you. You should read carefully this entire document, including the Annexes and the documents incorporated by reference, to fully understand the proposed Merger (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). See “Where You Can Find More Information” beginning on page 184 of this document.

Parties to the Merger

INVO Bioscience, Inc.

INVO is a Nevada corporation that was formed on January 5, 2007. It is a commercial-stage fertility company dedicated to expanding the assisted reproductive technology marketplace by making fertility care accessible and inclusive to people around the world. INVO’s common stock is currently registered under the Exchange Act and listed on NASDAQ under the ticker symbol “INVO.” Following the Merger, INVO will be the parent company of NAYA and will change its name to “NAYA Biosciences, Inc”. and adopt a new ticker symbol on the Nasdaq.

INVO Merger Sub Inc.

INVO Merger Sub Inc., or Merger Sub, is a Delaware corporation and a wholly owned subsidiary of INVO. In connection with the Merger, Merger Sub will merge with and into NAYA, with NAYA continuing as the surviving corporation and a wholly owned subsidiary of the Company.

NAYA Biosciences, Inc.

NAYA Biosciences, Inc., or NAYA, is a Delaware corporation aiming to develop and build a group of agile, disruptive, high-growth business segments dedicated to increasing patient access to life-transforming treatments in the areas of oncology, fertility, and regenerative medicine. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into NAYA, with NAYA continuing as the surviving corporation and a wholly owned subsidiary of INVO. Following the Merger, INVO will change its name to “NAYA Biosciences, Inc.” and NAYA will change its name to “NAYA Oncology, Inc.”

The Merger

The Merger Agreement

Pursuant to the Agreement and Plan of Merger, as amended from time to time, initially entered into on October 22, 2023, by and among INVO, Merger Sub, and NAYA Biosciences, Inc. (collectively, the “Merger Agreement”), upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into NAYA, with NAYA continuing as the surviving corporation and a wholly owned subsidiary of NAYA. At the effective time and as a result of the Merger, each share of Class A common stock, par value $0.000001 per share, of NAYA (“NAYA common stock”) outstanding immediately prior to the effective time of the Merger, other than certain excluded shares held by NAYA as treasury stock or owned by INVO or Merger Sub, will be converted into the right to receive 7.33333 (subject to adjustment as set forth in the Merger Agreement) shares of a newly designated series of common stock, par value $0.0001 per share, of INVO which shall be entitled to ten (10) votes per each share (“INVO Class B common stock”) for a total of approximately 18,150,000 shares of INVO.

Among key closing conditions, INVO must (1) obtain stockholder approval along with certain approvals from existing warrant holders, and (2) conduct a private sale of INVO’s preferred stock at a price per share of $5.00 per share, in a private offering resulting in amount equal to at least $2,000,000 of gross proceeds to INVO in the aggregate, plus an additional amount as may be required prior to closing of the Merger to be determined in good faith by the parties to adequately support INVO’s fertility business activities per an agreed forecast of INVO, as well as for a period of twelve (12) months post-Closing including a catch-up on INVO’s past due accrued payables still outstanding (the “Interim PIPE”). The initial $2,000,000 received from the Interim PIPE will be disbursed to INVO as follows:

●	$500,000 no later than December 29, 2023;
●	$500,000 no later than January 19, 2024;
●	$500,000 no later than February 2, 2024; and
●	$500,000 no later than February 16, 2024.

6

The initial $500,000 was disbursed to INVO on January 3, 2024. The merger target valuation is $12,373,780 for INVO and $90,750,000 for NAYA, based on a target stock price of $5.00 per share. Subject to the Interim PIPE, immediately following the closing of the Merger (but prior to the private offering), the equity holders of NAYA are expected to own approximately 88% of the outstanding common stock of the combined company while the equity holders of INVO are expected to own approximately 12% of the outstanding common stock of the combined company.

The Merger has been unanimously approved by the board of directors of each company.

Composition of INVO following the Merger

Following the Merger, INVO will consist of the combined business of each of NAYA and INVO prior to the Merger.

Reasons for the Merger

Following the Merger, INVO will focus on developmental programs aimed at providing innovative and transforming treatments in the areas of oncology, fertility, and regenerative medicine. INVO believe that following the Merger, it will have the following potential advantages:

●	The company, after the Merger, will be a publicly traded, clinical-stage biotechnology company focused on developing what it believes can be best-in-class therapies for the treatment of oncology, fertility, and regenerative medicine;
●	the company, after the Merger, will be led by an experienced senior management team from NAYA; and
●	proceeds from the Interim PIPE and the Closing PIPE (as defined below) that the parties seek to consummate prior to or concurrently with the Merger would provide funds for the company’s research and development and operating activities after the closing of the Merger (the “Closing”).

Merger Consideration and Exchange Ratio

The Exchange Ratio, initially established at 7.33333, is calculated by dividing (a) the product determined by multiplying (i) the total number of shares of INVO outstanding immediately prior to the Merger less the shares of INVO issued in the Interim PIPE and the Closing PIPE (as defined below) by (ii) the quotient obtained by dividing (A) $90,750,000, representing the enterprise value of NAYA (the “NAYA Equity Value”) by (B) $12,373,780, representing the initial enterprise value of INVO (subject to reduction in accordance with the Estimated Excessive Liabilities (as defined below)) (the “INVO Equity Value”) by (b) the total number of shares of NAYA outstanding immediately prior to the Merger. The Exchange Ratio will be adjusted to account for the Estimated Excessive Liabilities (as defined below).

Under the terms of the Merger Agreement, in addition to certain adjustments to account for the issuance of any additional common stock of INVO, as applicable, prior to the consummation of the Merger, the Exchange Ratio at the closing of the Merger may be adjusted if INVO’s liabilities as of the Closing, exceeds $5,000,000 (that excessive amount, the “Estimated Excessive Liabilities”). In such instance, the Exchange Ratio shall be adjusted as follows: (i) for purposes of adjusting and calculating the Exchange Ratio, the INVO Equity Value shall be reduced (on a two dollar-for-one dollar basis) to reflect the Estimated Excessive Liabilities, (ii) the INVO Allocation Percentage shall be proportionately reduced, and (iii) the about of consideration from the Merger received by the pre-Closing stockholders of the Company shall be proportionately increased based on such adjusted Exchange Ratio, such consideration from the Merger shall equal the product determined by multiplying (i) the product of the means the total number of shares of INVO outstanding immediately prior to the Closing less the INVO shares issued pursuant to the Closing PIPE divided by the INVO Allocation Percentage by (ii) the NAYA Allocation Percentage.

Based on the estimates set forth above, following the completion of the Merger, (a) current INVO stockholders are expected to own approximately 12% of the common stock of INVO and (b) NAYA stockholders are expected to own approximately 88% of the common stock of INVO, on a fully-diluted basis.

7

Summary of Material Terms of the Merger Agreement

This subsection of the proxy statement describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the business combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.

General Description of the Merger Agreement

On October 22, 2023, INVO Bioscience, Inc., a Nevada corporation, INVO Merger Sub Inc., a wholly owned subsidiary of the Company and a Delaware corporation, and NAYA Biosciences, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger, as amended on October 25, 2023 and December 27, 2023 (collectively, the “Merger Agreement”). Pursuant to the stipulated terms and conditions, NAYA will merge into Merger Sub, with Merger Sub continuing as the surviving entity post-merger. After the completion of the business combination, the NAYA securityholders will hold a specific portion of INVO’s common stock.

Conditions to Closing of the Business Combination

The completion of the Merger is subject to satisfaction or waiver of certain customary mutual closing conditions, including (1) the adoption of the Merger Agreement by INVO’s stockholders and NAYA’s stockholders, (2) the absence of any injunction or other order issued by a court of competent jurisdiction or applicable law or legal prohibition prohibiting or making illegal the consummation of the Merger, (3) the completion of due diligence, (4) the completion of the Interim PIPE, (5) the aggregate of the liabilities of INVO, excluding certain specified liabilities, shall not exceed $5,000,000, (6) the receipt of waivers from any and all holders of warrants (and any other similar instruments) to securities of the Company, with respect to any fundamental transaction rights such warrant holders may have under any such warrants, (7) the continued listing of INVO common stock on Nasdaq through the effective time of the Merger and the approval for listing on Nasdaq of the shares of INVO’s common stock to be issued in connection with the Merger and the Interim PIPE, (8) the effectiveness of a registration statement on Form S-4 to be filed by INVO pursuant to which the shares of INVO’s common stock to be issued in connection with the Merger will be registered with the SEC, and the absence of any stop order suspending such effectiveness or proceeding for the purpose of suspending such effectiveness being pending before or threatened by the SEC, and (9) INVO shall have received customary lock-up Agreement from INVO’s stockholders. The obligation of each party to consummate the Merger is also conditioned upon (1) the other party having performed in all material respects its obligations under the Merger Agreement and (2) the other party’s representations and warranties in the Merger Agreement being true and correct (subject to certain materiality qualifiers); provided, however, that these conditions, other than with respects to certain representations and warranties, will be deemed waived by INVO upon the closing of the interim private offering.

8

Representations and Warranties

Under the Merger Agreement, NAYA made customary representations and warranties relating to the following: organization and authority; authority and enforceability; non-contravention; subsidiaries; governmental authorities and consents; capitalization; financial statements; indebtedness; undisclosed liabilities; litigation and proceedings; compliance with laws and permits; contracts; real property; title to assets and condition and sufficiency; employee benefits; labor and employment; taxes; intellectual property; insurance; absence of changes; interested party transactions; change of control payments; information supplied; brokers’ fees; and disclaimer of warranties.

Under the Merger Agreement, INVO and Merger Sub made customary representations and warranties relating to the following: organization and authority; authorization and enforceability; noncontravention; litigation and proceedings; governmental authorities and consents; financial ability and the trust account; brokers’ fees; solvency; SEC reports and financial statements; business activities; this proxy statemen; capitalization; status as a reporting company; Nasdaq listing matters; compliance with the Sarbanes-Oxley Act of 2002; the Investment Company Act of 1940, as amended; takeover provisions; market manipulation; disagreements with accountants and lawyers; DTC status; Section 368 of the Code; and disclaimer of warranties.

Covenants of the Parent and Merger Sub

In the Merger Agreement, INVO made certain covenants to NAYA, including that shall conduct its business in the ordinary course, it will ensure the payment of any consideration from the Merger to the NAYA’s stockholders in accordance with the terms of the Merger Agreement, INVO and Merger Sub shall have sufficient funds available to meet their financial obligations arising from the Merger Agreement, INVO and Merger Sub shall execute and deliver any additional documents necessary to effect the transactions contemplated by this Agreement.

Each of INVO and NAYA made certain mutual covenants under the Merger Agreement, including using commercially reasonable efforts to ensure that each of their businesses continues to be conducted in the ordinary course; the parties shall provide each other’s representatives with reasonable access to information; neither party shall solicit, initiate, or encourage takeover proposals, amend or grant waivers under standstill agreements, or enter into any acquisition agreements; each party will conduct a stockholder meeting of their respective stockholders to approve any items under the Merger Agreement; both parties will agree on public releases, statements, and announcements, with exceptions for legal and regulatory requirements; the parties shall take steps to qualify the Merger as a “reorganization” under Section 368(a) of the Code; both parties shall conduct and control the settlement and defense of stockholder litigation, consulting with each other in defense and settlement; and the parties shall allow for the preparation and filing of SEC Form S-4.

Survival of Representations and Warranties; Indemnification

None of the representations, warranties, covenants, and agreements in the Merger Agreement or in any instrument, document, or certificate delivered pursuant to the Merger Agreement will survive the Closing and will expire at the Closing, except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part after the Effective Time and then only to such extent.

INVO and NAYA have agreed to customary indemnification obligations with respect to any individual who, at or prior to the Closing, was a director, officer, employee or agent of NAYA, or who, at the request of NAYA, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise.

Termination

The Merger Agreement contains termination rights for each of INVO and NAYA, including, among others: (1) if the consummation of the Merger does not occur on or before April 30, 2024 (the “End Date”), except that any party whose material breach of the Merger Agreement caused or was the primary contributing factor that resulted in the failure of the Merger to be consummated on or before the End Date, (2) if any governmental authority has enacted any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, and (3) if the required vote of the stockholders of either INVO or NAYA has not been obtained. The Merger Agreement contains additional termination rights for NAYA, including, among others: (1) if INVO materially breaches its non-solicitation obligations or fails to take all action necessary to hold a stockholder meeting to approve the transactions contemplated by the Merger Agreement, (2) if the aggregate of the liabilities of INVO, excluding certain specified liabilities, exceed $5,000,000, , (3) if NAYA determines that INVO has experienced a material adverse effect, or (4) INVO material breaches any representation, warranty, covenant, or agreement such that the conditions to closing would not be satisfied and such breach is incapable of being cured, unless such breach is caused by NAYA’s failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the closing.

9

If all of NAYA’s conditions to closing conditions are satisfied or waived and NAYA fails to consummate the Merger, NAYA would be required to pay INVO a termination fee of $1,000,000. If all of INVO’s conditions to closing conditions are satisfied or waived and INVO fails to consummate the Merger, INVO would be required to pay NAYA a termination fee of $1,000,000.

Interim PIPE

The Merger Agreement obligates NAYA to consummate the Interim PIPE prior to the Closing in amount equal to at least $2,000,000 of gross proceeds to INVO in the aggregate, plus an additional amount as may be required prior to closing of the Merger to be determined in good faith by the parties to adequately support INVO’s fertility business activities per an agreed forecast of INVO, as well as for a period of twelve (12) months post-Closing including a catch-up on INVO’s past due accrued payables still outstanding. The initial $2,000,000 received from the Initial PIPE will be disbursed to INVO as follows:

●	$500,000 no later than December 29, 2023;
●	$500,000 no later than January 19, 2024;
●	$500,000 no later than February 2, 2024; and
●	$500,000 no later than February 16, 2024 (collectively, the “Minimum Interim PIPE Schedule”).

The initial $500,000 was disbursed to INVO on January 3, 2024.

Securities Purchase Agreement

On December 29, 2023, NAYA and INVO entered into a securities purchase agreement (the “SPA”) for NAYA’s purchase of 1,000,000 shares of INVO’s Series A Preferred Stock at a purchase price of $5.00 per share. The parties agreed that NAYA’s purchases will be made in tranches in accordance with the Minimum Interim PIPE Schedule.  The SPA contains customary representations, warranties and covenants of INVO and NAYA.

Closing PIPE

The Merger Agreement obligates INVO to use their commercially reasonable efforts to consummate a sale of its common stock prior to Closing from third-party investors at a target price of $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to INVO’s stock) in a private offering resulting in sufficient cash available for INVO for a one year of operations, as is estimated by NAYA.

Share Exchange Agreement

On November 19, 2023, INVO entered into a share exchange agreement (the “Share Exchange Agreement”) with Cytovia Therapeutics Holdings, Inc., a Delaware corporation (“Cytovia”) for Cytovia’s acquisition of 1,200,000 shares of INVO’s Series B Preferred Stock in exchange for 163,637 shares of NAYA’s common stock held by Cytovia valued at $6,000,000.  On November 20, 2023, INVO and Cytovia closed on the exchange of shares.

Sale of Debentures

On January 3, 2024, NAYA entered into a Securities Purchase Agreement (“SPA”), pursuant to which it sold a Senior Secured Debenture (the “Debenture”) in the principal amount of $3,000,000 (the “Principal Amount”), to an accredited investor (the “Investor”). The Debenture accrues interest at 7% per annum, throughout the term of the Debenture, which has a maturity date of the earlier of (i) April 30, 2024 and (ii) the date of the completion of the Merger under the Merger Agreement. Interest on the Debenture is paid monthly on the first business day of every month. NAYA may redeem the Debenture upon 10 days’ notice to the Investor (the “Redemption”). Upon any repayment or Redemption, NAYA will also pay an exit fee equal to 100% of the Principal Amount of the Debenture.

The Debenture provides for certain negative covenants, including restrictions relating to amending NAYA’s certificate of incorporation and bylaws, incurring or repayment of indebtedness, and payment of cash dividends without the consent of the Investor. The Debenture also contains customary events of default, in certain cases subject to periods to cure. Upon the occurrence and continuance of an event of default, the Investor may declare the outstanding amount due and payable and exercise other rights and remedies including a default interest rate of 15% or the maximum rate permitted by law.

The Debenture is secured by a lien on all NAYA’s assets. In addition, NAYA’s shareholder, Cytovia Therapeutics Holdings Inc., or Cytovia, agreed to guarantee the obligations of NAYA (the “Guarantee”), provided that such Guarantee is limited to the 1,200,000 Preferred B shares of INVO that it owns. To secure this guarantee, Cytovia has also entered into a Pledge Agreement which pledges these shares to the Investor.

In connection with the SPA, NAYA issued 42,618 shares of common stock to the Investor. If such shares will represent less than 1.5% of INVO immediately after the completion of the Merger and INVO will issue additional shares to bring it up to 1.5% as soon as possible after the consummation of the Merger. For the purposes of this calculation shares issued pursuant to the Interim PIPE shall not be deemed to be issued.

If the Debenture is not repaid on the date of the closing of the Merger under the Merger Agreement, (i) INVO, after the closing of the Merger, will be required to become a party to the SPA and, subject to INVO’s pre-existing loan agreements, will replace the Debenture issued by NAYA with a new debenture between INVO and the Investor (the “INVO Debenture”), (ii) each of the subsidiaries of INVO will be required to enter into subsidiary guarantees and (iii) INVO will be required to enter into a Registration Rights Agreement.

The INVO Debenture will contain all terms of the Debenture issued by NAYA with each of the following additions or changes:

●	the exit fee for payment or redemption will be increased to 200% of the Principal Amount of the INVO Debenture.
●	all or part of the INVO Debenture would be convertible by the holder of the INVO Debenture into shares of INVO common stock at a conversion price equal to 135% of the lesser of (a) the price per share at in the Interim Pipe and (b) the closing price of INVO’s common stock on the trading day immediately prior to the closing of the Merger. The conversion shall be limited to 4.99% of the outstanding shares of INVO Common Stock, provided that the holder of the INVO Debenture may increase this limit to 9.99% upon notice to INVO.
●	INVO Debenture will contain antidilution protection and rights to participate in future financing transactions.
●	if INVO or its subsidiaries raise more than $3,000,000 in equity or debt financing, the holder of the INVO Debenture can require INVO to apply one third of such gross proceeds towards the redemption of the INVO Debenture.
●	if the INVO Debenture remains unpaid nine months after its original issue date, there shall be monthly Redemption of 11.11% of the Principal Amount in cash, provided that the holder of the INVO Debenture can instead choose to convert such monthly amount due to INVO Common Stock at the conversion price provided above.

The financing was completed through a debt placement to one accredited investor in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder. The Debenture and the shares of common stock issuable upon conversion of the Debenture have not been registered under the Securities Act or any state securities laws. Unless so registered, such securities may not be offered or sold absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

10

Material U.S. Federal Income Tax Consequences of the Merger

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and/or a non-taxable exchange of shares of NAYA common stock for shares of INVO common stock within the meaning of Section 351(a) of the Code, and a NAYA U.S. holder will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of INVO common stock in exchange for shares of NAYA common stock in the Merger.

However, NAYA has not sought and does not intend to seek a ruling from the U.S. Internal Revenue Service, or IRS, regarding the intended tax treatment of the Merger. Consequently, there can be no assurance that the IRS will not challenge the intended tax treatment of the Merger and, if challenged, that a court would not sustain the IRS’ position.

If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code or a non-taxable exchange of shares of NAYA common stock for shares of INVO common stock within the meaning of Section 351(a) of the Code, then each NAYA U.S. holder would recognize gain or loss upon the exchange of shares of NAYA common stock for INVO common stock in the Merger equal to the difference between the fair market value of the shares of INVO common stock received in exchange for the shares of NAYA common stock and such NAYA U.S. holder’s adjusted tax basis in the shares of NAYA common stock surrendered.

Because the INVO stockholders will not sell, exchange, or dispose of any shares of INVO common stock in the Merger, there will be no material U.S. federal income tax consequences to INVO stockholders upon consummation of the Merger.

See the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 of this proxy statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the Merger to INVO U.S. holders.

The Special Meeting

A meeting of the INVO stockholders will be held on             , 2024 at 12 p.m. Eastern Time at [—] (which is referred to in this document as the “Special Meeting”).

Proposals

At the Special Meeting, INVO stockholders will be asked to consider and vote on:

●	The Merger Proposal;

●	The Change of Control Proposal;

●	The Amendment to the Articles Proposal;

●	The Directors Election;

●	The Stock Plan Increase Proposal;

●	The Series A Amendment Proposal; and

●	The Series B Amendment Proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only INVO stockholders of record at the close of business on [—], 2024 will be entitled to vote at the Special Meeting. On the record date, there were [—] shares of INVO common stock outstanding and entitled to vote. Each share of INVO common stock outstanding as of the record date will be entitled to one vote on each proposal and any other matter properly coming before the Special Meeting.

Stock Ownership and Voting by INVO Directors and Officers

As of the Record Date, INVO executive officers and directors, together with the stockholders with which certain of INVO directors or executive officers are affiliated or associated, had the right to vote approximately [—] shares of INVO common stock, representing approximately [—]% of INVO common stock then outstanding and entitled to vote at the Special Meeting.

Management Following the Closing of the Merger

Immediately following the Merger, the executive management team of INVO is expected to be composed of the members of the NAYA’s executive management team prior to the Merger, as set forth below:

Name	Title
Daniel Teper	Chief Executive Officer
Seline Miller	Chief Financial Officer

Immediately following the Merger, the board of directors of INVO is expected to be as set forth below:

Name	Title
Daniel Teper	Chairman
Peter Kash	Director
Lyn Falconio	Director
Prakash Raman	Director
Gilles Seydoux	Director
Mark Rothera	Director
Patrick Tricoli	Director
Steven Shum	Director
Laurent Audoly	Director

11

Summary of Risk Factors

This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Merger

●	If the parties are unable to consummate the Closing PIPE and the Merger closes, the combined company may be inadequately capitalized upon the closing of the Merger, in which case the combined company would need to raise additional capital. Such capital may not be available to the combined company on terms acceptable to the combined company, or at all.
●	Because the price of INVO’s common stock has fluctuated and will continue to fluctuate, INVO’s stockholders cannot be certain, at the time they vote on the Merger, of the value of the Merger consideration they will receive or the value of the INVO common stock they will give up.
●	After completion of the Merger, INVO stockholders will have a significantly lower ownership and voting interest in INVO (or NAYA following the Merger) than they currently have in INVO, and will exercise less influence over management.
●	The Merger may be completed on terms different than those contained in the Merger Agreement.
●	The market price of INVO common stock after the Merger may be affected by factors different from those affecting the market price of INVO common stock currently.
●	Following the Merger, the composition of directors and officers of INVO will be different than the composition of the current INVO directors and officers.

Risks Related to INVO

●	We will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate operations.
●	Our financial situation creates doubt whether we will continue as a going concern.
●	Even if we can raise additional funding, we may be required to do so on terms that are dilutive to you.
●	We may not be able to successfully integrate the Wisconsin Fertility Institute into INVO Bioscience and achieve the benefits expected to result from the acquisition.
●	If we fail to make the required $7.5 million in additional payments for the Wisconsin Fertility acquisition, our business would be adversely affected.
●	We may incur debt financing to provide the cash proceeds necessary to acquire the Wisconsin Fertility Institute. If we were unable to service any such debt, our business would be adversely affected.
●	Our business has posted net operating losses, has a limited operating history, and needs additional capital to grow and finance its operations.
●	Our existing INVO Centers were established as joint ventures with medical partners. Future INVO Centers may also be established as joint ventures. These joint ventures will be important to our business. If we are unable to maintain any of these joint ventures, or if they are not successful, our business could be adversely affected.
●	Our business is subject to significant competition.
●	We are subject to risks associated with doing business globally.
●	We need to manage growth in operations, and we may not be successful in implementing our growth strategy.
●	Our products incorporate intellectual property rights developed by us that may be difficult to protect or may be found to infringe on the rights of others.
●	We may be forced to defend our intellectual property rights from infringement through expensive legal action.
●	We face potential liability as a provider of a medical device. These risks may be heightened in the area of artificial reproduction.
●	We may not be able to develop or continue our business if we fail to retain key personnel.
●	We are subject to significant domestic and international governmental regulations.
●	The FDA regulatory review process is expensive, time-consuming and uncertain, and the failure to obtain and maintain required regulatory clearances and approvals could prevent us from commercializing our products.
●	We are subject to continuing regulation by the FDA, and failure to comply may materially harm our business.
●	Our products are generally subject to regulatory requirements in foreign countries in which we sell those products. We will be required to expend significant resources to obtain regulatory approvals or clearances of our products, and there may be delays and uncertainty in obtaining those approvals or clearances.
●	If third-party payers do not provide adequate coverage and reimbursement for INVOcell and the IVC procedure, we may be unable to generate significant revenue.

12

●	We are subject to risks relating to federal and state healthcare fraud, waste, and abuse laws.
●	We are subject to requirements of the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH Act”), and related implementing regulations (together, “HIPAA”), and failure to comply, including through a breach of protected health information (“PHI”) could materially harm our business.
●	We have been notified by Nasdaq that the Company will be subject to Mandatory Panel Monitoring until November 22, 2024. During this period, if the Company does not maintain compliance with the Equity rule, then we will not be permitted additional time to regain compliance and would be delisted.
●	The significant number of common shares registered for resale pursuant to the registration statements described under Recent Developments in Item 1, could adversely affect the trading price of our common shares.
●	Our shares of common stock are thinly traded, and the price may not reflect our value; there can be no assurance that there will be an active market for our shares now or in the future.
●	We do not expect to pay any dividends to shareholders.
●	Our revenue and operating results could fluctuate significantly from quarter to quarter, which may cause our stock price to decline.
●	We may have difficulty raising the necessary capital to fund operations and the Wisconsin Fertility acquisition because of the thin market and market price volatility for our shares of common stock.
●	Shareholders may be diluted significantly through our efforts to obtain financing and from issuance of additional shares of our common stock, including such issuances of shares for services.
●	Failure to comply with internal control attestation requirements could lead to loss of public confidence in our consolidated financial statements and negatively impact our stock price.

Risks Related to NAYA

●	We are a pre-revenue company and we rely exclusively on external financing. We will need to raise substantial additional financing to fund our operations and continue the development of our product candidates until such time as we achieve revenues.
●	We are highly dependent on our strategic relationships and collaborations and any termination or loss of significant rights under such arrangements with our strategic partners could seriously harm our business.
●	Clinical development involves a lengthy and expensive process with an uncertain outcome, and we may encounter substantial delays due to a variety of reasons outside our control.
●	The manufacture and distribution of our iPSC-derived cell product candidates is complex and subject to a multitude of risks.
●	If we are unable to successfully commercialize our other product candidates for which we receive regulatory approval, or experience significant delays in doing so, our business will be materially harmed.
●	We are highly dependent on our strategic relationships and collaborations and any termination or loss of significant rights under such arrangements with our strategic partners could seriously harm our business.
●	If any patent protection we obtain is not sufficiently robust, our competitors could develop and commercialize products and technology similar or identical to ours.
●	If our stock price fluctuates after the offering, you could lose a significant part of your investment.

13

INVO BIOSCIENCE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NAYA Biosciences, Inc. Merger

On October 22, 2023, the Company, INVO Merger Sub Inc., a wholly owned subsidiary of the Company and a Delaware corporation (“Merger Sub”), and NAYA Biosciences, Inc., a Delaware corporation (“NAYA”), entered into an Agreement and Plan of Merger, as amended on October 25, 2023 (the “Merger Agreement”).

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge (the “Merger”) with and into NAYA, with NAYA continuing as the surviving corporation and a wholly owned subsidiary of the Company.

At the effective time and as a result of the Merger, each share of Class A common stock, par value $0.000001 per share, of NAYA (the “NAYA common stock”) outstanding immediately prior to the effective time of the Merger, other than certain excluded shares held by NAYA as treasury stock or owned by the Company or Merger Sub, will be converted into the right to receive 7.33333 (subject to adjustment as set forth in the Merger Agreement) shares of a newly designated series of common stock, par value $0.0001 per share, of the Company which shall be entitled to ten (10) votes per each share (“Company Class B common stock”) for a total of approximately 18,150,000 shares of the Company (together with cash proceeds from the sale of fractional shares, the “Merger Consideration”).

Immediately following the effective time of the Merger, Dr. Daniel Teper, NAYA’s current chairman and chief executive officer, will be named chairman and chief executive officer of the Company, and the board of directors will be comprised of at least seven (7) directors, of which (i) one shall be Steven Shum, the Company’s current chief executive officer, and (ii) six shall be identified by NAYA, of which four (4) shall be independent directors.

The completion of the Merger is subject to satisfaction or waiver of certain customary mutual closing conditions, including (1) the adoption of the Merger Agreement by the stockholders of the Company and NAYA, (2) the absence of any injunction or other order issued by a court of competent jurisdiction or applicable law or legal prohibition prohibiting or making illegal the consummation of the Merger, (3) the completion of due diligence, (4) the completion of the Interim PIPE, (5) the aggregate of the liabilities of the Company, excluding certain specified liabilities, shall not exceed $5,000,000, (6) the receipt of waivers from any and all holders of warrants (and any other similar instruments) to securities of the Company, with respect to any fundamental transaction rights such warrant holders may have under any such warrants, (7) the continued listing of the Company common stock on NASDAQ through the effective time of the Merger and the approval for listing on NASDAQ of the shares of the Company common stock to be issued in connection with the Merger, the interim private offering, and a private offering of shares of Company common stock at a target price of $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Company common stock) resulting in sufficient cash available for the Company for one year of operations, as estimated by NAYA, (the “Closing PIPE”) (8) the effectiveness of a registration statement on Form S-4 to be filed by the Company pursuant to which the shares of Company common stock to be issued in connection with the Merger will be registered with the SEC, and the absence of any stop order suspending such effectiveness or proceeding for the purpose of suspending such effectiveness being pending before or threatened by the SEC, and (9) the Company shall have received customary lock-up Agreement from certain Company stockholders. The obligation of each party to consummate the Merger is also conditioned upon (1) the other party having performed in all material respects its obligations under the Merger Agreement and (2) the other party’s representations and warranties in the Merger Agreement being true and correct (subject to certain materiality qualifiers); provided, however, that these conditions, other than with respects to certain representations and warranties, will be deemed waived by the Company upon the closing of the interim private offering.

14

The Merger Agreement contains termination rights for each of the Company and NAYA, including, among others: (1) if the consummation of the Merger does not occur on or before April 30, 2024 (the “End Date”), except that any party whose material breach of the Merger Agreement caused or was the primary contributing factor that resulted in the failure of the Merger to be consummated on or before the End Date, (2) if any governmental authority has enacted any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, and (3) if the required vote of the stockholders of either the Company or NAYA has not been obtained. The Merger Agreement contains additional termination rights for NAYA, including, among others: (1) if the Company materially breaches its non-solicitation obligations or fails to take all action necessary to hold a stockholder meeting to approve the transactions contemplated by the Merger Agreement, (2) if the aggregate of the liabilities of the Company, excluding certain specified liabilities, exceed $5,000,000, (3) if NAYA determines that the due diligence contingency will not be satisfied by October 26, 2023, (4) if NAYA determines that the Company has experienced a material adverse effect, or (5) the Company material breaches any representation, warranty, covenant, or agreement such that the conditions to closing would not be satisfied and such breach is incapable of being cured, unless such breach is caused by NAYA’s failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the closing.

If all of NAYA’s conditions to closing are satisfied or waived and NAYA fails to consummate the Merger, NAYA would be required to pay the Company a termination fee of $1,000,000. If all of the Company’s conditions to closing conditions are satisfied or waived and the Company fails to consummate the Merger, the Company would be required to pay NAYA a termination fee of $1,000,000.

Following the Merger, NAYA plans to operate in three sectors focused on the following: (a) increasing patient access to life-transforming treatments in oncology (“NAYA Oncology”); (b) fertility; and (c) regenerative medicine.

NAYA Oncology has acquired two clinical-stage bispecific antibody assets for the treatment of Hepatocellular Carcinoma and Multiple Myeloma from Cytovia Therapeutics (“Cytovia”), a biopharmaceutical company focused on immune cell engager bispecific antibodies and gene-edited cell therapeutics, for a consideration in cash and shares at an agreed price of $5 in the merged company.

Under the terms of the Merger Agreement, pending approval of the transaction by INVO’s, Cytovia’s, and NAYA’s stockholders and subject to key closing conditions, INVO will acquire 100% of the outstanding equity interests in NAYA by means of a reverse triangular merger, pursuant to which INVO will issue to NAYA more than eighty percent (80%) of its common stock, effectively resulting in a change of control.

Wisconsin Fertility Institute Acquisition

On August 10, 2023, INVO, through Wood Violet Fertility LLC, a Delaware limited liability company (“Buyer”) and wholly owned subsidiary of INVO Centers LLC, consummated its acquisition of Wisconsin Fertility Institute (“WFI”) for a combined purchase price of $10 million, of which $2.5 million was paid on the closing date (net cash paid was $2,150,000 after a $350,000 holdback) plus assumption of the inter-company loan owed by WFRSA (as defined below) in the amount of $528,756. The remaining three installments of $2.5 million each will be paid on the subsequent three anniversaries of closing. The sellers have the option to take all or a portion of the final three installments in shares of INVO common stock valued at $125.00, $181.80, and $285.80, for the second, third, and final installments, respectively.

WFI is comprised of (a) a medical practice, Wisconsin Fertility and Reproductive Surgery Associates, S.C., a Wisconsin professional service corporation d/b/a Wisconsin Fertility Institute (“WFRSA”), and (b) a laboratory services company, Fertility Labs of Wisconsin, LLC, a Wisconsin limited liability company (“FLOW”). WFRSA owns, operates and manages WFI’s fertility practice that provides direct treatment to patients focused on fertility, gynecology and obstetrics care and surgical procedures, and employs physicians and other healthcare providers to deliver such services and procedures. FLOW provides WFRSA with related laboratory services.

INVO purchased the non-medical assets of WFRSA and one hundred percent of FLOW’s membership interests. The Buyer and WFRSA entered into a management services agreement pursuant to which WFRSA outsourced all its non-medical activities to the Buyer.

15

Pro Forma Financial Statements

The following unaudited pro forma condensed combined financial statements are based on the INVO’s historical consolidated financial statements, the historical combined financial statements of WFRSA and FLOW (together “WFI”) and the historical financial statements of NAYA as adjusted to give effect to the WFI Acquisition and the NAYA Merger and related financing transactions. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 give effect to these transactions as if they had occurred on January 1, 2022. The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to these transactions as if they had occurred on September 30, 2023.

The unaudited pro forma combined balance sheet and unaudited combined statement of operations are presented for informational purposes only and do not purport to be indicative of the combined financial condition that would have resulted if the acquisition would have occurred on January 1, 2022.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. Differences between these preliminary estimates and the final acquisition accounting are likely to occur and these differences could be material as compared to the accompanying unaudited pro forma condensed combined financial statements and the combined companies’ future results of operations and financial position. The actual amounts recorded as of the completion of the NAYA Merger may also differ materially from the information presented in these unaudited condensed combined pro forma financial statements as a result of, among other factors, the amount of capital raised in the Interim PIPE or the Closing PIPE, the amount of cash used in the Company’s operations between the signing of the Merger Agreement and the closing of the NAYA Merger; the timing of closing of the NAYA Merger; changes in the fair value of the Company’s common stock; and other changes in the Company’s or NAYA’s assets and liabilities that occur prior to the completion of the NAYA Merger.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the companies, if any. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for informational purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had the Company and NAYA been a combined company during the specified periods. The actual results reported in periods following the NAYA Merger are expected to differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein.

The unaudited pro forma condensed combined financial statements should be read together with INVO’s historical financial statements, which are included in INVO’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, WFI’s historical financial statements, which were previously filed on Form 8-K dated August 11, 2023 and for the second quarter of 2023, included in this proxy statement, and NAYA’s historical financial statements which are included in this proxy statement.

16

INVO BIOSCIENCE, INC.

PRO FORMA COMBINED BALANCE SHEET

(UNAUDITED)

AS OF SEPTEMBER 30, 2023

	INVO September 30, 2023	NAYA September 30, 2023	Pro Forma Adjustments		Pro Forma Balances

ASSETS
Current assets
Cash	$1,055,544	$8,112	$16,000,000	(a)	$17,063,656
Accounts receivable, net	116,781	-	-		116,781
Inventory	254,220	-	-		254,220
Prepaid expenses and other current assets	365,227	174,531	-		539,758
Total current assets	1,791,772	182,643	16,000,000		17,974,415
Property and equipment, net	772,447	-	-		772,447
Lease right of use	5,858,042	-			5,858,042
Intangible assets	1,750,000	-	-		1,750,000
Goodwill	8,224,708	-	2,742,865	(b)	10,967,573
Investment in joint ventures	1,079,202	-	-		1,079,202
Total assets	$19,476,171	$182,643	$18,742,865		$38,401,679
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,851,783	$2,843,241	$-		4,695,024
Accrued compensation	590,598	-	-		590,598
Notes payable	822,574	-	-		822,574
Notes payable, related party	880,000	-	-		880,000
Deferred revenue, current portion	229,921	-	-		229,921
Lease liability, current portion	385,836	-	-		385,836
Other current liabilities	123,432	-	-		123,432
Total current liabilities	4,884,144	2,843,241	-		7,727,385
Notes payable, net of current portion	1,095,000	195,802	-		1,290,802
Lease liability, net of current portion	5,622,279	-	-		5,622,279
Deferred tax liability	1,949	-	-		1,949
Other long-term liabilities	7,500,000	6,000,000	-		13,500,000
Total liabilities	19,103,372	9,039,043	-		28,142,415

Stockholders’ equity
Common stock	247	1	2,135	(c)	2,383
Additional paid-in capital	56,195,915	7,597,185	(37,082,633	)(c)	26,710,467
Accumulated deficit	(55,823,363)	(16,453,586)	55,823,363	(c)	(16,453,586)
Total stockholders’ equity	372,799	(8,856,400)	18,742,865		10,259,264
Total liabilities and stockholders’ equity	$19,476,171	$182,643	$18,742,865		38,401,679

17

INVO BIOSCIENCE, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

	INVO Sept 30, 2023	WFI For the period January 1, 2023 thru August 9, 2023	Pro Forma Adjustments	Pro Forma as Adjusted Sept 30, 2023	NAYA Sept 30, 2023	Pro Forma Adjustments	Pro Forma Combined Sept 30, 2023
Revenue:
Clinic revenue	$551,745	$3,207,596	$-	$3,759,341	$-	$-	$3,759,341
Product revenue	112,182	-	-	112,182	-	-	112,182
Total revenue	663,927	3,207,596	-	3,871,523	-	-	3,871,523
Operating expenses:
Cost of revenue	466,719	1,558,041	-	2,024,760	-	-	2,024,760
Selling, general and administrative	4,373,443	726,763	-	5,100,206	240,759	-	5,340,965
Research and development	157,370	-	-	157,370	473,777	-	631,147
Depreciation and amortization	38,792	10,299	-	49,091	-	-	49,091
Total operating expenses	5,036,324	2,295,103	-	7,331,427	714,536	-	8,045,963
Income (loss) from operations	(4,372,397)	912,493	-	(3,459,904)	(714,536)	-	(4,174,440)
Other income (expense):
Loss from equity method investment	(23,947)	-	-	(23,947)	-	-	(23,947)
Interest income – related party	-	-	-	-	1,035	-	1,035
Interest expense	(391,781)	(47)	-	(391,828)	-	-	(391,828)
Foreign currency exchange loss	(400)	-	-	(400)	-	-	(400)
Total other income (expense)	(416,128)	(47)	-	(416,175)	1,035	-	(415,140)
Income (loss) before income taxes	(4,788,525)	912,446	-	(3,876,079)	(713,501)	-	(4,589,580)
Income taxes	2,865	1,046	-	3,911	-	-	3,911
Net income (loss)	$(4,791,390)	$911,400	$-	$(3,879,990)	$(713,501)	$-	$(4,593,491)

Net loss per common share:
Basic	$(7.07)			$(5.73)			$(6.78)
Diluted	$(7.07)			$(5.73)			$(6.78)
Weighted average number of common shares outstanding:
Basic	677,684			677,684			677,684
Diluted	677,684			677,684			677,684

18

INVO BIOSCIENCE, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2022

	INVO	WFI		Pro Forma As Adjusted	NAYA		Pro Forma Combined
	December 31, 2022	December 31, 2022	Pro Forma Adjustments	December 31, 2022	December 31, 2022	Pro Forma Adjustments	December 31, 2022
Revenue:
Clinic revenue	$614,854	$5,379,675	$-	$5,994,529	$-	$-	$5,994,529
Product revenue	207,342	-	-	207,342	-	-	207,342
Total revenue	822,196	5,379,675	-	6,201,871	-	-	6,201,871
Operating expenses
Cost of revenue	850,770	2,284,922	-	3,135,692	-	-	3,135,692
Selling, general and administrative	9,976,563	1,243,773	-	11,220,336	1,249,313	-	12,469,649
Research and development	544,043		-	544,043	8,250,835	-	8,794,878
Depreciation and amortization	77,301	13,953	-	91,254	-	-	91,254
Total operating expenses	11,448,677	3,542,648	-	14,991,325	9,500,148	-	24,491,473
Loss from operations	(10,626,481)	1,837,027	-	(8,789,454)	(9,500,148)	-	(18,289,602)
Other income (expense):
Loss from equity method investment	(200,558)		-	(200,558)	-	-	(200,558)
Interest income	308	904	-	1,212	-	-	1,212
Interest expense	(59,445)	(238)	-	(59,683)	-	-	(59,683)
Foreign currency exchange loss	(3,463)		-	(3,463)	-	-	(3,463)
Total other income (expense )	(263,158)	666	-	(262,492)	-	-	(262,492)
Loss before income taxes	(10,889,639)	1,837,693	-	(9,051,946)	(9,500,148)	-	(18,552,094)
Provision for income taxes	2,872	153,286	-	156,158		-	156,158
Net loss	(10,892,511)	1,684,407	-	(9,208,104)	(9,500,148)	-	(18,708,282)

Net loss per common share:
Basic	$(17.97)	$-	$-	$(15.19)	$-	$-	$(30.87)
Diluted	$(17.97)	$-	$-	$(15.19)	$-	$-	$(30.87)
Weighted average number of common shares outstanding:
Basic	606,130	-	-	606,130	-	-	606,130
Diluted	606,130	-	-	606,130	-	-	606,130

19

INVO BIOSCIENCE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of presentation

The WFI Acquisition was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of WFI’s assets acquired and liabilities assumed and conformed the accounting policies of WFI to its own policies. The WFI Acquisition closed on August 10, 2023. The consummated acquisition is included in INVO’s balance sheet as of September 30, 2023 and WFI’s financial results from August 10, 2023 through September 30, 2023 are included in INVO’s statement of operations. WFI’s financial results from January 1, 2023 until the closing date of August 10, 2023 are included on a pro forma basis.

The NAYA Merger will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. NAYA has been identified as the acquirer for accounting purposes and as such will record the assets acquired and liabilities assumed of the Company at their fair values as of the acquisition date.

Note 2 – Calculation of purchase consideration and preliminary purchase price allocation

The following table summarizes the estimated fair value of purchase consideration that will be transferred on the Closing Date of the NAYA Merger:

Estimated number of shares to be owned by INVO shareholders	2,492,531
Estimated fair value per share of INVO common stock	$1.25
Estimated purchase price	$3,115,664

The Company has performed a preliminary valuation analysis of the fair market value of INVO’s assets and liabilities. The following table summarizes the preliminary allocation of the purchase price as of September 30, 2023:

Cash	$1,055,544
Accounts receivable	116,781
Inventory	254,220
Prepaid expenses and other current assets	365,227
Property and equipment	772,447
Lease right of use	5,858,042
Intangible assets	1,750,000
Investment in joint ventures	1,079,202
Goodwill	10,967,573
Accounts payable and accrued expenses	(1,851,783)
Accrued compensation	(590,598)
Notes payable	(2,797,574)
Deferred revenue, current portion	(229,921)
Lease liabilities	(6,008,115)
Deferred tax liability	(1,949)
Other liabilities	(7,623,432)
Total consideration	$3,115,664

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet and income statements. The final purchase price allocation will be determined when the Company has completed all detailed valuations and necessary calculations, which are expected to be finalized within twelve months of the closing of the NAYA Merger. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (i) changes in identifiable net assets, (ii) changes in fair values of property and equipment, intangible assets, investments and goodwill, and (iii) other changes to assets and liabilities.

Note 3 – Pro forma adjustments

The pro forma adjustments are based on the INVO’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial statements:

(a) Represents the estimated proceeds of $2,000,000 for the Interim PIPE and $14,000,000 for the Closing PIPE. $6,000,000 of the proceeds from the Closing PIPE may be used to repay NAYA’s Debenture.

(b) Represents the preliminary goodwill associated with the NAYA Merger as presented in Note 2. Goodwill represents the estimate of the excess of the purchase price over the fair value of the assets acquired and liabilities assumed.

(c) Represents preliminary adjustments to eliminate NAYA’s equity balances and for equity issuances related to the Interim PIPE, Closing PIPE and NAYA Merger consideration.

	Interim PIPE	Closing PIPE	NAYA merger consideration	INVO equity elimination
Common stock	40	280	1,815	-
Additional paid-in capital	1,999,960	13,999,720	3,113,849	(56,196,162)
Accumulated deficit	-	-	-	55,823,363

20

MARKET PRICE AND DIVIDEND INFORMATION

INVO Bioscience, Inc.’s common stock is listed on The Nasdaq Global Market under the symbol “INVO.” The following table presents, for the periods indicated, the range of high and low per share sales prices for our common stock as reported on The Nasdaq Global Market for each of the periods set forth below. NAYA is a private company and its common stock and preferred stock are not publicly traded.

The closing price of our common stock on October 20, 2023, the last trading day prior to the public announcement of the Merger, was $0.54 per share, and the closing price of our common stock on [●], 2024 was $[●] per share, in each case as reported on The Nasdaq Stock Market.

Because the market price of our common stock is subject to fluctuation, the market value of the shares of INVO’s common stock that NAYA’s stockholders will be entitled to receive in the Merger may increase or decrease.

Assuming a successful application for initial listing with The Nasdaq Stock Market, following the completion of the Merger, our common stock will be listed on The Nasdaq Stock Market, and it is anticipated that will trade under the company’s new name, “NAYA Biosciences, Inc.” and a new trading symbol, “NAYA.”

As of          , 2024, there were           registered holders of our common stock. This number does not include stockholders for whom shares were held in “nominee” or “street name.”

21

RISK FACTORS

In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 91, INVO stockholders should carefully consider the following risk factors in determining whether to vote for the adoption of the Merger Agreement and the approval of the Merger, as well as the remaining Proposals. We may encounter risks in addition to those included herein. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity, prospects.

Risks Related to the Merger

The Merger may be completed even if the Interim PIPE or the Closing PIPE are not completed.

The parties have agreed to use their commercially reasonable efforts to raise capital for the combined company privately through the Interim PIPE and the Closing PIPE. It is a condition of closing the Merger that the Interim PIPE has been consummated, but the consummation of the Closing PIPE is not a condition to closing. Moreover, the parties can mutually agree to waive the Interim PIPE as a condition to closing the Merger. If the parties are unable to consummate the Interim PIPE or the Closing PIPE and the Merger closes, the combined company may be inadequately capitalized upon the closing of the Merger, in which case the combined company would need to raise additional capital. Such capital may not be available to the combined company on terms acceptable to the combined company, or at all.

Because the price of INVO’s common stock has fluctuated and will continue to fluctuate, INVO’s stockholders cannot be certain, at the time they vote on the Merger, of the value of the Merger consideration they will receive or the value of the INVO common stock they will give up.

Upon completion of the Merger, each share of NAYA common stock outstanding immediately prior to the Closing will be converted into the right to receive 7.33333 shares of INVO common stock (subject to adjustment as set forth in the Merger Agreement). Prior to closing, INVO’s stock price my fluctuate due to a variety of factors, including, among others, general market and economic conditions, changes in INVO’s and NAYA’s respective businesses, operations and prospects, market assessments of the likelihood that the Merger will be completed, the timing of the Merger and regulatory considerations. Many of these factors are beyond INVO’s and NAYA’s control. There is no guarantee that INVO stockholders will receive market value for their shares of INVO common stock following the Merger in accordance with the Exchange Ratio.

After completion of the Merger, INVO stockholders will have a significantly lower ownership and voting interest in INVO (or NAYA following the Merger) than they currently have in INVO, and will exercise less influence over management.

It is expected that, after completion of the Merger, former INVO stockholders will own approximately own 12% of INVO. The Series B Common Stock that NAYA is issuing to INVO in the Merger has voting rights that provide the holder of such shares to voting rights that have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Consequently, current INVO stockholders will have significantly less influence over the management and policies of INVO following the Merger than they currently have over the management and policies of INVO prior to the Merger.

The market price of INVO common stock after the Merger may be affected by factors different from those affecting the market price of INVO common stock currently.

Upon completion of the Merger, holders of INVO common stock will become holders of NAYA’s business. The overall business composition and asset mix of INVO, along with its liabilities and potential exposures, differs from that of INVO in certain important respects, and accordingly, the results of operations of INVO after the Merger, as well as the market price of INVO common stock, may be affected by factors different from those currently affecting the results of operations of INVO.

In the event the Merger is not completed, the trading price of INVO common stock and its future business and financial results may be negatively impacted.

As noted below, the conditions to the completion of the Merger may not be satisfied, and under certain circumstances the Merger Agreement may be terminated. If the Merger is not completed for any reason, INVO may be subject to a number of risks, including:

●	Delisting from the Nasdaq Capital Market;

●	INVO remaining liable for significant transaction costs;

22

●	the focus of management of INVO having been diverted from seeking other potential opportunities without realizing any benefits of the completed Merger;

●	INVO experiencing negative reactions from their respective customers, suppliers, regulators, and employees;

●	the price of both INVO common stock declining significantly from current market prices, given that current market prices may reflect a market assumption that the Merger will be completed.

If the Merger is not completed, the risks described above may materialize and adversely affect INVO’s business, financial condition, financial results and stock price.

Additionally, failure to complete the Merger may result in INVO paying a termination fee to NAYA and could harm the common stock price of INVO its future business and operations.

The Merger is subject to various closing conditions, including receipt of governmental approvals and other uncertainties and there can be no assurances as to whether and when it may be completed.

The completion of the Merger is subject to a number of closing conditions, many of which are not within INVO’s control, and failure to satisfy such conditions may prevent, delay or otherwise materially adversely affect the completion of the transaction. It also is possible that a change, event, fact, effect or circumstance that could lead to a material adverse effect on either party may occur, which may result in the other party not being obligated to complete the Merger. INVO cannot predict with certainty whether and when any of the required closing conditions will be satisfied or if an uncertainty resulting in a material adverse effect on INVO may arise. If an event occurs delaying or preventing the Merger, such delay or failure to complete the Merger may cause uncertainty or other negative consequences that may materially and adversely affect INVO’s business, financial performance and operating results and the price per share for INVO’s common stock. There can be no assurance that the conditions to the Merger will be satisfied in a timely manner or at all. If conditions are not met or are incapable of being met, INVO and/or NAYA may be entitled to terminate the Merger Agreement, as described further below.

The Merger may be completed on terms different than those contained in the Merger Agreement.

Prior to the completion of the Merger, the parties may, by their mutual agreement, amend or alter the terms of the Merger Agreement, including with respect to, among other things, the merger consideration to be received by NAYA’s or INVO’s stockholders or any covenants or agreements with respect to the parties’ respective operations pending completion of the Merger. In addition, either party may choose to waive certain requirements of the Merger Agreement, including some conditions to closing the Merger. Subject to applicable law, any such amendments, alterations or waivers may have negative consequences to the other parties or their respective stockholders, including the possibility that consideration paid in the Merger may be reduced.

Following the Merger, the composition of directors and officers of INVO will be materially different than the composition of the current INVO directors and officers.

Upon completion of the Merger, the composition of directors and officers of INVO following the Merger will be different than the current composition of INVO’s directors and officers. The INVO board of directors currently consists of five directors. Upon approval of Proposal 4 hereunder, there will be nine directors of INVO upon closing of the Merger, including eight directors chosen by NAYA. With a different composition of directors and officers for INVO following the Merger, the management and direction of INVO following Merger may be different than the current management and direction of the company prior to the Merger. This may also result in new business plans and growth strategies as well as divergences from or alterations to existing ones at INVO prior to the Merger. Any new business plans or growth strategies implemented by the new composition of directors and officers or any divergences from or alternations to existing business plans and strategies, if unsuccessful, may lead to material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships, and an adverse impact on operations and financial results.

23

The unaudited prospective financial information for INVO and NAYA included in this joint proxy statement/prospectus reflects management’s estimates and INVO’s and NAYA’s actual performance may differ materially from the unaudited prospective financial information included in this joint proxy statement/prospectus.

The internal financial forecasts for NAYA and INVO included in this proxy statement/prospectus are based on assumptions of, and information available to, NAYA and INVO at the time such internal financial forecasts were prepared. INVO and NAYA do not know whether, and to what extent, the assumptions made will prove to be correct. Any or all of such information may turn out to be inaccurate. Such information can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond NAYA’s or INVO’s control. Further, internal financial forecasts of this type are based on estimates and assumptions that are inherently subject to factors such as company performance, industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of INVO and NAYA, respectively, including the factors described under “Risk Factors” beginning on page 22 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 91, which factors and changes may cause the internal financial forecasts or the underlying assumptions to be inaccurate. As a result of these contingencies, there can be no assurance that the internal financial forecasts of NAYA and INVO will be realized or that actual results will not be significantly higher or lower than projected. In view of these uncertainties, the inclusion of the internal financial forecasts of NAYA and INVO in this proxy statement/prospectus should not be regarded as an indication that the board of directors of NAYA or INVO, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The Merger may not qualify as either a “reorganization” within the meaning of Section 368(a) of the Code or a non-taxable exchange within the meaning of Section 351(a) of the Code for U.S. federal income tax purposes, resulting in recognition of taxable gain or loss by NAYA stockholders in respect of their NAYA common stock.

Subject to the qualifications and limitations set forth in the section titled “Material U.S. Federal Income Tax Consequences of the Merger,” the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and/or a non-taxable exchange of shares of NAYA common stock for shares of INVO common stock within the meaning of Section 351(a) of the Code, and an NAYA U.S. holder will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of INVO common stock in exchange for shares of NAYA common stock in the Merger.

However, NAYA has not sought and does not intend to seek a ruling from the IRS regarding the intended tax treatment of the Merger. Consequently, there can be no assurance that the IRS will not challenge the intended tax treatment of the Merger and, if challenged, that a court would not sustain the IRS’ position. In the event that the Merger does not qualify as either a “reorganization” within the meaning of Section 368(a) of the Code or as a non-taxable exchange within the meaning of Section 351(a) of the Code, each NAYA U.S. holder would recognize gain or loss upon the exchange of shares of NAYA common stock for INVO common stock in the Merger are equal to the difference between the fair market value of the shares of INVO common stock received in exchange for the shares of NAYA common stock and such NAYA U.S. holder’s adjusted tax basis in the shares of NAYA common stock surrendered. Each NAYA stockholder is urged to consult with his, her, or its own tax advisor with respect to the tax consequences of the Merger.

The Merger may not close.

The completion of the Merger is subject to satisfaction or waiver of certain customary mutual closing conditions including (1) the adoption of the Merger Agreement by the stockholders of the Company and NAYA, (2) the absence of any injunction or other order issued by a court of competent jurisdiction or applicable law or legal prohibition prohibiting or making illegal the consummation of the Merger, (3) the completion of due diligence, (4) the completion of the Interim PIPE, (5) the aggregate of the liabilities of the Company, excluding certain specified liabilities, shall not exceed $5,000,000, (6) the receipt of waivers from any and all holders of warrants (and any other similar instruments) to securities of the Company, with respect to any fundamental transaction rights such warrant holders may have under any such warrants, (7) the continued listing of the Company common stock on NASDAQ through the effective time of the Merger and the approval for listing on NASDAQ of the shares of the Company common stock to be issued in connection with the Merger, the interim private offering, and a private offering of shares of Company common stock at a target price of $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Company common stock) resulting in sufficient cash available for the Company for one year of operations, as estimated by NAYA, (8) the effectiveness of this registration statement on Form S-4 pursuant to which the shares of Company common stock to be issued in connection with the Merger will be registered with the SEC, and the absence of any stop order suspending such effectiveness or proceeding for the purpose of suspending such effectiveness being pending before or threatened by the SEC, and (9) the Company shall have received customary lock-up Agreement from certain Company stockholders. In the event that the Merger is not consummated, it will have a material adverse effect on the business, financial condition and results of operations of the Company and NAYA.

24

We may not be able to successfully integrate NAYA and the Company and achieve the benefits expected to result from the Merger.

The Merger may present challenges to management, including the integration of the operations, and personnel of the Company and NAYA and special risks, including possible unanticipated liabilities, unanticipated integration costs and diversion of management attention.

We cannot assure you that the business of NAYA and the Company will be successfully integrated or profitably managed. Even if these businesses are successfully integrated and profitably managed, we cannot assure you that, following the transaction, our business will achieve sales levels, profitability, efficiencies or synergies that justify the Merger or that the Merger will result in increased earnings for us in any future period.

Risks Related to INVO’s Business

Risks Related to our Financial Condition and our Need For Additional Capital

Our financial situation creates doubt whether we will continue as a going concern.

From the inception of our consolidated subsidiary BioXcell Inc. on January 5, 2007, through September 30, 2023, we had an accumulated net loss of $55.8 million. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

We will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate operations.

We do not expect that our current cash position will be sufficient to fund our current operations for the next 12 months and we do not have sufficient funds to consummate our acquisition of the Wisconsin Fertility Institute. Our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding or a combination of these approaches. Raising funds in the current economic environment may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our existing stockholders. The incurrence of indebtedness would result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

25

Even if we can raise additional funding, we may be required to do so on terms that are dilutive to you.

The capital markets have been unpredictable in the past for unprofitable companies such as ours. In addition, it is generally difficult for development stage companies to raise capital under current market conditions. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control. As a result, we may not be able to secure financing on terms attractive to us, or at all. If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, including our results of operations, financial condition and our continued viability will be materially adversely affected.

Risks Related to the acquisition of the Wisconsin Fertility Institute

We may not be able to successfully integrate Wisconsin Fertility into INVO and achieve the benefits expected to result from the acquisition.

The acquisition of Wisconsin Fertility may present challenges to management, including the integration of the operations, and personnel of INVO and Wisconsin Fertility and special risks, including possible unanticipated liabilities, unanticipated integration costs and diversion of management attention.

We cannot assure you that we will successfully integrate or profitably manage Wisconsin Fertility’s businesses. Even if we are able to integrate and profitably manage Wisconsin Fertility’s business, we cannot assure you that, following the transaction, our business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisition or that the acquisition will result in increased earnings for us in any future period.

If we fail to make the required $7.5 million in additional payments required in our acquisition of Wisconsin Fertility, our business would be adversely affected.

Following closing of our acquisition of the Wisconsin Fertility business, we are required to make additional payments of approximately $7.5 million, which payments are secured the sellers having a lien on the assets purchased to acquire Wisconsin Fertility. If we default on our additional payment obligations to the sellers of Wisconsin Fertility, such sellers could exercise their rights and remedies under acquisition agreements, which could include seizing the assets sold to us to acquire Wisconsin Fertility. Any such action would have a material adverse effect on our business and prospects.

We may incur debt additional financing to provide the cash proceeds necessary to acquire Wisconsin Fertility. If we were unable to service any such debt, our business would be adversely affected.

In order to finance our proposed acquisition of Wisconsin Fertility, we secured debt financing and may look to raise additional debt proceeds. The current debt financing requires us to pledge all or substantially all of our assets as collateral. If we were unable to satisfy any such debt obligation or fail to pay such debt obligations in a timely fashion, we would be in default under such debt financing agreement and such lender could exercise its rights and remedies under such debt financing agreements, which could include seizing all of our assets. Any such action would have a material adverse effect on our business and prospects.

26

Risks Relating to Our Business

Our business has posted net operating losses, has a limited operating history, and needs additional capital to grow and finance its operations.

From the inception of our consolidated subsidiary BioXcell Inc. on January 5, 2007, through September 30, 2023, we had an accumulated net loss of $55.8 million. We have a limited operating history and are essentially an early-stage operation. We will continue to be dependent on having access to additional new capital or generating positive operating cash flow primarily through increased device sales and the development of our INVO Centers in order to finance the growth of our operations. Continued net operating losses together with limited working capital make investing in our common stock a high-risk proposal. Our limited operating history may make it difficult for management to provide effective insight into future activities, marketing costs, and customer acquisition and retention. This could lead to INVO missing targets for the achievement of profitability, which could negatively affect the value of your investment.

Our existing INVO Centers were established as joint ventures with medical partners. Future INVO Centers may also be established as joint ventures. These joint ventures will be important to our business. If we are unable to maintain any of these joint ventures, or if they are not successful, our business could be adversely affected.

We have established, and plan to establish additional, entered into, and may enter into additional, joint ventures for the operation of our INVO Centers. Our existing and any future joint ventures may have a number of risks, including that our joint venture partners:

●	have significant discretion in determining the efforts and resources that they will apply;
●	may not perform their obligations as expected;
●	may dispute the amounts of payments owed;
●	may fail to comply with applicable legal and regulatory requirements regarding the distribution or marketing of our INVOcell product;
●	may not properly maintain or defend their or our relevant intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation and liability;
●	may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;
●	could become involved in a business combination or cessation that could cause them to deemphasize or terminate the development or commercialization of our INVOcell product; and
●	may seek to terminate our joint venture, which could require us to raise additional capital and to develop new joint venture relationships.

Additionally, if one of our joint venture partners seeks to terminate its agreement with us, we may find it difficult to attract new joint venture partners and the perception of our INVO Centers in the business and financial communities could be adversely affected.

Our business is subject to significant competition.

The fertility industry is highly competitive and characterized by well entrenched and long-standing practices as well as technological improvements and advancements. New ART services, devices and techniques may be developed that may render the INVOcell obsolete. Competition in the areas of fertility and ART services is largely based on pregnancy rates and other patient outcomes. Accordingly, the ability of our business to compete is largely dependent on our ability to achieve adequate pregnancy rates and patient satisfaction levels. Our business operates in highly competitive areas that are subject to change. New health care providers and medical technology companies entering the market may reduce our and our INVO Centers’ market share, patient volume and growth rates, and could force us to alter our planned pricing and INVO Center service offerings. Additionally, increased competitive pressures may require us to commit more resources to our and our INVO Centers’ marketing efforts, thereby increasing our cost structure and affecting our ability to achieve, or the timing of achieving, profitability. There can be no assurance that we will not be able to compete effectively, nor can there be any assurance that additional competitors will not enter the market. Such competition may make it more difficult for us to enter into additional contracts with fertility clinics or open profitable INVO Centers.

27

We are subject to risks associated with doing business globally.

Our operations, both inside and outside the United States, are subject to risks inherent in conducting business globally and under the laws, regulations and customs of various jurisdictions and geographies. Our operations outside the United States are subject to special risks and restrictions, including, without limitation: fluctuations in currency values and foreign-currency exchange rates; exchange control regulations; changes in local political or economic conditions; governmental pricing directives; import and trade restrictions; import or export licensing requirements and trade policy; restrictions on the ability to repatriate funds; and other potentially detrimental domestic and foreign governmental practices or policies affecting U.S. companies doing business abroad, including the U.S. Foreign Corrupt Practices Act and the trade sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. Acts of terror or war may impair our ability to operate in particular countries or regions and may impede the flow of goods and services between countries. Customers in weakened economies may be unable to purchase our products, or it could become more expensive for them to purchase imported products in their local currency, or sell at competitive prices, and we may be unable to collect receivables from such customers. Further, changes in exchange rates may affect our net earnings, the book value of our assets outside the United States and our stockholders’ equity. Failure to comply with the laws and regulations that affect our global operations could have an adverse effect on our business, financial condition or results of operations.

Failure to comply with the United States Foreign Corrupt Practices Act or similar laws could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies, including their suppliers, distributors and other commercial partners, from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the countries in which we distribute products. We have adopted formal policies and procedures designed to facilitate compliance with these laws. If our employees or other agents, including our distributors or suppliers, are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

We need to manage growth in operations, and we may not be successful in implementing our growth strategy.

In order to maximize potential growth in our current and potential markets, we may need to expand the scope of our services in the medical device/bioscience industry. We continue to seek additional market strategies to increase the adoption of INVOcell, including the establishment of stand-alone INVO Centers, IVF clinic acquisitions and our efforts to bring the INVOCell and IVC procedure into the existing OB/GYN infrastructure. Such expansion will place a significant strain on our management, operational and sales systems. As a result, we plan to continue to improve our INVOcell technology, operating procedures and management information systems. We will also need to effectively train, motivate and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating revenues at the levels we expect.

Many factors including, but not limited to, increased competition from similar businesses, unexpected costs, costs associated with marketing efforts and maintaining a strong client base may interfere with our ability to expand successfully. Our inability to implement our internal strategy successfully may have a negative impact on our growth, future financial condition, results of operations and/or cash flows.

We may not be successful at pursuing our acquisition strategy.

In 2022, we commenced an acquisition strategy targeting existing, smaller IVF clinics in the United States to accelerate our growth. While we have acquired Wisconsin Fertility, and while we believe that there are in excess of 80 other clinics in the United States that may be suitable acquisition targets, we may not have any further success in identifying or pursuing additional acquisition candidates. If suitable acquisition targets are identified, we may not be able to negotiate terms of acquisition or obtain financing to fund such acquisitions.

We may not be successful at managing clinics.

Our management team has limited experience in managing fertility clinics. We seek to retain experienced personnel to provide clinical practice expertise, perform recruitment functions, provide necessary training, and provide day-to-day management of our clinics. We may not be successful in retaining such personnel, integrating such personnel into our operations, or otherwise successfully manage clinics that we have acquired or may acquire in the future.

Our products incorporate intellectual property rights developed by us that may be difficult to protect or may be found to infringe on the rights of others.

While we currently own U.S. and international patents, these patents may be challenged, invalidated or circumvented, and will ultimately expire. In addition, the rights granted under these patents may not provide the competitive advantages we currently anticipate. Certain countries, including the United States and in Europe, could place restrictions on the patentability of various medical devices which may materially affect our business and competitive position. Additionally, the laws of some foreign countries, in particular China and India, do not protect our proprietary rights to the same extent or in the same manner as U.S. laws, and we may encounter significant problems in protecting and defending our proprietary rights in these countries. In addition to relying on patent, copyright and trademark laws, we also utilize a combination of trade secrets, confidentiality policies, non-disclosure and other contractual arrangements to protect our intellectual property rights. However, these measures may not be adequate to prevent or deter infringement or other misappropriation. Further, our intellectual property rights may be found to infringe on intellectual property rights of third parties. Moreover, we may not be able to detect unauthorized use or take appropriate and timely steps to establish and enforce our proprietary rights. Existing laws of some countries in which we conduct business offer only limited protection of our intellectual property rights, if at all. As the number of market entrants as well as the complexity of technology in the fertility marketplace increases, the possibility of functional overlap and inadvertent infringement of intellectual property rights also increases.

28

We may be forced to defend our intellectual property rights from infringement through expensive legal action.

Third parties may in the future assert claims against us alleging infringement on their intellectual property rights. Defending such claims may be expensive, time consuming and divert the efforts of our management and/or technical personnel. Because of litigation, we could be required to pay damages and other compensation, develop non-infringing products or enter into royalty and/or licensing agreements. However, we cannot be certain that any such licenses, will be made available to us on commercially reasonable terms.

We regard our trade secrets, patents and similar intellectual property as critical to our successful operations. To protect our proprietary rights, we rely on intellectual property and trade secret laws, as well as confidentiality and license agreements with certain employees, customers and third parties. No assurance can be given that our intellectual property will not be challenged, invalidated, infringed or circumvented. If necessary, we intend to defend our intellectual property rights from infringement through legal action, which could be very costly and could adversely affect our ability to achieve and maintain profitability. Our limited capital resources could put us at a disadvantage if we are required to take legal action to enforce our intellectual property rights.

We face potential liability as a provider of a medical device. These risks may be heightened in the area of artificial reproduction.

The provision of medical devices entails the substantial risk of potential tort injury claims. We currently utilize product liability insurance to provide coverage against potential tort injury claims, as well as customary insurance protection for our INVO Centers. However, there can be no assurance such coverage will provide adequate protection against any potential claims. Furthermore, any claim asserted against us could generate costly legal fees, consume management’s time and resources, and adversely affect our reputation and business, regardless of the merit or eventual outcome of such claim.

There are inherent risks specific to the provision of fertility and ART services. For example, the long-term effects on women of the administration of fertility medication, integral to most fertility and ART services, are of concern to certain physicians and others who fear the medication may prove to be carcinogenic or cause other medical problems. Additionally, any ban or other limitation imposed by the FDA or other foreign regulatory department on fertility medication and services could have a material adverse effect on our business. Any such action would likely adversely affect the value of your investment.

If we fail to maintain adequate quality standards for our products, our reputation and business may be adversely affected and harmed.

Our customers are expecting that our products will perform as marketed and in accordance with industrial standards. We rely on third-party manufacturing companies and their packaging processes in connection with the production of our products. A failure to maintain product quality standards in accordance with our customers’ expectations could result in the loss of demand for our products. Additionally, delays or quality lapses in our production lines could result in substantial economic losses to us. Although we believe that our current quality control procedures adequately address these risks, there can be no assurance that we will not experience occasional or systemic quality lapses in our manufacturing and service operations. Currently, we have limited manufacturing capabilities as we rely on a single manufacturing provider regarding our production process. In the event our manufacturer is unable to produce an adequate supply of products at appropriate quality levels, our growth could be limited, and our business may be harmed. If we experience significant or prolonged disturbance in our quality standards, our business and reputation may be harmed, which may result in the loss of customers, our inability to participate in future customer product opportunities and reduced revenue and earnings.

29

We heavily rely on third party package delivery services, and a significant disruption in these services or significant increases in prices may disrupt our ability to import or export materials, increase our costs and negatively affect our ability to achieve and maintain profitability.

We ship a significant portion of our products to our customers through independent package delivery companies. If any of our key third party package delivery providers experience a significant disruption such that any of our products, components or raw materials cannot be delivered in a timely fashion or such that we incur additional shipping costs that we are unable to recoup, our costs may increase and our relationships with certain customers may be adversely affected. In particular, if our third-party package delivery providers increase prices and we are not able to find comparable alternatives or adjust our delivery network, our profitability could be adversely affected.

We may not be able to develop or continue our business if we fail to retain key personnel.

We substantially rely upon the efforts and abilities of our executive management and directors. The loss of any of our executive officers and/or directors services could potentially have a material adverse effect on our business, operations, revenues and/or prospects. If one or more of these persons were to become unable or unwilling to continue in their present positions, we may not be able to replace them readily or timely, if at all. We do not maintain key man life insurance on the lives of any of our executive management or directors.

We will need additional, qualified personnel in order to expand our business. Without additional personnel, we will not be able to expand our business.

Expanding our business requires increasing the number of persons engaged in activities for the sale, marketing, administration and delivery of our products as well as clinical training personnel for proper IVC procedure training. Our ability to attract and hire personnel to fulfil these efforts is dependent on our ability to attract and retain potential employees with the proper background and training matching the skills required for the positions. In addition, we may not be able to attract personnel who will be able to successfully implement our business operations and growth strategy in the manner that we currently anticipate.

Currency exchange rate fluctuations may affect the results of our operations.

We intend to distribute our INVOcell product internationally with all sales, domestic and international, in U.S. dollars. As a result, our operations could be impacted by fluctuations in currency exchange rates, although we attempt to mitigate such risk by invoicing only in U.S. dollars. In spite of this, our operations may still be negatively impacted by foreign currency exchange rates in the event the U.S. dollar strengthens and the local currency where the product is being sold weakens. In the event such international patients are unable to afford the associated increase costs, international doctors and clinics may not be able to offer the INVOcell and IVC procedure. As we expand our international footprint with joint ventures, these joint ventures will likely have a functional currency based on their location and as a result, if we are required to consolidate these financial results it may create currency fluctuations. Additionally, as an international business we may be susceptible to adverse foreign currency fluctuations unconnected to the U.S. dollar.

We are subject to risks in connection with changes in international, national and local economic and market conditions.

Our business is subject to risks in connection with changes in international, national and local economic and market conditions, including the effects of global financial crises, effects of terrorist acts, war and global pandemics. Such economic changes could negatively impact infertile people’s ability to pay for fertility treatment around the world.

30

We anticipate that eventually international sales will account for a meaningful part of our revenue. We will experience additional risks associated with international sales, including:

●	political and economic instability;
●	export controls;
●	changes in international legal and regulatory requirements;
●	United States and foreign government policy changes affecting the product marketability; and
●	changes in tax laws, duties and tariffs.

Any of these factors could have a material adverse effect on our business, results of operations and financial condition. From 2011 through 2022, we sold products in certain international markets mainly through independent distributors, and we anticipate maintaining a similar sales strategy along with our recent joint venture activity for the foreseeable future. In the event a distributor fails to meet annual sales goals, we may be required to obtain a replacement distributor, which may be costly and difficult to identify. Additionally, a change in our distributors may increase costs, and create a substantial disruption in our operations resulting in a loss of revenue.

Risks Related to Our Industry

We are subject to significant domestic and international governmental regulation.

Our business is heavily regulated domestically in the United States and internationally. In the United States the FDA, and other federal, state and local authorities, implement various regulations that subject us to civil and criminal penalties, including cessation of operations and recall of products distributed, in the event we fail to comply. Any such actions could severely curtail our sales and business reputation. In addition, additional restrictive laws, regulations or interpretations could be adopted, making compliance with such regulations more difficult or expensive. While we devote substantial resources to ensure our compliance with laws and regulations, we cannot completely eliminate the risk that we may be found non-compliant with applicable legal and regulatory requirements.

We believe that the healthcare industry will continue to be subject to increased regulation as well as political and legal action, as future proposals to reform the health care system are considered by the U.S. Congress and state legislatures. We do not know of, nor do we have any control over, future changes to health care laws and regulations which may have a significant impact on our business.

The FDA regulatory review process for medical devices is expensive, time-consuming and uncertain, and the failure to obtain and maintain required regulatory clearances and approvals could prevent us from commercializing our products.

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification, approval of a premarket approval, or issuance of a de novo classification order. The FDA clearance, de novo classification, and approval processes for medical devices are expensive, uncertain and time-consuming.

Future modifications to the INVOcell that was classified through de novo may require a 510(k) clearance. We may make minor changes to the INVOcell without seeking clearance for the modifications if we determine such clearances are not necessary and document the basis for that conclusion. However, the FDA may disagree with our determination or may require additional information, including clinical data, to be submitted before a determination is made, in which case we may be required to delay the introduction and marketing of our modified products, redesign our products, conduct clinical trials to support any modifications, or we may be subject to enforcement actions. In addition, the FDA may not clear such modified INVOcell for the indications that are necessary or desirable for successful commercialization.

There is no assurance that we will be able to obtain the necessary clearances on a timely basis or at all. Further, the FDA may change its policies, adopt additional regulations or revise existing regulations, or take other actions which may impact our ability to modify the INVOcell on a timely basis, and may prevent or delay clearance of future products. Delays in receipt of, or failure to obtain clearances for any product modifications or future products we may develop would result in delayed or no realization of revenue from such products and the viability of our INVO Centers, and in substantial additional costs, which could decrease our profitability.

In addition, we are required to continue to comply with applicable FDA and other regulatory requirements following de novo classification or clearance. The failure to comply with existing or future regulatory requirements could have a material adverse effect on our business.

31

Improper marketing and promotion or off-label use of our product could lead to investigations and enforcement by governmental bodies including product recalls or market withdrawal, may harm our reputation and business, and could result in product liability suits.

If the FDA or any foreign regulatory entity determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions. These enforcement actions could include, for example, a warning letter or untitled letter, injunction, seizure, civil fine or criminal penalties. We cannot, however, prevent a physician from using the INVOcell off-label, when in the physician’s independent professional medical judgement, he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use the INVOcell off-label, or the INVOcell may not be as effective, which could harm our reputation.

If we fail to comply with the FDA’s Quality System Regulation (“QSR”) or comparable EU requirements, the FDA or EU competent authorities could take various enforcement actions, including suspending our FDA clearance to market, withdrawal of our EU CE Certificate or halting our manufacturing operations, and our business would suffer.

In the United States, as a manufacturer of a medical device, we are required to demonstrate and maintain compliance with the FDA’s QSR. The QSR covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and distribution of medical devices. The FDA enforces the QSR through periodic inspections and unannounced “for cause” inspections. Outside the United States, our products and operations are also required to comply with national requirements where the product is sold and also standards set by industrial standards bodies, such as the International Organization for Standardization. Foreign regulatory bodies may evaluate our products or the testing that our products undergo against these standards. The specific standards, types of evaluation and scope of review differ among foreign regulatory bodies. Our failure to comply with FDA or foreign regulatory agency requirements, or failure to take satisfactory and prompt corrective action in response to an adverse inspection, could result in enforcement actions, including a warning letter, adverse publicity, a shutdown of or restrictions on our manufacturing operations, a recall or seizure of our products, fines, injunctions, civil or criminal penalties, or other sanctions, any of which could cause our business and operating results to suffer.

We are subject to continuing regulation by the FDA, and failure to comply may materially harm our business.

We are subject to Medical Device Reporting (“MDR”) regulations, which require us to report to the FDA if we become aware of information that reasonably suggests our product may have caused or contributed to a death or serious injury or has malfunctioned and the device or a similar device we market would likely cause or contribute to a death or serious injury if the malfunction were to recur. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event. If we fail to comply with our medical device reporting obligations, the FDA could issue warning letters or untitled letters, take administrative actions, commence criminal prosecution, impose civil monetary penalties, request or require a product recall, seize our products, or delay the clearance of our future products. We must report corrections and removals to the FDA where the correction or removal was initiated to reduce a risk to health posed by the device or to remedy a violation of the Federal Food, Drug, and Cosmetic Act, or FDCA, caused by the device that may present a risk to health.

Our failure to comply with these or other applicable regulatory requirements could result in enforcement actions by the FDA which may include untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties; customer notifications or repair, replacement or refunds; and criminal prosecution.

32

Our products are generally subject to regulatory requirements in foreign countries in which we sell those products. We will be required to expend significant resources to obtain regulatory approvals or clearances of our products, and there may be delays and uncertainty in obtaining those approvals or clearances.

In order to sell our products in foreign countries, generally we must obtain regulatory approvals and comply with the regulations of those countries. These regulations, including the requirements for approvals or clearances and the time required for regulatory review, vary from country-to-country.

The EU requires that manufacturers certify compliance of medical devices with Council Directive (93/42/EEC) (“MDD”), as amended, and affix the CE mark before selling such devices in member countries of the EU or European Economic Area (“EEA”). The CE mark is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to obtain the authorization to affix the CE mark to products, a manufacturer must certify that its product complies with the applicable directive, which may include a requirement to obtain certification that its processes and products meet certain European quality standards.

In May 2017, the EU adopted Regulation (EU) 2017/745 (“MDR”), which will repeal and replace the MDD with effect from May 26, 2021. Under transitional provisions, medical devices with notified body certificates issued under the MDD prior to May 26, 2021, may continue to be placed on the market for the remaining validity of the certificate, until May 27, 2024, at the latest as long as there have been no significant changes made to the product. After the expiry of any applicable transitional period, only devices that have been CE marked under the MDR may be placed on the market in the EU (or EEA). The MDR includes increasingly stringent requirements in multiple areas, such as pre-market clinical evidence (some of which are now in effect), review of high-risk devices, labeling and post-market surveillance. Under the MDR, pre-market clinical data will now be required to obtain CE Mark approval for high-risk, new and modified medical devices. We believe these new requirements have the potential to be expensive and time-consuming to implement and maintain.

Complying with and obtaining regulatory approval in foreign countries, including compliance with the MDR, have caused and will likely continue to cause us to experience more uncertainty, risk, expense and delay in commercializing products in certain foreign jurisdictions, which could have a material adverse impact on our net sales, market share and operating profits from our international operations.

Changes in the healthcare industry may require us to decrease the selling price for our products or could result in a reduction in the available market size.

Governmental and private sector initiatives in the U.S. and abroad involving trends toward managed healthcare and cost containment could place an emphasis on our ability to deliver more cost-effective medical therapies. The development of other cost-effective devices could eventually adversely affect the prices and/or sales of our products. Companies in the healthcare industry are subject to various existing and proposed laws and regulations, in both domestic and international markets, regulating healthcare pricing and profitability. Additionally, there have been third-party payer initiatives to challenge the prices associated with medical products, which if successful, could affect our ability to sell products on a competitive basis in the future.

In the United States, there has been a trend of consolidation among healthcare facilities and purchasers of medical devices, allowing such purchasers to limit the number of suppliers from whom they purchase medical products. As result, it is unknown whether such purchasers will decide to stop purchasing our products or demand discounts on our prices. Any pressure to reduce our product prices in response to these industry trends and the decrease in market size could adversely affect our anticipated revenue and profitability of our sales, creating a material adverse effect on our business.

If third-party payers do not provide adequate coverage and reimbursement for INVOcell and the IVC procedure, we may be unable to generate significant revenue.

Our success in marketing and commercializing INVOcell and the IVC procedure may depend in part on whether private health insurers and other payer organizations provide adequate coverage and reimbursement. If physicians or insurers do not find our clinical data compelling or wish to wait for additional studies, they may choose not to use or provide coverage and reimbursement for INVOcell and the IVC procedure. We cannot provide assurance that data we or others may generate in the future will be consistent with that observed in our existing clinical studies, or that our current or future published clinical evidence will be sufficient to obtain adequate coverage and reimbursement for our products. Moreover, if we cannot obtain adequate coverage for and reimbursement of the cost of our products, we cannot provide assurance that patients will be willing to incur the full cost of INVOcell and the IVC procedure.

33

Third-party payers, whether foreign or domestic, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In addition, in the United States, no uniform policy of coverage and reimbursement for INVOcell and the procedure exists among third-party payers. Therefore, coverage and reimbursement for INVOcell and the IVC procedure may differ significantly from payer to payer. In addition, payers continually review new technologies for possible coverage and can, without notice, deny coverage for these new products and procedures. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of INVOcell and the IVC procedure to each payer separately, with no assurance that coverage and adequate reimbursement will be obtained or maintained if obtained.

Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. In many international markets, a product must be approved for reimbursement before it can be approved for sale in that country. Further, many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. If sufficient and timely coverage and reimbursement is not available for our current or future products, in either the United States or internationally, the demand for our products and our revenues may be adversely affected.

We are subject to risks relating to federal and state healthcare fraud, waste, and abuse laws.

We may be subject to healthcare fraud, waste, and abuse regulation and enforcement by the federal government and the governments in the states and foreign countries in which we might conduct our business. Such federal laws generally apply only to entities or individuals that provide items or services for which payment may be made under a federal healthcare program. These laws are subject to extensive and increasing enforcement by numerous federal, state, and local government agencies including the Office of Inspector General, the Department of Justice, the Centers for Medicare & Medicaid Services, and various state authorities. The healthcare laws and regulations that may affect our ability to operate include the following:

●	The federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b) (the “AKS”), a criminal statute, makes it illegal for any person or entity to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is in exchange for or to induce the referral of business, including the purchase, order, lease of any good, facility, item, or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. The Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a) (the “CMPL”) also contains a provision that prohibits the payment of anything of value in return for referrals and provides for the imposition of civil penalties.

●	Federal false claims and false statement laws, including the federal civil False Claims Act (31 U.S.C. §§ 3729 – 3733), prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services that are false or fraudulent.

●	Section 1877 of the Social Security Act (42 U.S.C. § 1395nn), commonly referred to as the “Stark Law, prohibits referrals by ordering by a physician of “designated health services,” which include durable medical equipment and supplies as well as inpatient and outpatient hospital services, that are payable, in whole or in part, by Medicare or Medicaid, to an entity in which the physician or the physician’s immediate family member has an investment interest or other financial relationship, subject to several exceptions. Financial relationships that are implicated by the Stark Law can include arrangements ranging from marketing arrangements and consulting agreements to medical director agreements with physicians who order our products. The Stark Law also prohibits billing for services rendered pursuant to a prohibited referral. Several states have enacted laws similar to the Stark Law. These state laws may cover all (not just Medicare and Medicaid) patients. Many federal healthcare reform proposals in the past few years have attempted to expand the Stark Law to cover all patients as well. If we violate the Stark Law, our financial results and operations could be adversely affected. Penalties for violations include denial of payment for the services, significant civil monetary penalties, and exclusion from the Medicare and Medicaid programs;

●	The federal Physician Payments Sunshine Act (42 U.S.C. § 1320a–7h) requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

34

At present, our products and services are not reimbursable under any federal healthcare program. If, however, that changes in the future and it were determined that we were not in compliance with these federal fraud, waste, and abuse laws, we would be subject to liability.

Also, as noted above, many states have similar laws and regulations, such as anti-kickback and false claims laws that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. We may be subject to such laws in Alabama and Georgia due to our joint venture operations in those states. The Georgia State False Medicaid Claims Act (Ga. Code Ann. §§ 49-4-168 – 49-4-168.6), Georgia Medical Assistance Act false statements provision (Ga. Code Ann. §§ 49-4-140 – 49-4-157), and Alabama Medicaid false statements statute (Ala. Code § 22-1-11(a)) contain prohibitions that are analogous to the federal False Claims Act. Alabama law also includes an anti-kickback provision (Ala. Code § 22-1-11(c)) that is analogous to the federal AKS.

The Georgia Patient Self-Referral Act of 1993 (Ga. Code Ann. §§ 43-1B-1 – 43-1B-8) contains prohibitions on self-referral that are similar to those under the Stark Law, however, the Georgia law applies to additional classes of providers, including pharmacists, and is not limited to items or services reimbursable by a federal healthcare program. The Georgia law prohibits health care providers or entities regulated by the law from presenting any claim for payment to any individual, third-party payer, or other entity for a service furnished pursuant to a prohibited referral.

If we are found in violation of applicable laws or regulations, we could suffer severe consequences that would have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price, including:

●	suspension or termination of our participation in federal healthcare programs;

●	criminal or civil liability, fines, damages or monetary penalties for violations of healthcare fraud and abuse laws, including the federal False Claims Act, CMPL, and AKS;

●	repayment of amounts received in violation of law or applicable payment program requirements, and related monetary penalties;

●	mandated changes to our practices or procedures that materially increase operating expenses;

●	imposition of corporate integrity agreements that could subject us to ongoing audits and reporting requirements as well as increased scrutiny of our business practices;

●	termination of various relationships or contracts related to our business; and

●	harm to our reputation which could negatively affect our business relationships, decrease our ability to attract or retain patients and physicians, decrease access to new business opportunities and impact our ability to obtain financing, among other things.

Responding to lawsuits and other proceedings as well as defending ourselves in such matters would require management’s attention and cause us to incur significant legal expense. It is also possible that criminal proceedings may be initiated against us or individuals in our business in connection with investigations by the federal government.

Additionally, to the extent that our product is sold or our services are provided in a foreign country, we may be subject to similar foreign laws.

35

We are subject to the requirements of the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH Act”), and related implementing regulations (together, “HIPAA”), and failure to comply, including through a breach of protected health information (“PHI”) could materially harm our business.

HIPAA established comprehensive federal protection for the privacy and security of health information. The HIPAA standards apply to three types of organizations, or “Covered Entities”: (1) health plans, (2) health care clearing houses, and (3) health care providers who conduct certain health care transactions electronically. The HIPAA standards also apply to Covered Entities’ “Business Associates.” Covered Entities and their Business Associates must have in place administrative, physical, and technical standards to guard against the misuse of individually identifiable health information. The HITECH Act promotes the adoption and meaningful use of health information technology. The HITECH Act addresses the privacy and security concerns associated with the electronic transmission of health information, in part, through several provisions that strengthen the civil and criminal enforcement of the HIPAA rules. These laws may impact our business in the future. INVO is currently a Business Associate of various Covered Entities. Failure to comply with these confidentiality requirements, including via a breach of PHI, may result in penalties and sanctions.

In the ordinary course of our business, we may use, collect, and store sensitive data, including PHI. We face risks relative to protecting this critical information, including loss of access risk, inappropriate disclosure risk, inappropriate modification risk, and the risk of being unable to adequately monitor our controls. Our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance or other disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, such as HIPAA, and regulatory penalties. There is no guarantee that we can continue to protect our systems from breach. Unauthorized access, loss, or dissemination could also disrupt our operations.

The U.S. Office of Civil Rights in the Department of Health and Human Services enforces the HIPAA privacy and security rules and may impose penalties for failure to comply with requirements of HIPAA. Penalties vary significantly depending on factors such as whether failure to comply was due to willful neglect. These penalties include civil monetary penalties of $100 to $50,000 per violation, up to an annual cap of $1,500,000 for identical violations. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 per violation and up to one-year imprisonment. The criminal penalties increase to $100,000 per violation and up to five-years imprisonment if the wrongful conduct involves false pretenses, and to $250,000 per violation and up to 10-years imprisonment if the wrongful conduct involves the intent to sell, transfer, or use identifiable health information for commercial advantage, personal gain, or malicious harm. The U.S. Department of Justice is responsible for criminal prosecutions under HIPAA. Furthermore, in the event of a breach as defined by HIPAA, there are reporting requirements to the Office of Civil Rights under the HIPAA regulations as well as to affected individuals, and there may also be additional reporting requirements to other state and federal regulators, including the Federal Trade Commission, and to the media. Issuing such notifications can be costly, time and resource intensive, and can generate significant negative publicity. Breaches of HIPAA may also constitute contractual violations, including violation of the Company’s Business Associate contracts with Covered Entities from which the Company receives PHI, that could lead to contractual damages or terminations.

If we are unable to effectively adapt to changes in the healthcare industry, our business may be harmed.

Federal, state, and local legislative bodies frequently pass legislation and promulgate regulations relating to healthcare reform or that affect the healthcare industry. As has been the trend in recent years, it is reasonable to assume that there will continue to be increased government oversight and regulation of the healthcare industry in the future. We cannot predict the ultimate content, timing, or effect of any new healthcare legislation or regulations, nor is it possible at this time to estimate the impact of potential new legislation or regulations on our business. It is possible that future legislation enacted by Congress or state legislatures, or regulations promulgated by regulatory authorities at the federal or state level, could adversely affect our business. It is also possible that the changes to federal healthcare program reimbursements to providers who purchase our products or use our services may serve as precedent to possible changes in other payors’ reimbursement policies in a manner adverse to us. Similarly, changes in private payor reimbursements could lead to adverse changes in federal healthcare programs, which could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

36

There can be no assurance that we will be able to successfully address changes in the current regulatory environment. Some of the healthcare laws and regulations applicable to us are subject to limited or evolving interpretations, and a review of our business or operations by a court, law enforcement, or a regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the healthcare laws and regulations applicable to us may be amended or interpreted in a manner that could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Recent economic trends could adversely affect our financial performance.

Economic downturns and declines in consumption in the healthcare market may affect the levels of both our sales and profitability. If a downturn in economic conditions occurs, or if there is deterioration in financial markets and major economies, our financial performance could be adversely affected. The tightening of credit in financial markets may adversely affect the ability of our customers and suppliers to obtain financing, which could result in a decrease in, or deferrals or cancellations of, the sale of our products and services. In addition, weakening economic conditions may result in a decline in spending for ART and fertility assistance that could adversely affect our business operations and liquidity. We are unable to predict the likely duration and severity of any disruption in the domestic and global financial markets.

Social media platforms present risks and challenges.

The unauthorized use of certain social media vehicles could result in the improper collection and/or dissemination of personally identifiable information causing brand damage and various legal implications. In addition, negative or inaccurate social media posts or comments about us on any social networking site could damage our brand, reputation, and goodwill.

Risks Related to Our Common Stock

If we are unable to maintain compliance with all applicable continued listing requirements and standards of Nasdaq, our common stock will be delisted from Nasdaq.

Our common stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements.

On November 23, 2022, we received notice from The Nasdaq Stock Market LLC (“Nasdaq”) advising us that we were not in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) requires companies listed on The Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000 (the “Stockholders’ Equity Requirement”). In our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, we reported stockholders’ equity of $1,287,224, which is below the Stockholders’ Equity Requirement for continued listing. Additionally, as of the date of the notice, we did not meet either of the alternative Nasdaq continued listing standards under the Nasdaq Listing Rules, market value of listed securities of at least $35 million, or net income of $500,000 from continuing operations in the most recently completed fiscal year, or in two of the three most recently completed fiscal years.

The Notice had no immediate effect on the listing of our common stock and our common stock continues to trade on The Nasdaq Capital Market under the symbol “INVO” subject to our compliance with the other continued listing requirements.

Pursuant to the notice, Nasdaq gave us 45 calendar days, or until January 7, 2023, to submit to Nasdaq a plan to regain compliance. We submitted our plan within the prescribed time and, on January 18, 2023, we received a letter from Nasdaq stating that based on our submission that Nasdaq had determined to grant us an extension of time to regain compliance with the Equity Rule until May 22, 2023.

37

On May 23, 2023, we were notified by the Listing Qualifications department (the “Staff”) of Nasdaq that, based upon the Company’s non-compliance with the $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Global Market, as set forth in the Equity Rule, as of May 22, 2023, the Company’s common stock was subject to delisting from Nasdaq unless the Company timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). We requested a hearing before the Panel, which stayed any further action by Nasdaq at least until the hearing process was concluded and any extension that may be granted by the Panel has expired.

On July 6, 2023, we had our hearing before the Panel at which time we provided the Panel our plan to regain compliance under the Equity Rule. On July 27, 2023, we received a letter from the Panel under which they granted our request for continued listing of Nasdaq subject to us demonstrating compliance with the Equity Rule as well as Nasdaq Listing Rule 5550(a)(2) (to maintain a minimum bid price of $1; the “Price Rule”) on or before September 29. 2023. On September 27, 2023, the Panel agreed to extend the exception granted as a result of our hearing to demonstrate compliance with Nasdaq Listing Rule 5550(b)(1), or the Equity Rule, from September 29, 2023 until November 20, 2023.

On November 19, 2023, the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with Cytovia Therapeutics Holdings, Inc., a Delaware corporation (“Cytovia”) for Cytovia’s acquisition of 1,200,000 shares of the Company’s newly designated Series B Preferred Stock in exchange for 163,637 shares of common stock of NAYA held by Cytovia valued at $6,000,000 (the “Share Exchange”). On November 20, 2023, the Company and Cytovia closed on the exchange of shares.

As a result of the Share Exchange and based on the reduction in net loss demonstrated in the Company’s Form 10-Q for the quarter ended September 30, 2023, the ongoing and further expected reduction in certain operating costs, including the end of research and development expenses related to securing FDA clearance for the INVOcell label update, and profits from the operations of our previously-acquired clinic, Wisconsin Fertility Institute, the Company believed its stockholders’ equity was sufficient to maintain its Nasdaq listing.

On November 22, 2023, the Company received a letter from Nasdaq confirming that the Company had regained compliance with the Equity Rule. The letter further stated that in application of Listing Rule 5815(d)(4)(B), the Company would be subject to a mandatory panel monitor for a period of one year from the date of the letter. If, within that one-year period, the Staff finds the Company again out of compliance with the Equity Rule, notwithstanding Rule 5810(c)(2), the Company will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and Staff will not be permitted to grant additional time for the Company to regain compliance with respect to that deficiency, nor will the company be afforded an applicable cure or compliance period pursuant to Rule 5810(c)(3). Instead, the Staff would issue a “delist determination letter” and the Company would have an opportunity to request a new hearing with the initial Panel or a newly convened hearings panel if the initial Panel is unavailable. The Company would have the opportunity to respond/present to the hearings panel as provided by Listing Rule 5815(d)(4)(C). The Company’s securities may be at that time delisted from Nasdaq.

If we fail to maintain compliance with the Equity Rule as described above, our common stock may be delisted from Nasdaq which could have a material adverse effect on our business, financial condition and results of operations.

Our common stock is subject to risks arising from restrictions on reliance on Rule 144 by shell companies or former shell companies.

Under a SEC rule known as “Rule 144”, a person who has beneficially owned restricted securities of an issuer and who is not an affiliate of that issuer may sell them without registration under the Securities Act provided that certain conditions have been met. However, Rule 144 is unavailable for the resale of securities issued by an issuer that is a shell company or that has been at any time previously a shell company. The SEC defines a shell company as a company that has no or nominal operations and either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents, or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. We are a former shell company.

38

The SEC has provided an exception to this unavailability if and for as long as the following conditions are met: (a) the issuer of the securities that was formerly a shell company has ceased to be a shell company; (b) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; (c) the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable during the preceding 12 months, other than certain Current Reports on Form 8-K; and (d) at least one (1) year has elapsed form the time the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that it is not a shell company.

Because of our prior history as a shell company, stockholders who receive our restricted securities will only be able to sell them pursuant to Rule 144 without registration for only as long as we continue to meet the requirements set forth above. No assurance can be given that we will meet these requirements going forward. Furthermore, any non-registered securities we sell in the future or issue will have limited or no liquidity until and unless such securities are registered with the SEC and/or until we comply with the foregoing requirements.

As a result, it may be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the SEC, which could require us to deploy additional resources. In addition, if we are unable to attract additional capital, it could have an adverse impact on our ability to implement our business plan and/or sustain our operations. Our status as a former “shell company” could prevent us from raising additional funds to develop additional technological advancements, which could cause the value of our securities to decline in value.

A portion of the ownership of our common stock is concentrated in a small number of investors, some of whom are affiliated with our board of directors and management.

Our management and board of directors own approximately 3.50% of our issued and outstanding shares of common stock. By virtue of such holdings, they have the ability to exercise influence over our business and affairs, including matters requiring approval by our stockholders including but not limited to the following actions:

●	the election of members of the board of directors;
●	amending our articles of incorporation or bylaws; and
●	approving a merger, sale of assets, or other corporate transaction.

Our directors have the right to authorize the issuance of shares of our preferred stock and additional shares of our common stock.

Our directors, within the limitations and restrictions contained in our articles of incorporation and without further action by our shareholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative conversion and voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. While we have no intention of issuing shares of preferred stock at the present time, we may seek to raise capital through the sale of our securities and may issue shares of preferred stock in connection with a particular investment. Any issuance of shares of preferred stock could adversely affect the rights of holders of our common stock.

Should we issue additional shares of our common stock, each investor’s ownership interest in our stock would be proportionally reduced.

The indemnification rights provided to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against its directors, officers and employees.

Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the costs of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage us from brining a lawsuit against out directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directs or officer even though such actions, if successful, might otherwise benefit us and our stockholders.

39

Our shares of common stock are thinly traded, and the price may not reflect our value; there can be no assurance that there will be an active market for our shares now or in the future.

We have a trading symbol for our common stock (“INVO”) and our common stock is currently listed on the Nasdaq Capital Market.

Our shares of common stock are thinly traded, and as such the price, if traded, may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on, among other things, the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated or, if given, that it will be positive.

Consequently, investors may not be able to liquidate their investment or may be able to liquidate it only at a price that does not reflect the value of the business. If a more active market should develop, the price may be highly volatile. Due to the possibility of our common stock being priced lower than its actual value, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price.

We do not expect to pay any dividends to shareholders.

To date, we have never declared or paid any dividends to our stockholders. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial conditions, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid to stockholders. In the event dividends are paid to stockholders, there is no assurance with respect to the amount of any such dividend.

Our revenue and operating results could fluctuate significantly from quarter to quarter, which may cause our stock price to decline.

Since our inception, we have not generated significant revenue. Our results from year-to-year and from quarter-to-quarter have, and are expected to continue to, vary significantly based on ordering cycles of distributors and partners. As a result, we expect period-to-period comparisons of our operating results may not be meaningful as an indication of our future performance for any future period.

We may have difficulty raising the necessary capital to fund operations and the Wisconsin Fertility acquisition because of the thin market and market price volatility for our shares of common stock.

Throughout 2023, there has been a thin market for our shares, and the market price for our shares has been volatile. In recent years, the securities markets in the U.S. and around the world have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, we expect our shares of common stock may also be subject to volatility resulting from market forces over which we will have no control. The success of our products and services may be dependent upon our ability to obtain additional financing through debt and equity or other means. The thin market for our shares, and the volatility in the market price for our shares, may adversely affect our ability to raise needed additional capital.

40

General Risk Factors

An active trading market for our common stock may not be sustained. If an active trading market is not sustained, our ability to raise capital in the future may be impaired.

There is no history of trading for our common stock for NAYA’s business or for the combined businesses following the Merger. Given the lack of trading history of our common stock following the Merger, there is a risk that an active trading market for our shares may not be sustained, which could put downward pressure on the market price of our common stock and thereby affect your ability to sell shares you purchased. An inactive trading market for our common stock may also impair our ability to raise capital to continue to fund the operations of the combined companies by selling shares and impair our ability to acquire other companies or technologies by using our shares as consideration.

The trading price of our common stock is highly volatile, which could result in substantial losses for purchasers of our common stock. Securities class action or other litigation involving our company or members of our management team could also substantially harm our business, financial condition and results of operations.

Our stock price is highly volatile. The stock market in general and the market for smaller pharmaceutical and biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. In addition, if the market for pharmaceutical and biotechnology stocks or the broader stock market continues to experience a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. As a result of this volatility, you may not be able to sell your common stock at or above the purchase price and you may lose some or all of your investment. The market price for our common stock may be influenced by many factors, including the following:

● the success of existing or new competitive products or technologies;

● regulatory actions with respect to our product candidates or our competitors’ products and product candidates;

● announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

● the timing and results of clinical trials;

● commencement or termination of collaborations for our development programs;

● failure or discontinuation of any of our development programs;

● results of clinical trials of product candidates of our competitors;

● regulatory or legal developments in the United States and other countries;

● developments or disputes concerning patent applications, issued patents or other proprietary rights;

● the recruitment or departure of key personnel;

● the level of expenses related to any of our product candidates or clinical development programs;

● the results of our efforts to develop additional product candidates or products;

● actual or anticipated changes in estimates as to financial results or development timelines;

● announcement or expectation of additional financing efforts;

41

● sales of our common stock by us, our insiders or other stockholders;

● variations in our financial results or those of companies that are perceived to be similar to us;

● changes in estimates or recommendations by securities analysts, if any, that cover us;

● changes in the structure of healthcare payment systems;

● market conditions in the pharmaceutical and biotechnology sectors;

● general economic, industry and market conditions; and

● the other factors described in this “Risk Factors” section.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for biopharmaceutical companies, which have experienced significant stock price volatility in recent years.

Related to Market Uncertainties

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

The global credit and financial markets have experienced extreme volatility and disruptions in the past several years, including severely diminished liquidity and credit availability, volatile interest rates, rising and fluctuating inflation rates, reduced corporate profitability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit-rating downgrades and economic slowdowns, or a recession in the United States. Although U.S. lawmakers passed legislation to raise the federal debt ceiling on multiple occasions, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States. The impact of this or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the U.S. and global financial markets and economic conditions. In addition, inflation rates in the U.S. have recently increased to levels not seen in decades.

We believe that the state of global economic conditions are particularly volatile and uncertain, not only in light of the COVID-19 pandemic and the potential global recession resulting therefrom, but also due to recent global tensions and unexpected shifts in political, legislative and regulatory conditions concerning, among other matters, international trade and taxation, and that an uneven recovery or a renewed global downturn may negatively impact NAYA’s ability to conduct clinical trials on the scale and timelines anticipated. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business or political environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make obtaining any necessary debt or equity financing more difficult, more costly and more dilutive. For example, as a result of political, social, and economic instability abroad, including as a result of armed conflict, war or threat of war, in particular, the current conflict between Russia and Ukraine, including resulting sanctions, terrorist activity and other security concerns in general, there could be a significant disruption of global financial markets, impairing our ability to raise capital when needed on acceptable terms, if at all. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget. To the extent that our profitability and strategies are negatively affected by downturns or volatility in general economic conditions, our business and results of operations may be materially adversely affected.

42

Our business is affected by macroeconomic conditions, including rising inflation, interest rates and supply chain constraints.

Various macroeconomic factors could adversely affect our business and the results of our operations and financial condition, including changes in inflation, interest rates and overall economic conditions and uncertainties such as those resulting from the current and future conditions in the global financial markets. For instance, rising interest rates have impacted our net income. Recent supply chain constraints have led to higher inflation, which, if sustained, could have a negative impact on our product development and operations. If inflation or other factors were to significantly increase our business costs, our ability to develop NAYA’s current pipeline and new therapeutic products may be negatively affected. Current capital market conditions, including the impact of inflation, have increased borrowing rates and can be expected to significantly increase our cost of capital as compared to prior periods and could also affect our ability to raise capital on favorable terms, or at all, in order to fund our operations. Similarly, these macroeconomic factors could affect the ability of our third-party suppliers and manufacturers to manufacture clinical trial materials for our product candidates.

General Risk Factors

We are a Smaller Reporting Company, or SRC, and the reduced disclosure requirements applicable to SRCs may make our common stock less attractive to investors.

We are considered a SRC under Rule 12b-2 of the Exchange Act. We are therefore entitled to rely on certain reduced disclosure requirements, such as an exemption from providing selected financial data and executive compensation information. These exemptions and reduced disclosures in our SEC filings due to our status as a smaller reporting company also mean our auditors are not required to review our internal control over financial reporting and may make it harder for investors to analyze our results of operations and financial prospects. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our common stock prices may be more volatile. We will remain a smaller reporting company until our public float exceeds $250 million or our annual revenues exceed $100 million with a public float greater than $700 million.

We have broad discretion over the use of our cash and cash equivalents and may not use them effectively.

Our management has broad discretion to use our cash and cash equivalents to fund our operations and could spend these funds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending our use to fund operations, we may invest our cash and cash equivalents in a manner that does not produce income or that loses value.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us issues an adverse opinion about our company, our stock price would likely decline. If one or more of these analysts ceases research coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

43

Shareholders may be diluted significantly through our efforts to obtain financing and from issuance of additional shares of our common stock, including such issuances of shares for services.

To satisfy certain financial obligations, we have issued and may continue to issue shares of our common stock and we have incurred and may continue to incur debt, which may be convertible into shares of our common stock. We may attempt to raise capital by selling shares of our common stock, possibly with warrants, which may be issued or exercised at a discount to the market price for our common stock. These actions would result in dilution of the ownership interests of existing shareholders, and may further dilute the common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to control us as the shares may be issued to our officers, directors, new employees, or other related parties.

We are subject to the reporting requirements of U.S. federal securities laws, which can be expensive.

We are a public reporting company and accordingly subject to the information and reporting requirements of the Exchange Act, and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002. We are required to prepare and file annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports. Compliance with such reporting requirements is both time-consuming and costly for us. We may need to hire additional financial reporting, internal control, and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.

In addition, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules implemented by the SEC and the securities exchanges, require certain corporate governance practices for public companies. Our management and other personnel have devoted and expect to continue to devote a substantial amount of time to public reporting requirements and corporate governance. These rules and regulations have significantly increased our legal and financial compliance costs and made some activities more time-consuming and costly. If these costs are not offset by increased revenues and improved financial performance, our financial condition and results of operations may be materially adversely affected. These rules and regulations also make it more difficult and more expensive for us to obtain director and officer liability insurance in the future. Additionally, we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified personnel to serve on our board of directors or as executive officers.

Failure to comply with internal control attestation requirements could lead to loss of public confidence in our financial statements and negatively impact our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. If we fail to timely develop our internal controls, and management is unable to make this assessment, or, once required, if the independent registered public accounting firm cannot timely attest to this assessment, we could be subject to regulatory sanctions. As a result, a loss of public confidence in our financial controls and the reliability of our consolidated financial statements may develop ultimately negatively impacting our stock price and our ability to raise additional capital when and as needed.

44

Risks Related to NAYA’s Business

Risks Related to NAYA’s Financial Position and Capital Requirements

NAYA has incurred significant operating losses since inception and anticipates that it will continue to incur substantial operating losses for the foreseeable future and may never achieve or maintain profitability.

NAYA is a preclinical stage biotechnology company that has no history of generating revenue and has incurred significant operating losses since inception. Its net losses from its assets were $9,500,148 and $6,239,937 for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, NAYA’s assets had an accumulated deficit of $15,740,084 million. NAYA expects to continue to incur significant expenses and increasing operating losses for the foreseeable future. Since inception, NAYA has devoted substantially all of its efforts to research and preclinical development of its product candidates, organizing and staffing the company, business planning, raising capital, establishing its intellectual property portfolio and conducting NAYA’s future clinical trials. To date, NAYA has never obtained regulatory approval for, or commercialized, any product candidates. Furthermore, it does not expect to generate any revenue from product sales for the foreseeable future, if ever, and it expects to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies, clinical trials, manufacturing and the regulatory approval process for its current and potential future product candidates. NAYA anticipates that its expenses will increase substantially as it:

●	continues the clinical development of the product candidates derived from its Flex-NK ™ bispecific antibody platforms;

●	plans to file in 2024, two initial INDs within its lead GPC3 program developing hepatocellular carcinoma, or HCC, therapies and CD38 program, developing therapies in Multiple Myeloma, or MM, and with NY-303, GPC3-targeted Flex-NK™M bispecific antibody, and NY-338, CD38-targeted Flex-NK™ bispecific antibody INDs;

●	expands and advances its product pipeline, including but not limited to GPC3 program (NY-303, GPC3 Flex-NK™), CD38 program (CYT 338 Flex NK™ engager);

●	seeks regulatory and marketing approvals for any of its current and future product candidates that successfully commence and complete clinical trials;

●	establishes its manufacturing capability, including developing NAYA’s contract development and manufacturing relationships, and building NAYA’s internal manufacturing facilities;

●	maintains, expands, and protects its intellectual property portfolio;

●	expands its operational, financial, and management systems and increases personnel, including personnel to support its preclinical and clinical development, manufacturing and commercialization efforts;

●	establish a sales, marketing, and distribution infrastructure in the future to commercialize any current or future product candidate for which it may obtain marketing approval;

●	seek to identify, discover, develop, and commercialize additional product candidates; and

●	incur additional legal, accounting, or other expenses in operating its business, including the additional costs associated with operating as a public company.

To become and remain profitable, NAYA must succeed in the preclinical and clinical development and eventual commercialization of products that generate significant revenue. This will require NAYA to be successful in a range of challenging activities, including completing preclinical studies and future clinical trials of its current and future product candidates, obtaining regulatory approval, establishing and validating commercial-scale current good manufacturing practices, or cGMP, facilities, marketing and selling any products for which it obtains regulatory approval (including through third parties), as well as discovering or acquiring and developing additional product candidates. NAYA is in the preliminary stages of, or has not yet commenced, these activities. NAYA may never succeed in these activities and, even if it does, it may never generate revenues that are sufficient to offset its expenses and achieve profitability.

45

Because of the numerous risks and uncertainties associated with product candidate development, NAYA is unable to accurately predict the timing or amount of expenses or when, or if, it will be able to achieve profitability. If it will be required by regulatory authorities to perform its future clinical trials or preclinical studies in addition to those currently expected, or if there are any delays in the initiation and completion of its future clinical trials or the development of any of its product candidates, its expenses could increase.

Even if NAYA does achieve profitability, it may not be able to sustain or increase profitability. Its failure to become and remain profitable would decrease its value and could impair its ability to raise capital, maintain its research and development efforts, expand its business or continue its operations.

NAYA has a limited operating history and has no products approved for commercial sale, which may make it difficult for you to evaluate the success of NAYA’s business to date and to assess its future viability.

NAYA is a preclinical stage biotechnology company with a limited operating history upon which you can evaluate NAYA’s business and prospects. NAYA’s operations to date have been limited to financing and staffing its company, developing its technology, identifying and developing its product candidates, undertaking preclinical studies for its NY-303 and NY-338 bispecific antibodies~~,~~ business planning and raising capital. All of its research programs are still in the preclinical or research stage of development, and the risk of failure in the biopharmaceutical industry for programs or products candidates at such stage of development is even higher than those in the clinical stage of development. NAYA has not yet demonstrated an ability to successfully conduct or complete any clinical trials, including large-scale, pivotal clinical trials, obtain marketing approval, manufacture a clinical or commercial scale product or arrange for a third party to do so on our behalf or conduct sales and marketing activities necessary for successful product commercialization. Typically, it takes about three to six years to develop a new biological drug from the time it enters Phase 1 clinical trials to when it is approved for treating patients, but in many cases it may take longer. Consequently, predictions about NAYA’s future success or viability may not be as accurate as they could be if NAYA had a longer operating history or a history of successfully developing and commercializing genetic medicine product candidates.

In addition, as a business with a limited operating history, NAYA may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. NAYA will eventually need to transition from a company with a research and clinical focus to a company, if any of NAYA’s product candidates are approved, capable of supporting commercial activities. NAYA may not be successful in such a transition.

NAYA will require substantial additional funding to finance its operations. If NAYA is unable to raise capital when needed, NAYA could be forced to delay, reduce or terminate certain of its development programs or other operations.

Developing biopharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. NAYA’s operations have consumed substantial amounts of cash since inception, and NAYA expect its expenses to increase in connection with its ongoing activities, particularly as NAYA will conduct future clinical trials of, and seek marketing approval for, NAYA’s product candidates and advance NAYA’s other programs. NAYA’s unanticipated costs may also increase. NAYA will need to obtain substantial additional funding in connection with its continuing operations and planned research and clinical development activities. In addition, NAYA expects to incur significant additional costs associated with operating as a public company.

NAYA’s future capital requirements and the period for which NAYA expects our existing resources to support NAYA’s operations may vary significantly from what NAYA expects. NAYA’s monthly spending levels vary based on new and ongoing research and development and other corporate activities. NAYA’s future capital requirements will depend on many factors, including:

●	the timing, progress, costs and results of NAYA’s ongoing preclinical studies and future clinical trials of NAYA’s product candidates;

●	the scope, progress, results and costs of preclinical development, laboratory testing and future clinical trials of other product candidates that NAYA may pursue;

●	NAYA’s ability to maintain current licenses and collaborations and establish new strategic partnerships and collaborations on favorable terms, if at all;

●	the costs, timing and outcome of regulatory review of NAYA’s product candidates;

●	the costs of operating NAYA’s own manufacturing facility in Puerto Rico to support clinical and commercial-scale production of NAYA’s product candidates, and the terms of any third-party manufacturing contract or biomanufacturing partnership into which NAYA may enter;

46

●	the costs and timing of future commercialization activities, including product manufacturing, marketing, sales, reimbursement and distribution, for any of NAYA’s product candidates for which it may receive marketing approval;

●	the revenue, if any, received from commercial sales of NAYA’s product candidates for which it may receive marketing approval;

●	the cost of any milestone and royalty payments with respect to any product candidates;

●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing NAYA’s intellectual property rights and defending any intellectual property-related claims;

●	the costs of operating as a public company; and

●	The extent to which NAYA acquires or in-licenses other product candidates and technologies.

NAYA may seek to raise any necessary additional capital through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, grants and other marketing and distribution arrangements. NAYA cannot assure you that it will be successful in acquiring additional funding at levels sufficient to fund NAYA’s operations or on terms favorable to us, if at all. If NAYA is unable to obtain adequate financing when needed, it may have to delay, reduce the scope of or suspend one or more of NAYA’s preclinical studies, planned clinical trials, research and development programs or future commercialization efforts. Because of the numerous risks and uncertainties associated with the development and commercialization of NAYA’s current and potential future product candidates and the extent to which NAYA may enter into collaborations with third parties to participate in their development and commercialization, NAYA is unable to estimate the amounts of increased capital outlays and operating expenditures associated with NAYA’s current and anticipated preclinical studies and clinical trials, including related manufacturing costs. To the extent that NAYA raises additional capital through collaborations, strategic alliances, or licensing arrangements with third parties, NAYA may have to relinquish valuable rights to NAYA’s current and potential future product candidates, future revenue streams or research programs or to grant licenses on terms that may not be favorable to NAYA. If NAYA does raise additional capital through public or private equity or convertible debt offerings, the ownership interest of NAYA’s existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect NAYA’s stockholders’ rights. If NAYA raises additional capital through debt financing, it may be subject to covenants limiting or restricting NAYA’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. NAYA’s ability to raise additional capital may be adversely impacted by potential worsening global conditions and the disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from global macroeconomic uncertainty. If NAYA is unable to raise capital when needed or on attractive terms, it could be forced to delay, reduce or altogether terminate its research and development programs or future commercialization efforts.

NAYA’s license agreements may also be terminated if NAYA is unable to meet the payment obligations under its agreements with third parties. NAYA could be required to seek collaborators for its product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to NAYA’s product candidates in markets where it otherwise would seek to pursue development or commercialization. Any of the above events could significantly harm NAYA’s business, prospects, financial condition and results of operations and cause the price of NAYA’s common stock to decline.

47

NAYA’s candidates have a history of recurring losses and anticipated expenditures raises substantial doubts about NAYA’s ability to continue as a going concern. NAYA’s ability to continue as a going concern requires that it obtains sufficient funding to finance NAYA’s operations.

NAYA’s assets have incurred significant operating losses to date and it is possible that NAYA may never generate a profit. It has an accumulated deficit of approximately $16.5 million and cash and cash equivalents of $8,112 as of September 30, 2023. NAYA has concluded that its recurring losses from operations and need for additional financing to fund future operations raise substantial doubt about NAYA’s ability to continue as a going concern and satisfy NAYA’s estimated liquidity needs for 12 months from the issuance date of the financial statements. Similarly, NAYA’s independent registered public accounting firm included an explanatory paragraph in its report on NAYA’s financial statements as of and for the year ended September 30, 2023 with respect to this uncertainty. NAYA’s future capital requirements will depend on many factors, including:

●	the scope, rate of progress, results and costs of drug discovery, preclinical development, laboratory testing and future clinical trials for NAYA’s product candidates;

●	the number and development requirements of product candidates that NAYA may pursue, and other indications for NAYA’s current product candidates that it may pursue;

●	the costs, timing and outcome of regulatory review of NAYA’s product candidates;

●	the scope and costs of manufacturing development and commercial manufacturing activities;

●	the cost associated with commercializing any approved product candidates;

●	the cost and timing of developing NAYA’s product candidates and the ability to establish sales and marketing capabilities, if any;

●	the costs of preparing, filing and prosecuting patent applications, maintaining, enforcing and protecting NAYA’s intellectual property rights, defending intellectual property-related claims and obtaining licenses to third-party intellectual property;

●	the timing and amount of milestone and royalty payments NAYA is are required to make under its license agreements;

●	NAYA’s ability to establish and maintain collaborations on favorable terms, if at all; and

●	the extent to which NAYA acquires or in-licenses other product candidates and technologies and associated intellectual property.

NAYA will require additional capital to complete its preclinical studies and planned clinical development programs for NAYA’s current product candidates to obtain regulatory approval. Any additional capital raising efforts may divert NAYA’s management from their day-to-day activities, which may adversely affect NAYA’s ability to develop and commercialize NAYA’s current and future product candidates, if approved.

In addition, NAYA cannot guarantee that future financing will be available on a timely basis, in sufficient amounts or on terms acceptable to NAYA, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of NAYA’s stockholders and the issuance of additional securities by NAYA, whether equity or debt, or the market perception that such issuances are likely to occur, could cause the market price of NAYA’s common stock to decline. If NAYA is unable to raise sufficient capital when needed, NAYA’s business, financial condition, and results of operations will be harmed, and it will need to significantly modify NAYA’s operational plans to continue as a going concern. If NAYA is unable to continue as a going concern, it might have to liquidate assets, and the value NAYA receives for any assets in liquidation or dissolution could be significantly lower than the values reflected in NAYA’s financial statements.

48

Risks Related to NAYA’s Business and Industry

NAYA’s product candidates are in early stages of development, and therefore will require extensive additional preclinical and clinical testing. Success in preclinical studies or early-stage clinical trials may not be indicative of results in future clinical trials and NAYA cannot assure you that any ongoing, planned or future clinical trials will lead to results sufficient for the necessary regulatory approvals.

Because NAYA’s product candidates are in early stages of development, they will require extensive preclinical and clinical testing. NY-303 and NY-338 are NAYA’s only product candidates in preclinical trials. Success in preclinical testing and early-stage clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. Preclinical studies and Phase 1 clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics and to understand the side effects of product candidates at various doses and schedules. Success in preclinical studies and early-stage clinical trials does not ensure that later efficacy trials will be successful, nor does it predict final results. NAYA’s product candidates may fail to show the desired safety and efficacy in clinical development despite positive results in preclinical studies or even if they successfully advance through early-stage clinical trials.

Further, NAYA’s novel approaches to address solid and hematological tumors through multispecific antibodies are unproven and as such, the cost and time needed to develop NAYA’s product candidates is difficult to predict and NAYA’s efforts may not be successful. If NAYA does not observe favorable results in clinical trials of NAYA’s product candidates, it may decide to delay or abandon clinical development of such product candidate. Any such delay or abandonment could harm NAYA’s business, financial condition, results of operations and prospects.

In addition, the design of a clinical trial can determine whether NAYA’s results will support approval of a product, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. As an organization, NAYA has limited experience designing clinical trials and may be unable to design and execute a clinical trial to support regulatory approval. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks, including failure in late-stage clinical trials even after achieving promising results in preclinical testing and earlier clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval.

Further, NAYA cannot predict with any certainty if or when it might submit a Biologics License Application, or BLA, or comparable foreign application, for regulatory approval for any of NAYA’s product candidates or whether any such BLA or comparable foreign application will be accepted for review by the Food and Drug Administration, or FDA, or comparable foreign authority or whether any BLA or comparable foreign application will be approved upon review. Even if NAYA’s future clinical trials are completed as planned, it cannot be certain that their results will support the proposed indications. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and NAYA cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. NAYA’s future clinical trial process may fail to demonstrate that NAYA’s product candidates are safe and effective for their proposed uses. This failure could cause NAYA to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, NAYA’s clinical trials will delay and possibly preclude the filing of any BLAs or comparable foreign application with the FDA and, ultimately, NAYA’s ability to commercialize NAYA’s product candidates and generate product revenues.

NAYA’s approach to the development of product candidates based on NAYA’s Flex-NK™ cell engager antibody platform is unproven, and NAYA does not know whether it will be able to develop any products of commercial value, or if competing technological approaches will limit the commercial value of NAYA’s product candidates or render NAYA’s platforms obsolete.

NAYA believes that its product candidates represent a novel approach to immune-oncology, and it has concentrated significant research and development efforts to date developing NAYA’s Flex-NK™ cell engager antibody platform technology. The product candidates derived from NAYA’s technologies, including NY-303 and NY-338, have not been extensively tested over any significant period of time. NAYA’s has not yet succeeded and may never succeed in demonstrating efficacy and safety for any of NAYA’s product candidates in clinical trials or in obtaining marketing approval therefor.

For example, iPSC-derived NK cell platform and Flex-NK cell engager antibody platform technologies are a novel field of development and are subject to particular risks that are difficult to quantify~~,~~ which could ultimately affect safety, efficacy and NAYA’s ability to produce product in a reliable and consistent manner. As such, NAYA may be faced with unforeseen delays and setbacks, in addition to the other foreseeable risks and uncertainties associated with developing immune cell therapies.

49

Any delay or difficulties in the manufacturing and/or clinical supply of NY-303 and NY-338, or any of NAYA’s other current or future product candidates would adversely affect NAYA’s business and operations.

Advancing product candidates utilizing such novel approaches to immunotherapy creates significant challenges for us, including, among others:

●	manufacturing NAYA’s product candidate to NAYA’s specifications and in a timely manner to support NAYA’s future clinical trials, and, if approved, commercialization;

●	sourcing clinical and, if approved, commercial supplies for the raw materials used to manufacture NAYA’s product candidates;

●	enrolling sufficient numbers of patients in future clinical trials;

●	understanding and addressing variability in demand for manufacturing and NAYA’s impact on capacity utilization of available infrastructure and costs;

●	submitting applications for and obtaining regulatory approval, as the FDA and other regulatory authorities including comparable foreign authorities have limited experience with commercial development of immunotherapies for cancer and viral associated infectious diseases; and

●	establishing sales and marketing capabilities, as well as developing a manufacturing process and distribution network to support the commercialization of any approved products.

NAA must be able to overcome these challenges in order for it to successfully develop, commercialize and manufacture NAYA’s product candidates utilizing NAYA’s novel approaches to address solid and hematological tumors.

Clinical product candidate development involves a lengthy and expensive process and involve uncertain outcomes. NAYA may incur additional costs and encounter substantial delays or difficulties in NAYA’s clinical trials.

NAYA may not commercialize, market, promote or sell any product candidate without obtaining marketing approval from the FDA or other comparable foreign regulatory authority, and it may never receive such approvals. It is impossible to predict when or if any of NAYA’s product candidates will prove effective or safe in humans and will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of NAYA’s product candidates, it must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of NAYA’s product candidates in humans. Clinical testing is expensive, is difficult to design and implement, can take many years to complete and is uncertain as to outcome.

A failure of one or more clinical trials can occur at any stage of testing. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. Additionally, preclinical trials for NAYA’s product candidates involve studying a relatively small patient population, which makes it difficult to predict whether the favorable results observed in such clinical trial will be repeated in larger and more advanced clinical trials.

NAYA may experience numerous unforeseen events prior to, during, or as a result of, clinical trials that could delay or prevent NAYA’s ability to receive marketing approval or commercialize NAYA’s product candidates, including, but not limited to the following:

●	delays in reaching a consensus with regulatory authorities on the design, location or implementation of NAYA’s clinical trials;

●	delays or setbacks in patient enrollment;

●	clinical trials of NAYA’s product candidates may produce negative or inconclusive results;

50

●	the number of patients required for clinical trials for NAYA’s product candidates may be larger than it anticipates, enrollment in these clinical trials may be slower than it anticipate or may be lower than it anticipates due to challenges in recruiting and enrolling suitable patients that meet the study criteria, participants may drop out of these clinical trials at a higher rate than NAYA anticipates or the duration of these clinical trials may be longer than it anticipates;

●	imposition of a clinical hold by regulatory authorities as a result of, among other reasons, a serious adverse event, a failure in the chemistry manufacturing and controls requirements, or a failed inspection of NAYA’s clinical trial operations, trial sites or manufacturing facilities;

●	occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits; and

●	need to conduct additional clinical trials or abandon product development programs.

Any inability to successfully complete preclinical and commence and complete clinical development could result in additional costs to NAYA or impair its ability to generate revenue from future product sales or other sources. In addition, if NAYA make manufacturing or formulation changes to NAYA’s product candidates, it may need to conduct additional testing to bridge NAYA’s modified product candidate to earlier versions. Clinical trial delays could also shorten any periods during which NAYA may have the exclusive right to commercialize its product candidates, if approved, or allow NAYA’s competitors to bring competing products to market before it does, which could impair NAYA’s ability to successfully commercialize NAYA’s product candidates and may harm NAYA’s business, financial condition, results of operations and prospects.

In addition, the clinical trial requirements of the FDA and other foreign regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty, and intended use and market of the potential products. The regulatory approval process for product candidates such as NAYAs can be more expensive and take longer than for other, better known, or more extensively studied pharmaceutical or other product candidates. Regulatory agencies administering existing or future regulations or legislation may not allow production and marketing of products utilizing gene regulation technology in a timely manner or under technically or commercially feasible conditions. Regulatory action or private litigation could result in expenses, delays or other impediments to NAYA’s research programs or the future commercialization of resulting products.

Further, if the results of NAYA’s future clinical trials are inconclusive or if there are safety concerns or serious adverse events associated with NAYA’s product candidates, it may be delayed in obtaining marketing approval, or not obtain marketing approval at all, obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, and/or have regulatory authorities withdraw or suspend their approval or impose restrictions on distribution in the form of a modified risk evaluation and mitigation strategy, or REMS, or equivalent steps imposed by foreign authorities among other results. NAYA could also encounter delays if physicians encounter unresolved ethical issues associated with enrolling patients in NAYA’s future clinical trials of NAYA’s product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles.

Additionally, the FDA or comparable foreign authority or an independent institutional review board, or IRB, or Ethics Committee or EC, may also suspend NAYA’s future clinical trials at any time if it appears that NAYA or NAYA’s collaborators are failing to conduct a trial in accordance with regulatory requirements, including the FDA’s Good Clinical Practice, or GCP, regulations, or equivalent foreign rules that it is exposing participants to unacceptable health risks, or if the FDA or comparable foreign authority finds deficiencies in NAYA’s investigational new drug, or IND, applications or the conduct of these trials. Therefore, NAYA cannot predict with any certainty the schedule for commencement and completion of future clinical trials. If NAYA experiences delays in the commencement or completion of NAYA’s future clinical trials, or if NAYA terminates a clinical trial prior to completion, the commercial prospects of NAYA’s product candidates could be negatively impacted, and NAYA’s ability to generate revenues from NAYA’s product candidates may be delayed.

51

If NAYA encounters difficulties in enrolling patients in NAYA’s future clinical trials, NAYA’s clinical development activities could be delayed or otherwise adversely affected.

The timely completion of NAYA’s future clinical trials in part depends on patient enrollment, and as such identifying and qualifying patients to participate in NAYA’s future clinical trials is critical to NAYA’s success. NAYA may encounter difficulties in enrolling a sufficient number of eligible patients to participate in NAYA’s future clinical trials, thereby delaying or preventing development and approval of NAYA’s product candidates. Even once enrolled, NAYA may be unable to retain a sufficient number of patients to complete any of NAYA’s trials. There are limited patient pools from which to draw in order to complete NAYA’s future clinical trials in a timely and cost-effective manner. If any such patient enrolled in NAYA’s future Phase 1 trials has to drop out due to pre-existing health issues or due to a serious adverse effect, or otherwise dies, and NAYA is not able to recruit additional patients in a timely manner, or at all, NAYA’s clinical trials could be delayed or otherwise halted. As such, despite diligent planning of NAYA’s clinical trials and analysis of their feasibility regarding patient recruitment, it may experience difficulties, delays or inability in patient enrollment in NAYA’s clinical trials for a variety of reasons, including:

●	the size and nature of the patient population;

●	the severity and incidence of the disease under investigation;

●	the design of the trial and the complexity for patients and clinical sites;

●	the general health condition of the patient and their immune broadly;

●	the risk that patients’ general health conditions do not allow the conduct of study/screening procedures (such as leukapheresis) the manufacture of therapeutic product or application of the appropriate standard-of-care treatment or application of the Stupp regimen;

●	the ability to consistently manufacture Flex-NK™ engager product candidates in sufficient quantities at sufficient activity and/or transduction efficiency to provide a suitable therapeutic dose of Flex-NK cell engager antibodies;

●	competing clinical trials for similar therapies, other new therapeutics, new combination treatments, new medicinal products;

●	clinicians’ and patients’ perceptions as to the potential advantages and side effects of the product candidate being studied in relation to other available therapies, including any new drugs or treatments that may be approved or become standard of care for the indications NAYA is investigating;

●	the ability to obtain and maintain patient consents due to various reasons;

●	the risk that enrolled subjects will drop out, develop complications or die before completion of the trial;

●	the ability to develop and provide appropriate screening, product characterization and release assays;

●	patients failing to complete a clinical trial or returning for post-treatment follow-up;

●	NAYA’s ability to manufacture the requisite materials for a patient and clinical trial; and

●	inability of clinical sites to enroll patients as health care capacities are required to cope with natural disasters, epidemics or other health system emergencies.

NAYA’s efforts to build relationships with patient communities may not succeed, which could result in delays in patient enrollment in NAYA’s clinical trials. Any negative results NAYA may report in clinical trials of its product candidates may make it difficult or impossible to recruit and retain patients in other clinical trials of that same product candidate. Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on NAYA’s ability to develop NAYA’s product candidates or could render further development impossible. In addition, NAYA may rely on clinical research organizations, or CROs, and clinical trial sites to ensure proper and timely conduct of NAYA’s future clinical trials and, while it intends to enter into agreements governing their services, NAYA will be limited in its ability to ensure their actual performance.

52

NAYA may not be able to file Investigational New Drug Applications to commence future clinical trials on the timelines it expects, and even if it is able to, the FDA or comparable foreign authority may not permit NAYA to proceed.

NAYA expects its pipeline to lead to multiple investigational new drug applications, or INDs, starting in 2024. It cannot be sure that submission of an IND will result in the FDA or comparable foreign authority allowing testing and clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such clinical trials. The manufacturing of NAYA’s product candidates remains an emerging and evolving field. Accordingly, NAYA expects that chemistry, manufacturing and control related topics, including product specifications, will be a focus of IND reviews, which may delay the clearance of INDs or equivalent foreign applications. Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND, or equivalent foreign applications or clinical trial application, NAYA cannot guarantee that such regulatory authorities will not change their requirements in the future.

NAYA’s product candidates may cause serious adverse events or undesirable side effects or have other properties that may delay or prevent regulatory approval, cause NAYA to suspend or discontinue clinical trials, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

During the conduct of clinical trials, patients report changes in their health, including illnesses, injuries and discomforts, to their doctor. Often, it is not possible to determine whether or not the product candidate being studied caused these conditions. Regulatory authorities may draw different conclusions or require additional testing to confirm these determinations, if they occur. Many times, side effects are only detectable after investigational drugs are tested in large-scale pivotal trials or, in some cases, after they are made available to patients on a commercial scale after approval. If additional clinical experience indicates that any of NAYA’s product candidates have side effects or cause serious or life-threatening side effects, the development of the product candidate may fail or be delayed, or, if the product candidate has received regulatory approval, such approval may be revoked, which would harm NAYA’s business, prospects, operating results and financial condition.

Undesirable side effects caused by NAYA’s product candidates, delivery methods or dosage levels could cause NAYA or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authority. As a result of safety or toxicity issues that NAYA may experience in its clinical trials, NAYA may be placed on clinical hold and not receive approval to market any product candidates, which could prevent it from ever generating revenues or achieving profitability. Results of NAYA’s trials could reveal an unacceptably high severity and incidence of side effects, or side effects outweighing the benefits of NAYA’s product candidates. In such an event, NAYA’s studies could be delayed, suspended or terminated and the FDA or comparable foreign regulatory authorities could order NAYA to cease further development of or deny approval of NAYA’s product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims.

As NAYA start developing its lead product candidates and anticipate initiating clinical trials of NAYA’s additional product candidates, serious adverse events, or SAEs, undesirable or potentially fatal side effects, cytokine release syndrome, viral or bacterial infections, relapse of disease or unexpected characteristics may emerge causing it to abandon these product candidates or limit their development to more narrow uses or subpopulations in which the SAEs or undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective or in which efficacy is more pronounced or durable. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff, and inadequate training in recognizing or managing the potential side effects of NAYA’s product candidates could result in patient injury or death. Should NAYA observe SAEs in its clinical trials or identify undesirable side effects or other unexpected findings, NAYA’s trials could be delayed or even terminated and NAYA’s development programs may be halted entirely.

53

Additionally, if any of NAYA’s product candidates receive regulatory approval, and NAYA or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result. The product could face a recall or withdrawal from the market, the FDA could also issue a safety alert about the product or require NAYA to adopt a REMS to ensure that the benefits of treatment with such product candidate outweigh the risks for each potential patient, which may include, among other things, a communication plan to health care practitioners, patient education, extensive patient monitoring or distribution systems and processes that are highly controlled, restrictive and more costly than what is typical for the industry. NAYA’s collaborators may also be required to adopt a REMS or engage in similar actions, such as patient education, certification of health care professionals or specific monitoring, if NAYA or others later identify undesirable side effects caused by any product that NAYA develops alone or with collaborators.

Any of these events could diminish the usage or otherwise limit the commercial success of NAYA’s product candidates and prevent it from achieving or maintaining market acceptance of the affected product candidate, if approved by applicable regulatory authorities.

Interim, “top-line” and preliminary data from NAYA’s clinical trials that it announces or publishes from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, NAYA may publish interim, “top-line” or preliminary data from its clinical trials. Interim, “top-line” or preliminary data from clinical trials that NAYA may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data becomes available. Interim, “top-line” and preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data NAYA previously published. As a result, interim, “top-line,” and preliminary data should be viewed with caution until the final data are available. Differences between interim, “top-line” and preliminary data and final data could significantly harm NAYA’s business prospects and may cause the trading price of NAYA’s common stock to fluctuate significantly.

Further, others, including regulatory agencies, may not accept or agree with NAYA’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the future approvability or commercialization of the particular product candidate or product and NAYA’s business in general. In addition, the information NAYA chooses to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what NAYA determines is the material or otherwise appropriate information to include in NAYA’s disclosure, and any information NAYA determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product candidate or NAYA’s business. If the interim, “top-line,” or preliminary data that NAYA reports differs from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, NAYA’s ability to obtain approval for and commercialize NAYA’s product candidates, NAYA’s business, operating results, prospects or financial condition may be harmed.

54

NAYA faces significant competition from other biotechnology and pharmaceutical companies, which may result in others discovering, developing, or commercializing products before or more successfully than NAYA does.

The clinical and commercial landscape in the indications NAYA is targeting, as well as the field of immune-oncology, is highly competitive. NAYA may face potential competition with respect to NAYA’s current product candidates and may face competition with respect to any other product candidates that NAYA may seek to develop or commercialize in the future from pharmaceutical and biotechnology companies, academic institutions, government agencies and other public and private research institutions.

Many of NAYA’s current or potential competitors have greater financial and other resources, larger research and development staffs, and more experienced capabilities in researching, developing and testing products than NAYA does. Many of these companies also have more experience in conducting clinical trials, obtaining FDA and other equivalent foreign regulatory approvals, and manufacturing, marketing and distributing therapeutic products. Smaller or clinical-stage companies like NAYA may successfully compete by establishing collaborative relationships with larger pharmaceutical companies or academic institutions. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of NAYA’s competitors. These competitors also compete with NAYA in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, NAYA’s programs. NAYA’s commercial opportunity could be reduced or eliminated if NAYA’s competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any products that NAYA may develop. Furthermore, currently approved products could be discovered to have application for treatment of cancer and other diseases, which could give such products significant regulatory and market timing advantages over any of NAYA’s product candidates. In addition, large pharmaceutical companies or other companies with greater resources or experience than NAYA may choose to forgo therapy opportunities that would have otherwise been complementary to NAYA’s product development and collaboration plans. NAYA’s competitors may succeed in developing, obtaining patent protection for, or commercializing their products more rapidly than us, which could result in NAYA’s competitors establishing a strong market position before NAYA is able to enter the market. A competing company developing or acquiring rights to a more effective therapeutic product for the same diseases targeted by NAYA, or one that offers significantly lower costs of treatment could render NAYA’s products noncompetitive or obsolete. NAYA may not be successful in marketing any product candidates it may develop against competitors.

NAYA faces substantial competition from multiple sources, including large and specialty pharmaceutical, biopharmaceutical and biotechnology companies, academic research institutions and governmental agencies and public and private research institutions.

NAYA’s competitors compete with it on the level of the technologies employed, or on the level of development of product candidates. In addition, many small biotechnology companies have formed collaborations with large, established companies to (i) obtain support for their research, development and commercialization of products or (ii) combine several treatment approaches to develop longer lasting or more efficacious treatments that may potentially directly compete with NAYA’s current or future product candidates. NAYA anticipates that it will continue to face increasing competition as new therapies and combinations thereof, technologies, and data emerge within the field of immunotherapy and, furthermore, within the treatment of cancers.

NAYA intends to study its product candidates in patient populations with significant comorbidities, and these patients may also receive treatment with cytotoxic lymphodepletion agents and other immunotherapies, and/or other treatments, and/or other treatments that may result in deaths or serious adverse or unacceptable side effects and require NAYA to abandon or limit NAYA’s clinical development activities.

Patients treated with NAYA’s product candidates in clinical trials may also receive treatment with cytotoxic lymphodepletion agents and other immunotherapies and/or other treatments, and may therefore experience side effects or adverse events, including death, that are unrelated to NAYA’s product candidates. While these side effects or adverse events may be unrelated to NAYA’s product candidates, they may still affect the success of NAYA’s clinical studies. The inclusion of critically ill patients in NAYA’s clinical studies may result in deaths or other adverse medical events due to underlying disease or to other therapies or medications that such patients may receive. Any of these events could prevent NAYA from advancing NAYA’s product candidates through clinical development, and from obtaining regulatory approval, and would impair NAYA’s ability to commercialize NAYA’s product candidates. Any inability to advance NAYA’s existing product candidates or any other product candidate through clinical development would have a material adverse effect on NAYA’s business, and the value of NAYA’s common stock would decline.

NAYA may not identify or discover other product candidates and may fail to capitalize on programs or product candidates that may present a greater commercial opportunity or for which there is a greater likelihood of success.

NAYA’s efforts to identify and develop additional product candidates will require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. NAYA may also broaden the reach of NAYA’s Flex-NK™ cell engager antibody platform by selectively in-licensing technologies or product candidates. Alternately, NAYA’s efforts may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development, approved products or commercial revenues for many reasons, including the following:

●	the methodology used may not be successful in identifying potential product candidates;

●	competitors may develop alternatives that render any product candidates it develops obsolete;

●	any product candidates it develops may be covered by third parties’ patents or other exclusive rights;

55

●	a product candidate may demonstrate harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

●	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

●	a product candidate may not be accepted as safe and effective by physicians, patients, the medical community or third-party payors.

NAYA has limited financial and management resources and, as a result, it may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater market potential. NAYA’s resource allocation decisions may cause NAYA to fail to capitalize on viable commercial products, including attractive or profitable market opportunities. If NAYA does not accurately evaluate the commercial potential or target market for a particular product candidate, it may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in circumstances under which it would have been more advantageous for it to retain sole development and commercialization rights to such product candidate. In addition, NAYA may not be successful in replicating NAYA’s approach to product candidate development for other disease indications. If NAYA is unsuccessful in identifying and developing additional product candidates or are unable to do so, NAYA’s business may be harmed.

Risks Related to NAYA’s Manufacturing

The manufacturing of NAYA’s product candidates will be very complex. NAYA is subject to a multitude of manufacturing risks, any of which could substantially increase NAYA’s costs, delay NAYA’s programs or limit supply of NAYA’s product candidates.

Historically, engineered antibodies have been particularly difficult to manufacture and Contract Manufacturing Organizations, or CMOs, and NAYA has limited experience in the manufacturing of bispecific antibodies to selectively activate NK cells. The process of manufacturing NAYA’s product candidates is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, vendor or operator error, contamination and inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in NAYA’s product candidates or in the manufacturing facilities in which NAYA’s product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination in accordance with cGMP.

Any adverse developments affecting manufacturing operations for NAYA’s product candidates, if any are approved, may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of NAYA’s products. NAYA may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Furthermore, it is too early to estimate NAYA’s cost of goods sold. The actual cost to manufacture NAYA’s product candidates could be greater than NAYA expects because it is early in NAYA’s development efforts.

56

NAYA depends on strategic partnerships and collaboration arrangements for the development of NAYA’s Flex-NK™ bispecific antibody platform, including Yissum for NKp46 antibodies, INSERM for CD38 antibodies, NCI for GPC3 antibodies, and CytoLynx Therapeutics for development and commercialization in Greater China, and if these arrangements are unsuccessful, this could result in delays and other obstacles in the development, manufacture or commercialization of any of NAYA’s product candidates and materially harm NAYA’s results of operations.

NAYA’s strategy for fully developing and commercializing NAYA’s product candidates is dependent upon maintaining NAYA’s current arrangements and establishing new arrangements with research collaborators, corporate collaborators and other third parties. NAYA currently has corporate and academic collaboration agreements with a number of counterparties including INSERM, NCI, Yissum and CytoLynx Therapeutics. These corporate collaboration agreements provide for, among other things, payment of research funding and significant future payments should certain development, regulatory and commercial milestones be achieved. Under certain of these arrangements, NAYA’s corporate collaborators are responsible for:

●	electing to advance product candidates through preclinical and into clinical development;

●	conducting clinical development and obtaining required regulatory approvals for product candidates; and

●	commercializing any resulting products.

As a result, NAYA may not be able to conduct these corporate collaborations in the manner or on the time schedule it currently contemplates, which may negatively impact NAYA’s business operations.

This lack of control over the research funding for, and the development and commercialization of, certain of NAYA’s product candidates could cause delays or other difficulties in the development and commercialization of any of NAYA’s product candidates, which may prevent completion of research and development activities and intended regulatory filings in a timely fashion, if at all. Because NAYA expects to continue to rely on NAYA’s current corporate collaborators and to enter into new collaborations in the future, the development and commercialization of any of NAYA’s product candidates could be substantially delayed, and NAYA’s ability to receive future funding could be substantially impaired if one or more of NAYA’s current or future collaborators:

●	shifts NAYA’s priorities and resources away from NAYA’s collaborations due to a change in business strategies, or a merger, acquisition, sale or downsizing of NAYA’s company or business unit;

●	ceases development in therapeutic areas which are the subject of NAYA’s collaboration;

●	fails to select a product candidate for advancement into preclinical development, clinical development, or subsequent clinical development into a marketed product;

●	changes the success criteria for a particular product candidate, thereby delaying or ceasing development of such product candidate;

●	significantly delays the initiation or conduct of certain activities which could delay NAYA’s receipt of milestone payments tied to such activities, thereby impacting NAYA’s ability to fund NAYA’s own activities;

●	develops a product candidate that competes, either directly or indirectly, with NAYA’s product candidates;

●	does not obtain the requisite regulatory approval of a product candidate;

●	does not successfully commercialize a product candidate;

●	encounters regulatory, resource or quality issues and are unable to meet demand requirements;

●	exercises its rights under the agreement to terminate the collaboration, or otherwise withdraws support for, or otherwise impairs development under the collaboration;

●	disagrees on the research, development or commercialization of a product candidate resulting in a delay in milestones, royalty payments or termination of such product candidate; and

●	uses NAYA’s proprietary information or intellectual property in such a way as to jeopardize NAYA’s rights in such property.

In addition, the termination of any future strategic partnership or collaboration arrangement that it enter into may prevent NAYA from receiving any milestone, royalty payment, sharing of profits, and other benefits under such agreement. Furthermore, disagreements with these parties could require or result in litigation or arbitration, which would be time-consuming and expensive. Any of these events could have a material adverse effect on NAYA’s ability to develop and commercialize any of NAYA’s product candidates and may adversely impact NAYA’s business, prospects, financial condition, and results of operations.

57

NAYA relies upon third parties to conduct certain research and development activities and assist it with NAYA’s preclinical trials and future clinical trials and commercial sale, if approved, of NAYA’s product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, it may not be able to timely develop, manufacture, obtain regulatory approval for or commercialize NAYA’s product candidates and NAYA’s business could be substantially harmed.

NAYA utilizes independent investigators and collaborators, such as universities, medical institutions, CROs and strategic partners to conduct certain research and future clinical trials. It negotiates budgets and contracts with CROs and study sites, which may result in delays to NAYA’s development timelines and increased costs. It will rely on these third parties over the course of NAYA’s future clinical trials, and it only controls certain aspects of their activities. If NAYA or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in NAYA’s clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require NAYA to perform additional clinical trials before approving NAYA’s marketing applications. NAYA cannot assure you that, upon inspection, such regulatory authorities will determine that any of NAYA’s clinical trials comply with the GCP regulations. In addition, NAYA’s clinical trials must be conducted with biologic product produced under cGMPs and will require a large number of test patients. NAYA’s failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require it to repeat clinical trials, which would delay the regulatory approval process. Moreover, NAYA’s business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting NAYA’s clinical trials are not and will not be NAYA’s employees and, except for remedies available to NAYA under NAYA’s agreements with such third parties, it cannot control whether or not they devote sufficient time and resources to NAYA’s ongoing preclinical, clinical and nonclinical programs. These third parties may also have relationships with other commercial entities, including NAYA’s competitors, for whom they may also be conducting clinical studies or other drug development activities, which could affect their performance. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to NAYA’s clinical protocols or regulatory requirements or for other reasons, NAYA’s clinical trials may be extended, delayed or terminated and it may not be able to complete development of, obtain regulatory approval of or successfully commercialize NAYA’s product candidates. As a result, NAYA’s financial results and the commercial prospects for NAYA’s product candidates would be harmed, NAYA’s costs could increase and NAYA’s ability to generate revenue could be delayed.

If any of NAYA’s relationships with trial sites, or any CRO that it may use in the future, terminates, NAYA may not be able to enter into arrangements with alternative trial sites or CROs or do so on commercially reasonable terms. Switching or adding third parties to conduct NAYA’s clinical trials involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, delays occur, which can materially impact NAYA’s ability to meet NAYA’s desired clinical development timelines.

A disruption to NAYA’s internal or third-party manufacturing operations, or NAYA’s s third-party suppliers’ or manufacturers’ inability to manufacture sufficient quantities of NAYA’s antibody and cell product candidates at acceptable quality levels or costs, or at all, would materially and adversely affect NAYA’s business.

Developing manufacturing processes to support clinical trial and commercialization requirements is a difficult and uncertain task, and there are risks associated with scaling to the level required for clinical trials or commercialization, including, among others, cost overruns, potential problems with process scale-out, process reproducibility, stability and purity issues, lot consistency, and timely availability of acceptable reagents and raw materials. If NAYA is unable to scale to the level required for the conduct of clinical trials or commercialization, it may not be able to produce NAYA’s antibody product candidates in a sufficient quantity to conduct ongoing and planned clinical trials, or to meet demand if any antibody product candidates are approved for commercialization.

58

NAYA will be dependent and expect to continue to be substantially dependent on NAYA’s third-party manufacturing facilities, for the production of NAYA’s antibody product candidates, and it relies, and expects to continue to rely, on third parties for the manufacture of certain components and also to manufacture NAYA’s antibody product candidates for use in conducting clinical trials. The third-party facilities used to manufacture NAYA’s antibody and cell product candidates, must be evaluated by the FDA or other foreign regulatory agencies pursuant to inspections that will be conducted after it submits an application to the FDA or other comparable foreign regulatory authorities. If the FDA or a comparable foreign regulatory authority finds deficiencies with, takes enforcement actions against, or does not approve these facilities for the manufacture of NAYA’s antibody product candidates or if it later finds deficiencies, take enforcement actions, or withdraw any such approval in the future, it may not be able to locate additional or replacement facilities to produce such antibody product candidates or materials in a timely manner and on commercially reasonable terms, or at all. This would significantly impact NAYA’s ability to develop, obtain regulatory approval for or market NAYA’s antibody product candidates, if approved, and could considerably delay completion of NAYA’s clinical trials, product testing and potential regulatory approval of NAYA’s antibody product candidates. It has not yet caused any antibody product candidates to be manufactured or processed on a commercial scale and may not be able to do so. NAYA will make changes as it works to optimize the manufacturing process, and it cannot be sure that even minor changes in the process will result in products that are capable or safe and effective.

Because NAYA rely on third parties for the manufacture of certain components and the antibody product candidates themselves, it is required to transfer certain manufacturing process know-how and certain intermediates to third parties, including larger-scale facilities operated by a CMO or by us, to facilitate manufacture of NAYA’s antibody product candidates for clinical trials and commercialization. Transferring manufacturing testing and processes and know-how is complex and involves review and incorporation of both documented and undocumented processes that may have evolved over time. In addition, transferring production to different facilities may require utilization of new or different processes to meet the specific requirements of a given facility. It and any CMOs or third parties that NAYA engages for manufacturing its antibody product candidates will need to conduct significant development work to transfer these processes and manufacture each of NAYA’s antibody product candidates for clinical trials and commercialization. In addition, NAYA may be required to demonstrate the comparability of material generated by any CMO or third parties that NAYA engages for manufacturing NAYA’s antibody product candidates with material previously produced and used in testing. Any inability to manufacture comparable drug product by NAYA or NAYA’s CMOs could delay the continued development of NAYA’s antibody product candidates.

Furthermore, certain of the components currently used in manufacturing the antibody product candidates are research-grade only, and it may encounter problems obtaining or achieving adequate quantities and quality of clinical grade materials that meet FDA, the European Medicines Agency, or EMA, EU Member State competent authorities’ or other applicable standards or specifications with consistent and acceptable production yields and costs. In addition, if contaminants are discovered in NAYA’s supply of antibody product candidates or in NAYA’s manufacturing facilities or those of NAYA’s third-party suppliers and manufacturers, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Any such events could delay or prevent NAYA’s ability to obtain regulatory approval for or commercialize NAYA’s antibody product candidates, which would adversely affect NAYA’s business, prospects, financial condition and results of operations.

Further, NAYA’s reliance on third-party manufacturers entails risks it would not be subject to if it manufactured antibody product candidates, including:

●	inability to meet NAYA’s product specifications and quality requirements consistently;

●	delay or inability to procure or expand sufficient manufacturing capacity;

●	issues related to scale-up of manufacturing;

●	costs and validation of new equipment and facilities required for scale-up;

●	our third-party manufacturers may not be able to execute NAYA’s manufacturing procedures and other logistical support requirements appropriately;

●	our third-party manufacturers may fail to comply with cGMP requirements and other inspections by the FDA or other comparable foreign regulatory authorities;

59

●	NAYA’s inability to negotiate manufacturing agreements with third parties under commercially reasonable terms, if at all;

●	breach, termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us;

●	reliance on single sources for reagents and components;

●	lack of qualified backup suppliers for those components that are currently purchased from a sole or single-source supplier;

●	NAYA’s third-party manufacturers may not devote sufficient resources to NAYA’s antibody product candidates;

●	NAYA may not own, or may have to share, the intellectual property rights to any improvements made by its third-party manufacturers in the manufacturing process for NAYA’s antibody product candidates;

●	operations of NAYA’s third-party manufacturers or suppliers could be disrupted by conditions unrelated to NAYA’s business or operations, including the bankruptcy of the manufacturer or supplier; and

●	carrier disruptions or increased costs that are beyond NAYA’s control.

In addition, if NAYA enters into a strategic collaboration with a third party for the commercialization of NAYA’s current or any future antibody and cell product candidates, it will not be able to control the amount of time or resources that the third party will devote to such efforts. If any strategic collaborator does not commit adequate resources to the marketing and distribution of NAYA’s current or any future antibody product candidates, it could limit NAYA’s potential revenues.

Any adverse developments affecting manufacturing operations for NAYA’s antibody and cell product candidates may result in lot failures, inventory shortages, shipment delays, product withdrawals or recalls or other interruptions in the supply of NAYA’s drug product which could prevent the administration to patients and delay the development of NAYA’s antibody product candidates. It may also have to write off inventory, incur other charges and expenses for supply of drug product that fails to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives.

Any of these events could lead to clinical trial delays or failure to obtain regulatory approval, or impact NAYA’s ability to successfully commercialize NAYA’s current or any future antibody product candidates once approved. Some of these events could be the basis for FDA action, including public warnings, injunction, request for recall, seizure, or total or partial suspension of production.

NAYA’s product candidates rely on the availability of specialty raw materials, which may not be available to it on acceptable terms or at all.

NAYA’s product candidates require many specialty raw materials, some of which are manufactured by small companies with limited resources and experience to deliver raw materials to NAYA’s specifications. Further, some of NAYA’s suppliers may not be able to scale-up as it moves to clinical trials or commercialization. Accordingly, NAYA may experience delays in receiving, or fail to secure entirely, key raw materials to support clinical or commercial manufacturing. Certain raw materials also require third-party testing, and some of the testing service companies may not have capacity or be able to conduct the testing that it requests.

NAYA also faces competition for supplies from other cell therapy companies. Such competition may make it difficult for it to secure raw materials or the testing of such materials on commercially reasonable terms or in a timely manner.

Some raw materials are currently available from a single supplier, or a small number of suppliers. NAYA cannot be sure that these suppliers will remain in business or that they will not be purchased by one of NAYA’s competitors or another company that is not interested in continuing to produce these materials for NAYA’s intended purpose. In addition, the lead time needed to establish a relationship with a new supplier can be lengthy, and NAYA may experience delays in meeting demand in the event NAYA must switch to a new supplier. The time and effort to qualify a new supplier, including to meet any regulatory requirements for such qualification, could result in additional costs, diversion of resources or reduced manufacturing yields, any of which would negatively impact NAYA’s operating results. Further, NAYA may be unable to enter into agreements with a new supplier on commercially reasonable terms, which could have a material adverse impact on NAYA’s business.

60

If conflicts arise between NAYA and NAYA’s collaborators or strategic partners, these parties may act in a manner adverse to NAYA and could limit NAYA’s ability to implement NAYA’s strategies.

If conflicts arise between NAYA’s corporate or academic collaborators or strategic partners and NAYA, the other party may act in a manner adverse to NAYA and could limit NAYA’s ability to implement NAYA’s strategies. Some of NAYA’s academic collaborators and strategic partners are conducting multiple product development efforts within each area that is the subject of the collaboration with us. NAYA’s collaborators or strategic partners, however, may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations. Competing products, either developed by the collaborators or strategic partners or to which the collaborators or strategic partners have rights, may result in the withdrawal of partner support for NAYA’s product candidates.

Some of NAYA’s collaborators or strategic partners could also become NAYA’s competitors in the future. NAYA’s collaborators or strategic partners could develop competing products, preclude NAYA from entering into collaborations with their competitors, fail to obtain timely regulatory approvals, terminate their agreements with NAYA prematurely, or fail to devote sufficient resources to the development and commercialization of products. Any of these developments could harm NAYA’s product development efforts.

Some of NAYA’s strategic collaborators or partners have the right to terminate their agreements with us, including for NAYA’s failing to achieve certain milestones or make payments under the agreements, not actively pursuing development of a licensed product, or for materially breaching the agreement and failing to cure such breach within a specific grace period. NAYA’s strategic collaborators or partners may also want to discontinue collaborations upon assessing NAYA’s progress on such development program. If NAYA’s strategic collaborators or partners terminate their agreements with them or discontinue joint collaborations on a program, NAYA may be required to significantly delay, scale back or discontinue the development or commercialization of one or more of NAYA’s product candidates or curtail or restructure NAYA’s operations, any of which could have a material adverse effect on NAYA’s business and operations.

NAYA may not realize the benefits of potential future collaborations, licenses, product acquisitions, or other strategic transactions.

NAYA has entered into, and may desire to enter into in the future, collaborations, licenses, or other strategic transactions for the acquisition of products or business opportunities, in each case where NAYA believes such arrangement will complement or augment NAYA’s existing business. These relationships or transactions, or those like them, may require NAYA to incur nonrecurring and other charges, increase NAYA’s near- and long-term expenditures, issue securities that dilute NAYA’s existing stockholders, reduce the potential profitability of the products that are the subject of the relationship or disrupt NAYA’s management and business. In addition, NAYA faces significant competition in seeking appropriate strategic alliances and transactions and the negotiation process is time-consuming and complex and there can be no assurance that NAYA can enter into any of these transactions even if it desires to do so. Moreover, NAYA may not be successful in NAYA’s efforts to establish a strategic alliance or other alternative arrangements for any future product candidates and programs because NAYA’s research and development pipeline may be insufficient, NAYA’s product candidates or programs may be deemed to be at too early a stage of development for collaborative effort and third parties may not view NAYA’s product candidates and programs as having the requisite potential to demonstrate a positive benefit/risk profile. Any delays in entering into new strategic alliance agreements related to NAYA’s product candidates could also delay the development and commercialization of NAYA’s product candidates and reduce their competitiveness even if they reach the market.

If NAYA licenses products or acquires businesses, it may not be able to realize the benefit of these transactions if it is unable to successfully integrate them with NAYA’s existing operations and company culture. There are other risks and uncertainties involved in these transactions, including unanticipated liabilities related to acquired intellectual property rights, products or companies and disruption in NAYA’s relationship with collaborators or suppliers as a result of such a transaction. NAYA cannot be certain that, following an acquisition or license, it will achieve the financial or strategic results that would justify the transaction.

61

NAYA may seek to form collaborations in the future with respect to NAYA’s product candidates, but may not be able to do so, which may cause NAYA to alter NAYA’s development and commercialization plans.

The advancement of NAYA’s product candidates and development programs and the potential commercialization of NAYA’s current and future product candidates will require substantial additional cash to fund expenses. For some of NAYA’s programs, it may seek to collaborate with pharmaceutical and biotechnology companies to develop and commercialize such product candidates, such as NAYA’s collaborations with the Hebrew University of Jerusalem for NKp46 antibodies, INSERM for CD38 antibodies, NCI for GPC3 antibodies, and CytoLynx Therapeutics for development and commercialization in Greater China, any of these relationships may require us to incur non-recurring and other charges, increase NAYA’s near- and long-term expenditures, issue securities that dilute NAYA’s existing stockholders, or disrupt NAYA’s management and business.

NAYA faces significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Whether NAYA reaches a definitive agreement for other collaborations will depend, among other things, upon its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the progress of NAYA’s clinical trials, the likelihood of approval by the FDA or comparable regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to NAYA’s ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one for NAYA’s product candidate. Further, NAYA may not be successful in NAYA’s efforts to establish a strategic partnership or other alternative arrangements for future product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view them as having the requisite potential to demonstrate safety and efficacy. Any delays in entering into new collaborations or strategic partnership agreements related to any product candidate NAYA develops could delay the development and commercialization of its product candidates, which would harm NAYA’s business prospects, financial condition, and results of operations.

NAYA’s employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

NAYA is exposed to the risk of fraud or other misconduct by NAYA’s employees, collaborators, principal investigators, consultants, commercial partners and outside actors. Misconduct by these parties could include intentional failures to comply with FDA regulations or comparable regulations applicable in other jurisdictions, provide accurate information to the FDA and comparable regulatory authorities, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to NAYA. In particular, sales, marketing and business arrangements with healthcare professionals and hospitals are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs, and other business arrangements. Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA or comparable foreign authorities, which could result in regulatory sanctions and cause serious harm to NAYA’s reputation. It is not always possible to identify and deter employee misconduct, and the precautions NAYA takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting NAYA from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against NAYA and it is not successful in defending itself or asserting its rights, those actions could result in significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, debarment, exclusion from participating in government-funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if it becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, contractual damages, reputational harm and the curtailment or restructuring of its operations, any of which could have a negative impact on NAYA’s business, financial condition, results of operations and prospects.

62

NAYA’s business involves the use of hazardous materials which requires that NAYA, and its third-party manufacturers and suppliers must comply with environmental, health and safety laws and regulations, which can be expensive and restrict or interrupt its business.

NAYA’s research and development activities and NAYA’s third-party manufacturers’ and suppliers’ activities involve the generation, storage, use and disposal of hazardous materials, including the components of its product candidates, such as genetically modified cells, and other hazardous compounds and wastes. NAYA and its third-party manufacturers and suppliers are subject to environmental, health and safety laws and regulations governing, among other matters, the use, manufacture, generation, storage, handling, transportation, discharge and disposal of these hazardous materials and wastes and worker health and safety. In some cases, these hazardous materials and various wastes resulting from their use are stored at NAYA’s facilities and its third-party manufacturers’ facilities pending their use and disposal. In addition, NAYA and its third-party manufacturers must supply all necessary documentation in support of a BLA or equivalent foreign application on a timely basis and must comply with the FDA’s applicable regulations, including GLP and cGMP and equivalent foreign provisions. The facilities and quality systems of some or all of NAYA’s third-party manufacturers and suppliers, as well as any facilities and quality systems it may have in the future, must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of NAYA’s product candidates or any of its other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of NAYA’s product candidates or its other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. If these facilities do not pass a pre-approval plant inspection, FDA approval, or comparable foreign approval of the products will not be granted. The regulatory authorities also may, at any time following approval of a product for sale, audit NAYA’s manufacturing facilities or those of NAYA’s third-party manufacturers and suppliers. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of NAYA’s product specifications or applicable regulations occurs independent of such an inspection or audit, NAYA or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for NAYA or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon NAYA or third parties with whom it contracts could materially harm NAYA’s business.

If NAYA or any of its third-party manufacturers fail to maintain regulatory compliance, the FDA, or comparable foreign authority, can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product, or revocation or variation of a pre-existing approval. As a result, NAYA’s business, financial condition and results of operations may be materially harmed.

Additionally, if supply from one approved manufacturer is interrupted, there could be a significant disruption in commercial supply. An alternative manufacturer would need to be qualified and approved through a BLA supplement, or equivalent foreign step, which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in NAYA’s desired clinical and commercial timelines.

These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of NAYA’s product candidates, cause it to incur higher costs and prevent NAYA from commercializing its products successfully. Furthermore, if NAYA’s suppliers fail to meet contractual requirements, and it is unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, NAYA’s clinical trials may be delayed or it could lose potential revenue.

NAYA cannot eliminate the risk of contamination or injury, which could result in an interruption of its commercialization efforts, research and development efforts and business operations, damages and significant cleanup costs and liabilities under applicable environmental, health and safety laws and regulations. It also cannot guarantee that the safety procedures utilized by NAYA’s third-party manufacturers for handling and disposing of these materials and wastes generally comply with the standards prescribed by these laws and regulations. NAYA may be held liable for any resulting damages costs or liabilities, which could exceed NAYA’s resources, and state or federal or other applicable authorities may curtail NAYA’s use of certain materials and/or interrupt NAYA’s business operations. Furthermore, environmental, health and safety laws and regulations are complex, change frequently and have tended to become more stringent. NAYA cannot predict the impact of such changes and cannot be certain of its future compliance. Failure to comply with these environmental, health and safety laws and regulations may result in substantial fines, penalties or other sanctions.

63

NAYA has established a strategic partnership with CytoLynx for the development of NAYA’s NY-303 bispecific antibody in greater China and there are substantial operational, financial, regulatory and political risks with this collaboration.

NAYA is highly dependent on CytoLynx for the development of NAYA’s NY-303 bispecific antibody in greater China. There are substantial operational, financial, regulatory and political risks with this collaboration. There is no guarantee that CytoLynx can adequately transfer the required know how to ensure timely pre-clinical testing, manufacturing and clinical development in China. The China development may require substantial investments and CytoLynx may not be able to raise sufficient capital to fund its operations.

Risks Related to NAYA’s Intellectual Property

Any failure to obtain, maintain, protect, or enforce NAYA’s intellectual property and proprietary rights, or if the scope of intellectual property protection NAYA obtains are not sufficiently broad, that could impair NAYA’s ability to compete or protect its proprietary technology and brand.

NAYA relies, and will continue to rely, upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to its proprietary manufacturing methods, proprietary technologies, product candidate development programs and product candidates. NAYA’s success depends in large part on NAYA’s ability to secure and maintain patent protection in the United States and other countries with respect to its current product candidates and any future product candidates it may develop.

NAYA owns a total of twenty-two (22) pending patent applications in two families. Each family includes 1 US, 1 European and nine (9) patent applications in other foreign jurisdictions. One family based on WO 2022/216744 covers CYT303; while the other family based on WO 2022/216723 covers CYT338.

The Kadouche/CNRS multispecific anybody license with NAYA for CYT303 and CYT338 includes thirteen (13) patents and patent applications, including 2 granted US patents and 2 pending US patent applications and 2 granted European patents and 1 pending European patent application, as well as six (6) granted patents in other foreign jurisdictions.

NAYA licenses from Yissum ten (10) pending patent applications for CYT303 and CYT338, which include 1 US, 1 European, and eight (8) patent applications in other foreign jurisdictions. NAYA licenses from INSERM five (5) pending patent applications for CYT338, which includes 1 US, 1 European and 3 patent applications in other foreign jurisdictions.

NAYA seeks to protect NAYA’s proprietary position by filing or collaborating with licensors to file patent applications in the United States and abroad related to its proprietary technologies, development programs and product candidates. The patent prosecution process is expensive and time-consuming, and it may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Moreover, the issuance, scope, validity, enforceability and commercial value of NAYA’s patent rights are highly uncertain.

Composition of matter patents for biological and pharmaceutical product candidates often provide a strong form of intellectual property protection for those types of products, as such patents provide protection without regard to any method of use. NAYA cannot be certain that the claims in NAYA’s pending patent applications directed to composition of matter of NAYA’s product candidates will be considered patentable by the United States Patent and Trademark Office, or the USPTO, or by patent offices in foreign countries. Method of use patents protect the use of a product for the specified method. This type of patent does not prevent a competitor from making and marketing a product that is identical to NAYA’s product for an indication that is outside the scope of the patented method. Method of manufacturing patents protect the manufacturing process. This type of patent does not prevent a competitor from making and marketing a product that is identical to NAYA’s product, but manufactured by a method that is outside the scope of the patented manufacturing method. Moreover, even if a competitor’s manufacturing process does infringe or contribute to the infringement of method of manufacturing patents, such infringement is difficult to detect and therefore difficult to prevent or prosecute.

64

It is also possible that NAYA will fail to identify patentable aspects of NAYA’s research and development output before it is too late to obtain patent protection. NAYA may not have the right to control the preparation, filing, and prosecution of patent applications, or to maintain the rights to patents, licensed from or licensed to third parties. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of NAYA’s business. The patent applications that NAYA owns or in-licenses may fail to result in issued patents with claims that cover its proprietary products and technology, including current product candidates, any future product candidates ot may develop, and NAYA’s Flex-NK™ cell engager antibody technologies in the United States or in other foreign countries, in whole or in part. Alternately, NAYA’s existing patents and any future patents NAYA obtains may not be sufficiently broad to prevent others from using its technology or from developing competing products and technologies. It is possible that not all potentially relevant prior art relating to NAYA’s patents and patent applications have been found, which can prevent a patent from issuing from a pending patent application or can later invalidate or narrow the scope of an issued patent. For example, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. Therefore, NAYA cannot know with certainty whether it was the first to make the inventions claimed in its patents or pending patent applications, or that it were the first to file for patent protection of such inventions. Even if patents do successfully issue and even if such patents cover NAYA’s current product candidates, any future product candidates NAYA may develop and Flex-NK™ cell engager antibody technologies, third parties may challenge their validity, ownership, enforceability or scope thereof, which may result in such patents being narrowed, invalidated, or held unenforceable or circumvented. Any successful challenge to these patents or any other patents owned by or licensed to NAYA could deprive NAYA of rights necessary for the successful commercialization of any of its product candidates or proprietary technology. In addition, the issuance of a patent does not give NAYA the right to practice the patented invention. Third parties may have blocking patents that could prevent NAYA from marketing its product candidate, if approved, or practicing its own patented technology. NAYA’s competitors may be able to circumvent NAYA’s patents by developing similar or alternative product candidates in a non-infringing manner. Further, if NAYA encounters delays in regulatory approvals, the period of time during which it could market a product candidate and its Flex-NK™ cell engager antibody platform under patent protection could be reduced. If any of NAYA’s patents expire or are challenged, invalidated, circumvented or otherwise limited by third parties prior to the commercialization of its product candidate, and if NAYA does not own or have exclusive rights to other enforceable patents protecting NAYA’s product candidate or technologies, competitors and other third parties could market products and use processes that are substantially similar, or superior, to NAYA’s and its business would suffer.

If the patent applications NAYA holds or in-licenses with respect to NAYA’s product candidates fail to issue, if the validity, breadth or strength of protection of the resulting patents is threatened, or if the resulting patents fail to provide meaningful exclusivity for any of NAYA’s current or future product candidates or technology, that could dissuade companies from collaborating with NAYA to develop product candidates, encourage competitors to develop competing products or technologies and threaten NAYA’s ability to commercialize future product candidates. Any such outcome could harm NAYA’s business.

NAYA is party to several intellectual property license agreements which are important to its business, and NAYA expects to enter into additional license agreements in the future. NAYA’s existing license agreements impose, and NAYA expects that future license agreements will impose, various diligence, development and commercialization timelines, milestone payments, royalties and other obligations on it~~.~~  If NAYA fails to comply with NAYA’s obligations under these agreements, or it is subject to a bankruptcy, or, in some cases, under other circumstances, a licensor may have the right to terminate the respective license, in which event NAYA would not be able to market such product candidate(s) covered by such license.

The patent position of biotechnology and pharmaceutical companies is generally highly uncertain, involves complex legal, scientific and factual questions, and is characterized by the existence of large numbers of patents and frequent litigation based on allegations of patent or other intellectual property infringement, misappropriation or violation. The standards that the USPTO and its foreign counterparts use to grant patents are not always applied predictably or uniformly. In addition, the laws of jurisdictions outside the United States may not protect NAYA’s rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of NAYA’s patents or narrow the scope of NAYA’s patent protection. Since patent applications in the United States and other jurisdictions are confidential for a period of time after filing, NAYA cannot be certain that it was the first to file for patents covering NAYA’s inventions. As a result, the issuance, scope, validity, enforceability and commercial value of its patent rights are highly uncertain. NAYA’s pending and future patent applications may not result in the issuance of patents, or may result in the issuance of patents which fail to protect NAYA’s technology or products, in whole or in part, or which fail to effectively prevent others from commercializing competitive technologies and products.

65

The issuance of a patent is not conclusive as to its inventorship, ownership, scope, validity or enforceability, and NAYA’s owned and licensed patents may be challenged in the courts or patent offices in the U.S. and abroad. Such challenges may result in loss of ownership or exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit NAYA’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of its technology and products. NAYA may become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging NAYA’s owned or licensed patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, NAYA’s patent rights, allow third parties to commercialize NAYA’s technology or products and compete directly with it, without payment to NAYA, or result in NAYA’s inability to manufacture or commercialize products without infringing third-party patent rights. Thus, even if NAYA’s patent applications issue as patents, they may not issue in a form that will provide NAYA with meaningful protection, prevent competitors from competing with NAYA or otherwise provide NAYA with any competitive advantage.

Moreover, patents have a limited lifespan. The term of an individual patent depends on applicable law in the country where the patent is issued. In the U.S., the natural expiration of a patent is generally 20 years from its application filing date or earliest claimed non-provisional filing date. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for NAYA’s current or future product candidates, NAYA may be open to competition from biosimilar versions of such products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, NAYA’s patent portfolio may not provide it with sufficient rights to exclude others from commercializing products similar or identical to its own.

NAYA depends on intellectual property licensed from third parties and any failure to comply with its obligations under its license agreements or a termination of any of these license agreements could result in the loss of significant rights, which would harm its business.

NAYA has entered into license agreements with third parties and may need to obtain additional licenses from its existing licensors and others to advance its research or allow commercialization of product candidates and technologies it may develop.

In most of its license agreements, and it expects in NAYA’s future agreements, to have the right under specified conditions to bring any actions against any third party for infringing on the patents it has exclusively licensed. Certain of its license agreements also require it to meet development thresholds and other obligations to maintain the license, including establishing a set timeline for developing and commercializing products. Disputes may arise regarding intellectual property subject to a licensing agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	the extent to which NAYA’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

●	the sublicensing of patents and other rights under NAYA’s collaborative development relationships;

●	its diligence obligations under the license agreement and what activities satisfy those diligence obligations;

●	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by NAYA, its licensors and its partners; and

●	the priority of invention of patented technology.

66

In addition, the agreements under which NAYA currently licenses intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what NAYA believes to be the scope of its rights to the relevant intellectual property or technology, or increase what NAYA believes to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on NAYA’s business, financial condition, results of operations, and prospects.

Moreover, if disputes over intellectual property that NAYA has licensed prevent or impair its ability to maintain its current licensing arrangements on commercially acceptable terms, it may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on its business, financial conditions, results of operations, and prospects.

Its existing license agreements impose, and it expects that future license agreements will impose, various diligence, development and commercialization timelines, milestone payments, royalties and other obligations on NAYA. If NAYA fails to comply with its obligations under its license agreements, its licensors may have the right to terminate these license agreements, in which event it might not be able to market any product or technology that is covered by these agreements, which could adversely affect the value of the product candidate being developed under the respective license agreement. Termination of these license agreements or reduction or elimination of NAYA’s licensed rights may also result in NAYA having to negotiate new or reinstated licenses with less favorable terms.

NAYA may rely on NAYA’s licensors to file and prosecute patent applications and maintain patents and otherwise protect the intellectual property it licenses from them. NAYA may have limited control over these activities. For example, NAYA cannot be certain that such activities by these licensors will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents or other intellectual property rights. NAYA may have limited control over the manner in which one of NAYA’s licensors initiate an infringement proceeding against a third party who infringes, misappropriates or otherwise violates such licensor’s intellectual property rights licensed to it, or defend such intellectual property rights. It is possible that the licensor’s infringement proceeding or defense activities may be less vigorous than if it conduct them themselves.

In spite of NAYA’s best efforts, its licensors might conclude that it has materially breached its license agreements and might therefore terminate the license agreements, thereby removing its ability to develop and commercialize products and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors would have the freedom to seek regulatory approval of, and to market, products identical to its own. In addition, it may seek to obtain additional licenses from its licensors and, in connection with obtaining such licenses, it may agree to amend its existing licenses in a manner that may be more favorable to the licensors, including by agreeing to terms that could enable third parties (potentially including NAYA’s competitors) to receive licenses to a portion of the intellectual property that is subject to its existing licenses. The licensing and acquisition of third-party intellectual property rights is a competitive practice, and companies that may be more established, or have greater resources than NAYA does, may also be pursuing strategies to license or acquire third party intellectual property rights that it may consider necessary or attractive in order to commercialize its product candidates. NAYA may fail to obtain any of these third-party intellectual property rights at a reasonable cost or on reasonable terms, if at all. Any of these events could harm NAYA’s competitive position, business, financial conditions, results of operations and prospects.

Third-party claims of intellectual property infringement may prevent or delay NAYA’s product discovery and development efforts.

NAYA’s commercial success depends in part on avoiding the infringement, misappropriation or other violation of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which NAYA are developing its product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, and as it gains greater visibility and market exposure as a public company, the risk increases that its product candidates may give rise to claims of infringement of the patent rights of others. In addition, many companies in intellectual property-dependent industries, including the biotechnology and pharmaceutical industries, have employed intellectual litigation as a means to gain an advantage over their competitors. Some claimants may have substantially greater resources than NAYA does and may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than NAYA could.

67

Third parties may assert that NAYA infringes their patents or are otherwise employing their proprietary technology without authorization and may sue NAYA. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that its product candidates may be alleged to infringe. In addition, third parties may obtain patents in the future and claim that its of its technologies infringes upon these patents. If any third-party patent were held by a court of competent jurisdiction to cover the manufacturing process of any of NAYA’s product candidates, constructs or molecules used in or formed during the manufacturing process, or any final therapeutic itself, the holder of any such patent may be able to block its ability to commercialize the therapeutic candidate unless it obtains a license under the applicable patent, or until such patent expires or it is finally determined to be held not infringed, unpatentable, invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of NAYA’s formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holder of any such patent may be able to block NAYA’s ability to develop and commercialize the product candidate unless NAYA obtains a license or until such patent expires or is finally determined to be held not infringed, unpatentable, invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If NAYA is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, its ability to commercialize its product candidates may be impaired or delayed, which could in turn significantly harm its business. Moreover, even if it was able to obtain a license, the rights may be nonexclusive, which could result in NAYA’s competitors gaining access to the same intellectual property.

Parties making claims against NAYA may seek and obtain injunctive or other equitable relief, which could effectively block NAYA’s ability to further develop and commercialize its product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from NAYA’s business and may impact its reputation. In the event of a successful claim of infringement against us, NAYA may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign NAYA’s infringing products, which may be impossible or require substantial time and monetary expenditure. NAYA cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms if at all. In that event, NAYA would be unable to further develop and commercialize its product candidates, which could harm NAYA’s business significantly.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of NAYA’s confidential information could be compromised by disclosure. There could also be public announcements of the results of the hearings, motions, or other interim proceedings or developments, and if securities analysts or investors view these announcements in a negative light, the price of NAYA’s stocks could be adversely affected. In addition, any uncertainties resulting from the initiation and continuation of any litigation or administrative proceeding could have a material adverse effect on NAYA’s ability to raise additional funds or otherwise have a material adverse effect on NAYA’s business, results of operations, financial condition and prospects.

NAYA may be subject to claims asserting that its employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what NAYA regards as its own intellectual property.

Certain of NAYA’s employees, consultants or advisors are currently, or were previously, employed at universities or other biotechnology or pharmaceutical companies, including NAYA’s competitors or potential competitors. Although NAYA tries to ensure that its employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for us, NAYA may be subject to claims that these individuals or that NAYA has have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If NAYA fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel and face increased competition to business. A loss of key research personnel work product could hamper or prevent NAYA’s ability to commercialize potential technologies and solutions, which could harm NAYA’s business. Even if NAYA is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

68

In addition, NAYA may in the future be subject to claims by its former employees, consultants or advisors asserting an ownership right in NAYA’s patents or patent applications, as a result of the work they performed on NAYA’s behalf. Although it is NAYA’s policy to require NAYA’s employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, NAYA may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that NAYA regards as its own, and NAYA cannot be certain that its agreements with such parties will be upheld in the face of a potential challenge or that they will not be breached, for which NAYA may not have an adequate remedy. The assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and NAYA may be forced to bring claims against third parties, or defend claims that they may bring against NAYA, to determine the ownership of what NAYA regards as its intellectual property.

NAYA may be involved in lawsuits to protect or enforce its patents or the patents of its licensors, which could be expensive, time-consuming and unsuccessful. Further, NAYA’s issued patents could be found invalid or unenforceable if challenged in court.

Competitors may infringe NAYA’s intellectual property rights or those of NAYA’s licensors. To prevent infringement or unauthorized use, NAYA and/or its licensors may be required to file infringement claims, which can be expensive and time-consuming. Further, NAYA’s licensors may need to file infringement claims, and NAYA’s licensors may elect not to file such claims. In addition, in a patent infringement proceeding, a court may decide that a patent NAYA owns or licenses is not valid, is unenforceable and/or is not infringed. If NAYA or any of its licensors or potential future collaborators were to initiate legal proceedings against a third party to enforce a patent directed at one of NAYA’s product candidates, the defendant could counterclaim that NAYA’s patent is invalid and/or unenforceable in whole or in part. In a patent litigation, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include an alleged failure to meet any of several statutory requirements, including lack of novelty or written description, obviousness or non-enablement. Grounds for an unenforceability assertion could include an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO or made a misleading statement during prosecution.

If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, NAYA would lose at least part, and perhaps all, of the patent protection on such product candidate. In addition, if the breadth or strength of protection provided by NAYA’s patents and patent applications or those of NAYA’s licensors is threatened, it could dissuade companies from collaborating with NAYA to license, develop or commercialize current or future product candidates. Such a loss of patent protection would have a material adverse impact on NAYA’s business.

Even if resolved in NAYA’s favor, litigation or other legal proceedings relating to NAYA’s intellectual property rights may cause NAYA to incur significant expenses, and could distract NAYA’s technical and management personnel from their normal responsibilities. Such litigation or proceedings could result in or substantially increase NAYA’s operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. NAYA may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of NAYA’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than it can because of their greater financial resources. Damages or other remedies awarded, if any, may not be commercially meaningful. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise NAYA’s ability to compete in the marketplace.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to NAYA’s intellectual property rights, there is a risk that some of NAYA’s confidential information could be compromised by disclosure during this type of litigation or other proceedings.

69

Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing NAYA’s ability to protect NAYA’s current and any future product candidates.

Obtaining and enforcing patents in the biotechnology and pharmaceutical industry is inherently uncertain, due in part to ongoing changes in the patent laws. Depending on decisions by Congress, the federal courts, the USPTO, and comparable institutions in other jurisdictions, the laws and regulations governing patents, and interpretation thereof, could change in unpredictable ways that could weaken NAYA’s and NAYA’s licensors’ or collaborators’ ability to obtain new patents or to enforce existing or future patents. For example, in recent years the U.S. Supreme Court and U.S. Court of Appeals for the Federal Circuit have ruled on several patent cases that have been interpreted to have either narrowed the scope of patent protection or weakened the rights of patent owners in certain situations. Therefore, there is increased uncertainty with regard to NAYA’s and NAYA’s licensors’ or collaborators’ ability to obtain patents in the future, as well as uncertainty with respect to the value of patents once obtained. Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of NAYA’s and NAYA’s licensors’ or collaborators’ patent applications and the enforcement or defense of NAYA’s or NAYA’s licensors’ or collaborators’ issued patents.

Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO proceedings to invalidate NAYA’s patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action.

In addition, the U.S. Supreme Court and U.S. Court of Appeals for the Federal Circuit have ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to NAYA’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken NAYA’s ability to obtain new patents or to enforce patents that its owns, has licensed or might obtain in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions, changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken NAYA’s ability to obtain new patents or to enforce patents that it owns or has licensed or that it may obtain in the future.

Patent terms may be inadequate to protect NAYA’s competitive position on NAYA’s product candidates for an adequate amount of time. If NAYA or its licensors do not obtain patent term extension for NAYA’s product candidates, NAYA’s business may be materially harmed.

Given the amount of time required for the development, testing and regulatory review of product candidates such as NY-303, patents protecting such candidates might expire before or shortly after such candidates are commercialized. NAYA expects to seek extensions of patent terms in the United States and, if available, in other countries where it has or will obtain patent rights. In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent. However, the extension cannot extend the total patent term beyond 14 years from the date of drug approval, which is limited to the approved indication (or any additional indications approved during the period of extension). Furthermore, only one patent per approved product can be extended and only those claims covering the approved product, a method for using it or a method for manufacturing it may be extended. However, the applicable authorities, including the FDA and the USPTO in the United States, and any comparable regulatory authority in other countries, may not agree with NAYA’s assessment of whether such extensions are available, and may refuse to grant extensions to NAYA’s patents, or may grant more limited extensions than NAYA requests. If this occurs, the period during which NAYA can enforce its patent rights for the applicable product candidate will be shortened and NAYA’s competitors may obtain approval to market competing products sooner. Additionally, NAYA’s competitors may be able to take advantage of NAYA’s investment in development and clinical trials by referencing NAYA’s clinical and preclinical data and launch their product earlier than might otherwise be the case.

NAYA may not be able to protect its intellectual property rights throughout the world.

Although NAYA has rights to issued patents and pending patent applications in the United States and certain other countries, filing, prosecuting and defending patents in all countries throughout the world would be prohibitively expensive, and NAYA’s intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, NAYA may not be able to prevent third parties from practicing its inventions in all countries outside the United States or from selling or importing products made using NAYA’s inventions in and into the United States or other jurisdictions. Competitors may use NAYA’s technologies in jurisdictions where NAYA has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where NAYA or its licensors have patent protection but enforcement is not as strong as that in the United States. These products may compete with NAYA’s product candidates, and NAYA’s or NAYA’s licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

70

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many foreign countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for NAYA to stop the infringement of NAYA’s or NAYA’s licensors’ patents or marketing of competing products in violation of NAYA’s proprietary rights. Proceedings to enforce NAYA’s or NAYA’s licensors’ patent rights in foreign jurisdictions could result in substantial costs and divert NAYA’s efforts and attention from other aspects of NAYA’s business, could put NAYA’s or NAYA’s licensors’ patents at risk of being invalidated or interpreted narrowly and NAYA’s or NAYA’s licensors’ patent applications at risk of not issuing and could provoke third parties to assert claims against us. NAYA or its licensors may not prevail in any lawsuits that NAYA or its licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, NAYA or its licensors’ efforts to enforce NAYA’s intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that NAYA develops or licenses.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If NAYA or its licensors are forced to grant a license to third parties with respect to any patents relevant to NAYA’s business, NAYA’s competitive position may be impaired, and NAYA’s business, financial condition, results of operations and prospects may be adversely affected.

NAYA may not identify relevant third-party patents or may incorrectly interpret the relevance, scope, or expiration of a third-party patent, which might adversely affect NAYA’s ability to develop, manufacture, and eventually market product candidates.

NAYA is developing certain product candidates in highly competitive areas and cannot guarantee that any patent searches or analyses that it may conduct, including the identification of relevant patents or pending patent applications, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can NAYA be certain that it has identified each and every third-party patent and pending patent application in the United States and abroad that is or may be relevant to or necessary for the commercialization of NAYA’s product candidates in any jurisdiction. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that were not filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patents or pending patent applications covering NAYA’s product candidates could have been or may be filed in the future by third parties without NAYA’s knowledge. Additionally, patents and pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover NAYA’s product candidates or the manufacturing or use of NAYA’s product candidates. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. NAYA’s interpretation of the relevance or the scope of a patent or a pending patent application may be incorrect, which may negatively impact NAYA’s ability to market NAYA’s product candidates. NAYA may incorrectly determine that its product candidates are not covered by a third-party patent or pending patent application or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. NAYA’s determination of the expiration date of any patent in the United States or abroad that it considers relevant may be incorrect, which may negatively impact NAYA’s ability to develop and market NAYA’s product candidates. NAYA’s failure to identify and correctly interpret relevant patents or pending patent applications may negatively impact NAYA’s ability to develop and market NAYA’s product candidates.

71

If NAYA fails to identify or correctly interpret relevant patents or pending patent applications or if NAYA is unable to obtain licenses to relevant patents or pending patent applications, it may be subject to infringement claims. NAYA cannot guarantee that it will be able to successfully settle or otherwise resolve such infringement claims. If NAYA fails in any such dispute, in addition to being forced to pay damages, potentially including in the form of future royalties, which may be significant, it may be temporarily or permanently prohibited from commercializing any of its product candidates that are held to be infringing. NAYA might, if possible, also be forced to redesign product candidates so that it no longer infringes the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require NAYA to divert substantial financial and management resources that we would otherwise be able to devote to NAYA’s business and could adversely affect NAYA’s business, financial condition, results of operations, and prospects.

Obtaining and maintaining NAYA’s patent rights depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and NAYA’s patent protection could be reduced or eliminated for noncompliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and/or patent applications will have to be paid to the USPTO and various government patent agencies outside the United States over the lifetime of NAYA’s owned and licensed patents and/or applications and any patent rights it may own or license in the future. NAYA relies on its service providers or its licensors (or their service providers) to pay these fees. NAYA employs reputable law firms and other professionals to help NAYA comply, and NAYA is also dependent on NAYA’s licensors to take the necessary action to comply with these requirements with respect to NAYA’s licensed intellectual property. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, nonpayment of fees and failure to properly legalize and submit formal documents. If NAYA, its service providers or its licensors (or their service providers) fail to maintain the patents and patent applications covering NAYA’s products or technologies, it may not be able to stop a competitor from marketing products that are the same as or similar to NAYA’s product candidates, which would have an adverse effect on NAYA’s business. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market and this circumstance could harm NAYA’s business.

In addition, if NAYA fails to apply for or otherwise fail to obtain applicable patent term extensions or adjustments, it will have a more limited time during which we can enforce its granted patent rights. In addition, if NAYA is responsible for patent prosecution and maintenance of patent rights in-licensed to it, any of the foregoing could expose NAYA to liability to the applicable patent owner.

If NAYA is unable to protect the confidentiality of NAYA’s trade secrets, NAYA’s business and competitive position would be harmed.

In addition to seeking patent and trademark protection for NAYA’s product candidates, NAYA also relies on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain NAYA’s competitive position. NAYA seeks to protect its trade secrets, in part, by entering into nondisclosure and confidentiality agreements with parties who have access to them, such as NAYA’s employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. NAYA has also entered into confidentiality and invention or patent assignment agreements with its employees, advisors, and consultants. Despite these efforts, any of these parties may breach the agreements and disclose NAYA’s proprietary information, including NAYA’s trade secrets. Further, NAYA cannot guarantee that it has entered into such agreements with each party that may have or has had access to NAYA’s trade secrets or other proprietary information. Monitoring unauthorized uses and disclosures of NAYA’s intellectual property is difficult, and NAYA doed not know whether the steps it have taken to protect its intellectual property will be effective. In addition, NAYA may not be able to obtain adequate remedies for any such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

72

Moreover, NAYA’s competitors may independently develop knowledge, methods and know-how equivalent to NAYA’s trade secrets. Competitors could purchase NAYA’s products and replicate some or all of the competitive advantages NAYA derives from its development efforts for technologies on which it does not have patent protection. If any of NAYA’s trade secrets were to be lawfully obtained or independently developed by a competitor, it would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of NAYA’s trade secrets were to be disclosed to or independently developed by a competitor, NAYA’s competitive position would be harmed.

NAYA also seeks to preserve the integrity and confidentiality of its data and other confidential information by maintaining physical security of our premises and physical and electronic security of NAYA’s information technology systems. While NAYA has confidence in these individuals, organizations, and systems, agreements or security measures may be breached, and detecting the disclosure or misappropriation of confidential information and enforcing a claim that a party illegally disclosed or misappropriated confidential information is difficult, expensive and time-consuming, and the outcome is unpredictable. Further, NAYA may not be able to obtain adequate remedies for any breach. In addition, NAYA’s confidential information may otherwise become known or be independently discovered by competitors, in which case we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with NAYA.

Any trademarks NAYA may obtain may be infringed or successfully challenged, resulting in harm to NAYA’s business.

NAYA relies and expects to continue to rely on trademarks as one means to distinguish any of NAYA’s product candidates that are approved for marketing from the products of NAYA’s competitors. NAYA has a registered trademark for NAYA’s Flex-NK™ cell engager antibody platform, but have not yet selected trademarks for NAYA’s product candidates and have not yet begun the process of applying to register trademarks for NAYA’s current or any future product candidates. Once NAYA selects trademarks and applies to register them, NAYA’s trademark applications may not be approved. Third parties may oppose NAYA’s trademark applications or otherwise challenge NAYA’s use of the trademarks. If NAYA’s trademarks are successfully challenged, NAYA could be forced to rebrand its products, which could result in loss of brand recognition and could require NAYA to devote resources to advertising and marketing new brands. NAYA’s competitors may infringe NAYA’s trademarks, and it may not have adequate resources to enforce its trademarks.

In addition, any proprietary name NAYA proposes to use with its current or any other product candidate in the United States must be approved by the FDA, regardless of whether NAYA has registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of the potential for confusion with other product names. If the FDA objects to any of NAYA’s proposed proprietary product names, NAYA may be required to expend significant additional resources in an effort to identify a suitable proprietary product name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.

Intellectual property rights do not necessarily address all potential threats to NAYA’s business.

The degree of future protection afforded by NAYA’s intellectual property rights are uncertain because intellectual property rights have limitations and may not adequately protect NAYA’s business. The following examples are illustrative:

●	others may be able to make molecules that are similar to NAYA’s product candidates but that are not covered by the claims of any patents, should they issue, that it owns or licenses;

●	NAYA or its licensors might not have been the first to make the inventions covered by the issued patents or pending patent applications that it owns or licenses;

●	NAYA or its licensors might not have been the first to file patent applications covering certain of NAYA’s inventions;

73

●	others may independently develop similar or alternative technologies or duplicate any of NAYA’s technologies without infringing NAYA’s intellectual property rights;

●	it is possible that NAYA’s pending patent applications will not lead to issued patents;

●	issued patents that NAYA owns or licenses may not provide it with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

●	NAYA’s competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where NAYA does not have patent rights, and then use the information learned from such activities to develop competitive drugs for sale in NAYA’s major commercial markets;

●	NAYA may not develop additional proprietary technologies that are patentable; and

●	the patents of others may have an adverse effect on NAYA’s business.

Risks Related to Regulation and Legal Compliance

Even if NAYA obtains regulatory approvals for its product candidates, they will remain subject to ongoing regulatory oversight.

Even if NAYA obtains regulatory approvals for its product candidates, such approvals will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record keeping and submission of safety and other post-market information. Any regulatory approvals that NAYA receives for its product candidates may also be subject to a REMS or equivalent foreign regulatory obligation, to limitations on the approved indicated uses for which the product candidate may be marketed or to the conditions of approval, or may contain requirements for potentially costly post-marketing testing, and for surveillance to monitor the quality, safety and efficacy of the product candidate. Such regulatory requirements may differ from country to country depending on where it has received regulatory approval.

In addition, product candidate manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and comparable regulatory authorities for compliance with cGMP requirements and adherence to commitments made in the BLA or equivalent foreign marketing application. If we, or a regulatory authority, discover previously unknown problems with a product candidate, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product candidate is manufactured or if a regulatory authority disagrees with the promotion, marketing or labeling of that product candidate, a regulatory authority may impose restrictions relative to that product candidate, the manufacturing facility or the Company, including requesting a recall or requiring withdrawal of the product candidate from the market or suspension of manufacturing.

If NAYA fails to comply with applicable regulatory requirements following approval of NAYA’s product candidates, a regulatory authority may, among other things, issue Form FDA-483, warning letters or untitled letters, mandate modifications to promotional materials or require NAYA to provide corrective information to healthcare practitioners, or require other restrictions on the labeling or marketing of such products, require NAYA to enter into a consent decree or equivalent foreign obligation, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance, seek an injunction or impose administrative, civil or criminal penalties or monetary fines, suspend or modify any ongoing clinical trials, or suspend, modify withdraw regulatory approval or restrict the marketing or manufacturing of the product candidate.

Moreover, the FDA and comparable foreign regulatory authorities strictly regulate the promotional claims that may be made about biologic products. In particular, a product may not be promoted for uses that are not approved by the FDA or comparable foreign authority as reflected in the product’s approved labeling. The FDA and other agencies including comparable foreign authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant civil, criminal and administrative penalties.

74

Any government investigation of alleged violations of law could require NAYA to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit NAYA’s ability to commercialize NAYA’s product candidates and harm NAYA’s business, financial condition, results of operations and prospects.

The FDA’s and other regulatory authorities’, including comparable foreign regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of NAYA’s product candidates. NAYA cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad.

The regulatory processes that will govern the approval of NAYA’s product candidates are complex and changes in regulatory requirements could result in delays or discontinuation of development or unexpected costs in obtaining regulatory approval.

Because NAYA is developing novel cellular product candidates that are unique biological entities, the regulatory requirements that it will be subject to are not entirely clear. Regulatory requirements governing gene therapy products and cell therapy products have changed frequently and may continue to change in the future. Moreover, there is substantial, and sometimes uncoordinated, overlap in those responsible for regulation of existing gene therapy products and cell therapy products. Although the FDA and comparable foreign authorities decides whether individual therapy protocols may proceed, related review processes and determinations by other reviewing bodies can impede or delay the initiation of a clinical study, even if the FDA or comparable foreign authorities have reviewed the study and approved its initiation. Conversely, the FDA or comparable foreign authorities can place an IND application or equivalent foreign application or part of the application on clinical hold even if such other entities have provided a favorable review. Furthermore, each clinical trial must be reviewed and approved by an independent IRB or EC at or servicing each institution at which a clinical trial will be conducted. In addition, adverse developments in clinical trials of gene or cell therapy products conducted by others may cause the FDA or comparable foreign regulatory authorities to change the requirements for approval of any of NAYA’s product candidates. Complex regulatory environments exist in other jurisdictions in which NAYA may consider seeking regulatory approvals for its product candidates, further complicating the regulatory landscape.

The various committees and advisory groups involved in regulatory review, and new or revised guidelines that they promulgate from time to time may lengthen the regulatory review process, require NAYA to perform additional studies, increase NAYA’s development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of NAYA’s product candidates or lead to significant post-approval limitations or restrictions. Because the regulatory landscape for NAYA’s placental-derived cell product candidates is new, NAYA may face even more cumbersome and complex regulations than those for more traditional pharmaceutical or biological products. Furthermore, even if NAYA’s product candidates obtain required regulatory approvals, such approvals may later be withdrawn as a result of changes in regulations or the interpretation of regulations by applicable regulatory authorities. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential therapeutic to market could decrease NAYA’s ability to generate sufficient revenue to maintain NAYA’s business.

NAYA is dependent on the successful clinical development, regulatory approval and subsequent commercialization of NAYA’s product candidates. If NAYA is not able to obtain required regulatory approvals, it will not be able to commercialize NAYA’s product candidates and NAYA’s ability to generate product revenue will be adversely affected.

NAYA’s business is dependent on NAYA’s ability to successfully complete development of, obtain regulatory approval for, and, if approved, successfully commercialize NAYA’s product candidates in a timely manner. NAYA may face unforeseen challenges in its product candidate development strategy, and NAYA can provide no assurances that its product candidate or future clinical trial design will prove to be effective, that it will be able to take advantage of expedited regulatory pathways for any of NAYA’s product candidates, or that it will ultimately be successful in NAYA’s future clinical trials. NAYA expects that a substantial portion of its efforts and expenses over the next several years will be devoted to the development of NAYA’s product candidates, including NAYA’s lead product candidates, NY—303 and NY-338, in NAYA’s future clinical trials. NAYA’s Flex-NK™ cell engager antibody platform, including the product candidates derived from NAYA’s platforms, are in early stages of development and may never be commercialized.

75

NAYA currently anticipates seeking initial regulatory approvals in the United States and the European Union, but may in the future submit applications for the regulatory approval of one or more of NAYA’s product candidates to additional foreign regulatory authorities. NAYA has not applied or obtained regulatory approval for any product candidate in the United States or abroad, and it is possible that neither NAYA’s current product candidates nor any product candidates it may seek to develop in the future will obtain regulatory approval. Neither NAYA nor any of NAYA’s partners are permitted to market any of NAYA’s product candidates in the United States or abroad until it receives regulatory approval from FDA or comparable foreign regulatory authorities.

All of NAYA’s product candidates will require additional clinical and non-clinical development, regulatory review and approval in multiple jurisdictions, substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before they can be successfully commercialized. Prior to obtaining approval to commercialize any product candidate in the United States or abroad, NAYA must demonstrate with substantial evidence from its future well-controlled clinical trials, and to the satisfaction of the FDA or comparable foreign regulatory authorities, that such product candidate is safe and effective for its intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if NAYA believes that the preclinical or future clinical data for NAYA’s product candidates are promising, such data may not be sufficient to support approval by the FDA and comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authorities may also require NAYA to conduct additional preclinical studies, assay development or future clinical trials for NAYA’s product candidates either pre- or post-approval, or it may object to elements of NAYA’s clinical development program, requiring their alteration. NAYA may also decide to modify clinical protocols or procedures in future clinical trials based on clinical and experimental data.

Of the large number of products in development, only a small percentage successfully complete the FDA or comparable foreign regulatory authorities’ approval processes and are commercialized. The lengthy approval or marketing authorization process as well as the unpredictability of future clinical trial results may result in NAYA failing to obtain regulatory approval or marketing authorization to market NAYA’s product candidates, which would significantly harm NAYA’s business, financial condition, results of operations and prospects.

Our product candidates could fail to receive regulatory approval from the FDA or a comparable foreign regulatory authority for many reasons, including, among others:

●	disagreement with the design or conduct of any of NAYA’s future clinical trials;

●	failure to demonstrate to the satisfaction of regulatory agencies that NAYA’s product candidates are safe and effective, or have a positive benefit/risk profile for NAYA’s proposed indication;

●	failure of future clinical trials to meet the level of statistical significance required for approval;

●	disagreement with NAYA’s interpretation of data from preclinical studies or future clinical trials;

●	the insufficiency of data collected from future clinical trials of NAYA’s product candidates to support the submission and filing of a BLA or equivalent foreign submission or to obtain regulatory approval;

●	failure to obtain approval of NAYA’s manufacturing processes or facilities of third-party manufacturers with whom NAYA contracts for clinical and commercial supplies or NAYA’s own manufacturing facility; or

●	changes in the approval policies or regulations that render NAYA’s preclinical and clinical data insufficient for approval.

Additionally, any delay in, or termination of, NAYA’s future clinical trials will delay the submission of a BLA to the FDA or other equivalent applications with other relevant foreign regulatory authorities and, ultimately, NAYA’s ability to commercialize NAYA’s product candidates, if approved, and generate product revenue.

76

Even if NAYA eventually completes clinical testing and receive approval of a BLA, or equivalent foreign marketing application for its product candidates, the FDA or the comparable foreign regulatory authorities may grant approval or other marketing authorization contingent on the performance of costly additional future clinical trials, including post-market clinical trials. The FDA or the comparable foreign regulatory authorities also may approve or authorize marketing a product candidate for a more limited indication or patient population than NAYA originally requests, and the FDA or comparable foreign regulatory authorities may not approve or authorize the labeling that NAYA believes is necessary or desirable for the successful commercialization of a product candidate. Any delay in obtaining, or inability to obtain, applicable regulatory approval or other marketing authorization would delay or prevent commercialization of that product candidate and would adversely impact NAYA’s business and prospects.

Moreover, because all of NAYA’s product candidates are based on the same Flex-NK cell engager antibody platform technologies, if any of NAYA’s product candidates encounter safety or efficacy problems, developmental delays or regulatory issues or other problems, these could impact the development plans for NAYA’s other product candidates. NAYA’s failure to timely complete NAYA’s future clinical trials, obtain regulatory approval or, if approved, commercialize NAYA’s product candidates could adversely affect NAYA’s business, financial condition and results of operations.

Our fully integrated product candidates represent new therapeutic approaches that could result in heightened regulatory scrutiny, delays in clinical development or delays in or NAYA’s inability to achieve regulatory approval, commercialization, or payor coverage of NAYA’s product candidates.

Our future success is dependent on the successful development of NAYA’s product candidates in general and NAYA’s development product candidates in particular. Because these programs represent a new approach to the treatment of cancer, developing and, if approved, commercializing NAYA’s product candidates subject NAYA to a number of challenges. Moreover, NAYA cannot be sure that the manufacturing processes used in connection with its product candidates will yield a sufficient supply of satisfactory products that are safe, pure and potent, scalable, or profitable.

Actual or perceived safety issues, including adoption of new therapeutics or novel approaches to treatment, may adversely influence the willingness of subjects to participate in future clinical trials, or if approved by applicable regulatory authorities, of physicians to subscribe to the novel treatment mechanics. The FDA or other comparable foreign regulatory authorities may ask for specific post-market requirements, and additional information informing benefits or risks of NAYA’s products may emerge at any time prior to or after regulatory approval.

Physicians, hospitals, and third-party payors often are slow to adopt new products, technologies, and treatment practices that require additional upfront costs and training. Physicians may not be willing to undergo training to adopt this novel therapy, may decide the therapy is too complex to adopt without appropriate training or not cost-efficient, and may choose not to administer the therapy. Based on these and other factors, hospitals and payors may decide that the benefits of this new therapy do not or will not outweigh its costs.

Even if any of NAYA’s product candidates receive marketing approval, NAYA may fail to achieve market acceptance by physicians, patients, third-party payors or others in the medical community necessary for commercial success.

The use of Flex-NK™ cell engager antibodies as a potential treatment for cancer is a recent development and may not become broadly accepted by physicians, patients, hospitals, cancer treatment centers and others in the medical community. Therefore, even if any of NAYA’s product candidates receive marketing approval, NAYA may fail to gain market acceptance by physicians, patients, third-party payors and others in the medical community. If any such product candidate does not achieve an adequate level of acceptance, NAYA may not generate significant product revenue and may not become profitable. The degree of market acceptance of any product candidate, if approved for commercial sale, will depend on a number of factors, including but not limited to:

●	physicians, hospitals, cancer treatment centers and patients considering NAYA’s product candidates as a safe and effective treatment;

●	the cost, efficacy, safety profile, convenience, ease of administration and other potential advantages compared to alternative treatments and therapies;

77

●	the willingness of patients to pay out-of-pocket in the absence of coverage and adequate reimbursement by third-party payors and government authorities;

●	product labeling or product insert requirements of the FDA or other comparable foreign regulatory authorities and any limitations or warning contained in the labeling approved by the FDA or comparable foreign regulatory authorities;

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	the strength of NAYA’s relationships with patient communities;

●	the availability of third-party coverage and adequate reimbursement;

●	the prevalence and severity of any side effects;

●	the timing of market introduction of NAYA’s product candidates as well as competitive products;

●	relative convenience and ease of administration, including as compared to alternative treatments and competitive therapies; and

●	the effectiveness of NAYA’s sales and marketing efforts.

NAYA’s efforts to educate physicians, patients, third-party payors and others in the medical community on the benefits of NAYA’s product candidates may require significant resources and may never be successful. Such efforts may require more resources than are typically required due to the complexity and uniqueness of NAYA’s product candidates. Because NAYA expects sales of its product candidates, if approved, to generate substantially all of NAYA’s revenues for the foreseeable future, the failure of NAYA’s product candidates to find market acceptance would harm NAYA’s business.

Furthermore, the attention to different types of prospective treatments and proposed cures for cancers has historically varied. In recent years, various forms of oncological immunotherapy have been prominent areas for academic and clinical advancement. While Flex-NK cell engager antibodies have not yet received prominent negative attention from the mainstream media or the scientific press, it is possible that it could, and it is possible that if immunotherapy generally falls out of favor with these key constituencies, whether due to the failure of one or more competitive products or technologies or otherwise, NAYA’s business, including NAYA’s ability to conduct future clinical trials and to raise capital, may in turn suffer.

If NAYA’s product candidates are approved but fail to achieve market acceptance among physicians, patients, hospitals, cancer treatment centers or others in the medical community, NAYA will not be able to generate significant revenue. Even if NAYA’s cell therapies achieve market acceptance, NAYA may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than NAYA’s therapeutics, are more cost effective or render NAYA’s therapeutics obsolete.

Even if NAYA obtains and maintains approval for NAYA’s product candidates from the FDA, it may never obtain approval outside the United States, which would limit NAYA’s market opportunities.

Approval of a product candidate in the United States by the FDA does not ensure approval of such product candidate by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. Sales of NAYA’s product candidates outside the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval. Even if the FDA grants marketing approval for a product candidate, comparable foreign regulatory authorities also must approve the manufacturing and marketing of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and more onerous than, those in the United States, including additional preclinical studies or clinical trials. In many countries outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that NAYA intends to charge for any product candidates, if approved, is also subject to approval. Obtaining approval for NAYA’s product candidates in the European Union from the European Commission following the opinion of the EMA, if NAYA chooses to submit a marketing authorization application there, would be a lengthy and expensive process. Even if a product candidate is approved, the European Commission may limit the indications for which the product may be marketed, require extensive warnings on the labeling or require expensive and time-consuming additional clinical trials or reporting as conditions of approval. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for NAYA and could delay or prevent the introduction of NAYA’s product candidates in certain countries. NAYA expects the product candidates it develops will be regulated as biologics, and therefore they may be subject to competition sooner than anticipated.

78

The Biologics Price Competition and Innovation Act of 2009, or BPCIA, was enacted as part of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or ACA, to establish an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an approved biologic. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the reference product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when processes intended to implement BPCIA may be fully adopted by the FDA, any of these processes could have a material adverse effect on the future commercial prospects for NAYA’s biological products.

NAYA believes that any of the product candidates it develops that are approved in the United States as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider the subject product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of the reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

The European Union also provides opportunities for market and data exclusivity. In particular, products containing a New Active Substance, or NAS (such as a chemical, biological or radiopharmaceutical substance not previously authorized as a medicinal product in the European Union), which have been granted a marketing authorization receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, the data exclusivity period prevents applicants for approval of a biosimilar product from referencing the innovator’s preclinical and clinical trial data contained in the dossier of the reference product in the European Union during a period of eight years from the date on which the reference product was first authorized in the European Union. During the additional two year period of market exclusivity, while an application for marketing authorization of a biosimilar can be submitted, and the innovator’s data referenced no biosimilar product can be marketed until the expiration of the market exclusivity period. The overall 10 year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those 10 years, the marketing authorization holder for the innovative product obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

NAYA believes that any of the product candidates it develops that are approved in the European Union as a biological product should also qualify for the eight years of data exclusivity and 10 years of market exclusivity. However, a biosimilar, once approved, may be substituted for its reference product. The implications of such substitution varies between EU Member States and can, in some Member States, include obligatory substitution in some circumstance. In addition, the approval of a biologic product biosimilar to one of NAYA’s products could have a material adverse impact on NAYA’s business as it may be significantly less costly to bring to market and may be priced significantly lower than NAYA’s products.

79

If NAYA commercializes its product candidates outside the United States, a variety of risks associated with international operations could harm NAYA’s business.

While NAYA has not taken any steps to obtain approval of its product candidates outside of the United States, and does not plan to seek approval in the near term, it may do so in the future. If NAYA markets approved products outside the United States, it expects that it will be subject to additional risks in commercialization, including the following:

●	different regulatory requirements for approval of therapies in foreign countries;

●	reduced protection for intellectual property rights;

●	unexpected changes in tariffs, trade barriers and regulatory requirements;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

●	foreign reimbursement, pricing and insurance regimes;

●	workforce uncertainty due to labor unrest;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geopolitical actions, including war and terrorism, natural disasters including earthquakes, typhoons, floods and fires, and public health emergencies, such as the COVID-19 pandemic.

NAYA has no prior experience in these areas. In addition, there are complex regulatory, immigration, tax, labor and other legal requirements imposed by many of the individual countries in which we may operate, including the United States and, with which it will need to comply. Many biopharmaceutical companies have found the process of marketing their products in foreign countries to be challenging.

Actual or perceived failures to comply with applicable data protection, privacy and security laws, regulations, standards and other requirements could adversely affect NAYA’s business, results of operations, and financial condition.

NAYA processes personal data and other sensitive and confidential information, which subjects NAYA to various obligations related to data privacy and information security. NAYA and NAYA’s collaborators and third-party providers may be subject to federal, state and foreign data privacy and information security laws and regulations. In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act) govern the collection, use, disclosure and protection of health-related and other personal information could apply to NAYA’s operations or the operations of NAYA’s collaborators and third-party providers. In addition, NAYA may obtain health information from third parties (including research institutions from which it may obtain future clinical trial data) which may be subject to privacy and security requirements under Health Insurance Portability and Accountability Act of 1996, or HIPAA. Depending on the facts and circumstances, NAYA could be subject to significant penalties if it violates HIPAA.

80

In many jurisdictions, enforcement actions and consequences for noncompliance with data privacy and information security laws and regulations are rising. In the United States, these include enforcement actions in response to rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies. In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards that may legally or contractually apply to us. If NAYA fails to follow these security standards, even if no customer information is compromised, it may incur significant fines or experience a significant increase in costs. Many state legislatures have adopted legislation that regulates how businesses operate, including measures relating to privacy, data security and data breaches. Laws in all 50 states require businesses to provide notice to customers if certain of their personally identifiable information has been disclosed as a result of a data breach. The laws are not consistent, and compliance in the event of a widespread data breach is costly. States are also constantly amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California recently enacted the California Consumer Privacy Act, or the CCPA, which became effective on January 1, 2020. The CCPA gives California residents expanded rights, including the rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Additionally, the California Privacy Rights Act, or the CPRA, was passed in November 2020 and will take effect in January 2023 (with a look back for certain rights to January 2022). The CPRA will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. At this time, NAYA does not collect personal information relating to residents of California but should it begin to do so, the CCPA may impose new and burdensome privacy compliance obligations on NAYA’s business and will raise new risks for potential fines and class actions. NAYA may be subject to additional U.S. privacy regulations in the future, including the Virginia Consumer Data Protection Act (VCDPA) and the Colorado Privacy Act, both of which become effective in 2023.

Foreign data protection laws, including the EU General Data Protection Regulation, or the GDPR, may also apply to health-related and other personal information obtained outside of the United States. The GDPR, which came into effect on May 25, 2018, imposes strict requirements for processing the personal data of individuals within the European Economic Area (EEA), including clinical trial data, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The GDPR imposes strict requirements for the collection, use and disclosure of personal data, including stringent requirements relating to obtaining consent, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches and taking certain measures when engaging third-party processors. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain. For example, in 2016, the EU and United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the EU. The same decision also raised questions about whether one of the primary alternatives to the EU-U.S. Privacy Shield, namely, the European Commission’s Standard Contractual Clauses (SCCs), can lawfully be used for personal data transfers from Europe to the United States or most other countries. The European Commission recently updated the SCCs, and additional regulatory guidance has been released that seeks to impose additional obligations on companies seeking to rely on the SCCs. EU data protection laws also require opt-in consent to send marketing emails or use cookies and similar technologies for advertising, analytics and other purposes – activities on which NAYA’s marketing strategies may rely. Enforcement of these requirements has increased and a new regulation that has been proposed in the EU, known as the ePrivacy Regulation, may make these requirements more stringent and increase the penalties for violating them. Such restrictions could increase NAYA’s exposure to regulatory enforcement action, increase NAYA’s compliance costs, and adversely affect NAYA’s business.

Further, following Brexit, and starting from January 1, 2021, NAYA is required to comply with both the GDPR and, separately, the GDPR as implemented in the United Kingdom, or the UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e. fines up to the greater of €20 million / £17.5 million or 4% of global turnover. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how United Kingdom data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes will lead to additional costs and increase NAYA’s overall risk exposure. On June 28, 2021, the European Commission adopted an adequacy decision permitting flows of personal data between the European Union and the UK to continue without additional requirements. However, the UK adequacy decision will automatically expire in June 2025 unless the European Commission re-assesses and renews/ extends that decision and remains under review by the European Commission during this period. The relationship between the UK and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how UK data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the UK will be regulated in the long term. These changes may lead to additional costs and increase NAYA’s overall risk exposure.

81

Compliance with U.S. and foreign data protection laws and regulations could require NAYA to take on more onerous obligations in NAYA’s contracts, restrict NAYA’s ability to collect, use and disclose data, or in some cases, impact NAYA’s ability to operate in certain jurisdictions. Failure by NAYA or NAYA’s collaborators and third-party providers to comply with U.S. and foreign data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect NAYA’s operating results and business. Moreover, future clinical trial subjects about whom NAYA or its potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit NAYA’s ability to use and disclose such information. Claims that NAYA has violated individuals’ privacy rights, failed to comply with data protection laws or breached NAYA’s contractual obligations, even if NAYA is not found liable, could be expensive and time consuming to defend, could result in adverse publicity and could have a material adverse effect on NAYA’s business, financial condition, results of operations and prospects.

Even if NAYA is able to commercialize any product candidates, these products may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which would harm NAYA’s business.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drugs vary widely from country to country. In the U.S., new and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product-licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial marketing approval is granted. As a result, NAYA might obtain marketing approval for a drug in a particular country but then be subject to price regulations that delay its commercial launch, possibly for lengthy time periods, and negatively impact the revenue NAYA is able to generate from the sale of the drug in that country. Adverse pricing limitations may hinder NAYA’s ability to commercialize and generate revenue from one or more product candidates, even if NAYA’s product candidates obtain marketing approval.

Our ability to commercialize any product candidates successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health programs, private health insurers, integrated delivery networks and other third-party payors. Third-party payors decide which medications they will pay for and establish reimbursement levels. A significant trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of payment for particular medications. Increasingly, third-party payors are requiring that drug companies provide predetermined discounts from list prices and are challenging the prices charged for medical products. Coverage and reimbursement may not be available for any product that NAYA commercializes and, if reimbursement is available, the level of reimbursement may not be sufficient for commercial success. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which NAYA obtains marketing approval. If coverage and reimbursement is not available or is available only to limited levels, NAYA may not be able to successfully commercialize any product candidate for which it obtains marketing approval.

There may be significant delays in obtaining coverage and adequate reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or similar regulatory authorities outside the U.S. Moreover, eligibility for coverage and reimbursement does not imply that any product will be paid for in all cases or at a rate that covers costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover NAYA’s costs and may not be made permanent. Coverage and reimbursement rates may vary according to the use of the drug and the medical circumstances under which it is used may be based on reimbursement levels already set for lower cost products or procedures or may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the U.S. Commercial third-party payors often rely upon Medicare coverage policies and payment limitations in setting their own reimbursement policies. NAYA’s inability to promptly obtain coverage and profitable payment rates from both government-funded programs and private payors for any approved products that NAYA develops could have a material adverse effect on NAYA’s operating results, NAYA’s ability to raise capital needed to commercialize NAYA’s approved products, and NAYA’s overall financial condition. Further, coverage policies and third-party payor reimbursement rates may change at any time. Therefore, even if favorable coverage and reimbursement status is attained, less favorable coverage policies and reimbursement rates may be implemented in the future.

82

NAYA’s relationships with customers, health care professionals and third-party payors may be subject to applicable healthcare laws, which could expose NAYA to significant penalties.

Healthcare professionals and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which NAYA obtains marketing approval. NAYA’s current and future arrangements with customers, healthcare professionals and third-party payors may expose NAYA to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which NAYA conducts research as well as markets, sells, and distributes product candidates for which NAYA receives marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include the following, among others:

●	the federal healthcare anti-kickback statute, which prohibits persons and entities from, among other things, knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid;

●	the federal false claims laws, which impose criminal and civil penalties, including civil whistleblower or qui tam actions under the federal civil False Claims Act, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, which imposes criminal and civil liability for, among other things, executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, on covered entities, including certain healthcare providers, health plans, and healthcare clearinghouses, and their respective business associates and their covered subcontractors that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

●	the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

●	the federal transparency requirements under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act, which require, among other things, certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the Centers for Medicare & Medicaid Services, or the CMS, information related to payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other health care professionals (such as physician assistants and nurse practitioners), and teaching hospitals, and information regarding physician ownership and investment interests;

●	the federal and state price reporting and disclosure laws requiring pharmaceutical manufacturers to report drug prices, price increases or other information related to cost to federal and state agencies, as well as state price disclosure laws requiring manufacturers to disclose drug prices to health care professionals; and

●	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to NAYA’s business activities, including sales or marketing arrangements and claims involving healthcare items or services including, in some states, those reimbursed by non-governmental third-party payors, including private insurers, some state laws which require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments or other transfers of value provided to physicians and other health care providers and entities, marketing expenditures, or drug pricing, state and local laws that require the registration of pharmaceutical sales representatives, and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

83

Efforts to ensure that NAYA’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Interpretations of standards of compliance under these laws and regulations are rapidly changing and subject to varying interpretations and it is possible that governmental authorities will conclude that NAYA’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If NAYA’s operations are found to be in violation of any of these laws or any other laws that may apply to us, it may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, reputational harm, individual imprisonment, additional reporting obligations and oversight if it becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of NAYA’s operations, any of which could diminish NAYA’s future profits or earnings.

Recently enacted and future legislation may increase the difficulty and cost for NAYA to obtain marketing approval of and commercialize NAYA’s product candidates and affect the prices NAYA may obtain.

In the U.S. and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system, including cost-containment measures, that could reduce or limit coverage and reimbursement for newly approved drugs, prevent or delay marketing approval of NAYA’s product candidates, restrict or regulate post-approval activities and affect NAYA’s ability to profitably sell any product candidates for which NAYA obtains marketing approval.

For example, in March 2010, President Obama signed into law the Affordable Care Act, a sweeping law intended to, among other things, broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for health care and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. There have been executive, judicial and Congressional challenges to certain aspects of the Affordable Care Act. For example, the Tax Act included a provision which repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the Affordable Care Act will remain in effect in its current form. It is possible that the Affordable Care Act will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges and the healthcare reform measures of the Biden administration will impact the Affordable Care Act and NAYA’s business.

Further, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. In August 2011, the President signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes reductions to Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments will remain in effect through 2030 unless additional congressional action is taken. However, COVID-19 relief support legislation suspended the 2% Medicare sequester from May 1, 2020 through March 31, 2022. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 3% in the final fiscal year of this sequester. Additionally, in January 2013, the President signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

84

In addition, there have been several recent presidential executive orders, Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drug products. For example, on July 24, 2020 and September 13, 2020, the Trump administration announced several executive orders related to prescription drug pricing that attempt to implement several of the administration’s proposals. The FDA also released a final rule and guidance in September 2020, implementing a portion of the importation executive order providing pathways for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020, the Department of Health and Human Services finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a new safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. The implementation of this rule has been delayed until January 1, 2026. Further, in July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, the Department of Health and Human Services, or HHS, released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles. No legislation or administrative actions have been finalized to implement these principles. In addition, Congress is considering drug pricing as part of other reform initiatives.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. NAYA cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed or what the impact of such changes on the marketing approvals of NAYA’s product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject NAYA to more stringent product labeling and post-marketing testing and other requirements.

Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic. NAYA expects that additional healthcare reform measures will be adopted within and outside the U.S. in the future, any of which could add difficulty to the regulatory approval processes for NAYA’s product candidates or limit the amounts that governments will pay for healthcare products and services, which could result in reduced demand for NAYA’s product candidates or additional pricing pressures. The continuing efforts of third-party payors to contain or reduce costs of healthcare may adversely affect the demand for any drug products for which NAYA may obtain regulatory approval, NAYA’s ability to set a price that it believes is fair for NAYA’s products, NAYA’s ability to obtain coverage and reimbursement approval for a product, NAYA’s ability to generate revenues and achieve or maintain profitability and the level of taxes that NAYA is required to pay.

Risks Related to NAYA’s Business Operations, Employee Matters and Managing Growth

Our ability to develop proprietary technology platforms and products and NAYA’s future growth depend on retaining NAYA’s key personnel and recruiting additional qualified personnel.

NAYA is highly dependent on its co-founder, Chairman and Chief Executive Officer, Dr. Daniel Teper, who may terminate his current employment with NAYA at any time. The loss of the services of Dr. Teper could impede the achievement of NAYA’s research, development and commercialization objectives.

Recruiting and retaining other senior executives, qualified scientific and clinical personnel and, if NAYA progresses the development of any of its product candidates, commercialization, manufacturing and sales and marketing personnel, will be critical to NAYA’s success. The loss of the services of NAYA’s executive officers or other key employees could impede the achievement of NAYA’s research, development and commercialization objectives and seriously harm NAYA’s ability to successfully implement NAYA’s business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in NAYA’s industry with the breadth of skills and experience required to successfully lead, develop, gain regulatory approval of and commercialize NAYA’s product candidates. Competition to hire from this limited pool is intense, and NAYA may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. NAYA also experiences competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, NAYA relies on consultants and advisors, including scientific and clinical advisors, to assist in formulating NAYA’s research and development and commercialization strategy. NAYA’s consultants and advisors may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If NAYA is unable to continue to attract and retain high-quality personnel, NAYA’s ability to pursue NAYA’s growth strategy will be limited.

85

Our future performance will also depend, in part, on NAYA’s ability to successfully integrate newly hired executive officers into NAYA’s management team and NAYA’s ability to develop an effective working relationship among senior management. NAYA’s failure to integrate these individuals and create effective working relationships among them and other members of management could result in inefficiencies in the development and commercialization of NAYA’s product candidates, harming future regulatory approvals, sales of NAYA’s product candidates and results of operations.

NAYA plans to expand its organization, and it may experience difficulties in managing this growth, which could disrupt NAYA’s operations.

As of December 2023, NAYA has 5 full-time employees and INVO has 12 full-time employees as well as 13 full time and 4 part time employees employed by its wholly-owned clinical subsidiary. As the clinical development of NAYA’s product candidates progresses, NAYA also expects to experience significant growth in the number of employees and the scope of operations, particularly in the areas of research, drug development, regulatory affairs and, if any of NAYA’s product candidates receives marketing approval, sales, marketing and distribution, as well as NAYA’s financial and public reporting operations. To manage NAYA’s anticipated future growth, NAYA must continue to implement and improve NAYA’s managerial, operational and financial systems, expand NAYA’s facilities, and continue to recruit and train additional qualified personnel. Due to NAYA’s limited financial resources and the limited experience of NAYA’s management team in managing a company with such anticipated growth, NAYA may not be able to effectively manage the expansion of NAYA’s operations or recruit and train additional qualified personnel. The expansion of NAYA’s operations may lead to significant costs and may divert NAYA’s management and business development resources. Any inability to manage growth could delay the execution of NAYA’s business plans or disrupt NAYA’s operations.

NAYA, or the third parties on which it depends, may be adversely affected by thunderstorms, tornadoes, earthquakes or other natural disasters, and NAYA’s business continuity and disaster recovery plans may not adequately protect NAYA from a serious disaster.

NAYA or NAYA’s third parties’ facilities could be adversely affected by hurricanes, earthquakes and other natural disasters, equipment failures, labor shortages, power failures, health epidemics, and numerous other factors. If any of these events were to occur, NAYA’s business may be materially and adversely affected.

NAYA currently has no marketing, sales, or distribution infrastructure, and it intends to either establish a sales and marketing infrastructure or outsource this function to a third party. Either of these commercialization strategies carries substantial risks to NAYA, including the failure to commercialize its products successfully.

NAYA has no internal sales, marketing or distribution capabilities, nor has it commercialized a product. If any of NAYA’s product candidates ultimately receives regulatory approval, it must build a marketing and sales organization with technical expertise and supporting distribution capabilities to commercialize each such product in major markets, which will be expensive and time consuming, or collaborate with third parties that have direct sales forces and established distribution systems, either to augment NAYA’s own sales force and distribution systems or in lieu of NAYA’s own sales force and distribution systems. NAYA has no prior experience as a company in the marketing, sale and distribution of biopharmaceutical products and there are significant risks involved in building and managing a sales organization, including NAYA’s ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team.

86

NAYA’s internal computer systems and cloud-based computing services, or those of NAYA’s collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a significant disruption of NAYA’s product development programs and NAYA’s ability to operate NAYA’s business effectively, and adversely affect NAYA’s business and operating results.

NAYA is increasingly dependent upon information technology systems, infrastructure and data to operate NAYA’s business. In the ordinary course of business, NAYA collects, stores and transmits confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that it does so in a secure manner to maintain the confidentiality and integrity of such confidential information. NAYA also has outsourced elements of its operations to third parties, and as a result, it manages a number of third-party vendors and other contractors and consultants who have access to NAYA’s confidential information.

NAYA’s internal computer systems and cloud-based computing services, and those of NAYA’s current and any future collaborators and other contractors or consultants, are vulnerable to damage or interruption from a variety of sources, including computer viruses, data corruption, cyber-based attacks, intentional or accidental actions or inactions by NAYA’s employees or others with access to NAYA’s network, unauthorized access, cyberattacks by malicious third parties, supply chain attacks, and other means to affect service reliability and threaten the confidentiality, integrity, and availability of information, natural disasters, terrorism, war and telecommunication and electrical failures. Attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. As a result of the COVID-19 pandemic, NAYA may also face increased cybersecurity risks due to its reliance on internet technology and the number of its employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, computer systems and cloud-based computing services change frequently and often are not recognized until launched against a target, NAYA may be unable to anticipate these techniques or implement adequate preventative measures. NAYA may also experience security breaches that may remain undetected for an extended period. If such an event were to occur and cause interruptions in NAYA’s operations, it could result in a disruption of NAYA’s development programs and NAYA’s business operations, whether due to a loss of NAYA’s trade secrets or other proprietary information or other similar disruptions. For example, the loss of future clinical trial data from completed or future clinical trials could result in delays in NAYA’s regulatory approval efforts and significantly increase NAYA’s costs to recover or reproduce the data. Furthermore, federal, state and international laws and regulations, such as HIPAA, the GDPR, or CCPA, can expose NAYA to enforcement actions and investigations by regulatory authorities, and potentially result in regulatory penalties and significant legal liability, if NAYA’s information technology security efforts fail. In addition, NAYA’s software systems include cloud-based applications that are hosted by third-party service providers with security and information technology systems subject to similar risks. To the extent that any disruption or security breach were to result in a loss of, or damage to, NAYA’s data or applications, or inappropriate disclosure of confidential or proprietary information, it could incur liability, its competitive position could be harmed and the further development and commercialization of its product candidates could be delayed.

NAYA’s ability to obtain government grants and tax credits may be affected by government policies.

NAYA has have international operations, including without limitation in Europe. Significant government funding, including for grants and tax credits, may be available to it, which can reduce NAYA’s operating costs in those regions as well as NAYA’s overall global development costs. Such government policies may be amended, restated or modified at any time and from time to time, which may negatively affect NAYA’s ability to secure those incentives.

NAYA’s ability to use NAYA’s net operating losses to offset its future taxable income may be subject to certain limitations.

NAYA has incurred substantial net operating losses, or NOLs, since inception. Such NOLs may be carried forward indefinitely and offset up to 80% of NAYA’s taxable income in each future taxable year; however, a lack of future taxable income would adversely affect NAYA’s ability to utilize NAYA’s NOLs. NAYA does not expect to become profitable in the foreseeable future and there can be no assurance that it will become profitable. In addition, in general, under Section 382 of the United States Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset NAYA’s future taxable income. In general, a corporation undergoes an ownership change if the aggregate stock ownership of one or more stockholders that own at least 5% of the corporation’s stock increases by more than 50 percentage points over such stockholders’ lowest aggregate stock ownership percentage within a specified testing period. NAYA may have experienced ownership changes in the past, and may experience ownership changes in the future as a result of subsequent changes in NAYA’s stock ownership (some of which may be outside NAYA’s control). For these reasons, NAYA’s ability to use NAYA’s NOLs to offset NAYA’s future taxable income may be subject to certain limitations. Similar rules may apply under state law, but it is uncertain if and to what extent various states will conform to current federal law.

87

Changes in tax laws, including the interpretation thereof, could adversely affect NAYA’s business, cash flow, financial condition, and results of operations.

New tax laws, including proposals made by the current or a future presidential administration, could be enacted at any time. In addition, existing tax laws could be changed, interpreted differently, or repealed at any time. Any such enactment, change, different interpretation, or repeal could adversely affect NAYA’s business, cash flow, financial condition, and results of operations, possibly with retroactive effect. In particular, changes in corporate tax rates, the realization of NAYA’s net deferred tax assets, the taxation of foreign earnings, and the deductibility of expenses under the Tax Cuts and Jobs Act of 2017, as amended by the Coronavirus Aid, Relief, and Economic Security Act, or any future tax reform legislation, could materially impact the value of NAYA’s deferred tax assets, result in significant one-time charges, and increase NAYA’s future tax expenses.

There are risks inherent in NAYA’s business that may subject NAYA to potential product liability suits and other claims, which may require NAYA to engage in expensive and time-consuming litigation or pay substantial damages and may harm NAYA’s reputation and reduce the demand for NAYA’s product.

Our business exposes NAYA to product liability risks, which are inherent in the testing, manufacturing, marketing and sale of biopharmaceutical products. For example, NAYA may be sued if any product it develops allegedly causes or is perceived to cause injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties and/or trademarks. Claims could also be asserted under state consumer protection acts. If NAYA cannot successfully defend itself against product liability claims, it may incur substantial liabilities or be required to limit commercialization of its products. Even a successful defense would require significant financial and management resources.

Certain aspects of how Flex-NK cell engager antibodies are processed and administered may increase NAYA’s exposure to liability. In future clinical trials, NAYA expects that medical personnel will administer the antibodies to patients intravenously in an outpatient procedure. This procedure poses risks to the patient similar to those occurring with infusions of other antibody products. Additionally, Flex-NK cell engager antibodies may cause unforeseen harmful side effects. For example, Flex-NK cell engager antibodies could have a severe allergic or reactions or could develop an autoimmune condition to materials infused with such cells or antibodies.

In addition, NAYA has not conducted studies on the long-term effects associated with the media and/or expansion process that it uses to grow NAYA’s Flex-NK cell engager antibodies. Similarly, NAYA expects to use media in freezing Flex-NK cell engager antibodies for storage and shipment. These media and other reagents used in the manufacturing process could contain substances that have proved harmful if used in certain quantities. As NAYA continues to develop its product candidates, it may encounter harmful side effects that it did not observe in NAYA’s prior studies and future clinical trials. Regardless of merit or eventual outcome, product liability or other claims may, among other things, result in the following:

●	decreased demand for any approved products;

●	injury to NAYA’s reputation and significant negative media attention;

●	withdrawal of future clinical trial participants or cancellation of future clinical trials;

●	costs to defend the related litigation;

●	a diversion of management’s time and resources;

88

●	substantial monetary awards to future clinical trial participants or patients;

●	regulatory investigations, product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	exhaustion of any available insurance and NAYA’s capital resources;

●	loss of revenue;

●	a potential decrease in NAYA’s stock price; and

●	the inability to commercialize any products NAYA develops.

NAYA’s inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of NAYA’s products. NAYA obtained product liability insurance covering its future clinical trials with policy limits that it believes are customary for similarly situated companies and adequate to provide NAYA with coverage for foreseeable risks. Although NAYA maintains such insurance, any claim that may be brought against NAYA could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by NAYA’s insurance or that is in excess of the limits of NAYA’s insurance coverage. Moreover, in the future, NAYA may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect NAYA against losses. If NAYA determines that it is prudent to increase its product liability coverage due to the commercial launch of any approved product, it may be unable to obtain such increased coverage on acceptable terms, or at all. NAYA’s insurance policies also have various exclusions and deductibles, and it may be subject to a product liability claim for which it has no coverage. NAYA will have to pay any amounts awarded by a court or negotiated in a settlement that exceed NAYA’s coverage limitations or that are not covered by NAYA’s insurance.

89

If product liability lawsuits are brought against NAYA, it may incur substantial liabilities and may be required to limit commercialization of NAYA’s product candidates.

NAYA faces an inherent risk of product liability as a result of the future clinical testing of NAYA’s product candidates and will face an even greater risk if it commercializes any products. For example, NAYA may be sued if its product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing, or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If NAYA cannot successfully defend itself against product liability claims, it may incur substantial liabilities or be required to limit commercialization of its product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in one or more of the following:

●	decreased demand for NAYA’s product candidates;

●	injury to NAYA’s reputation;

●	withdrawal of clinical trial participants;

●	initiation of investigations by regulators;

●	costs to defend the related litigation;

●	a diversion of management’s time and NAYA’s resources;

●	substantial monetary awards to trial participants or patients;

●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	loss of revenue;

●	exhaustion of any available insurance and NAYA’s capital resources; and

●	the inability to commercialize any product candidate.

NAYA’s inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products it develops, alone or with corporate collaborators. NAYA’s insurance policies may also have various exclusions, and it may be subject to a product liability claim for which it has no coverage. Assuming NAYA obtains clinical trial insurance for its clinical trials, it may have to pay amounts awarded by a court or negotiated in a settlement that exceeds NAYA’s coverage limitations or that are not covered by NAYA’s insurance, and it may not have, or be able to obtain, sufficient capital to pay such amounts. Even if NAYA’s agreements with any future corporate collaborators entitle it to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

90

FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

INVO believes that some of the information in this proxy statement/consent solicitation statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends” and “continue” or similar words. You should read statements that contain these words carefully because they:

●	discuss future expectations;

●	contain projections of future results of operations or financial condition; or

●	state other “forward-looking” information.

INVO believes it is important to communicate its expectations to its stockholders. However, there may be events in the future that INVO is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/consent solicitation statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by INVO or NAYA in such forward-looking statements, including, among other things:

●	the ability to complete the Merger;

●	the ability to maintain the listing of INVO’s securities on a national securities exchange following the Merger;

●	the potential liquidity and trading of INVO’s public securities;

●	the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available following any redemption of public shares by INVO stockholders;

●	the ability to operate in highly competitive markets, and potential adverse effects of this competition;

●	risk of decreased revenues due to pricing pressures;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

●	the ability to attract, motivate and retain qualified employees, including members of its senior management team;

●	risk that NAYA is unsuccessful in integrating potential acquired businesses and product lines;

●	the ability to maintain a high level of client service and expand operations;

●	risk that NAYA’s products and services fail to interoperate with third-party systems;

●	the ability to maintain effective controls over disclosure and financial reporting that enable NAYA to comply with regulations and produce accurate financial statements;

91

●	potential issues with NAYA’s product offerings that could cause legal exposure, reputational damage and an inability to deliver products or services;

●	increased risks resulting from NAYA’s international operations;

●	potential unauthorized use of NAYA’s products and technology by third parties;

●	global economic conditions and the cyclical nature of certain markets NAYA serves;

●	exchange rate fluctuations and volatility in global currency markets;

●	the ability to comply with various trade restrictions, such as sanctions and export controls;

●	potential intellectual property infringement claims;

●	the ability to comply with the anti-corruption laws of the United States and various international jurisdictions;

●	potential impairment charges related to goodwill, identified intangible assets and fixed assets;

●	a potential litigation involving INVO or NAYA;

●	costs related to the Merger;

●	expectations regarding the time during which INVO will be an “emerging growth company” under the JOBS Act; and

●	other risks and uncertainties indicated in this proxy statement/consent solicitation statement/prospectus, including those set forth under the section entitled “Risk Factors;” and

●	the ability to develop new products, improve existing products and adapt its business model to keep pace with industry trends.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/consent solicitation statement/prospectus.

All forward-looking statements included herein attributable to any of INVO, NAYA or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, INVO and NAYA undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/consent solicitation statement/prospectus or to reflect the occurrence of unanticipated events.

92

THE MERGER

This section and the section entitled “The Merger Agreement” in this proxy statement/prospectus describe the material aspects of the Merger. While INVO and NAYA believe that this description covers the material terms of the Merger, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement, and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus beginning on page 184.

Background of the Merger

Historical Background of INVO

INVO is a commercial-stage fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. INVO’s primary mission is to implement new medical technologies aimed at increasing the availability of affordable, high-quality, patient-centered fertility care. INVO’s flagship product is INVOcell, a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients a more connected and intimate experience at a more affordable cost in comparison to in vitro fertilization (“IVF”), the other advanced ART treatment. The IVC procedure can deliver comparable results to IVF and is a significantly more effective treatment than intrauterine insemination (“IUI”). INVO’s commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell and IVC procedure (with three centers in North America now operational) and the acquisition of existing IVF clinics, in addition to continuing to sell their technology solution into existing fertility clinics.

In 2021, the company began to expand its efforts and transform the company from purely a medical device provider to a more comprehensive medical technology company, including the addition of healthcare services. This expanded effort was highlighted with the initial opening of the company’s first INVO center clinic in Birmingham, AL, followed by additional INVO centers opened in Atlanta, GA and Monterey Mexico, all in late 2021. In August 2023, the company completed its first acquisition of an established fertility practice, helping to further accelerate the transformation of the company and accelerate its revenue growth.

In October 2023, the company then announced its intent to merge with NAYA Bioscience, furthering its goals to build a comprehensive healthcare company. The Merger is intended to allow NAYA to strengthen INVO’s fertility operations through the infusion of new capital to expand INVO’s footprint of fertility clinic operations across the United States, as well as, advance the development of NAYA’s unique clinical stage portfolio of oncology therapeutics. This business combination provides the benefit of having existing revenue generating operations with the fertility business and an ability to further grow those activities from current levels, along with NAYA’s potential of a unique cancer-fighting drug platform business that is targeting a multi-billion dollar market opportunity.

93

The proposed Merger with NAYA was the result of a desire and effort to expand beyond fertility into additional medical technology areas and drive added shareholder value. The terms of the business combination were the result of extensive discussions and negotiations between our management team and board and representatives and NAYA’s management team and representatives. The following is a brief description of the background of these negotiations, the business combination and related transactions.

Prior to the initial introduction of NAYA to INVO by one of INVO’s current shareholder in late August of 2023, neither INVO, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with INVO.

Below are the following events that occurred prior to INVO’s introduction to NAYA:

●	In late August, one of INVO’s shareholders introduced us to the CEO of Cytovia Therapeutics.

●	An initial conversation took place between INVO’s CEO, Steve Shum, and NAYA’s CEO, Daniel Teper, on August 30, 2023. As part of that discussion, Mr. Teper described how Cytovia Therapeutics had an interest in spinning out certain assets in their portfolio into a new company, called NAYA, to merge into an existing public company. Mr. Teper expressed his belief that NAYA’s oncology-related intellectual property has significant value and could bring substantial, enhanced value to INVO’s current operations. During the discussion, INVO expressed a willingness to consider a merger combination

●	Following the initial conversation, on August 31, 2023, INVO and NAYA entered into a mutual non-disclosure agreement.

●	NAYA and INVO engaged in further discussion during the first week of September to outline several key details, including the following:

●	The required capital as part of closing to fund INVO for a reasonable period;
●	Valuation parameters for both companies;
●	Suggested board and senior management changes for the resulting company post-merger; and
●	Key conditions for each company in order to close such a transaction.

●	Based on these discussions, on September 8, 2023, NAYA delivered a term sheet to INVO outlining the proposed merger.

●	INVO’s board of directors met to review the term sheet. INVO’s director, Barbara Ryan, offered to speak with Mr. Teper as well as other industry contacts as part of additional board diligence.

●	Director Barbara Ryan separately spoke with Daniel Teper as well as other industry contacts.

●	On September 15, 2023, Barbara Ryan confirmed to the rest of the INVO that her additional diligence was favorable. Following further discussion amongst INVO’s board, recommended unanimously by the INVO board that if all the specific conditions could be met (as defined in the term sheet), the basic deal structure proposed was favorable for the INVO shareholders and the merger should be approved.

●	Following additional edits by INVO, on September 18, 2023, INVO and NAYA entered into a binding term sheet and engaged in discussions to complete the necessary tasks and closing conditions.

94

Reasons for the Merger

Following the Merger, INVO will focus on developmental programs aimed at providing innovative and transforming treatments in the areas of oncology, fertility, and regenerative medicine. INVO believes that the company will have the following potential advantages:

●	the company, after the Merger, will be a publicly traded, clinical-stage biotechnology company focused on developing what it believes can be best-in-class therapies for the treatment of oncology, fertility and regenerative medicine, combined with a revenue-generating commercial healthcare operation;

●	each of the company’s oncology-focused intellectual property can be combined to create a potential streamlined product base;

●	the company, after the Merger, will be led by an experienced senior management team from NAYA; and

●	proceeds from the concurrent financing would provide funds for the company’s research and development and operating activities after the closing of the Merger (the “Closing”).

Interests of the Directors and Executive Officers of INVO in the Merger

In considering the recommendation of the board of directors that our stockholders vote to approve the Merger, stockholders should be aware that our current and former directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. The members of the board of directors were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending to stockholders that the Merger be approved. See “The Merger—INVO Reasons for the Merger” beginning on page 95 of this proxy statement/prospectus. Stockholders should take these interests into account in deciding whether to vote “FOR” Proposal [●]. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

The names and positions of our executive officers as of the date of this proxy statement/prospectus are:

●	Steven Shum, Chief Executive Officer and Director;

●	Andrea Goren, Chief Financial Officer;

●	Michael Campbell, Chief Operations Officer, V.P, of Business Development;

The names of our non-employee directors as of the date of this proxy statement/prospectus are:

●	Trent Davis;

●	Matthew Szot;

●	Barbara Ryan; and

●	Rebecca Messina.

Management Following the Merger

The majority of INVO’s directors and executive officers are expected to be replaced with new directors and executive officers upon the closing of the Merger.

Immediately following the Merger, the executive management team of INVO is expected to be primarily composed of the members of the NAYA’s executive management team prior to the Merger, as set forth below:

Name	Title
Daniel Teper	Chief Executive Officer
Seline Miller	Chief Financial Officer

95

Immediately following the Merger, the board of directors of INVO is expected to be as set forth below:

Name	Title
Daniel Teper	Chairman
Peter Kash	Director
Prakash Raman	Director
Gilles Seydoux	Director
Mark Rothera	Director
Patrick Tricoli	Director
Steven Shum	Director
Laurent Audoly	Director
Lyn Falconio	Director

Form of the Merger

At the effective time and as a result of the Merger, each share of Class A common stock, par value $0.000001 per share, of NAYA outstanding immediately prior to the effective time of the Merger, other than certain excluded shares held by NAYA as treasury stock or owned by INVO or Merger Sub, will be converted into the right to receive 7.33333 (subject to adjustment as set forth in the Merger Agreement) shares of a newly designated series of common stock, par value $0.0001 per share, of INVO which shall be entitled to ten (10) votes per each share (“Company Class B common stock”) for a total of approximately 18,150,000 shares of INVO.

After completion of the Merger, assuming Proposal 3 is approved by INVO’s stockholders at the Special Meeting, INVO will be renamed “NAYA Biosciences, Inc.” and it is expected that the common stock of INVO will trade on The Nasdaq Stock Market under the symbol “NAYA.”

Merger Consideration and Exchange Ratio

No fractional shares of INVO common stock will be issued in connection with the Merger. Instead, all fractional shares of INVO common stock issuable to each NAYA stockholder will be aggregated and will be rounded up into one full share of INVO common stock.

The Exchange Ratio is calculated by dividing (a) product determined by multiplying (i) the total number of shares of INVO outstanding immediately prior to the Merger less the Closing PIPE Shares by (ii) the quotient obtained by dividing (A) the sum of $12,373,780, representing the initial enterprise value of INVO, and reduced in accordance with the Estimated Excessive Liabilities (as defined below) (the “INVO Equity Value”) and $90,750,000, representing the enterprise value of NAYA (the “NAYA Equity Value,” and collectively the “INVO Allocation Percentage”) by (B) the Naya Allocation Percentage. by (b) the total number of shares of NAYA outstanding immediately prior to the Merger. The Exchange Ratio has been estimated to be approximately 18,150,000 shares of INVO common stock, subject to adjustment as provided in the Merger Agreement. The Exchange Ratio will be adjusted to account for the Estimated Excessive Liabilities.

Under the terms of the Merger Agreement, in addition to certain adjustments to account for the issuance of any additional common stock of INVO, as applicable, prior to the consummation of the Merger, the Exchange Ratio at the closing of the Merger may be adjusted if INVO’s Liabilities as of the Closing Date, exceeds $5,000,000, plus any of the Estimated Closing Liabilities (the excessive amount shall be referred to herein as the “Estimated Excessive Liabilities”). In such instance, the Exchange Ratio shall be adjusted as follows: (i) for purposes of adjusting and calculating the Exchange Ratio, the INVO Equity Value shall be reduced (on a two dollar-for- one dollar basis) to reflect the Estimated Excessive Liabilities, (ii) the INVO Allocation Percentage shall be proportionately reduced, and (iii) the Merger Consideration received by the pre-Closing stockholders of the Company shall be proportionately increased based on such adjusted Exchange Ratio, such that the Merger Consideration shall equal the NAYA Merger Shares, and thereafter all references in this Agreement to the Exchange Ratio shall be deemed to be the Exchange Ratio in this Agreement as so adjusted.

96

Based on the estimates set forth above, following the completion of the Merger, (a) current INVO are expected to own approximately 12% of the common stock of INVO and (b) NAYA stockholders are expected to own approximately 88% of the common stock of INVO, on a fully-diluted basis.

Closing Time of the Merger

The Merger will be completed as promptly as practicable after all of the conditions to completion of the Merger are satisfied or waived, including the approval of the stockholders of INVO. INVO is working to complete the Merger as quickly as practicable. However, INVO cannot predict the exact timing of the completion of the Merger because it is subject to various conditions.

Regulatory Approvals

INVO must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market in connection with the issuance of shares of INVO’s common stock in the Merger and the filing of this proxy statement/prospectus with the SEC.

Stock Options and Warrants

On October 3, 2019, our Board adopted the 2019 Stock Incentive Plan (as amended, the “Plan”). The purpose of our Plan is to advance the best interests of the company by providing those persons who have a substantial responsibility for our management and growth with additional incentive and by increasing their proprietary interest in the success of the company, thereby encouraging them to maintain their relationships with us. Further, the availability and offering of stock options and common stock under the plan supports and increases our ability to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability which we depend. The total number of shares available for the grant of either stock options or compensation stock under the plan is               shares, subject to annual increases of six percent (6%) of the total number of shares of outstanding Common Stock on December 31st of the preceding calendar year.

As of December 31, 2023, we have options to purchase up to 106,456 shares of our common stock issued and outstanding at a weighted average exercise price of $45.53 per share.

Our Board administers our plan and has full power to grant stock options and common stock, construe and interpret the plan, establish rules and regulations and perform all other acts, including the delegation of administrative responsibilities, it believes reasonable and proper. Any decision made, or action taken, by our Board arising out of or in connection with the interpretation and administration of the plan is final and conclusive.

The Board, in its absolute discretion, may award common stock to employees of, consultants to, and directors of the company, and such other persons as the Board or compensation committee may select, and permit holders of common stock options to exercise such options prior to full vesting therein and hold the common stock issued upon exercise of the option as common stock. Stock options may also be granted by our Board or compensation committee to non-employee directors of the company or other persons who are performing or who have been engaged to perform services of special importance to the management, operation or development of the company.

In the event that our outstanding common stock is changed into or exchanged for a different number or kind of shares or other securities of the company by reason of merger, consolidation, other reorganization, recapitalization, combination of shares, stock split-up or stock dividend, prompt, proportionate, equitable, lawful and adequate adjustment shall be made of the aggregate number and kind of shares subject to stock options which may be granted under the plan.

Our Board may at any time, and from time to time, suspend or terminate the plan in whole or in part or amend it from time to time in such respects as our Board may deem appropriate and in our best interest.

97

Material Tax Considerations to INVO Stockholders Related to the Merger

Subject to the limitations and qualifications described in the section titled “Material U.S. Federal Income Tax Consequences of the Merger,” the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and/or a non-taxable exchange of shares of NAYA common stock for shares of INVO common stock within the meaning of Section 351(a) of the Code, and a NAYA U.S. holder will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of INVO common stock in exchange for shares of NAYA common stock in the Merger. For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 of this proxy statement/prospectus.

Nasdaq Stock Market Listing

INVO’s common stock currently is listed on The Nasdaq Global Market under the symbol “INVO.” INVO has agreed to use commercially reasonable efforts to (i) maintain its existing listing on The Nasdaq Global Market, (ii) prepare and submit to The Nasdaq Stock Market a notification form for the listing of the shares of INVO common stock to be issued to NAYA stockholders pursuant to the Merger, (iii) cause such shares to be approved for listing, and (iv) as required by Nasdaq Marketplace Rule 5110, file an initial listing application for the company on The Nasdaq Stock Market and to cause such listing application to be approved for listing. In addition, under the Merger Agreement, each of INVO’s and NAYA’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the existing shares of INVO’s common stock must have been continually listed on The Nasdaq Global Market, INVO must have caused the shares of its common stock to be issued in the Merger to be approved for listing on The Nasdaq Stock Market as of the effective time of the Merger and, to the extent required by Nasdaq Marketplace Rule 5110, the initial listing application for the company must be approved for listing. If such application is accepted, INVO anticipates that its common stock will be listed on The Nasdaq Stock Market following the closing of the Merger under the trading symbol “[●].”

Appraisal Rights

Holders of INVO common stock are not entitled to appraisal rights in connection with the Merger.

98

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about INVO or NAYA. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that INVO, on the one hand, and NAYA, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about INVO or NAYA, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between INVO and NAYA and are modified by the disclosure schedules.

Structure

At the effective time and as a result of the Merger, each share of Class A common stock, par value $0.000001 per share, of NAYA outstanding immediately prior to the effective time of the Merger, other than certain excluded shares held by NAYA as treasury stock or owned by INVO or Merger Sub, will be converted into the right to receive shares of a newly designated series of common stock, par value $0.0001 per share, of INVO which shall be entitled to ten (10) votes per each share (“Company Class B common stock”), with the number of Company Class B common stock to be received in accordance with the Exchange Ratio.

Completion and Effectiveness of the Merger

The Merger will be completed as promptly as practicable after all of the conditions to completion of the Merger are satisfied or waived, including the approval of the stockholders of INVO. INVO and NAYA are working to complete the Merger as quickly as practicable. However, INVO and NAYA cannot predict the exact timing of the completion of the Merger because it is subject to various conditions.

Merger Consideration and Exchange Ratio

The Exchange Ratio is calculated by dividing (a) product determined by multiplying (i) the total number of shares of INVO outstanding immediately prior to the Merger less the Closing PIPE Shares by (ii) the quotient obtained by dividing (A) the sum of $12,373,780, representing the initial enterprise value of INVO, and reduced in accordance with the Estimated Excessive Liabilities (as defined below) (the “INVO Equity Value”) and $90,750,000, representing the enterprise value of NAYA (the “NAYA Equity Value,” and collectively the “INVO Allocation Percentage”) by (B) the Naya Allocation Percentage by (b) the total number of shares of NAYA outstanding immediately prior to the Merger. The Exchange Ratio has been estimated to be approximately 18,150,000 shares of INVO common stock, subject to adjustment as provided in the Merger Agreement. The Exchange Ratio will be adjusted to account for the Estimated Excessive Liabilities.

Under the terms of the Merger Agreement, in addition to certain adjustments to account for the issuance of any additional common stock of INVO, as applicable, prior to the consummation of the Merger, the Exchange Ratio at the closing of the Merger may be adjusted if INVO’s Liabilities as of the Closing Date, exceeds $5,000,000, plus any of the Estimated Closing Liabilities. In such instance, the Exchange Ratio shall be adjusted as follows: (i) for purposes of adjusting and calculating the Exchange Ratio, the INVO Equity Value shall be reduced (on a two dollar-for- one dollar basis) to reflect the Estimated Excessive Liabilities, (ii) the INVO Allocation Percentage shall be proportionately reduced, and (iii) the Merger Consideration received by the pre-Closing stockholders of the Company shall be proportionately increased based on such adjusted Exchange Ratio, such that the Merger Consideration shall equal the NAYA Merger Shares, and thereafter all references in this Agreement to the Exchange Ratio shall be deemed to be the Exchange Ratio in this Agreement as so adjusted.

99

Based on the estimates set forth above, following the completion of the Merger, (a) current INVO are expected to own approximately 12% of the common stock of INVO and (b) NAYA stockholders are expected to own approximately 88% of the common stock of INVO, on a fully-diluted basis. It is currently anticipated that, at the closing of the Merger, each share of Class A common stock of NAYA will be converted into the right to receive 7.33333 (subject to adjustment as set forth in the Merger Agreement) shares of INVO Class B common stock”) for a total of approximately 18,150,000 shares of the INVO.

Fractional Shares

No fractional shares of INVO common stock will be issued in connection with the Merger. Instead, all fractional shares of INVO common stock issuable to each NAYA stockholder will be aggregated and will be rounded up into one full share of INVO common stock.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by INVO and NAYA relating to their respective businesses, as well as other facts pertinent to the Merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the Merger or termination of the Merger Agreement, as further described below. The representations and warranties of INVO and NAYA have been made solely for the benefit of the other parties and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk among the parties, may have been modified by the disclosure schedules delivered in connection with the Merger Agreement, are subject to the materiality standard described in the Merger Agreement, which may differ from what may be viewed as material by you, will not survive completion of the Merger and cannot be the basis for any claims under the Merger Agreement by the other parties after termination of the Merger Agreement, and were made only as of the date of the Merger Agreement or another date as is specified in the Merger Agreement.

INVO and its stockholders made a number of representations and warranties to NAYA in the Merger Agreement, including representations and warranties relating to the following matters:

●	Subsidiaries; Due Organization; Organizational Documents;

●	Capital Structure;

●	Non-Contravention; Consents;

●	SEC Filings;

●	Financial Statements;

●	Governmental Consents;

●	Capitalization;

●	Approvals;

●	Material Contracts;

●	Anti-Corruption;

●	Intellectual Property;

●	Related Person Mergers;

100

●	Compliance; Permits; Restrictions;

●	Tax Matters;

●	Employee and Labor Matters; Benefit Plans;

●	Environmental Matters;

●	Brokers; and

●	Litigation.

Portions of INVO’s representations and warranties are qualified as to “materiality” or “material adverse effect.” Under the Merger Agreement, a material adverse effect with respect to INVO means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of INVO and its subsidiaries, taken as a whole; or (b) the ability of INVO to timely perform its obligations under the Merger Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), an INVO material adverse effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, announcement, or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, announcement or consummation of this Merger Agreement; (iii) any changes in applicable law or GAAP or other applicable accounting standards (iv) acts of war, terrorism, or military actions, or the escalation thereof; (v) natural disasters, epidemics, pandemics, or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, an INVO material adverse effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (viii) actions taken as required or specifically permitted by the Merger Agreement or actions or omissions taken with INVO’s consent.

NAYA made a number of representations and warranties to INVO in the Merger Agreement, including representations and warranties relating to the following subject matters:

●	Subsidiaries; Due Organization; Organizational Documents;

●	Authority; Vote Required;

●	Non-Contravention; Consents;

●	Capitalization;

●	Financial Statements;

●	Absence of Changes;

●	Undisclosed Liabilities;

●	Compliance; Permits; Restrictions;

●	Tax Matters;

●	Employee and Labor Matters; Benefit Plans;

●	Environmental Matters;

101

●	Licenses and Permits;

●	Litigation;

●	Properties; Title to the Company’s Assets;

●	Intellectual Property;

●	Material Contracts;

●	Insurance Coverage; and

●	Brokers.

Similar to INVO’s representations and warranties, portions of NAYA’s representations and warranties are qualified as to “materiality” or “material adverse effect.” Under the Merger Agreement, a material adverse effect with respect to NAYA means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of NAYA and its subsidiaries, taken as a whole; or (b) the ability of NAYA to timely perform its obligations under the Merger Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a NAYA material adverse effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, announcement, or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, announcement or consummation of this Merger Agreement; (iii) any changes in applicable law or GAAP or other applicable accounting standards (iv) acts of war, terrorism, or military actions, or the escalation thereof; (v) natural disasters, epidemics, pandemics, or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a NAYA material adverse effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (viii) actions taken as required or specifically permitted by the Merger Agreement or actions or omissions taken with NAYA’s consent.

Covenants; Conduct of Business Pending the Merger

During the period commencing on the date of the Merger Agreement and ending at the earlier of the date of termination of the Merger Agreement or the effective time of the Merger, each party agreed that it will conduct its business in the ordinary course and in compliance with all applicable laws, rules, regulations, and certain material contracts and will provide the other party with prompt notice upon the occurrence of certain events or discovery of certain conditions, facts or circumstances.

NAYA also agreed that prior to the earlier of termination and the effective time of the Merger, subject to certain limited exceptions set forth in the Merger Agreement, without the consent of INVO, it would not and would not:

●	amend its Charter or its By-Laws in a manner that would adversely affect INVO or the holders of INVO’s common stock, except in connection with the transactions contemplated by that certain Asset Purchase Agreement by and among the Company, Cytovia Therapeutics Holdings, Inc., a Delaware corporation and Cytovia Therapeutics, LLC, a Delaware limited liability company (the “APA”);

●	issue, sell, pledge, dispose of, or encumber any of NAYA’s securities, except in connection with the transactions contemplated by the APA;

●	to acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances, or capital contributions to or investments in any person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by the Merger Agreement; or

●	to amend the APA in a manner that results in a NAYA “material adverse effect.”

102

INVO also agreed that prior to the earlier of termination and the effective time of the Merger, subject to certain limited exceptions set forth in the Merger Agreement, without the consent of INVO, it would not and would not, among other items:

●	amend its Charter or its By-Laws in a manner that would adversely affect NAYA or the holders of NAYA’s common stock;

●	issue, sell, pledge, dispose of, or encumber any of INVO’s securities, except in connection with the transactions contemplated by the APA;

●	to acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances, or capital contributions to or investments in any person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by the Merger Agreement;

●	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

●	make, change or revoke any material tax election, fail to pay any income or other material tax as such Tax becomes due and payable, file any amendment making any material change to any tax return, settle or compromise any income or other material tax liability, enter into any tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any tax Return granted in the ordinary course of business of not more than six months), or adopt or change any material accounting method in respect of taxes; or

●	engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of NAYA or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

Non-Solicitation

The Merger Agreement contains provisions prohibiting INVO and its subsidiaries from seeking a competing transaction, subject to specified exceptions described below. Under these “non-solicitation” provisions, INVO has agreed that neither it nor its subsidiaries, nor any of its officers, directors, employees, representatives, affiliates, advisors or agents shall directly or indirectly: (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to INVO or any of its respective subsidiaries to, afford access to the business, properties, assets, books, or records of INVO or any of its respective Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any takeover proposal; (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of INVO, as applicable, or any of its respective subsidiaries, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the Delaware General Corporations Law; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any takeover proposal. INVO will, and will cause its respective subsidiaries to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any takeover proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of INVO and any of its respective subsidiaries that was furnished by or on behalf of INVO or its subsidiaries to return or destroy (and confirm destruction of) all such information.

103

Disclosure Documents

As promptly as practicable following the date of the Merger Agreement, the parties agreed to prepare and file with the SEC this proxy statement/prospectus and INVO agreed to prepare and file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, in connection with the registration under the Securities Act of the shares of INVO common stock to be issued pursuant to the Merger. INVO agreed to use its commercially reasonable efforts to cause the registration statement to become effective as promptly as practicable, and take all or any action required under any applicable federal and state securities and other laws in connection with the issuance of shares of INVO common stock pursuant to the Merger. Each of INVO and NAYA agreed to use their commercially reasonable efforts to cause the registration statement on Form S-4, of which this proxy statement/prospectus is a part, to comply with the applicable rules and regulations promulgated by the SEC in all material respects. Each of NAYA and INVO agreed to furnish all information concerning itself and its subsidiaries, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the registration statement on Form S-4 and proxy statement/prospectus. INVO agreed to mail this proxy statement/prospectus to its stockholders promptly after the registration statement on Form S-4 is declared effective by the SEC.

Meeting of INVO Stockholders

INVO is obligated under the Merger Agreement to call, give notice of and hold a meeting of its stockholders for the purposes of voting on the Proposals.

Regulatory Approvals

Neither INVO nor NAYA is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to complete the Merger. In the United States, INVO must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market LLC in connection with the issuance of shares of INVO common stock in the Merger, including the filing with the SEC of this proxy statement/prospectus.

Indemnification and Directors and Officers Insurance Following the Closing of the Merger

Under the Merger Agreement, from the closing of the Merger through the sixth anniversary of the closing, INVO and NAYA agreed extend all existing rights to indemnification, advancement of expenses, and exculpation to each present and former director or officer of INVO (the “Indemnified Parties”) against all claims, losses and other costs, including attorneys’ fees, shall remain in full force and effect for a period of six years following the closing of the Merger. The Merger Agreement also provides that following the closing of the Merger, INVO shall obtain “tail” insurance policies with a claims period of six years from the closing of the Merger with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties prior to the Merger.

Additional Agreements

Each of INVO and NAYA has agreed to, among other things:

●	use its commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and any other transaction contemplated by the Merger Agreement;

●	reasonably cooperate with the other parties and provide the other parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each party of its respective obligations under the Merger Agreement and to enable INVO to continue to meet its obligations under the Merger Agreement following the closing;

●	make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and any other transaction contemplated by the Merger Agreement;

●	use its commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Merger Agreement; and

●	use its reasonable best efforts to cause the Merger to qualify as a transaction described under Section 368(a) of the Code.

104

Nasdaq Stock Market Listing

INVO’s common stock currently is listed on The Nasdaq Global Market under the symbol “INVO.” INVO has agreed to use commercially reasonable efforts to (i) maintain its existing listing on The Nasdaq Global Market, (ii) prepare and submit to The Nasdaq Stock Market a notification form for the listing of the shares of INVO common stock to be issued to NAYA stockholders pursuant to the Merger, (iii) cause such shares to be approved for listing and (iv) as required by Nasdaq Marketplace Rule 5110, file an initial listing application for the company on The Nasdaq Stock Market and to cause such listing application to be approved for listing. In addition, under the Merger Agreement, each of INVO and NAYAs’ obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the existing shares of INVO’s common stock must have been continually listed on The Nasdaq Global Market, INVO must have caused the shares of its common stock to be issued in the Merger to be approved for listing on The Nasdaq Stock Market as of the effective time of the Merger and, to the extent required by Nasdaq Marketplace Rule 5110, the initial listing application for the company must be approved for listing. If such application is accepted, INVO anticipates that its common stock will be listed on The Nasdaq Stock Market following the closing of the Merger under the trading symbol “NAYA.”

Conditions to the Completion of the Merger

The respective obligations of INVO and NAYA to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

●	Each of INVO’s and NAYA’s respective stockholders and board of directors have provided the requisite approvals for the Merger; and

●	there must not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or the other transactions contemplated by the Merger Agreement by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the Merger or the other transactions contemplated by the Merger Agreement illegal.

105

In addition, each of INVO and NAYA’ obligation to complete the Merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

●	the representations and warranties regarding capitalization matters of the other party in the Merger Agreement must be true and correct in all but de minimis respects on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the closing date, or, if such representations and warranties address matters as of a particular date, then as of that particular date;

●	all other representations and warranties of the other party in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of these representations and warranties to be true and correct would not have a material adverse effect on the other party;

●	the other party to the Merger Agreement must have performed or complied with in all material respects all covenants and obligations in the Merger Agreement required to be performed or complied with by it on or before the closing of the Merger;

●	the other party to the Merger Agreement has not experienced a material adverse effect; and

●	the other party must have delivered certain certificates and other documents required under the Merger Agreement for the closing of the Merger.

In addition, the obligation of INVO to complete the Merger is further subject to the satisfaction or waiver of the following conditions, among other items:

●	the Interim PIPE (meaning a sale of shares of INVO’s preferred stock at a price per share of $5.00 per share, in a private offering resulting in amount equal to at least $2,000,000 of gross proceeds to INVO in the aggregate, plus an additional amount as may be required prior to closing of the Merger to be determined in good faith by the parties to adequately support the fertility business activities per an agreed forecast of INVO, as well as for a period of twelve (12) months post-closing including a catch-up on INVO’s past due accrued payables still outstanding) shall have consummated prior to the Closing).

In addition, the obligation of NAYA to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

●	the Interim PIPE shall have consummated prior to the Closing; as set forth in the Exchange Agreement;

●	INVO shall have received confirmation that the aggregate Liabilities of INVO and its Subsidiaries, excluding the Excluded Liabilities, immediately following the Closing shall be an amount less than $5,000,000.;

●	INVO shall have received copies of the waivers with respect to any fundamental transaction rights that ___% of INVO warrant holders may have under any such warrants issued by INVO, including any right to vote, consent, or otherwise approve or veto any of the transactions contemplated by this Merger Agreement, including the Merger and any change of control related thereto, the issuance of INVO’s common stock to NAYA in connection with the Merger, and any amendments to INVO’s governing documents, or any option to cause INVO to purchase any such warrants from any warrant holders (or pay any other consideration to any warrant holders) in the event of a fundamental transaction., duly executed by all holders of warrants (and any other similar instruments);

●	INVO’s common stock shall have been continually listed on the Nasdaq Stock Market as of and from the date of this Agreement through the Closing Date and shall not have been delisted. NASD shall have approved for quotation on the Nasdaq, upon official notice of issuance, all of the shares of INVO common stock to be issued in the Merger, the Interim PIPE and the Closing PIPE.

●	The S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC; Parent shall have filed the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act. All of the shares of NAYA’s common stock to be issued in the Merger shall be registered for trading pursuant to the registration statement;

●	NAYA shall have received duly executed copies of the INVO’s stockholder lock-up agreements, each of which (i) shall have remained in full force and effect through the Closing Date and (ii) shall not have been amended, modified, canceled or rescinded in any respects; and

●	INVO shall have received duly executed copies of the offer letters, in forms acceptable to the Company, with respect to each of the employees and/or service providers of INVO and/or its Subsidiaries, as determined by the NAYA in its sole discretion.

106

Termination of the Merger Agreement and Termination Fee

The Merger Agreement may be terminated at any time before the closing of the Merger, whether before or after the required stockholder approvals to complete the Merger have been obtained, as set forth below:

(1)	By mutual agreement of INVO and NAYA;

(2)	By either INVO or NAYA if the Merger has not closed by April 30, 2024 (other than in cases in which such failure to close is principally caused by breach of the Merger Agreement by the party wishing to terminate), which date may be extended in certain circumstances;

(3)	By either NAYA or INVO if there is any law or order that prohibits the completion of the Merger;

(4)	By either NAYA or INVO if their stockholders’ meeting has been held and completed and the required proposals have not been approved;

(6)	By NAYA, if INVO breaches any of its material covenants or agreements in the Merger Agreement;

(7)	By NAYA, if the Closing Liabilities, excluding the Excluded Liabilities, is greater than $5,000,000;

(8)	By NAYA, if NAYA determines that a material effect has occurred to NAYA.

(9)	By NAYA, if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of INVO or Merger Sub set forth in the Merger Agreement such that the conditions to the closing of the Merger would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 15 days after written notice thereof is given by NAYA to INVO and (ii) the End Date; unless such failure is caused primarily by Company’s failure to materially perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Each party to the Merger Agreement’s closing conditions as set forth therein, are either satisfies and waived by the other party, and the Merger is not closed within two Business Days after the last of such conditions has been satisfied or waived, then the other party shall pay the party that satisfied its closing conditions under the Merger Agreement an amount equal to US$1,000,000 within two Business Days.

Amendment

The Merger Agreement may be amended by an instrument in writing signed on behalf of each of INVO and NAYA at any time, except that (i) after the Merger Agreement has been adopted by the stockholders of INVO or NAYA, no amendment which by law requires further approval by the stockholders of such company shall be made without such further approval.

Expenses

All expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

Special Meeting of INVO Stockholders

INVO is obligated under the Merger Agreement to call, give notice of and hold a special meeting of its stockholders for the purpose of considering the issuance of shares of INVO common stock, the Merger and the stockholder proposals discussed herein.

107

AGREEMENTS RELATED TO THE TRANSACTION

In addition to the Merger Agreement, the following additional agreements were executed in connection with the Merger:

Share Exchange Agreement

On November 19, 2023, INVO entered into a share exchange agreement (the “Share Exchange Agreement”) with Cytovia Therapeutics Holdings, Inc., a Delaware corporation (“Cytovia”) for Cytovia’s acquisition of 1,200,000 shares of INVO’s newly designated Series B Preferred Stock in exchange for 163,637 shares of common stock of NAYA held by Cytovia valued at $6,000,000 (the “Share Exchange”). On November 20, 2023, INVO and Cytovia closed on the exchange of shares. The closing of the Share Exchange Agreement resulted in a $6,000,000 increase in INVO’s stockholders’ equity, which Nasdaq recognized as evidence compliance with the Nasdaq listing criteria and to maintain its listing on Nasdaq.

Lock-up Agreements

INVO shall, in coordination with NAYA, use its best efforts to enter into lock-up agreements in forms reasonably acceptable to NAYA with each of the current officers and directors of INVO.

108

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of INVO Common Stock

INVO and NAYA intend to treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the qualifications and assumptions described in this proxy statement/prospectus/information statement, and assuming that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the tax consequences to U.S. Holders of INVO common stock will be as follows:

●	a U.S. Holder generally will not recognize gain or loss upon the exchange of NAYA common stock for INVO common stock pursuant to the Merger;

●	a U.S. Holder’s aggregate tax basis for the shares of INVO common stock received in the Merger generally will equal the stockholder’s aggregate tax basis in the shares of NAYA common stock surrendered in the Merger;

●	the holding period of the shares of INVO common stock received by a U.S. Holder in the Merger generally will include the holding period of the shares of NAYA common stock surrendered in exchange therefor; and

●	if a U.S. Holder of shares of NAYA common stock acquired different blocks of shares of INVO common stock at different times or at different prices, the shares of INVO common stock received in the Merger will be allocated pro rata to each block of shares of NAYA common stock, and the basis and holding period of such shares of INVO common stock will be determined on a block-for-block approach depending on the basis and holding period of each block of shares of NAYA common stock exchanged for such shares of INVO common stock.

These statements are based on facts and representations contained in representation made by INVO and NAYA and certain assumptions, including that (i) the merger is completed in the manner set forth in the Merger Agreement and the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part and (ii) the former NAYA stockholders are in “control” of INVO immediately after the Merger (within the meaning of Section 368(c) of the Code). “Control” for purposes of Section 368(c) of the Code is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock of the corporation. The accuracy of such facts, representations and assumptions, could affect the conclusions set forth in such opinions and, as previously noted above, such opinions will not be binding on the IRS or the courts. Consequently, there can be no assurance the IRS or a court will not take a position contrary to the intended tax treatment of the Merger. INVO stockholders are encouraged to consult their own tax advisors concerning the intended characterization of the Merger as a “reorganization” under Section 368(a) of the Code and possibly also as a non-taxable exchange under Section 351(a) of the Code.

Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. Holder would recognize gain or loss upon the exchange of NAYA common stock for INVO common stock equal to the difference between the fair market value, at the time of the Merger, of the INVO common stock received in the Merger and such U.S. Holder’s adjusted tax basis in the NAYA common stock surrendered in the Merger. Such gain or loss would be long-term capital gain or loss if the NAYA common stock was held for more than one year at the time of the Merger. In such event, the aggregate tax basis of INVO common stock received in the Merger would equal its fair market value at the time of the consummation of the Merger, and the holding period of such INVO common stock would commence the day after the consummation of the Merger.

109

Information Reporting and Backup Withholding

If the merger qualifies as a “reorganization” under Section 368(a) of the Code, Treasury Regulations require certain U.S. Holders who are “significant holders” of NAYA common stock (generally, U.S. Holders who owned immediately before the Merger at least 1% (by vote or value) of the total outstanding stock of NAYA and each U.S. Holder with a basis in their NAYA common stock of $1,000,000 or more) to comply with certain reporting requirements. Significant holders generally are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in such holder’s NAYA common stock surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of NAYA and INVO. U.S. Holders should consult their tax advisors to determine whether they are significant holders required to provide the foregoing statement.

A U.S. Holder of NAYA common stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash paid in lieu of fractional shares in connection with the Merger. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a holder who (i) furnishes a correct taxpayer identification number and certifies the holder is not subject to backup withholding on IRS Form W-9, (ii) provides a certification of foreign status on an appropriate IRS Form W-8 or (iii) otherwise establishes the holder is exempt from backup withholding. If a U.S. Holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the stockholder may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against such stockholder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. In the event a U.S. Holder is subject to backup withholding, such stockholder should see his, her, or its tax advisor to determine if he, she or it is entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

The foregoing summary is not intended to be, and should not be construed to be, legal, business or tax advice to any particular INVO U.S. holder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the Merger to you.

IT IS RECOMMENDED THAT INVO AND NAYA STOCKHOLDERS CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

110

MATTERS BEING SUBMITTED TO A VOTE OF THE STOCKHOLDERS OF INVO

Proposal 1: Approval of the Merger

At the special meeting, stockholders will be asked to approve the issuance of the Class B Common Stock pursuant to the Merger Agreement. Immediately following the Merger, (a) current INVO stockholders are expected to own approximately 12% of the Common Stock of the company, and (b) current NAYA stockholders are expected to own 100% of the newly created Class B Common Stock, which is convertible into approximately 88% of the Common Stock of INVO, on a fully-diluted basis, in each case calculated on a pro forma basis. These ownership percentages are estimates and are subject to adjustment. Immediately following the Merger, current NAYA stockholders are expected to hold 98.6% of the voting power of the Company.

The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of INVO common stock pursuant to the Merger Agreement are described in detail in the sections entitled “The Merger.” A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of INVO common stock entitled to vote is required to approve Proposal 1. Each of Proposals 1, 2, 3, 4, 5, 6 and 7 are conditioned upon each other. Therefore, the Merger cannot be consummated without the approval of Proposals 1, 2, 3, 4, 5, 6 and 7.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 1 TO APPROVE THE MERGER.

Proposal 2: Approval of the Change of Control Resulting from the Merger

At the special meeting, stockholders will be asked to approve the change of control resulting from the Merger. Immediately following the Merger, following the issuance of the merger consideration of Class B Common Stock to NAYA, (a) current INVO stockholders are expected to own approximately 12% of the Common Stock of the company, and (b) current NAYA stockholders are expected to own 100% of the newly created Class B Common Stock, which is convertible into approximately 88% of the Common Stock of INVO, on a fully-diluted basis, in each case calculated on a pro forma basis. These ownership percentages are estimates and are subject to adjustment. Immediately following the Merger, current NAYA stockholders are expected to hold 98.6% of the voting power of the Company.

NASDAQ Listing Rule 5635(b) requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer (which may be deemed to occur if after a transaction a single investor or affiliated investor group acquires, or has the right to acquire, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of the issuer and such ownership would be the largest ownership position of the issuer). (“Nasdaq Listing Rule 5635(b)”). This Proposal 2 is being procured in connection with the Class B Common Stock being issued to NAYA as consideration in the Merger.

The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the change of control resulting from the Merger are described in detail in the sections entitled “The Merger Agreement” and “The Merger.”

Required Vote

The affirmative vote of the holders of a majority of the shares of outstanding shares of INVO common stock is required to approve Proposal 2. Each of Proposals 1, 2, 3, 4, 5, 6 and 7 are conditioned upon each other. Therefore, the Merger cannot be consummated without the approval of Proposals 1, 2, 3, 4, 5, 6 and 7.

Recommendation of Board of Directors

111

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE THE CHANGE IN CONTROL RESULTING FROM THE TRANSACTION.

Proposal 3: Approval of Amendment to the Articles

At the special meeting, holders of INVO common stock will be asked to approve the amendment to the amended and restated certificate of incorporation of INVO to (1) change the name of the corporation from “INVO Bioscience, Inc.” to “NAYA Biosciences, Inc.” and (2) add a class of Class B Common Stock, by filing an amendment to the amended and restated articles of incorporation at the closing of the Merger. A copy of the proposed amendment to the amended and restated certificate of incorporation is attached as Annex B to this proxy statement/prospectus (the “Amendment to the Articles”). The primary reason for the corporate name change is that management believes this will allow for brand recognition of NAYA product candidates and product candidate pipeline following the consummation of the Merger.

Summary of the Class B Common Stock

The Amendment to the Articles will create two types of common stock for INVO, Class A Common Stock, with rights and terms identical to INVO’s current common stock, and Class B Common Stock. The Amendment to the Articles will authorize INVO to issue 180,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock.

Equal Status

Except as otherwise provided in INVO’s Amended and Restated Articles of Incorporation (the “INVO Charter”), the Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of INVO), share ratably and be identical in all respects and as to all matters.

Voting Rights

The holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with INVO’s Bylaws and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, when voting as a single class, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder.

Merger or Consolidation

In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of INVO with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under the INVO Charter) of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation, voting together as a single class.

Conversion

(1) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation.

(2) Automatic Conversion. Each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, except is such transfer is a Permitted Transfer (as defined in the Amendment to the Articles).

The foregoing description of the Amendment to the Articles does not purport to be complete and is qualified in its entirety by reference to the Amendment to the Articles, which is attached hereto as Annex B.

112

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the Record Date for the Special Meeting is required for approval of Proposal 3. Each of Proposals 1, 2, 3, 4, 5, 6 and 7 are conditioned upon each other. Therefore, the Merger cannot be consummated without the approval of Proposals 1, 2, 3, 4, 5, 6, and 7.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO APPROVE THE AMENDMENT TO THE ARTICLES.

Proposal 4: Election of Directors

Upon the consummation of the Merger, the INVO board of directors will consist of nine (9) directors. Upon the Closing, the current members of INVO’s board of directors will resign, except that Steven Shum will remain as a member of INVO following the Merger. Assuming Proposals 1, 2, and 3 are approved at the Special Meeting, INVO stockholders are being asked to elect eight (8) directors to the INVO board of directors, effective upon the consummation of the Merger. The election of these directors is contingent upon the closing of the Merger.

Daniel Teper, PharmD, MBA, 64 years old, is the Founder, Chairman, Chief Executive Officer, Chief Financial Officer, and Director of NAYA Biosciences since August 2023. He has over 30 years of leadership experience as a biopharma entrepreneur, corporate executive, and management consultant. Previously, Dr. Teper was the Chairman & CEO of Cytovia Therapeutics, from June 2019 to July 2023, where he remains Chairman of the Board. Dr. Teper brings extensive experience. From September 2011 to April 2017, he was the CEO of Immune Pharmaceuticals, which he listed on NASDAQ. He previously served as New York-based Managing Partner (Head of North America) at Bionest Partners, now Accenture, where he advised companies on corporate strategy and business development. He was previously a Partner at ISO Healthcare Group, now Deloitte Monitor, in New York. Dr. Teper helped drive the accelerated growth of Softwatch, a pioneer digital health company, as senior vice president of sales and business development. He also served as global president of Havas Health, advising companies on global launches of major new drugs in multiple disease areas. Dr. Teper started his career at Novartis in Basel and then in the US, where he held management responsibilities in sales and marketing and as head of cardiovascular, new product development. Dr. Teper held general management positions in Europe at GlaxoSmithKline and Sanofi. He was the co-founder and CEO of Wintec Pharma, a European specialty pharmaceutical company focused on anti-infectives and dermatology, which he went on to sell. Dr. Teper co-founded Novagali, an ophthalmology specialty pharma later listed on EuroNext Paris and acquired by Japan’s Santen. He holds a Doctor of Pharmacy degree from Paris XI University and an MBA from INSEAD, where he was the J. Salmon scholar.

Prakash Raman, PhD, 54 years old, is a director of NAYA. Dr. Raman has decades of biopharmaceutical business development and executive leadership experience, blending his scientific background, program and portfolio management and strong business development experience. He has served as Ribon Therapeutics’s president, chief executive officer and board member since February 2022. Prior to joining Ribon, he served as Senior Partner, Chief Business Development Officer at Flagship Pioneering from October 2019 to February 2022, where he leveraged the platforms and assets in the venture capital firm’s portfolio to generate opportunities for significant value creation. Prior to Flagship, Dr. Raman spent nearly fourteen years at Novartis – from July 2005 until October 2019 - most recently as Vice President, Global Head of Novartis Institutes for Biomedical Research (NIBR) Business Development and Licensing (BD&L). Prior to Novartis, Dr. Raman spent six years as a Senior Scientist at Millennium Pharmaceuticals and two years as a post-doctoral fellow at The Scripps Research Institute. He completed his undergraduate work at the Indian Institute of Technology, Bombay, and received his Ph.D. in Organic and Medicinal Chemistry from the University of Wisconsin-Madison.

113

Mark Rothera, MBA, 61 years old, is a director of NAYA. Mr. Rothera brings more than 33 years of experience in the biopharmaceutical industry, with a strong record of driving the successful build of multiple biotech companies in both private and public settings, predominantly in the field of rare or specialty diseases. Since September 2022, he has served as President, Chief Executive Officer and Director of Viracta Therapeutics (NASDAQ: VIRX), a precision oncology company. Prior to joining Viracta, from September 2020 to February 2022, Mr. Rothera served as President and CEO of Silence Therapeutics (NASDAQ: SLN), a clinical-stage organization focused on developing RNA therapies for hematology, cardiovascular and rare diseases. He previously served as CEO of Orchard Therapeutics (NASDAQ: ORTX) from September 2017 to Match 2020, where he oversaw its transformation from a small U.K.-based, privately held company with two clinical-stage programs into a leading gene therapy company with seven clinical-stage programs and fully integrated capabilities. Prior to Orchard, Mr. Rothera served as Chief Commercial Officer of PTC Therapeutics (NASDAQ: PTCT) from April 2013 to August 2017, where he helped it evolve into a commercial company with a global footprint, including the successful launch of two rare disease therapies. Previously, he served as Global President of Aegerion Pharmaceuticals Inc. and Vice President and General Manager of commercial operations at Shire Human Genetic Therapies for Europe, Middle East and Africa. Mr. Rothera received an M.A. in Natural Sciences from Cambridge University and an M.B.A. from INSEAD.

Gilles Seydoux, PharmD, 69 years old, is a director of NAYA, bringing 35 years of experience in the pharmaceutical industry. He is currently Vice Chairman and Interim Chief Executive Officer of Cytovia Therapeutics Holding Inc. From September 2018 to July 2020, he served as Chief Operating Officer at Cytovia Therapeutics, where he was co-founder and director. Since December 2018, he is the Principal of GTS Health Consulting LLC, which provides consulting services to the Pharmaceutical Industry. He previously spent 14 years at GSK, where he was most recently Global Marketing Director, Rare Diseases from March 2015 to November 2018. He was previously VP of Commercial Operations International/Europe, VP of Enbrel & Inflammation Global Franchise, and Head of the Primary Care & Neurosciences Business Unit (France) at Wyeth Pharmaceuticals (now Pfizer). Prior to Wyeth, Gilles spent over 10 years in growing Marketing and General Management positions at Procter & Gamble Pharmaceuticals in Europe, Merck, and Gist-Brocades. Since July 2023, he is a Board Director of Procare Health Iberia, a Spanish Pharmaceutical company specialized in women’s health. Gilles has a Pharm. D. from University of Paris Cité (formerly Paris V), France.

Patrick Tricoli, PharmD, MBA, 59 years old, is a director at NAYA, bringing over 30 years of experience in the pharmaceutical and biotech industries. He is currently the Chief Executive Officer of Nanobiotix Corp., the Nanobiotix US affiliate in Cambridge, Massachusetts, where he has served since September of 2014. Prior to Nanobiotix, Dr. Tricoli was well known for his lead roles at Sanofi in Partnering and Innovation R&D and subsequently as Head of External Innovation Europe, spanning 15 years, Europe, Asia, and the US markets, where he led multiple teams in developing strong international business development relationships, corporate development strategies, and collaborative R&D partnership. Since 2017, he has served as a New England Foreign Trade Advisor for the French government. Patrick holds a PharmD and a master’s degree in pharmacology, and pharmacokinetics from University Claude Bernard in Lyon, France and an executive MBA from ESCP Europe.

Peter Kash, Ed.D., MBA, 63 years old, is the Vice Chairman of NAYA Biosciences. Dr. Kash has over 36 years of leadership experience in the biotech industry. He has served as Cofounder & Managing Partner at Camelot BioCapital since January 2022 and Cofounder & Vice Chairman at TargImmune Therapeutics since January 2016. He was formerly a cofounder and partner and Chairman of Two River Group and President of Riverbank Capital Securities, specializing in helping create and finance several biotech companies including Kite Pharma, Edgemont Pharmaceuticals, and Intercept Pharmaceuticals. He has cofounded more than a dozen biotech companies and co-raised in excess of $2 billion in private/public financing, helping create more than $20 billion in peak aggregate market value. Dr. Kash has worked on Wall Street for 30 years including at Shearson Lehman Hutton and Paramount Capital. At Paramount he cofounded and helped finance PolaRx Biopharmaceuticals; developing the first cancer drug from China, Trisenox approved by the FDA. The portfolio companies have received a total of 6 FDA approvals to date. From 1990-1992 he was an Associate Professor of Marketing at Polytechnic University. During 1996-2000 he was an Adjunct Professor of Entrepreneurship at the Wharton Business School. During 2000-2002 he was a Visiting Professor of Entrepreneurship at the Graduate School of Business at Nihon University in Tokyo and in 2015 a Visiting Professor at Hebrew University. He has frequently lectured and served as a Keynote Speaker worldwide in many of the 70 countries he has visited. His education includes a B.S. in Management Science from S.U.N.Y. Binghamton and an MBA in International Banking and Finance from the Lubin School of Business at Pace University. He holds a Doctorate in Education at The Azrieli Graduate School of Yeshiva University. Dr. Kash completed post graduate classes on Making Boards of Directors More Effective at Harvard Business School.

114

Laurent Audoly, PhD, 47 years old, is a director at NAYA Biosciences. Laurent is a company builder and biopharma executive with over 25 years of industry experience, including Head of R&D in pharma. Laurent has led and/or contributed to the identification and development of seven novel medicines (Xeljanz®, Hemangiol®, Javlor®, Renflexis®, Brenzys®, Ontruzant®, Hadlima® - biologics and small molecules) addressing unmet medical need across multiple disease areas that generate > $2B in annual sales. Laurent has also led business and R&D functions in both pharma and biotech (US and EU), developing and operationalizing strategies, modernizing pipelines and business models, bringing forward drug candidates into and through development, and partnering on multiple deals (buy and sell-sides, >$3B in total). He also serves as an independent board member in different organizations (Cytovia Therapeutics, Vanderbilt University). Laurent’s latest biotech, Parthenon Therapeutics, operates at the intersection of systems biology, machine learning, molecular pharmacology, and drug development to find cures for recalcitrant cancers by reprogramming cellular pathways. Prior to founding Parthenon Therapeutics, Laurent was at the helm of Kymera Therapeutics as its founding CEO, President, and Director where he led the construction of the business, bringing in over $135M in funding and executing on > $1B in pharma partnership. Prior to this role, he was head of R&D with Fabre Pharmaceuticals (multinational pharma with $3B in top line), where he rebuilt the organization, led the in/out-licensing of multiple clinical stage assets and technologies, and directly contributed to IND entries, POC and LCM studies in oncology, dermatology, and CNS. Earlier in his career, Laurent held positions of increasing leadership responsibilities on the business and science fronts at Pfizer, Merck, MedImmune, and Pieris contributing to the advancement of 21 drug candidates into clinical development across multiple disease areas and modalities. He is also an inventor, has served on NIH study sections, and co-authored over 70 papers and patents. He studied chemistry (B.S. honors) and pharmacology (Ph.D.) at Vanderbilt University and was the recipient of an American Heart Association Fellowship at Duke University.

Lyn Falconio, 62 years old, is a director at NAYA Biosciences. She brings 25 years of pharmaceutical product marketing experience, working across a wide range of therapeutic categories and clinical innovations. Since April of 2021, she has served as Executive Engagement Lead for Publicis, responsible for bringing together worldwide talent and capabilities that serve top tier pharmaceutical companies’ go-to-market strategies, product commercialization planning and market growth. As part of the Publicis family since 2008, her prior roles include Chief Marketing Officer (January 2018 – April 2021), and EVP Business Development & Growth, where she designed collaborative working models that provided invaluable returns. Prior to Publicis, Lyn held senior level positions in business development and client services for some of the industry’s leading communications, digital and healthcare marketing companies. In 2007 she launched NOVA Grey, WPP’s first connected network of global healthcare companies, from 1999-2001 she led strategic alliances and partnerships at Softwatch, one of the industry’s first digital health platforms, and prior to that she was part of a start-up team to launch a new brand of marketing agencies at Omnicom. Her drive towards future vision and new emerging capabilities in health and wellness are at the core of what she brings to the industry.

Steven Shum, 53 years old, is a director at NAYA Biosciences. He was appointed CEO of INVO Bioscience in October 2019. He has served as a member of the INVO Bioscience Board of Directors since October 2017. Prior to joining INVO Bioscience, he served as Chief Financial Officer of Eastside Distilling (ticker: EAST) since October 2015. Prior to joining Eastside, Steve served as an Officer and Director of XZERES Corp, a publicly traded global renewable energy company, from October 2008 until April 2015 in various officer roles, including Chief Operating Officer from September 2014 until April 2015, Chief Financial Officer, Principal Accounting Officer and Secretary from April 2010 until September 2014 (under former name, Cascade Wind Corp) and Chief Executive Officer and President from October 2008 to August 2010. Steve also serves as Managing Principal of Core Fund Management, LP and the Fund Manager of Core Fund, LP. He was a founder of Revere Data LLC (now part of Factset Research Systems, Inc.) and served as its Executive Vice President for four years, heading up the product development efforts and contributing to operations, business development, and sales. He spent six years as an investment research analyst and portfolio manager of D.N.B. Capital Management, Inc. His previous employers include Red Chip Review and Laughlin Group of Companies. He earned a BS in Finance and a BS in General Management from Portland State University in 1992.

115

Required Vote

The plurality of the affirmative votes cast by holders of shares of INVO common stock voting at the Special Meeting is required to approve Proposal 4. Each of Proposals 1, 2, 3, 4, 5, 6 and 7 are conditioned upon each other. Therefore, the Merger cannot be consummated without the approval of Proposals 1, 2, 3, 4, 5, 6, and 7.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 4 TO APPROVE THE ELECTION OF DIRECTORS.

Proposal 5: Approval of Stock Plan Increase

At the special meeting, stockholders will be asked to approve of an increase of the amount of authorized shares of INVO issuable under INVO’s Second Amended and Restated 2019 Stock Option Plan (the “Plan”) to the amount of INVO’s common stock equal to 15% of INVO’s total issued and outstanding stock immediately following the consummation of the Merger (“Proposal 5” or the “Stock Plan Increase Proposal”).

The Plan was originally adopted by our Board of Directors on November 14, 2019 and approved by our stockholders on December 16, 2019.

The purpose of the Plan is to further align the interests of employees, directors, and non-employee consultants with those of the stockholders by providing incentive compensation opportunities tied to the performance of the common stock and by promoting increased ownership of the common stock by such individuals.

Our Board of Directors has approved an increase the number of shares of common stock authorized for issuance under the Plan to the amount of INVO’s common stock equal to 15% of INVO’s total issued and outstanding stock immediately following the consummation of the Merger.

A description of the material terms of the Plan are summarized below. This description is qualified in its entirety by the full text of the Plan, a copy of which is attached to this proxy statement as Appendix E.

If stockholder approval of this Proposal 5 is obtained and the Merger is consummated, and subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the Plan will not exceed 15% of INVO’s total issued and outstanding stock immediately following the consummation of the Merger (subject to annual increases as set forth Section 4.2 of the Plan).

Vote Required

The stockholders are being asked to approve the increase of shares available for issuance under the Plan. The increase will be approved if more votes are cast in favor of this proposal than are cast against it. Abstentions and broker non-votes on this proposal will have no effect on the outcome.

Description of the Plan

A description of the material terms of Plan is set forth below. The statements made in this Proposal No. 5 concerning the terms and provisions of the Plan are summaries and do not purport to be a complete recitation of the Plan provisions. These statements are qualified in their entirety by express reference to the full text of the Plan, a copy of which is attached to this proxy statement as Annex E and is incorporated by reference herein.

General Purpose

The purpose of the plan is to further align the interests of employees, directors and non-employee consultants with those of the stockholders by providing incentive compensation opportunities tied to the performance of the common stock and by promoting increased ownership of the common stock by such individuals. The plan is also intended to advance the interests of the company and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the company’s business is largely dependent. We are permitted to grant awards of stock options, stock awards, and restricted stock awards under the plan. Each type of award is discussed in greater detail below.

116

ERISA

The plan is not an “employee pension benefit plan” as defined in Section 3(2) of the U.S. Employee Retirement Income Security Act and is not qualified as a profit sharing plan as described in Section 401 of the Internal Revenue Code.

Shares Available

The initial maximum aggregate number of shares of common stock that may be issued and sold under all awards granted under the plan will be 15% of INVO’s total issued and outstanding stock immediately following the consummation of the Merger. Shares of common stock issued and sold under the plan may be either authorized but unissued shares or shares held in our treasury. The number of shares may be increased each year in the discretion of the plan administrator (described below) through 2029. The annual increase, if any, determined by the plan administrator for each year will be 6% of the total number of shares of outstanding Common Stock as of the end of the preceding year.

To the extent that any award involving the issuance of shares of common stock is forfeited, cancelled, returned to us for failure to satisfy vesting requirements or other conditions of the award, or otherwise terminates without an issuance of shares of common stock being made thereunder, the shares of common stock covered thereby will no longer be counted against the foregoing maximum share limitations and may again be made subject to awards under the plan pursuant to such limitations. Any awards or portions thereof which are settled in cash and not in shares of common stock shall not be counted against the foregoing maximum share limitations.

If there shall occur any change with respect to the outstanding shares of our common stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of our common stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting our common stock, we may, in the manner and to the extent that it deems appropriate and equitable to the participants in the plan and consistent with the terms of the plan, cause an adjustment to be made in (i) the maximum number of shares available for issuance under the plan, (ii) the number and kind of shares of common stock, or other rights subject to then outstanding awards, (iii) the exercise or base price for each share or other right subject to then outstanding awards, and (iv) any other terms of an award that are affected by the event. However, in the case of incentive stock options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code.

Administration

The plan shall be administered by a committee comprised of one or more members of our Board, or if no such committee exists, the entire Board.

The committee shall have such powers and authority as may be necessary or appropriate for the committee to carry out its functions as described in the plan. Subject to the express limitations of the plan, the committee shall have authority in its discretion to determine the eligible persons to whom, and the time or times at which, awards may be granted, the number of shares or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which an award will become vested, exercisable or payable, the performance goals and other conditions of an award, the duration of the award, and all other terms of the award. Subject to the terms of the plan, the committee shall have the authority to amend the terms of an award in any manner that is not inconsistent with the plan, provided that no such action shall adversely affect the rights of a participant with respect to an outstanding award without the participant’s consent. The committee shall also have discretionary authority to interpret the plan, to make factual determinations under the plan, and to make all other determinations necessary or advisable for plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the plan or any award agreement hereunder.

117

The committee shall have the right, from time to time, to delegate to one or more of our officers the authority of the committee to grant and determine the terms and conditions of awards granted under the plan, subject to the requirements of state law and such other limitations as the committee shall determine. In no event shall any such delegation of authority be permitted with respect to awards to any members of the board or to any eligible person who is subject to Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 162(m) of the Internal Revenue Code.

Eligibility

Participation in the plan is limited to any person which is an employee of ours or any affiliate of ours, or any person to whom an offer of employment with us or one of our affiliates is extended, as determined by the committee, or any person who is a non-employee director, or any person who is consultant to us. The determination of eligibility shall be made by the committee in its sole discretion.

Grant of Stock Awards

A stock award may be granted to any eligible person selected by the committee. The number of shares and other terms of the stock award are specified in each award agreement. The stock award may be granted for past services, in lieu of bonus or other cash compensation, as directors’ compensation or for any other valid purpose as determined by the committee. A stock award granted to an eligible person represents shares of common stock that are issued without restrictions on transfer and other incidents of ownership and free of forfeiture conditions, except as otherwise provided in the plan and the award agreement. The deemed issuance price of shares of common stock subject to each stock award shall not be less than 85 percent of the fair market value of the common stock on the date of the grant. In the case of any person who owns securities possessing more than ten percent of the combined voting power of all classes of securities of the issuer or its parent or subsidiaries possessing voting power, the deemed issuance price of shares of common stock subject to each stock award shall be at least 100 percent of the fair market value of the common stock on the date of the grant. The committee may, in connection with any stock award, require the payment of a specified purchase price. Subject to the foregoing provisions and the applicable award agreement, upon the issuance of the common stock under a stock award, the participant shall have all rights of a stockholder with respect to the shares of common stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. The plan does not specify any maximum or minimum amount of shares which may be granted to any person under a stock award.

Grant of Restricted Stock Awards

A restricted stock award may be granted to any eligible person selected by the committee. The number of shares and other terms of the stock award are specified in each award agreement. The deemed issuance price of shares of common stock subject to each restricted stock award shall not be less than 85 percent of the fair market value of the common stock on the date of the grant. In the case of any person who owns securities possessing more than ten percent of the combined voting power of all classes of securities of the issuer or its parent or subsidiaries possessing voting power, the deemed issuance price of shares of common stock subject to each restricted stock award shall be at least 100 percent of the fair market value of the common stock on the date of the grant. The committee may require the payment by the participant of a specified purchase price in connection with any restricted stock award.

The restrictions imposed on shares granted under a restricted stock award shall lapse in accordance with the vesting requirements specified by the committee in the award agreement, provided that the committee may accelerate the vesting of a restricted stock award at any time. Such vesting requirements may be based on the continued service of the participant with the company or its affiliates for a specified time period (or periods) or on the attainment of specified performance goals established by the committee in its discretion. If the vesting requirements of a restricted stock award shall not be satisfied, the award shall be forfeited and the shares of common stock subject to the award shall be returned to the company.

Subject to the foregoing provisions and the applicable award agreement, the participant shall have all rights of a stockholder with respect to the shares granted to the participant under a restricted stock award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. The committee may provide in an award agreement for the payment of dividends and distributions to the participant at such times as paid to stockholders generally or at the times of vesting or other payment of the restricted stock award.

118

Grant of Options

A stock option may be granted to any eligible person selected by the Committee. Each stock option shall be designated as an incentive stock option or as a nonqualified stock option. An incentive stock option may only be granted to an eligible person who is considered an employee for purposes of Treasury Regulation §1.421-7(h) with respect to us or any of our affiliates that qualifies as a “subsidiary corporation” with respect to us for purposes of Section 424(f) of the Internal Revenue Code.

The exercise price per share of a stock option shall not be less than 20 percent of the fair market value of the shares of common stock on the date of grant, except that the exercise price per shares of an incentive stock option shall not be less than 100 percent of the fair market value of the shares of common stock on the date of grant, and that the exercise price per shares of an incentive stock option shall not be less than 110 percent of the fair market value in the case of any person who owns securities possessing more than 10 percent of the total combined voting power of all classes of our securities.

The committee shall prescribe the time or times at which, or the conditions upon which, a stock option or portion thereof shall become vested and/or exercisable, and may accelerate the vesting or exercisability of any stock option at any time, provided, however, that any stock option shall vest at the rate of at least twenty percent per year over five years from the date the stock option is granted, subject to reasonable conditions as may be provided for in the award agreement. However, in the case of a stock option granted to officers, non-employee directors, managers or consultants, the stock option may become fully exercisable, subject to reasonable conditions, at any time or during any period established by us. The requirements for vesting and exercisability of a stock option may be based on the continued service of the participant with us or one of our affiliates for a specified time period (or periods) or on the attainment of specified performance goals established by the committee in its discretion.

The committee shall prescribe in an award agreement the period during which a vested stock option may be exercised, provided that the maximum term of a stock option shall be ten years from the date of grant. Except as otherwise provided in the plan or as otherwise may be provided by the committee, no stock option issued to an employee or a non-employee director may be exercised at any time during the term thereof unless the employee or a non-employee director is then in our service or the service of one of our affiliates.

Exercise of Options

Subject to such terms and conditions as shall be specified in an award agreement, a stock option may be exercised in whole or in part at any time during the term thereof by notice in the form required by us, together with payment of the aggregate exercise price therefor and applicable withholding tax. Payment of the exercise price shall be made in the manner set forth in the award agreement, which, unless otherwise provided by the committee, shall be as follows: (i) in cash or by cash equivalent acceptable to the committee, (ii) by payment in shares of our common stock that have been held by the participant for at least six months (or such period as the committee may deem appropriate) valued at the fair market value of such shares on the date of exercise, (iii) through an open-market, broker-assisted sales transaction pursuant to which we are promptly delivered the amount of proceeds necessary to satisfy the exercise price, (iv) by a combination of the methods described above, or (v) by such other method as may be approved by the committee and set forth in the award agreement. In addition to and at the time of payment of the exercise price, the participant shall pay to us the full amount of any and all applicable income tax, employment tax, and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the committee and set forth in the award agreement.

Nontransferability

Nonqualified Stock Options. Nonqualified stock options shall be nontransferable except (i) upon the participant’s death, or (ii) for the transfer of all or part of the stock option to a participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933), as may be approved by the committee in its discretion at the time of proposed transfer. The transfer of a nonqualified stock option may be subject to such terms and conditions as the committee may in its discretion impose from time to time. Subsequent transfers of a nonqualified stock option shall be prohibited other than in accordance with the terms set forth herein.

119

Incentive Stock Options. Incentive stock options shall be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a participant only by such participant.

Termination of Employment

The stock option of any participant whose service with us or one of our affiliates is terminated for any reason shall terminate on the earlier of (A) the date that the stock option expires in accordance with its terms or (B) unless otherwise provided in an award agreement, and except for termination for cause, the expiration of the applicable time period following termination of service, in accordance with the following: (1) twelve months if service ceased due to disability, (2) eighteen months if service ceased at a time when the participant is eligible to elect immediate commencement of retirement benefits at a specified retirement age under a pension plan to which we or any of our affiliates had made contributions, (3) eighteen months if the participant died while in the service of us or any of our affiliates, or (4) three months if service ceased for any other reason. During the foregoing applicable period, except as otherwise specified in the award agreement or in the event service was terminated by the death of the participant, the stock option may be exercised by such participant in respect of the same number of shares of common stock, in the same manner, and to the same extent as if he or she had remained in the continued service of us or any affiliate during the first three months of such period; provided that no additional rights shall vest after such three months. The committee shall have authority to determine in each case whether an authorized leave of absence shall be deemed a termination of service for purposes hereof, as well as the effect of a leave of absence on the vesting and exercisability of a stock option. Unless otherwise provided by the committee, if an entity ceases to be an affiliate of the company or otherwise ceases to be qualified under the plan or if all or substantially all of the assets of an affiliate of the company are conveyed (other than by encumbrance), such cessation or action, as the case may be, shall be deemed for purposes hereof to be a termination of the service.

An award of an incentive stock option may provide that such stock option may be exercised not later than 3 months following termination of employment of the participant with us and all subsidiaries, or not later than one year following a permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code, as and to the extent determined by the committee to comply with the requirements of Section 422 of the Internal Revenue Code.

Amendment and Termination

The board may at any time and from time to time and in any respect, amend or modify the plan. The board may seek the approval of any amendment or modification by our stockholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Internal Revenue Code, or exchange or securities market or for any other purpose. No amendment or modification of the plan shall adversely affect any award theretofore granted without the consent of the participant or the permitted transferee of the award. The plan shall terminate on the tenth anniversary of the date of its adoption by the board. The board may, in its discretion and at any earlier date, terminate the plan. Notwithstanding the foregoing, no termination of the plan shall adversely affect any award theretofore granted without the consent of the participant or the permitted transferee of the award.

RESTRICTIONS ON RESALE

Persons ordinarily may publicly resell the shares of common stock issued pursuant to an award granted under the plan without registration under the federal securities laws. However, our affiliates who acquire shares of our common stock pursuant to an award under the plan described in this prospectus will not be able to rely on this prospectus to resell those shares. Accordingly, our affiliates must ensure that the resale of their shares complies with an available exemption from the registration provisions of the Federal securities law, such as Rule 144 under the Securities Act of 1933, as amended.

Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the committee. Failure to satisfy any applicable restrictions shall result in the subject shares of the restricted stock award being forfeited and returned to us. The committee may require in an award agreement that certificates representing the shares granted under a restricted stock award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a restricted stock award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

120

We are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. Section 16(b) allows us to recover any profit realized by any of our officers, directors or 10% stockholders from any purchase and sale, or sale and purchase, of shares of our common stock within any period of less than six months.

FEDERAL INCOME TAX CONSEQUENCES

This section contains a discussion regarding the income tax consequences of the plan under federal income tax law. This discussion is intended only as a broad discussion of the general rules under income tax laws applicable to the issuance of common stock as compensation. Specific situations may be subject to different rules and may result in different tax consequences. You are strongly urged to consult your own personal tax advisor with specific reference to your own tax situation regarding all federal, state and local tax matters in conjunction with the plan and the grant, exercise and ultimate sale of any shares received upon the exercise of options granted pursuant to the plan.

Stock Awards

A recipient of a stock award under the plan will have compensation income upon the receipt of the shares in an amount equal to the fair market value of the shares on the date of the issuance.

Restricted Stock Awards

Unless a recipient files a Section 83(b) election with the Internal Revenue Service within 30 days following the date of grant of a restricted stock award, a recipient of a restricted stock award will not have any taxable income until the award vests. Upon the vesting of the award and receipt by recipient of the not-restricted shares, recipient will have compensation income in an amount equal to the fair market value of the shares on the date of vesting.

If a participant makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to a restricted stock award, the participant shall file, within 30 days following the date of grant, a copy of such election with us and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Internal Revenue Code. If a recipient files such a Section 83(b) election, the participant of the restricted stock award will have compensation income on the date of grant in an amount equal to the fair market value of the shares on the date of grant. The committee may provide in an award agreement that the restricted stock award is conditioned upon the participant’s making or refraining from making an election with respect to the award under Section 83(b) of the Internal Revenue Code.

Incentive Stock Options

Grant and Exercise of Incentive Stock Options. In general, a participant realizes no income upon the grant of plan incentive stock options assuming these options qualified as “incentive stock options” under the Internal Revenue Code when they were granted or upon the exercise of incentive stock options. But see, “Alternative Minimum Tax,” below. The amount paid by the participant for the shares of common stock received pursuant to the exercise of incentive stock options will generally constitute his or her basis or cost for tax purposes. The holding period for such common stock generally begins on the date the participant exercises incentive stock options. See below for a discussion of the exceptions to these general rules when the participant uses previously acquired stock of the company to exercise incentive stock options.

Alternative Minimum Tax. Although no current taxable income is realized upon the exercise of incentive stock options, Section 56(b)(3) of the Internal Revenue Code provides that the excess of the fair market value on the date of exercise of the common stock acquired pursuant to such exercise over the option price is an item of tax adjustment. As such, the exercise of incentive stock options may result in the participant being subject to the alternative minimum tax for the year incentive stock options are exercised. The alternative minimum tax is calculated on a taxpayer’s adjusted gross income, subject to special adjustments, plus specified items of tax preference minus specified itemized deductions. The resulting amount is the alternative minimum taxable income.

121

If the shares are disposed of in a “disqualifying disposition” that is, within one year of exercise or two years from the date of the option grant — in the year in which the incentive stock option is exercised, the maximum amount that will be included as alternative minimum tax income is the gain on the disposition of the incentive stock option stock. In the event there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition will not be considered income for alternative minimum tax purposes. In addition, the basis of the incentive stock option stock for determining gain or loss for alternative minimum tax purposes will be the exercise price for the incentive stock option stock increased by the amount that alternative minimum tax income was increased due to the earlier exercise of the incentive stock option. Alternative minimum tax incurred by reason of the exercise of the incentive stock option does not result, for regular income tax purposes, in an increase in basis of the shares acquired upon exercise. The alternative minimum tax attributable to the exercise of an incentive stock option may be applied as a credit against regular tax liability in a subsequent year, subject to certain limitations. The gain recognized upon a sale or exchange of shares acquired through the exercise of the incentive stock options will be limited to the excess of the amount received in the sale or exchange over the fair market value of the shares at the time the incentive stock option was exercised.

The application of the alternative minimum tax for each participant will depend on such participant’s total income and deductions for the year of exercise. As such, the extent to which, if any, the tax adjustment item generated by the exercise of incentive stock options in conjunction with any other tax adjustment items or alternative minimum tax adjustments may result in an alternative minimum tax liability for any participant cannot be determined. Accordingly, each participant should consult his or her own tax counsel to determine the potential impact of the alternative minimum tax on his or her exercise of incentive stock options.

Employment and Holding Requirements of Incentive Stock Options. The Internal Revenue Code requires that the participant remain an employee of ours or one of our subsidiaries at all times during the period beginning on the date that the incentive stock options are granted and ending on the day three months (or one year in the case of permanent and total disability or death) before the date that each incentive stock option is exercised.

In order for an participant exercising incentive stock options to qualify for the income tax free treatment set forth in the preceding section such participant must not dispose of the shares of common stock acquired pursuant to the exercise of incentive stock options within two years from the date the incentive stock options were granted, nor within one year after the exercise of the incentive stock options. If the participant meets these employment and holding requirements, any future gain or loss realized and recognized from the sale or exchange of the common stock should be long term capital gain or loss, if the stock is held as a capital asset. If the participant disposes of the shares of common stock acquired upon exercise of an incentive stock option within two years from the granting of options or one year after the exercise of options, any gain will constitute, in the year of disposition, ordinary compensation income to the extent of the excess of the fair market value of the common stock on its acquisition date over the price paid for it by the participant. Any additional gain will be treated as capital gain. If the participant disposes of the shares of common stock issued upon exercise of an incentive stock option at a loss, such loss will be a capital loss.

For purposes of this section, the transfer of shares of common stock previously acquired by a participant after the participant’s death does not constitute a “disposition.” In addition, the transferee of the shares of common stock is not subject to the holding and employment requirements.

If the recipient disposes of options instead of exercising them, the incentive stock option rules discussed herein have no application. The recipient transferor will recognize either long or short term capital gain or loss and the purchaser will not be subject to any of these rules.

Nonqualified Stock Options

In general, a participant who receives a nonqualified stock option realizes income either at the date of grant or at the date of exercise, but not at both. Unless the nonqualified stock option has a “readily ascertainable fair market value” at the date of grant, the participant recognizes no income on the date of grant and the compensatory aspects are held open until the nonqualified stock option is exercised. In this case, upon exercise, the participant will have compensation income to the extent of the difference between the fair market value of the stock at the time of exercise and the exercise price paid by the participant.

122

An nonqualified stock option is deemed to have a readily ascertainable fair market value if (a) the nonqualified stock options are actively traded on an established market or (b) the fair market value can be measured with reasonable accuracy, which means that (i) the nonqualified stock options are transferable, (ii) the nonqualified stock options are exercisable immediately in full, (iii) the nonqualified stock options and underlying stock are not subject to restrictions which have a significant effect on the nonqualified stock option’s value and (iv) the fair market value of the option privilege is readily ascertainable.

Exercise of Options Through Use of Previously Acquired Common Stock of the Company

Under the plan, in some circumstances a participant may be allowed to use previously acquired shares of common stock to exercise stock options. Such previously acquired shares of common stock may include common stock acquired pursuant to an earlier partial exercise of options. Generally the Internal Revenue Service recognizes that an exchange of common stock for other common stock does not constitute a taxable disposition of any shares of common stock. The IRS treats such exchanges as two transactions. First, to the extent of the number of previously acquired shares of common stock, a share for share exchange occurs with each new share of common stock succeeding to the cost basis and holding period of the old shares of common stock. Second, the remaining new shares of common stock are deemed acquired at a zero cost with their holding period commencing on the date of acquisition.

The foregoing rules generally apply to the use of previously acquired shares of common stock to acquire shares of common stock under the plan. An participant may use shares of common stock owned at the date options are exercised to acquire shares of common stock upon exercise of the options. However, despite a “carryover” holding period, all of the new shares of common stock are still subject to the holding requirements discussed above. If participant disposes of such common stock acquired pursuant to the exercises of incentive stock options before the later of two years from the granting or one year from exercise, an early disposition occurs first to the extent of the non-carryover shares and then to the extent of the carryover shares.

In addition, if a participant uses shares of common stock acquired through a previous partial exercise of options to acquire new shares of common stock through an exercise of options before the first stock has met the above holding requirements, the first stock will be treated as having been disposed of in an early disposition. Therefore, the participant will have to recognize ordinary compensation to the excess of the fair market value of the first stock on its acquisition dates over its price paid. Despite the early disposition, any excess gain is not recognized, but is deferred and carried over to the second stock. If the first stock is used to acquire other shares of common stock which are not subject to the plan, no early disposition will generally occur and the tax free exchange rules may apply.

Again, you should consult your own tax advisor with regard to the tax treatment applicable in your own tax situation.

Interests of Officers and Directors in this Proposal

Members of our board of directors and our executive officers are eligible to receive awards under the terms of the Plan, including through certain outstanding employment agreements and grants, and they therefore have a substantial interest in Proposal 5.

123

Required Vote

The affirmative vote of the holders of a majority of the shares of INVO’s common stock present in person or represented by proxy at the Special Meeting is required to approve Proposal 5. Each of Proposals 1, 2, 3, 4, 5, 6 and 7 are conditioned upon each other. Therefore, the Merger cannot be consummated without the approval of Proposals 1, 2, 3, 4, 5, 6, and 7.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 5 TO APPROVE THE CHANGE IN CONTROL RESULTING FROM THE TRANSACTION.

Proposal 6: Approval of Series A Amendment Proposal

At the special meeting, stockholders will be asked to approve an amendment to the Series A Preferred Stock Certificate of Designation to remove the limitations for conversion of Series A Preferred Stock to INVO’s Common Stock by (a) removing the Exchange Cap (as defined the in the Series A Preferred Stock Certificate of Designation) to permit a conversion of Series A Preferred Stock into INVO’s Common Stock into an amount INVO’s Common Stock that would result in 20% or more of INVO’s issued and outstanding common stock; and (b) removing the Maximum Percentage (as defined the in the Series A Certificate of Designation) to permit a holder converting their Series A Preferred Stock into an amount of Common Stock greater than 19.99% of INVO’s issued and outstanding stock (collectively, the “Preferred Series A Amendment”).

The Preferred Series A Amendment is being procured in connection the securities purchase agreement entered into on December 29, 2023 between NAYA and INVO, whereby NAYA agreed to purchase 400,000 shares of Series A Preferred Stock at a purchase price of $5.00 per share. The parties agreed that NAYA’s purchases will be made in tranches in accordance with the Minimum Interim PIPE Schedule (collectively, the “NAYA Series A Preferred Transaction”).

Nasdaq Listing Rule 5635(b) provides that stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company. In light of this rule, the Series A Preferred Stock Certificate of Designation provides that, unless we obtain approval of our stockholders as required by Nasdaq, the Series A Preferred Stock cannot be converted if such conversion would result in the holder beneficially owning more than 19.99% of our common stock.

Accordingly, this Proposal 6 is being sought from shareholders of INVO to approve of the Preferred Series A Amendment and permit the conversion of Series A Preferred Shares sold in the NAYA Series A Preferred Transaction to comply with Nasdaq Listing Rules 5635(b).

Series A Preferred Stock

The Company’s Articles of Incorporation, as amended, authorizes the Company to issue 100,000,000 shares of preferred stock, $0.0001 par value per share, issuable from time to time in or more series (“Preferred Stock”). On November 20, 2023, the Company filed with the Nevada Secretary of State a Certificate of Designation of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) which sets forth the rights, preferences, and privileges of the Series A Preferred Stock (the “Series A Preferred”). One million (1,000,000) shares of Series A Preferred with a stated value of $5.00 per share were authorized under the Series A Certificate of Designation.

Each share of Series A Preferred has a stated value of $5.00, which is convertible into shares of the Company’s common stock (the “Common Stock”) at a fixed conversion price equal to $2.20 per share, subject to adjustment. The Company may not effect the conversion of any shares of Series A Preferred if, after giving effect to the conversion or issuance, the holder, together with its affiliates, would beneficially own more than 9.99% of the Company’s outstanding Common Stock. Moreover, the Company may not effect the conversion of any shares of Series A Preferred if, after giving effect to the conversion or issuance, the holder, together with its affiliates, would beneficially own more than 19.99% of the Company’s outstanding Common Stock unless and until the Company receives the approval required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any subsequent trading market).

Each share of Series A Preferred stock shall automatically convert into Common Stock upon the closing of the previously announced merger with NAYA.

The holders of Series A Preferred shall be entitled to receive a pro-rata portion, on an as-if converted basis, of any dividends payable on Common Stock.

124

In the event of any voluntary or involuntary liquidation, dissolution, or winding up, or sale of the Company (other than the previously announced merger with NAYA Biosciences, Inc.), each holder of Series A Preferred shall be entitled to receive its pro rata portion of an aggregate payment equal to (i) $5.00, multiplied by (ii) the total number of shares of Series A Preferred Stock issued under the Series A Certificate of Designation.

The foregoing description of the Preferred Series A Amendment does not purport to be complete and is qualified in its entirety by reference to the Preferred Series A Amendment, which is attached hereto as Annex C.

EFFECT ON CURRENT SHAREHOLDERS

The issuance of securities pursuant to the Preferred Series A Amendment will not affect the rights of the holders of outstanding common stock, but such issuances will have a dilutive effect on the existing stockholders, including the voting power and economic rights of the existing stockholders.

DESCRIPTION OF COMMON STOCK

The Company is currently authorized to issue 50,000,000 shares of common stock, par value $0.0001, and 100,000,000 shares of preferred stock, par value $0.0001.

Common Stock

Voting

The holders of our common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There is no cumulative voting.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities.

Fully Paid and Non-assessable

All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Dividends

The Company has not paid any cash dividends on its common stock to date. Any future decisions regarding dividends will be made by its board of directors. The Company does not anticipate paying dividends in the foreseeable future but expect to retain earnings to finance the growth of its business. The Company’s board of directors has complete discretion on whether to pay dividends. Even if the Company’s board of directors decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors the board of directors may deem relevant.

Market

The Company’s common stock is traded on the Nasdaq Capital Market under the symbol “INVO.”

Required Vote

The affirmative vote of the holders of a majority of the shares of INVO common stock present in person or represented by proxy at the Special Meeting is required to approve Proposal 6. Each of Proposals 1, 2, 3, 4, 5, 6 and 7 are conditioned upon each other. Therefore, the Merger cannot be consummated without the approval of Proposals 1, 2, 3, 4, 5, 6, and 7.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 6 TO APPROVE THE SERIES A AMENDMENT PROPOSAL.

125

Proposal 7: Approval of Series B Amendment Proposal

At the special meeting, stockholders will be asked to approve an amendment to the Series B Preferred Stock Certificate of Designation to remove the limitations for conversion of Series B Preferred Stock to INVO’s Common Stock by removing the Exchange Cap (as defined the in the Series B Certificate of Designation) to permit a conversion of Series B Preferred Stock into INVO’s Common Stock into an amount INVO’s Common Stock that would result in 20% or more of INVO’s issued and outstanding common stock (the “Preferred Series B Amendment”).

The Preferred Series B Amendment is being procured in connection with the share exchange agreement entered into on November 19, 2023 between INVO and Cytovia Therapeutics Holdings, Inc., a Delaware corporation (“Cytovia”) for Cytovia’s acquisition of 1,200,000 shares of the Series B Preferred Stock in exchange for 163,637 shares of common stock of NAYA held by Cytovia valued at $6,000,000 (the “Share Exchange”). On November 20, 2023, INVO and Cytovia closed the Share Exchange.

Nasdaq Listing Rule 5635(b) provides that stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company. In light of this rule, the Series B Preferred Stock Certificate of Designation provides that, unless we obtain approval of our stockholders as required by Nasdaq, the Series A Preferred Stock cannot be converted if such conversion would result in the holder beneficially owning more than 19.99% of our common stock.

Accordingly, this Proposal 7 is being sought from shareholders of INVO to approve of the Preferred Series B Amendment and permit the conversion of Series B Preferred Shares sold in the Share Exchange to comply with Nasdaq Listing Rule 5635(b).

Series B Preferred Stock

On November 20, 2023, the Company filed with the Nevada Secretary of State a Certificate of Designation of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”) which sets forth the rights, preferences, and privileges of the Series B Preferred Stock (the “Series B Preferred”). One million two hundred (1,200,000) shares of Series B Preferred with a stated value of $5.00 per share were authorized under the Series B Certificate of Designation.

Each share of Series B Preferred has a stated value of $5.00, which is convertible into shares of the Company’s common stock (the “Common Stock”) at a fixed conversion price equal to $5.00 per share, subject to adjustment. The Company may not effect the conversion of any shares of Series B Preferred if, after giving effect to the conversion or issuance, the holder, together with its affiliates, would beneficially own more than 19.99% of the Company’s outstanding Common Stock unless and until the Company receives the approval required by the applicable rules and regulations of Nasdaq (or any subsequent trading market).

Each share of Series B Preferred stock shall automatically convert into Common Stock upon the closing of the previously announced merger with NAYA.

The holders of Series B Preferred shall be entitled to receive a pro-rata portion, on an as-if converted basis, of any dividends payable on Common Stock.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up, or sale of the Company (other than the previously announced merger with NAYA), each holder of Series B Preferred shall be entitled to receive its pro rata portion of an aggregate payment equal to (i) $5.00, multiplied by (ii) the total number of shares of Series B Preferred Stock issued under the Series B Certificate of Designation.

Other than those rights provided by law, the holders of Series B Preferred shall not have any voting rights.

The foregoing description of the Preferred Series B Amendment does not purport to be complete and is qualified in its entirety by reference to the Preferred Series B Amendment, which is attached hereto as Annex D.

126

EFFECT ON CURRENT SHAREHOLDERS

The issuance of securities pursuant to the Preferred Series B Amendment will not affect the rights of the holders of outstanding common stock, but such issuances will have a dilutive effect on the existing stockholders, including the voting power and economic rights of the existing stockholders.

DESCRIPTION OF COMMON STOCK

The Company is currently authorized to issue 50,000,000 shares of common stock, par value $0.0001, and 100,000,000 shares of preferred stock, par value $0.0001.

Common Stock

Voting

The holders of our common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There is no cumulative voting.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities.

Fully Paid and Non-assessable

All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Dividends

The Company has not paid any cash dividends on its common stock to date. Any future decisions regarding dividends will be made by its board of directors. The Company does not anticipate paying dividends in the foreseeable future but expect to retain earnings to finance the growth of its business. The Company’s board of directors has complete discretion on whether to pay dividends. Even if the Company’s board of directors decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors the board of directors may deem relevant.

Market

The Company’s common stock is traded on the Nasdaq Capital Market under the symbol “INVO.”

Required Vote

The affirmative vote of the holders of a majority of the shares of INVO common stock present in person or represented by proxy at the Special Meeting is required to approve Proposal 7. Each of Proposals 1, 2, 3, 4, 5, 6 and 7 are conditioned upon each other. Therefore, the Merger cannot be consummated without the approval of Proposals 1, 2, 3, 4, 5, 6, and 7.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 7 TO APPROVE THE SERIES B AMENDMENT PROPOSAL.

INVO BIOSCIENCE’S BUSINESS

We are a healthcare services fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care more accessible and inclusive to people around the world. Our commercial strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell® and IVC procedure (with three centers in North America now operational), the acquisition of US-based, profitable in vitro fertilization (“IVF”) clinics (with the first acquired in August 2023) and the sale and distribution of our technology solution into existing fertility clinics. While the INVOcell remains important to our efforts, our commercial and corporate development strategy has expanded to focus more broadly on providing ART services in general through our emphasis on clinic-based operations. We anticipate furthering these activities with a focus on the acquisition of existing IVF clinics as well as on the opening of dedicated “INVO Centers” offering the INVOcell and IVC procedure.

Acquisitions:

On August 10, 2023, we consummated the first acquisition of an existing IVF clinic, the Wisconsin Fertility Institute (“WFI”). As an established and profitable clinic, the closing of the WFI acquisition more than tripled the company’s current annual revenues and became a major part of the company’s clinic-based operations. The acquisition accelerates the transformation of INVO to a healthcare services company and immediately added scale and positive cash flow to the operations as well as complements the Company’s existing new-build INVO Center efforts. The company expects to continue to pursue additional acquisitions of established and profitable existing fertility clinics as part of its ongoing strategy to accelerate overall growth.

127

INVOcell:

Our proprietary technology, INVOcell®, is a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients with a more natural, intimate, and more affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a lower cost than traditional IVF and is a significantly more effective treatment than intrauterine insemination (“IUI”).

Unlike IVF where the oocytes and sperm develop into embryos in an expensive laboratory incubator, the INVOcell allows fertilization and early embryo development to take place in the woman’s body. The IVC procedure can provide benefits, including:

●	Reduces expensive and time-consuming lab procedures, helping clinics and doctors to increase patient capacity and reduce costs;
●	Provides a natural, stable incubation environment;
●	Offers a more personal, intimate experience in creating a baby; and
●	Reduces the risk of errors and wrong embryo transfers.

In both current utilization of the INVOcell, and in clinical studies, the IVC procedure has demonstrated equivalent pregnancy success and live birth rates as IVF.

Operations

We operate with a core internal team that oversees our clinic operations as well as handles the INVOcell distribution part of the business. Each of our clinics are staffed with the necessary personnel to manage day-to-day operations at each clinic. Our most critical management and leadership functions are carried out by our core management team. We outsource certain other operational functions in order to help reduce fixed internal overhead needs and costs and in-house capital equipment requirements. For the INVOcell device, we have contracted out the manufacturing, assembly, packaging, labeling, and sterilization to a medical manufacturing company and a sterilization specialist to perform the gamma sterilization process.

To date, we have completed a series of important steps in the successful development and manufacturing of the INVOcell:

●	Manufacturing: we are ISO 13485:2016 certified and manage all aspects of production and manufacturing with qualified suppliers. Our key suppliers have been steadfast partners since our company first began and can provide us with virtually an unlimited capability to support our growth objectives, with all manufacturing performed in the New England region of the U.S..
●	Raw Materials: all raw materials utilized for the INVOcell are medical grade and commonly used in medical devices (e.g., medical grade silicone, medical grade plastic). Our principal molded component suppliers are well-established companies in the molding industry and are either ISO 13485 or ISO 9001 certified. The molded components are supplied to our contract manufacturer for assembly and packaging of the INVOcell system. The contract manufacturer is ISO 13485 certified, and U.S. Food & Drug Administration (“FDA”) registered.
●	CE Mark: INVO Bioscience received the CE Mark in October 2019. The CE Mark permits the sale of devices in Europe, Australia and other countries that recognize the CE Mark, subject to local registration requirements.
●	US Marketing Clearance: the safety and efficacy of the INVOcell has been demonstrated and cleared for marketing and use by the FDA in November 2015.
●	Clinical: In June 2023 we received FDA 510(k) clearance to expand the labeling on the INVOcell device and its indication for use to provide for a 5-day incubation period. The data supporting the expanded 5-day incubation clearance demonstrated improved patient outcomes.

Market Opportunity

The global ART marketplace is a large, multi-billion industry growing at a strong pace in many parts of the world as increased infertility rates, increased patient awareness, acceptance of treatment options, and improving financial incentives such as insurance and governmental assistance continue to drive demand. According to the European Society for Human Reproduction 2020 ART Fact Sheet, one in six couples worldwide experience infertility problems. Additionally, the worldwide market remains vastly underserved as a high percentage of patients in need of care continue to go untreated each year for many reasons, but key among them are capacity constraints and cost barriers. While there have been large increases in the use of IVF, there are still only approximately 2.6 million ART cycles, including IVF, IUI and other fertility treatments, performed globally each year, producing around 500,000 babies. This amounts to less than 3% of the infertile couples worldwide being treated and only 1% having a child though IVF. The industry remains capacity constrained which creates challenges in providing access to care to the volume of patients in need. A survey by “Resolve: The National Infertility Association,” indicates the two main reasons couples do not use IVF is cost and geographical availability (and/or capacity).

128

In the United States, infertility, according to the American Society of Reproductive Medicine (2017), affects an estimated 10%-15% of the couples of childbearing-age. According to the Centers for Disease Control (“CDC”), there are approximately 6.7 million women with impaired fertility. Based on preliminary 2020 data from CDC’s National ART Surveillance System, approximately 326,000 IVF cycles were performed at 449 IVF centers, leaving the U.S. with a large, underserved patient population, similar to most markets around the world.

As part of the expanded corporate expansion efforts the Company has incorporated an acquisition strategy to the business. The Company estimates that there are approximately 80 to 100 established owner-operated IVF clinics that may represent suitable acquisitions as part of this additional effort.

Competitive Advantages

We believe that the INVOcell, and the IVC procedure it enables, have the following key advantages:

Lower cost than IVF with equivalent efficacy. The IVC procedure can be offered for less than IVF due to lower cost of supplies, labor, capital equipment and general overhead. The laboratory equipment needed to perform an IVF cycle is expensive and requires ongoing costs as compared to what is required for an IVC cycle. As a result, we also believe INVOcell and the IVC procedure enable a clinic and its laboratory to be more efficient as compared to conventional IVF.

The IVC procedure is currently being offered at several IVF clinics at a price range of $5,000 - $11,000 per cycle and from $4,500 to $7,000 at the existing INVO Centers, thereby making it more affordable than IVF (which tends to average $12,000 to $17,000 per cycle or higher).

Improved efficiency providing for greater capacity and improved access to care and geographic availability. In many parts of the world, including the U.S., IVF clinics tend to be concentrated in higher population centers and are often capacity constrained in terms of how many patients a center can treat, since volume is limited by the number of capital-intensive incubators available in IVF clinic labs. With the significant number of untreated patients along with the growing interest and demand for services, the industry remains challenged to provide sufficient access to care and to do so at an economical price. We believe INVOcell and the IVC procedure it enables can play a significant role in helping to address these challenges. According to the 2020 CDC Report, there are approximately 449 IVF centers in the U.S. We estimate that by adopting the INVOcell, IVF clinics can increase fertility cycle volume by up to 30% without adding to personnel, space and/or equipment costs. Our own INVO Centers also address capacity constraints by adding to the overall ART cycle capacity and doing so with comparable efficacy to IVF outcomes as well as at a lower per cycle price. Moreover, we believe that we are uniquely positioned to drive more significant growth in fertility treatment capacity in the future by partnering with existing OB/GYN practices. In the U.S., there are an estimated 5,000 OB/GYN offices, many of which offer fertility services (usually limited to consultation and IUI, but not IVF). Since the IVC procedure requires a much smaller lab facility, less equipment and fewer lab personnel (in comparison to conventional IVF), it could potentially be offered as an extended service in an OB/GYN office. With proper training and a lighter lab infrastructure, the INVOcell could expand the business for these physicians and allow them to treat patients that are unable to afford IVF and provide patients with a more readily accessible, convenient, and cost-effective solution. With our three-pronged strategy (IVF clinics, INVO Centers and OB/GYN practices), in addition to lowering costs, we believe INVOcell and the IVC procedure can address our industry’s key challenges, capacity and cost, by their ability to expand and decentralize treatment and increase the number of points of care for patients in need. This powerful combination of lower cost and added capacity has the potential to open up access to care for underserved patients around the world.

Greater patient involvement. With the IVC procedure, the patient uses their own body for fertilization, incubation, and early embryo development which creates a greater sense of involvement, comfort, and participation. In some cases, this may also free people from barriers related to due to ethical or religious concerns, or fears of laboratory mix-ups.

129

INVOcell Sales and Marketing

Our approach to market is focused on identifying partners within targeted geographic regions that we believe can best promote support our efforts to expand access to advanced fertility treatment for the large number of underserved infertile people hoping to have a baby. We believe that the INVOcell-based IVC procedure is an effective and affordable treatment option that greatly reduces the need for more expensive IVF lab facilities and allows providers to pass on related savings to patients without compromising efficacy. We have been cleared to sell the INVOcell in the United States since November 2015 after receiving de novo class II clearance from the FDA. Our primary focus over the past two years has been on establishing INVO Centers in the U.S. and abroad to promote the INVOcell and the IVC procedure and acquiring existing U.S.-based IVF clinics where we can integrate the INVOcell. While we continue selling the INVOcell directly to IVF clinics and via distributors and other partners around the world, we have transitioned INVO from being a medical device company to one that is mostly focused on providing fertility services.

International Distribution Agreements

We have entered into exclusive distribution agreements for a number of international markets. These agreements usually have an initial term with renewal options and require the distributors to meet minimum annual purchases, which vary depending on the market. We are also required to register the product in each market before the distributor can begin importing, a process and timeline that can vary widely depending on the market.

The following table sets forth a list of our current international distribution agreements:

Market	Distribution Partner	Date	Initial Term	INVOcell Registration Status in Country

Mexico (a)	Positib Fertility, S.A. de C.V.	Sept 2020	TBD**	Completed
Malaysia	iDS Medical Systems	Nov 2020	3-year	Completed
Pakistan	Galaxy Pharma	Dec 2020	1-year	In process
Thailand	IVF Envimed Co., Ltd.	April 2021	1-year	Completed
Sudan	Quality Medicines, Cosmetics & Medical Equipment Import	Sept 2020	1-year	In process
Ethiopia	Quality Medicines, Cosmetics & Medical Equipment Import	Sept 2020	1-year	In process
Uganda	Quality Medicines, Cosmetics & Medical Equipment Import	Sept 2020	1-year	Not required
Nigeria	G-Systems Limited	Sept 2020	5-year	Completed
Iran	Tasnim Behboud	Dec 2020	1-year	Completed
Sri Lanka	Alsonic Limited	July 2021	1-year	In process
China	Onesky Holdings Limited	May 2022	5-year	In process

(a)	Our Mexico JV. Please note that the registration is temporarily in the name of Proveedora de Equipos y Productos, S.A. de C.V. and will be transferred to Positib Fertility as soon as practicable.

130

Investment in Joint Ventures and Partnerships

As part of our commercialization strategy, we entered into a number of joint ventures and partnerships designed to establish new INVO Centers.

The following table sets forth a list of our current joint venture arrangements:

Affiliate Name	Country	Percent (%) Ownership

HRCFG INVO, LLC	United States	50%
Bloom INVO, LLC	United States	40%
Positib Fertility, S.A. de C.V.	Mexico	33%

Alabama JV Agreement

On March 10, 2021, our wholly owned subsidiary, INVO Centers, LLC (“INVO CTR”), entered into a limited liability company agreement with HRCFG, LLC (“HRCFG”) to form a joint venture for the purpose of establishing an INVO Center in Birmingham, Alabama. The name of the joint venture LLC is HRCFG INVO, LLC (the “Alabama JV”). The responsibilities of HRCFG’s principals include providing clinical practice expertise, performing recruitment functions, providing all necessary training, and providing day-to-day management of the clinic. The responsibilities of INVO CTR include providing certain funding to the Alabama JV and providing access to and being the exclusive provider of the INVOcell to the Alabama JV. INVO CTR will also perform all required, industry specific compliance and accreditation functions, and product documentation for product registration.

The Alabama JV opened to patients on August 9, 2021.

The Alabama JV is accounted for using the equity method in our financial statements. As of September 30, 2023, we invested $1.5 million in the Alabama JV in the form of a note. For the nine months ended September 30, 2023, the Alabama JV recorded net income of $32 thousand, of which we recognized a gain from equity method investments of $16 thousand. For the nine months ended September 30, 2022, the Alabama JV recorded a net loss of $0.3 million, of which we recognized a loss from equity method investments of $0.2 million.

Georgia JV Agreement

On June 28, 2021, INVO CTR entered into a limited liability company agreement (the “Bloom Agreement”) with Bloom Fertility, LLC (“Bloom”) to establish a joint venture entity, formed as “Bloom INVO LLC” (the “Georgia JV”), for the purposes of commercializing INVOcell, and the related IVC procedure, through the establishment of an INVO Center, (the “Atlanta Clinic”) in the Atlanta, Georgia metropolitan area.

In consideration for INVO’s commitment to contribute up to $800,000 within the 24-month period following execution of the Bloom Agreement to support the start-up operations of the Georgia JV, the Georgia JV issued 800 of its units to INVO CTR and in consideration for Bloom’s commitment to contribute physician services having an anticipated value of up to $1,200,000 over the course of a 24-month vesting period, the Georgia JV issued 1,200 of its units to Bloom.

The responsibilities of Bloom include providing all medical services required for the operation of the Atlanta Clinic. The responsibilities of INVO CTR include providing certain funding to the Georgia JV, lab services quality management, and providing access to and being the exclusive provider of the INVOcell to the Georgia JV. INVO CTR will also perform all required, industry specific compliance and accreditation functions, and product documentation for product registration.

The Georgia JV opened to patients on September 7, 2021.

The results of the Georgia JV are consolidated in our financial statements. As of September 30, 2023, INVO invested $0.9 million in the Georgia JV in the form of capital contributions as well as $0.5 million in the form of a note. For the nine months ended September 30, 2023 and 2022, the Georgia JV recorded net losses of $0.1 million and $0.2 million respectively. Noncontrolling interest in the Georgia JV was $0. See Note 3 of the Notes to Consolidated Financial Statements included in Item 1 of this Quarterly Report on Form 10-Q for additional information on the Georgia JV.

131

Mexico JV Agreement

Effective September 24, 2020, INVO CTR entered into a Pre-Incorporation and Stockholders Agreement with Francisco Arredondo, MD PLLC (“Arredondo”) and Security Health LLC, a Texas limited liability company (“Ramirez”, and together with INVO CTR and Arredondo, the “Stockholders”) under which the Stockholders will commercialize the IVC procedure and offer related medical treatments in Mexico. Each party owns one-third of the Mexican incorporated company, Positib Fertility, S.A. de C.V. (the “Mexico JV”).

The Mexico JV will operate in Monterrey, Nuevo Leon, Mexico and any other cities and places in Mexico as approved by the Mexico JV’s board of directors and Stockholders. In addition, the Stockholders agreed that the Mexico JV will be our exclusive distributor in Mexico. The Stockholders also agreed not to compete directly or indirectly with the Mexico JV in Mexico.

The Mexico JV opened to patients on November 1, 2021.

The Mexico JV is accounted for using the equity method in our financial statements. As of September 30, 2023, INVO invested $0.1 million in the Mexico JV. For the nine months ended September 30, 2023 and 2022, the Mexico JV recorded net losses of $144 thousand and $140 thousand, respectively, of which we recognized a loss from equity method investments of $48 thousand and $47 thousand, respectively.

Terminated JV Agreements

As of May 15, 2023, our JV agreements to establish INVO Centers in the Republic of North Macedonia and in the Bay Area of California were terminated due to lack of progress.

Recent Developments

NAYA Biosciences Merger

On October 22, 2023, the Company, INVO Merger Sub Inc., a wholly owned subsidiary of the Company and a Delaware corporation (“Merger Sub”), and NAYA Biosciences, Inc., a Delaware corporation (“NAYA”), entered into an Agreement and Plan of Merger, as amended on October 25, 2023 (the “Merger Agreement”).

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge (the “Merger”) with and into NAYA, with NAYA continuing as the surviving corporation and a wholly owned subsidiary of the Company.

At the effective time and as a result of the Merger, each share of Class A common stock, par value $0.000001 per share, of NAYA (the “NAYA common stock”) outstanding immediately prior to the effective time of the Merger, other than certain excluded shares held by NAYA as treasury stock or owned by the Company or Merger Sub, will be converted into the right to receive 7.33333 (subject to adjustment as set forth in the Merger Agreement) shares of a newly designated series of common stock, par value $0.0001 per share, of the Company which shall be entitled to ten (10) votes per each share (“Company Class B common stock”) for a total of approximately 18,150,000 shares of the Company (together with cash proceeds from the sale of fractional shares, the “Merger Consideration”).

Immediately following the effective time of the Merger, Dr. Daniel Teper, NAYA’s current chairman and chief executive officer, will be named chairman and chief executive officer of the Company, and the board of directors will be comprised of at least nine (9) directors, of which (i) one shall be Steven Shum, INVO’s current chief executive officer, and (ii) eight shall be identified by NAYA, of which seven (7) shall be independent directors.

132

The completion of the Merger is subject to satisfaction or waiver of certain customary mutual closing conditions, including (1) the adoption of the Merger Agreement by the stockholders of the Company and NAYA, (2) the absence of any injunction or other order issued by a court of competent jurisdiction or applicable law or legal prohibition prohibiting or making illegal the consummation of the Merger, (3) the completion of due diligence, (4) the completion of a private sale of the Company’s preferred stock at a price per share of $5.00 per share, in a private offering resulting in an amount equal to at least $2,000,000 of gross proceeds to INVO in the aggregate, plus an additional amount as may be required prior to closing of the Merger to be determined in good faith by the parties to adequately support INVO’s fertility business activities per an agreed forecast of INVO, as well as for a period of twelve (12) months post-Closing including a catch-up on INVO’s past due accrued payables still outstanding (the “Interim PIPE”), (5) the aggregate of the liabilities of the Company, excluding certain specified liabilities, shall not exceed $5,000,000, (6) the receipt of waivers from any and all holders of warrants (and any other similar instruments) to securities of the Company, with respect to any fundamental transaction rights such warrant holders may have under any such warrants, (7) the continued listing of the Company common stock on NASDAQ through the effective time of the Merger and the approval for listing on NASDAQ of the shares of the Company common stock to be issued in connection with the Merger, the interim private offering, and a private offering of shares of Company common stock at a target price of $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Company common stock) resulting in sufficient cash available for the Company for one year of operations, as estimated by NAYA, (8) the effectiveness of a registration statement on Form S-4 to be filed by the Company pursuant to which the shares of Company common stock to be issued in connection with the Merger will be registered with the SEC, and the absence of any stop order suspending such effectiveness or proceeding for the purpose of suspending such effectiveness being pending before or threatened by the SEC, and (9) the Company shall have received customary lock-up Agreement from certain Company stockholders. The obligation of each party to consummate the Merger is also conditioned upon (1) the other party having performed in all material respects its obligations under the Merger Agreement and (2) the other party’s representations and warranties in the Merger Agreement being true and correct (subject to certain materiality qualifiers); provided, however, that these conditions, other than with respects to certain representations and warranties, will be deemed waived by the Company upon the closing of the interim private offering.

The Merger Agreement contains termination rights for each of the Company and NAYA, including, among others: (1) if the consummation of the Merger does not occur on or before December 31, 2023 (the “End Date”), except that any party whose material breach of the Merger Agreement caused or was the primary contributing factor that resulted in the failure of the Merger to be consummated on or before the End Date, (2) if any governmental authority has enacted any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, and (3) if the required vote of the stockholders of either the Company or NAYA has not been obtained. The Merger Agreement contains additional termination rights for NAYA, including, among others: (1) if the Company materially breaches its non-solicitation obligations or fails to take all action necessary to hold a stockholder meeting to approve the transactions contemplated by the Merger Agreement, (2) if the aggregate of the liabilities of the Company, excluding certain specified liabilities, exceed $5,000,000, (3) if NAYA determines that the due diligence contingency will not be satisfied by October 26, 2023, (4) if NAYA determines that the Company has experienced a material adverse effect, or (5) the Company material breaches any representation, warranty, covenant, or agreement such that the conditions to closing would not be satisfied and such breach is incapable of being cured, unless such breach is caused by NAYA’s failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the closing.

If all of NAYA’s conditions to closing are satisfied or waived and NAYA fails to consummate the Merger, NAYA would be required to pay the Company a termination fee of $1,000,000. If all of the Company’s conditions to closing conditions are satisfied or waived and the Company fails to consummate the Merger, the Company would be required to pay NAYA a termination fee of $1,000,000.

Wisconsin Fertility Institute Acquisition

On August 10, 2023, INVO, through Wood Violet Fertility LLC, a Delaware limited liability company (“Buyer”) and wholly owned subsidiary of INVO CTR, consummated its acquisition of WFI for a combined purchase price of $10 million, of which $2.5 million was paid on the closing date (net cash paid was $2,150,000 after a $350,000 holdback) plus assumption of the inter-company loan owed by WFRSA (as defined below) in the amount of $528,756. The remaining three installments of $2.5 million each will be paid on the subsequent three anniversaries of closing. The sellers have the option to take all or a portion of the final three installments in shares of INVO common stock valued at $125.00, $181.80, and $285.80, for the second, third, and final installments, respectively.

WFI is comprised of (a) a medical practice, Wisconsin Fertility and Reproductive Surgery Associates, S.C., a Wisconsin professional service corporation d/b/a Wisconsin Fertility Institute (“WFRSA”), and (b) a laboratory services company, Fertility Labs of Wisconsin, LLC, a Wisconsin limited liability company (“FLOW”). WFRSA owns, operates and manages WFI’s fertility practice that provides direct treatment to patients focused on fertility, gynecology and obstetrics care and surgical procedures, and employs physicians and other healthcare providers to deliver such services and procedures. FLOW provides WFRSA with related laboratory services.

INVO purchased the non-medical assets of WFRSA and one hundred percent of FLOW’s membership interests. The Buyer and WFRSA entered into a management services agreement pursuant to which WFRSA outsourced all its non-medical activities to the Buyer.

133

Waiver Solicitation

On November 9, 2023, we announced that we had commenced a solicitation of waivers (the “Waiver Solicitation”) from holders of our common stock purchase warrants dated August 8, 2023 (the “August Warrants”) of the holder’s right to exercise a payment option upon consummation of the Merger. Receipt of the waivers is a condition to the consummation of the Merger. The Waiver Solicitation was being made pursuant to a notice of waiver solicitation (the “Notice of Waiver Solicitation”) and accompanying form of waiver, which the Company sent to the holders of the August Warrants. The Notice of Waiver solicitation sets forth the terms of the Warrant Solicitation. As of today, the Company secured signed waivers from approximately 87.5% of the August Warrant holders.

On November 13, 2023, we announced our intention to commence an exchange offer to all holders of the August Warrants to exchange shares of INVO’s common stock for each warrant tendered. We expect to file a Schedule TO in advance of the Merger, at which time we will commence an exchange offer for the August Warrants that will be open for no less than 20 business days and will expire two trading days after the closing of the Merger.

Under the terms of the proposed exchange offer, warrant holders will have the opportunity to exchange each warrant held for a number of shares of common stock equal to the quotient of $2.25 per warrant divided by the closing price of INVO’s common stock on the date of closing of the Merger.

These terms and conditions of the exchange offer will be described in an offer to exchange and related letter of transmittal that will be sent to August Warrant holders shortly after commencement of the exchange offer. The exchange offer will be subject to the closing of the Merger agreement with NAYA. Tenders of warrants must be made prior to the expiration of the exchange offer period.

Increase in Authorized Shares

On October 13, 2023, our stockholders approved an increase to the number of our authorized shares of common stock from 6,250,000 shares to 50,000,000 shares and we filed a Certificate of Amendment to our Articles of Incorporation with the Nevada Secretary of State on such date to increase our authorized shares of common stock from 6,250,000 shares to 50,000,000 shares.

Revenue Loan and Security Agreement

On September 29, 2023, INVO, Steven Shum, as a Key Person, and our wholly-owned subsidiaries Bio X Cell, Inc, INVO CTR, Wood Violet Fertility LLC, FLOW and Orange Blossom Fertility LLC as guarantors (the “Guarantors”), entered into a Revenue Loan and Security Agreement (the “Loan Agreement”) with Decathlon Alpha V LP (the “Lender”) under which the Lender advanced a gross amount of $1,500,000 to the Company (the “RSLA Loan”). The RSLA Loan has a maturity date of June 29, 2028, is payable in fixed monthly installments, as set forth in the Loan Agreement, and may be prepaid without penalty at any time. The installments include an interest factor that varies based on when the RSLA Loan is fully repaid and is based on a minimum amount that increases from thirty five percent (35%) of the RSLA Loan principal if fully repaid in the first six months to 100% of the RSLA Loan principal if fully repaid after 30 months from the RSLA Loan’s effective date.

August 2023 Public Offering

On August 4, 2023, we, entered into securities purchase agreements (the “Purchase Agreements”) with certain institutional and other investors, pursuant to which we agreed to issue and sell to such investors in a public offering (the “August 2023 Offering”), 1,580,000 units (the “Units”) at a price of $2.85 per Unit, with each Unit consisting of (i) one share of our Common Stock (the “Shares”), and (ii) two common stock purchase warrants (the “Warrants”), each exercisable for one share of Common Stock at an exercise price of $2.85 per share. In the aggregate, in the August 2023 Offering the Company issued 1,580,000 Shares and 3,160,000 Warrants. The securities issued in the August 2023 Offering were offered pursuant to our registration statement on Form S-1 (File 333-273174) (the “Registration Statement”), initially filed by us with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 7, 2023 and declared effective on August 3, 2023.

134

We closed the Offering on August 8, 2023, raising gross proceeds of approximately $4 million before deducting placement agent fees and other offering expenses payable by us. We used (i) $2,150,000 to fund the initial installment of the WFI purchase price (net of a $350,000 holdback) on August 10, 2023; (ii) $1,000,000 to pay Armistice the Armistice Amendment Fee (as defined below); and (iii) $139,849 to repay those certain 8% debentures issued in February 2023, plus accrued interest and fees of approximately $10,911. We are using the remaining proceeds from the August 2023 Offering for working capital and general corporate purposes.

In connection with the August 2023 Offering, on August 4, 2023, we entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (the “Placement Agent”), pursuant to which (i) the Placement Agent agreed to act as placement agent on a “best efforts” basis in connection with the August 2023 Offering and (ii) we agreed to pay the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds raised in the August 2023 Offering and warrants to purchase up to 110,600 shares of Common Stock at an exercise price of $3.14 (the “Placement Agent Warrants”). The Placement Agent Warrants (and the shares of Common Stock issuable upon the exercise of the Placement Agent Warrants) were not registered under the Securities Act and were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

July 2023 Standard Merchant Cash Advance Agreement

On July 20, 2023, we entered into a Standard Merchant Cash Advance Agreement with Cedar Advance LLC (“Cedar”) under which Cedar purchased $543,750 of our receivables for a gross purchase price of $375,000 (the “Initial Advance”). We received net proceeds of $356,250. Until the purchase price is repaid, we agreed to pay Cedar $19,419.64 per week. If the Initial Advance is repaid within 30 days, then the amount payable to Cedar shall be reduced to $465,000. In addition, we granted Cedar a security interest in our accounts, including deposit accounts and accounts receivable. We used the proceeds for working capital and general corporate purposes.

On August 31, 2023, we refinanced the Initial Advance through the purchase by Cedar of $746,750 of the Company’s receivables for a gross purchase price of $515,000 (the “Refinanced Advance”). We received net cash proceeds of $134,018 after applying $390,892 towards the repayment of the Initial Advance. The new Cash Advance Agreement provides that if we repay the Refinanced Advance within 30 days then the amount payable to Cedar shall be reduced to $643,750, and if the Refinanced Amount is repaid on days 31 to 60 then the amount payable to Cedar shall be reduced to $674,650. Until the purchase price is repaid, we agreed to pay Cedar $16,594 per week. On September 29, 2023, we repaid $0.3 million of the Refinanced Advance with proceeds from the RLSA Loan (as defined below). As a result of such payment, the weekly payment was reduced to $9277.

Amendment to Armistice SPA

On July 7, 2023, we entered into an Amendment to Securities Purchase Agreement (the “Armistice Amendment”) with Armistice Capital Markets Ltd. to delete Section 4.12(a) of our March 23, 2023 Securities Purchase Agreement (the “Armistice SPA”) with Armistice pursuant to which we agreed that from March 23, 2023 until 45 days after the effective date of the Resale Registration Statement (as defined below) we would not (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents or (ii) file any registration statement or any amendment or supplement thereto, other than the prospectus supplement filed in connection with that offering and the Resale Registration Statement (the “Subsequent Equity Financing Provision”). In consideration of Armistice’s agreement to enter into the Armistice Amendment and delete the Subsequent Equity Financing Provision from the Armistice SPA, we agreed to pay Armistice a fee a $1,000,000 (the “Armistice Amendment Fee”) within two days of the closing of the August 2023 Offering. Additionally, we agreed to include a proposal in our proxy statement for our 2023 Annual Meeting of Stockholders for the purpose of obtaining the approval of the holders of a majority of our outstanding voting common stock, to effectuate the reduction of the exercise price (the “Exercise Price Reduction”) set forth in Section 2(b) of the Common Stock Purchase Warrants issued to Armistice on March 27, 2023 (the “Existing Warrants”) to the per unit public offering price of the August 2023 Offering)or $2.85), in accordance with Nasdaq Rule 5635(d) (the “Stockholder Approval”) with the recommendation of our board of directors that such proposal be approved. We also agreed to solicit proxies from our stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and that all management-appointed proxyholders shall vote their proxies in favor of such proposal. Further, if we do not obtain Stockholder Approval at the first meeting, we agreed to call a meeting every six (6) months thereafter to seek Stockholder Approval until the earlier of the date Stockholder Approval is obtained or the Existing Warrants are no longer outstanding. Until such approval is obtained, the exercise price of the Existing Warrants will remain unchanged.

135

On December 26, 2023, INVO held its 2023 annual meeting of shareholders (the “2023 Annual Meeting whereby INVO’s shareholders voted on and approved the Exercise Price Reduction.

Reverse Stock Split

On June 28, 2023, our board of directors approved a reverse stock split of our common stock at a ratio of 1-for-20 and also approved a proportionate decrease in our authorized common stock to 6,250,000 shares from 125,000,000. Pursuant to Nevada Revised Statutes, a company may effect a reverse split without stockholder approval if both the number of authorized shares of common stock and the number of outstanding shares of common stock are proportionally reduced as a result of the reverse split, the reverse split does not adversely affect any other class of stock of the company, and the company does not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the reverse split. On July 26, 2023, we filed a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes 78.209 to (i) decrease the number of authorized shares of common stock from 125,000,000 to 6,250,000 shares and (ii) effectuate a 1-for-20 reverse stock split of the outstanding common stock. On July 27, 2023, we received notice from Nasdaq that the reverse split would take effect at the open of business on July 28, 2023 and the reverse stock split took effect on that date.

510(k) FDA Clearance

On June 22, 2023, we received U.S. Food and Drug Administration (FDA) 510(k) clearance to expand the labeling on the INVOcell device and its indication for use to provide for a 5-day incubation period. The data supporting the expanded 5-day incubation clearance demonstrated improved patient outcomes.

March 2023 Registered Direct Offering

On March 23, 2023, INVO entered into a securities purchase agreement (the “March Purchase Agreement”) with a certain institutional investor, pursuant to which we agreed to issue and sell to such investor (i) in a registered direct offering (the “RD Offering”), 69,000 shares of Common Stock, and a pre-funded warrant (the “Pre-Funded Warrant”) to purchase up to 115,000 shares of Common Stock, at an exercise price of $0.20 per share, and (ii) in a concurrent private placement (the “March Warrant Placement”), a common stock purchase warrant (the “March Warrant”), exercisable for an aggregate of up to 276,000 shares of Common Stock, at an exercise price of $12.60 per share. The securities to be issued in the RD Offering (priced at the marked under Nasdaq rules) were offered pursuant to our shelf registration statement on Form S-3 (File 333-255096), initially filed by us with the SEC under the Securities Act, on April 7, 2021 and declared effective on April 16, 2021. The Pre-Funded Warrant is exercisable upon issuance and will remain exercisable until all of the shares underlying the Pre-Funded Warrant are exercised in full. All Pre-Funded Warrants were exercised by the investor in June 2023.

The March Warrant (and the shares of Common Stock issuable upon the exercise of the Private Warrants) was not registered under the Securities Act and was offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. The March Warrant is immediately exercisable upon issuance, will expire eight years from the date of issuance, and in certain circumstances may be exercised on a cashless basis.

On March 27, 2023, we closed the RD Offering and March Warrant Placement, raising gross proceeds of approximately $3 million before deducting placement agent fees and other offering expenses payable by us. In the event the March Warrant is fully exercised for cash, we would receive additional gross proceeds of approximately $3.5 million. We used $383,879 in proceeds to repay a portion of the convertible debenture issued in February 2023 and the remainder of the proceeds were used for working capital and general corporate purposes.

136

Notices from Nasdaq of Failure to Satisfy Continued Listing Rules

Notice Regarding Non-Compliance with Minimum Stockholders’ Equity

On November 23, 2022, we received notice from The Nasdaq Stock Market LLC (“Nasdaq”) advising us that we were not in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) requires companies listed on The Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000 (the “Stockholders’ Equity Requirement”). In our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, we reported stockholders’ equity of $1,287,224, which is below the Stockholders’ Equity Requirement for continued listing. Additionally, as of the date of the notice, we did not meet either of the alternative Nasdaq continued listing standards under the Nasdaq Listing Rules, market value of listed securities of at least $35 million, or net income of $500,000 from continuing operations in the most recently completed fiscal year, or in two of the three most recently completed fiscal years.

The notice had no immediate effect on the listing of our common stock and our common stock continued to trade on The Nasdaq Capital Market under the symbol “INVO” subject to our compliance with the other continued listing requirements.

Pursuant to the notice, Nasdaq gave us 45 calendar days, or until January 7, 2023, to submit to Nasdaq a plan to regain compliance. We submitted our plan within the prescribed time and, on January 18, 2023, we received a letter from Nasdaq stating that based on our submission that Nasdaq had determined to grant us an extension of time to regain compliance with the Equity Rule until May 22, 2023.

On May 23, 2023, we were notified by the Listing Qualifications department (the “Staff”) of Nasdaq that, based upon our non-compliance with the $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Global Market, as set forth in the Equity Rule, as of May 22, 2023, our common stock was subject to delisting from Nasdaq unless we timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”).

We requested a hearing before the Panel, which stayed any further action by Nasdaq at least until the hearing process was concluded and any extension that may be granted by the Panel has expired.

On July 6, 2023, we had our hearing before the Panel at which time we provided the Panel our plan to regain compliance under the Equity Rule.

On July 27, 2023, we received a letter from the Panel under which they granted our request for continued listing of Nasdaq subject to us demonstrating compliance with the Equity Rule as well as Nasdaq Listing Rule 5550(a)(2) (to maintain a minimum bid price of $1; the (“Price Rule”) on or before September 29, 2023. The Panel reserved the right to reconsider the terms of this exception based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of our securities on Nasdaq inadvisable or unwarranted. In that regard, the Panel advised us that it is a requirement during the exception period we provide prompt notification of any significant events that occur during this time that may affect our compliance with Nasdaq requirements. This includes, but is not limited to, prompt advance notice of any event that may call into question our ability to meet the terms of the exception granted.

On September 27, 2023 the Panel agreed to extend the exception period from September 29, 2023 until November 20, 2023. No additional extensions for compliance under the Equity Rule may be granted by the Panel.

On November 19, 2023, the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with Cytovia Therapeutics Holdings, Inc., a Delaware corporation (“Cytovia”) for Cytovia’s acquisition of 1,200,000 shares of the Company’s newly designated Series B Preferred Stock in exchange for 163,637 shares of common stock of NAYA held by Cytovia valued at $6,000,000 (the “Share Exchange”). On November 20, 2023, the Company and Cytovia closed on the exchange of shares.

As a result of the Share Exchange and based on the reduction in net loss demonstrated in the Company’s Form 10-Q for the quarter ended September 30, 2023, the ongoing and further expected reduction in certain operating costs, including the end of research and development expenses related to securing FDA clearance for the INVOcell label update, and profits from the operations of our previously-acquired clinic, Wisconsin Fertility Institute, the Company believed its stockholders’ equity was sufficient to maintain its Nasdaq listing.

137

On November 22, 2023, the Company received a letter from Nasdaq confirming that the Company had regained compliance with the Equity Rule. The letter further stated that in application of Listing Rule 5815(d)(4)(B), the Company would be subject to a mandatory panel monitor for a period of one year from the date of the letter. If, within that one-year period, the Staff finds the Company again out of compliance with the Equity Rule, notwithstanding Rule 5810(c)(2), the Company will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and Staff will not be permitted to grant additional time for the Company to regain compliance with respect to that deficiency, nor will the company be afforded an applicable cure or compliance period pursuant to Rule 5810(c)(3). Instead, the Staff would issue a “delist determination letter” and the Company would have an opportunity to request a new hearing with the initial Panel or a newly convened hearings panel if the initial Panel is unavailable. The Company would have the opportunity to respond/present to the hearings panel as provided by Listing Rule 5815(d)(4)(C). The Company’s securities may be at that time delisted from Nasdaq.

Notice Regarding Failure to Maintain Minimum Bid Price

On January 11, 2023, we received a letter from the staff indicating that, based upon the closing bid price of our common stock for the last 30 consecutive business days, we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing under the Price Rule.

The notice had no immediate effect on the listing of our common stock, and our common stock continued to trade on The Nasdaq Capital Market under the symbol “INVO.”

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until July 10, 2023, to regain compliance with the minimum bid price requirement. If at any time before July 10, 2023, the closing bid price of our common stock closed at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq would provide written notification that we have achieved compliance with the minimum bid price requirement, and the matter would be resolved. If we did not regain compliance prior to July 10, 2023, then Nasdaq may grant us a second 180 calendar day period to regain compliance, provided we (i) meet the continued listing requirement for market value of publicly-held shares and all other initial listing standards for The Nasdaq Capital Market, other than the minimum closing bid price requirement, and (ii) notify Nasdaq of its intent to cure the deficiency within such second 180 calendar day period, by effecting a reverse stock split, if necessary.

We were unable to regain compliance by July 10, 2023 and accordingly on July 11, 2023, we received a notice from Staff of Nasdaq that, based upon our non-compliance with the minimum bid price requirement set forth in the Price Rule. We presented our plan to regain compliance with the minimum bid price requirement at our hearing with the Panel on July 6, 2023.

On July 27, 2023, we received a letter from the Panel under which they granted our request for continued listing of Nasdaq subject to us demonstrating compliance with the Equity Rule and the Price Rule on or before September 29. 2023. On August 31, 2023, we received notice from the Panel that we had regained compliance with the Price Rule.

Share Exchange

On November 28, 2023, INVO announced that it had received a notice from The Nasdaq Stock Market, LLC (“Nasdaq”), dated November 22, 2023, informing INVO that it has regained compliance with Nasdaq’s Listing Rule 5550(b)(1) (the “Equity Rule”) for continued listing on The Nasdaq Capital Market, as INVOs stockholders’ equity met or exceeded $2,500,000. INVO will be subject to a mandatory panel monitor for a period of one year from the date of the notification.

On November 20, 2023, INVO entered into a share exchange agreement with Cytovia for Cytovia’s acquisition of 1,200,000 shares of the Company’s newly designated Series B Preferred Stock in exchange for 163,637 shares of common stock of NAYA held by Cytovia valued at $6,000,000. On November 20, 2023, the Company and Cytovia closed on the exchange of shares.

As a result of the exchange and based on the reduction in net loss demonstrated in the Company’s Form 10-Q for the quarter ended September 30, 2023, the ongoing and further expected reduction in certain operating costs, including the end of research and development expenses related to securing FDA clearance for the INVOcell label update, and profits from the operations of our previously-acquired clinic, Wisconsin Fertility Institute, the Company’s stockholders’ equity was sufficient to maintain its Nasdaq listing.

138

Government Regulation

In November 2015, FDA granted our petition for de novo classification of the INVOcell. The INVOcell is intended for use in preparing, holding, and transferring human gametes or embryos during IVC procedure with or without intra-cytoplasmic sperm injection fertilization (“ICSI”). The special controls include clinical and non-clinical performance testing, biocompatibility, sterility and shelf-life testing, and labeling. These special controls also apply to competing products that seek 510(k) clearance under the classification regulation for IVC systems, including our own 510(k) effort to expand the labeling on INVOcell from a 3-day incubation period to up to a 5-day incubation period.

We are subject to regulation in each of the foreign countries where our products are sold. Many of the regulations applicable to our products in such countries are similar to those of the FDA. The national health or regulatory organizations of certain countries require that our products be qualified before they can be marketed in those countries. Many of the countries we are targeting either do not have a formal approval process of their own or will rely on either FDA clearance or the European approval, the CE mark – although many of these countries do require specific registration processes in order to list the INVOcell and make it available for sale.

With our CE marking, we have the necessary regulatory authority to distribute our product, after registration, in the European Economic Area (i.e., Europe, Australia, and New Zealand). In addition, we will have the ability to market in various parts of the Middle East, Asia and South America. Every country has different regulatory and registration requirements, and we have begun or completed registrations in a number of countries. In general, we are registering the product based on the size of the market and our ability to service it given our resources as well as based on interest received from, and the execution of, agreements with distribution and joint venture partners.

We may be subject to healthcare fraud, waste, and abuse regulation and enforcement by the federal government and the governments in the states and foreign countries in which we might conduct our business. The federal laws and many state laws generally apply only to entities or individuals that provide items or services for which payment may be made under a government healthcare program. These include laws that prohibit:

●	the payment or receipt of anything of value in exchange for referrals of business (e.g. Anti-Kickback Statute (42 U.S.C. § 1320a-7b) (the “AKS”); Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a) (the “CMPL”); Ala. Code § 22-1-11(c));
●	the presenting of a false or fraudulent claim for payment by a government healthcare program, such as Medicare or Medicaid (e.g. False Claims Act (31 U.S.C. §§ 3729 – 3733); Georgia State False Medicaid Claims Act (Ga. Code Ann. §§ 49-4-168 – 49-4-168.6)); and
●	the referral by certain ordering licensed healthcare providers of certain healthcare items and services that are payable by a government healthcare program to an entity in which the healthcare provider or his or her immediate family member has an investment or other financial relationship (e.g. Section 1877 of the Social Security Act (42 U.S.C. § 1395nn), commonly referred to as the “Stark Law”; Georgia Patient Self-Referral Act of 1993 (Ga. Code Ann. §§ 43-1B-1 – 43-1B-8)).

These laws are subject to extensive and increasing enforcement by numerous federal, state, and local government agencies including the Office of Inspector General, the Department of Justice, the Centers for Medicare & Medicaid Services, and various state authorities. At present, the Company’s products and services are not reimbursable under any government healthcare program. If, however, that changes in the future and it were determined that the Company was not in compliance with these federal fraud, waste, and abuse laws, the Company would be subject to liability.

We are subject to the requirements of the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH Act”), and related implementing regulations (together, “HIPAA”). Under HIPAA, the Company must have in place administrative, physical, and technical standards to guard against the misuse of individually identifiable health information. In the ordinary course of our business as a Business Associate, and soon with INVO Centers, as a Covered Entity, we may use, collect, and store sensitive data, including protected health information (“PHI”). We face risks relative to protecting this critical information, including loss of access risk, inappropriate disclosure risk, inappropriate modification risk, and the risk of being unable to adequately monitor our controls. Our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance, or other disruptions. Failure to comply with HIPAA, including through a breach of PHI, could result in penalties and sanctions, and materially harm our business.

139

For additional information about government regulation applicable to our business, see Risk Factors in Item 1A.

Intellectual Property

We rely on a combination of patent, copyright, and trademark laws in the United States and other countries to obtain and maintain our intellectual property. We protect our intellectual property by, among other methods, filing patent applications with the U.S. Patent and Trademark Office and its foreign counterparts on inventions that are important to the development of our business.

We completed a redesign of the INVOcell device as well as process improvements on the IVC procedure, which supported a new patent application that was filed on November 11, 2020 and is currently pending. We also filed a PCT (Patent Cooperation Treaty) application for the new U.S. application on January 18, 2021 to further expand patent protection in strategic locations across the globe, and, in the Spring of 2022, subsequently filed individual applications in the European Union, China, Japan, India and Mexico, which are currently pending.

Our portfolio of U.S. registered trademarks includes:

●	Registration Nos. 6146631 and 3757982 for INVOCELL
●	Registration No. 4009827 for INVO
●	Registration No. 4009828 for INVO BIOSCIENCE

We also have pending U.S. applications to register the trademark Life Begins Within (App. No. 90803801).

Properties

On July 1, 2023, but effective August 10, 2023, INVO, through a wholly-owned subsidiary, entered into a Commercial Lease Agreement (the “Lease Agreement”) with Taylyn Holdings, LLC (“Landlord”) pursuant to which Tenant leased nine thousand six hundred eighty (9,680) rentable square feet from Landlord at 3146 Deming Way, City of Middleton, Wisconsin (the “Leased Premises”).

The initial term of the Lease Agreement ends on August 10, 2033. The term will automatically renew for five (5) yar period unless either party provides notice of non-renewal at least twelve (12) months prior to the expiration of the then-current term or another of the specified events of termination occurs.

Tenant shall pay to Landlord base rent of $219,989.16 annually, payable in installments of $18,332.43 per month. Beginning January 1, 2023, the base rent shall be increased annually by Landlord at a rate of three percent (3%) per annum.

The Leased Premises shall be used for administrative services, medical office space and clinical laboratory space in the areas of infertility and gynecology.

Employees

As of December 31, 2023, we had twelve full time employees. We also engage consultants to further support our operations.

Available Information

Our principal executive offices 5582 Broadcast Court Sarasota, Florida 34240 and our telephone number is (978) 878-9505.

Our common stock trades on the Nasdaq Capital Market under the symbol “INVO”.

Our principal Internet address is www.invobio.com. Information contained on, or that can be accessed through, our website, is not, and shall not be deemed to be, incorporated in this prospectus supplement or considered a part thereof. We make available free of charge on www.invobio.com our annual, quarterly and current reports, and amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

140

NAYA BIOSCIENCE’S BUSINESS

NAYA Biosciences Overview

NAYA Biosciences aims to bring breakthrough therapies to market at accelerated speed through an agile and synergistic platform, backed by access to capital and public markets and driven by experienced, entrepreneurial leadership.

NAYA is aiming to develop and build a group of agile, disruptive, high-growth business segments dedicated to increasing patient access to life-transforming treatments in the areas of oncology, fertility (following the Merger), and regenerative medicine.

NAYA’s business model is based on a portfolio approach, optimizing the risk-return investment profile through steady, scalable, profitable revenues augmented by the partnering upside of disruptive clinical-stage therapeutics.

Fueled by this value creation approach, NAYA aims to continue our strategic acquisition of undervalued specialty assets, accelerate their clinical development and commercialization, and capitalize on their potential to transform patients’ lives.

Key 2024 Milestones

●	Complete merger of INVO and NAYA into an expanded, well-capitalized public company

●	Integrate current assets into platform built on shared corporate capabilities, access to capital, and agile execution

●	Accelerate the acquisition of IVF clinics to achieve critical level of profitable revenues

●	Create an INVO clinic brand and signature experience

●	Scale up INVOcell® revenues through revamped and re-focused commercialization strategies

●	Achieve clinical milestones with our two Flex-NK™ bispecific antibodies, advancing towards accelerated development and potential pharma partnerships

●	Close Florida Biotechnologies, Inc. acquisition and initiate phase II clinical development and early market access for AAV gene therapy in Leber’s Hereditary Optic Neuropathy

●	Evaluate and execute acquisition of additional undervalued clinical or commercial-stage assets

NAYA Biosciences Corporate Strategy

NAYA’s corporate strategy is to acquire and develop undervalued assets and companies with the ability to improve patient access to life-transforming healthcare. NAYA will aim to leverage the increased access to capital because of its NASDAQ listing (upon completion of the Merger), scale up profitable revenues from NAYA Fertility, and enter into revenue-generating partnerships with pharmaceutical companies for its therapeutic programs.

141

Summary of Business Segments

●	NAYA Fertility aims to increase accessibility to advanced fertility care through a growing network of INVO-owned and affiliated clinics and the accelerated commercialization of INVO’s unique INVOcell device, cleared for marketing and use by the U.S. Food & Drug Administration in November 2015. NAYA Fertility will aim to accelerate the acquisition of IVF clinics to achieve critical level of profitable revenues on par with leading fertility clinic networks, while creating a clinic brand and signature experience.

●	NAYA Oncology aims to achieve clinical proof-of-concept for its two Flex-NK™ bispecific antibodies, advancing towards breakthrough outcomes for both hepatocellular carcinoma and multiple myeloma patients.

●	NAYA Regenerative Medicine aims to advance the clinical development of a novel AAV gene therapy program towards a cure for mitochondrial rare diseases.

Additionally, we expect to launch an additional business segment, NAYA Regenerative, to build a regenerative medicine portfolio with clinical-stage cell and gene therapy assets. Our potential acquisition of FloridaB (as defined below), is a key step in this initiative.

Pipeline

Our initial pipeline includes two novel Flex-NK™ bispecific antibodies to be acquired in the Cytovia Acquisition (as defined below). The first is NY-303, which targets a protein expressed on the cell membrane of hepatocellular carcinoma (“HCC”), called GPC3, and other solid tumors, while predominantly absent in normal tissue, making it a promising new therapeutic target for the treatment of HCC and other solid tumors. The second is NY-338, for the treatment of Multiple Myeloma and other hematological tumors. These FLEX-NK™ bispecific antibodies are built on a quadrivalent multifunctional antibody platform designed to engage natural killer cells (“NK Cells”) by targeting NKp46 activating receptors using Cytovia’s proprietary Flex-NK™ technology. Both NY-303 and NY-338 are expecting to file two investigational new drug applications in 2024 with the U.S. Food and Drug Administration and initiate two Phase 1 Dose Escalation clinical trials to target HCC type of liver cancer, in the middle of 2024 and with a final data in 2025.

Key elements of our strategy include:

●	Advancing NY-303, our GPC3-targeting FLEX NK™ bispecific antibody candidate for HCC and other solid tumors, into Phase 1 Clinical trials;

●	Advancing NY-338, our CD38-targeting FLEX-NK™ bispecific antibody candidate for Multiple Myeloma and other hematological malignancies into Phase 1 clinical trials;

142

●	Advancing clinical proof of concept for our acquired assets;

●	Acquiring additional clinical stage assets, including novel modalities such as Antibody Drug Conjugates and gene-edited cell therapeutics; and

●	Entering into revenue-generating development partnerships with larger pharmaceutical/biotech companies upon achieving clinical milestones.

Below is a summary of the expected milestones and product pipelines that NAYA is targeting with antibodies acquired in the Cytovia Acquisition:

Florida Biotechnologies Inc. Acquisition

On December 22, 2023 (and subsequently amended on January 15, 2024), NAYA entered into a binding term sheet with Florida Biotechnologies Inc. (“FloridaB”) to acquire all of the outstanding capital stock of FloridaB for (1) upon the closing of NAYA’s acquisition of FloridaB, 4,000,000 shares of Class B common stock; and (2) thereafter, upon (i) FloridaB completing certain milestones to be agreed upon on a future date, and (ii) upon INVO having at least 30,000,000 common shares outstanding, an additional 1,000,000 Class B common stock in INVO. The FloridaB Transaction is contingent on the closing of the Merger and sufficient financing to further develop the gene therapy programs from FloridaB.

NAYA’s board of directors will include one member designated by FloridaB, who shall initially be Peter Kash. In addition, Peter Kash will have the right to be Vice Chairman of NAYA.

FloridaB has licensed a novel Adeno-Associated Virus (AAV) gene therapy from the University of Miami that demonstrates curative treatment for mitochondrial inherited disorders. University of Miami has completed pre-clinical studies and has treated 21 patients with Leber’s Hereditary Optic Neuropathy demonstrating initial safety and efficacy. The program has received over $6 million in grant funding to date and qualifies for Regenerative Medicine Advanced Therapy (RMAT) designation & multiple priority FDA review vouchers. The combination of multiple orphan indications, multiple routes of administration, and multiple AAV serotypes applicable supports a broad gene therapy platform for mitochondrial orphan disease.

143

Key Third-Party Relationships

NAYA has entered into agreements with several key third-parties, each of whom play a critical role in NAYA’s business, including the following:

●	Inserm Transfert SA

Pursuant to a License Agreement between NAYA and Inserm Transfert SA, dated December 19, 2023 (the “Inserm Agreement”), NAYA was granted an exclusive worldwide royalty-bearing license under certain patents/patent applications co-owned by Inserm and Université de Paris (now Université Paris Cité), and a non-exclusive transferable, royalty-bearing license, with the right to sublicense under certain know how owned by Inserm for the development and commercialization of CYT338 (now NY338) in a defined field. The Inserm Agreement can be terminated early either upon the material breach upon one of the parties of the Inserm Agreement, upon either party to the Inserm Agreement being subject to bankruptcy, or upon NAYA failing to meet one of the developmental milestones as described in the Inserm Agreement. Unless terminated earlier, the term of the Inserm Agreement will continue until the later of (i) the last valid patent claim covering the product in a country expires or is invalidate; (ii) for ten years after the first commercial sale of a product using intellectual property licensed pursuant to the Inserm Agreement (the “Inserm IP”) in a country from the effective date, or (iii) as long as NAYA continues to receive revenues from the sale of products based on Inserm IP. NAYA shall pay to Inserm Transfer (i) royalties of 12% on revenues earned based on Inserm IP; (ii) royalties of 2.5% of net sales from the Inserm IP; and (iii) lump sum payments of up to €5.15 million upon reaching certain milestones, as listed in the Inserm Agreement.

●	Yissum Research Development Company of the Hebrew University of Jerusalem (“Yissum”)

License Agreement between NAYA, the University of Rijeka Faculty of Medicine, and Yissum (together with Yissum, the “Licensors”) dated December 20, 2023, under which NAYA was granted an exclusive, worldwide royalty bearing license to make commercial use of the certain patent and patent applications covering two specific anti¬ NKp46 antibodies denoted hNKp46.09 (09) and hNKp46.12 (12)) and know how, in order to develop, manufacture, market, distribute or sell a CYT338 (now NY338) or CYT303 (now NY303) and or incorporating products known as CYT338 (now NY338) or CYT303 (now NY303) in the specified field (the “Yissum Licence”). The Yissum License expires, upon the later of: (i) the date of expiration in such country of the last parent licensed under the Yissum License to expire; (ii) the date of expiration of any exclusivity on the Product granted by a regulatory or government body in such country; or (iii) the end of a period of twenty (20) years from the date of the first sale of a product by NAYA incorporating the intellectual property licensed to NAYA under the Yissum License (the “Products”). Under the Yissum License, NAYA shall pay Yissum (a) a royalty fee of two percent of net sales of Product, and (b)a one-time payment of $1,000,000 upon achieving annual net sales of Products of $100,000,000; (c) a sublicense fee of 10%; (d) an exit fee of $1,000,000; and (e) certain additional payments in accordance with the Products reaching certain developmental milestones.

●	Cytovia Therapeutics, Inc – Sublicense Agreement between NAYA and Cytovia Therapeutics, Inc dated January 3, 2024 under which Cytovia granted NAYA a non-exclusive sublicense under Cytovia rights in to certain technology jointly owned by Dr. Jean Kadouche and CNRS (The French Center for National Scientific Research) and co-exclusively licensed to Cytovia, for the development and commercialization of CYT303 (now NY303) and CYT338 (now NY338).

Research Partnership

NAYA and ONK Therapeutics entered into a research partnership to evaluate combination therapy consisting of NAYA’s FLEX-NK™ bispecific antibodies and ONK’s optimally engineered natural killer (NK) cells. Specifically, the partnership will explore the combination of NAYA’s GPC3-targeted NY-303 FLEX-NK™ bispecific antibody with ONK’s ONKT105, CISH + TGFβR2 double knock-out (KO), sIL-15 knock-in (KI) allogeneic NK cell therapy. NAYA and ONK plan to assess several combination therapies in preclinical cancer models in 2024 prior to subsequently exploring initiating clinical trials. The companies’ R&D teams will collaboratively evaluate ONK’s optimally gene-edited NK cell therapy, ONKT105, with NAYA’s NY-303 bispecific antibody before selecting the best candidate for potential clinical development. Both companies will share the costs of manufacturing and preclinical assessments.

144

Cytovia Asset Acquisition

On October 17, 2023, NAYA entered into an asset purchase agreement with Cytovia Therapeutics LLC and Cytovia Therapeutics Holdings, Inc., or Cytovia, whereby NAYA will purchase the NY-303 and NY-338 bispecific antibodies, or the (“Purchased Assets”) for an aggregate consideration of up to $56 million, including $50 million in shares of NAYA, a note for $6 million and will assume liabilities in the amount of approximately $2.7 million. Pursuant to the Cytovia Asset Acquisition, Cytovia will (i) sell to NAYA the rights and obligations to both bispecific antibodies, (ii) modify and separate certain intellectual property agreements, to allow the NAYA to enter into direct licensing agreements with the applicable third-party licensors relating to the Purchased Assets (iii) sublicense other intellectual property like the Flex NKTM for use solely with respect to the Purchased Assets; and (iv) assign all rights and obligations of assigned contracts related to the Purchased Assets (collectively, the “Cytovia Acquisition”).

Sale of Debentures

On January 3, 2024, NAYA entered into a Securities Purchase Agreement (“SPA”), pursuant to which it sold a Senior Secured Debenture (the “Debenture”) in the principal amount of $3,000,000 (the “Principal Amount”), to an accredited investor (the “Investor”). The Debenture accrues interest at 7% per annum, throughout the term of the Debenture, which has a maturity date of the earlier of (i) April 30, 2024 and (ii) the date of the completion of the Merger under the Merger Agreement. Interest on the Debenture is paid monthly on the first business day of every month. NAYA may redeem the Debenture upon 10 days’ notice to the Investor (the “Redemption”). Upon any repayment or Redemption, NAYA will also pay an Exit Fee equal to 100% of the Principal Amount of the Debenture.

The Debenture provides for certain negative covenants, including restrictions relating to amending NAYA’s certificate of incorporation and bylaws, incurring or repayment of indebtedness and payment of cash dividends without the consent of the Investor. The Debenture also contains customary events of default, in certain cases subject to periods to cure. Upon the occurrence and continuance of an event of default, the Investor may declare the outstanding amount due and payable and exercise other rights and remedies including a default interest rate of 15% or the maximum rate permitted by law.

The Debenture is secured by a lien on all NAYA’s assets. In addition, NAYA’s shareholder, Cytovia Therapeutics Holdings Inc. (“Cytovia”) agreed to guarantee the obligations of NAYA (the “Guarantee”), provided that such Guarantee is limited to the 1,200,000 Preferred B shares of INVO that it owns. To secure this guarantee, Cytovia has also entered into a Pledge Agreement which pledges these shares to the Investor.

In connection with the SPA, NAYA issued 42,618 shares of common stock to the Investor. If such shares will represent less 1.5% of INVO immediately after the completion of the Merger and INVO will issue additional shares to bring it up to 1.5% immediately prior to the consummation of the Merger. For the purposes of this calculation shares issued pursuant to the Interim PIPE shall not be deemed to be issued.

If the Debenture is not repaid on the date of the closing of the Merger under the Merger Agreement, (i) INVO will be required to become a party to the SPA and will replace the Debenture issued by NAYA with a new debenture between INVO and the Investor (the “INVO Debenture”), (ii) each of the subsidiaries of INVO will be required to enter into subsidiary guarantees and (iii) INVO will be required to enter into a Registration Rights Agreement.

The INVO Debenture will contain all terms of the Debenture issued by NAYA with each of the following additions or changes:

●	the Exit Fee for payment or redemption will be increased to 200% of the Principal Amount of the INVO Debenture.
●	all or part of the INVO Debenture would be convertible by the holder of the INVO Debenture into shares of INVO common stock at a conversion price equal to 135% of the lesser of (a) the price per share at in the Interim Pipe and (b) the closing price of INVO’s common stock on the trading day immediately prior to the closing of the Merger. The conversion shall be limited to 4.99% of the outstanding shares of INVO Common Stock, provided that the holder of the INVO Debenture may increase this limit to 9.99% upon notice to INVO.

145

●	INVO Debenture will contain antidilution protection and rights to participate in future financing transactions.
●	if INVO or its subsidiaries raise more than $3,000,000 in equity or debt financing, the holder of the INVO Debenture can require INVO to apply one third of such gross proceeds towards the redemption of the INVO Debenture.
●	if the INVO Debenture remains unpaid nine months after its original issue date, there shall be monthly Redemption of 11.11% of the Principal Amount in cash, provided that the holder of the INVO Debenture can instead choose to convert such monthly amount due to INVO Common Stock at the conversion price provided above.

The financing was completed through a debt placement to one accredited investor in reliance on the exemptions from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder. The Debenture and the shares of common stock issuable upon conversion of the Debenture have not been registered under the Securities Act or any state securities laws. Unless so registered, such securities may not be offered or sold absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

Flex-NK™ Bispecific Antibodies

In the Cytovia Acquisition, NAYA is acquiring the rights of two Flex-NK™ bispecific antibodies. These next-generation immune cell engager antibodies redirect and trigger the killing activity of NK Cells- the immune system’s first line of defense – towards their tumor targets.

These Flex-NK™ bispecific antibodies (pictured left) are built on a proprietary tetravalent, multifunctional format, allowing for higher avidity and improved affinity. Specific mutations enable consistent proper pairing of antibody heavy and light chains. The tail, or Fc region, of the antibody increases its cytotoxicity and half-life, may support weekly administration. A flexible linker facilitates simultaneous binding to multiple antigens, even if they are expressed in different cells.

These antibodies engage NK Cells through NKp46 activating receptors, which have shown significant benefits and efficacy in solid tumor indications. As a primary driver of NK Cells’ “natural cytotoxicity”, NKp46 shows sustained expression on NK Cells in the tumor microenvironment as opposed to other activating receptors which are downregulated. NKp46 expression is more strictly confined to NK Cells, as opposed to other activating receptors which are also widely expressed in other cells (such as NKG2D with T-Cells and the subsequent risk of T cell-associated toxicities), and thus expected to exhibit a superior safety profile.

Following our acquisition of these two antibodies, we expect to file two investigational new drug applications in 2024 with the U.S. Food and Drug Administration, or the FDA, for NY-303, a GPC3 Flex-NK™ bispecific antibody for the treatment of HCC, with potential additional cures for lung, ovarian, and pediatric tumors, and NY-338, a CD38 Flex-NK™ bispecific antibody for the treatment of Multiple Myeloma. We also expect to initiate two Phase 1 Dose Escalation clinical trials in 2024 with a GPC3 Flex-NK™ bispecific antibody for HCC and CD38 Flex-NK™ bispecific antibody for Multiple Myeloma.

NY-303

NY-303 is a GPC3-targeted Flex-NK™ bispecific antibody for the treatment of HCC. NY-303 has completed preclinical development and is planning to initiate Phase I clinical trials in 2024.

146

Validating data on NY-303 has been presented at leading conferences including the American Academy of Cancer Research, the Society for Immunotherapy of Cancer, the European Society for Medical Oncology, and the American Society of Gene and Cell Therapy, demonstrating a differentiated profile with unique characteristics including:

●	Redirection and enhancement of NK Cells to kill HCC tumor cells;
●	Reversal of dysfunction in NK Cells;
●	Increased tumor growth inhibition when combined with endogenous Peripheral Blood or Allogeneic NK Cells;
●	Improved dose-response in HCC tumor models in combination with both induced pluripotent stem cell derived & Peripheral Blood NK Cells
●	No significant toxicity at up to 20 times the expected therapeutic dose; and
●	Pharmacokinetics support weekly administration in patients

Unmet Medical Needs in HCC

HCC is the most frequent form of liver cancer, which itself is the third leading cause of cancer-related deaths worldwide. Suboptimal therapies are currently driving a high unmet need, with the addressable market expected to surpass $10 billion over the next decade.

Liver cancer is the sixth most common cancer and the third-leading cause of cancer related deaths worldwide, with approximately 830,000 deaths in 2021. HCC accounts for approximately 90% of all cases of liver cancer, with over 800,000 patients worldwide (over 50% in Asia).

Despite significant advances in both diagnosis and treatment, only 40% of HCC cases are diagnosed at an early stage, and existing treatments are often ineffective. Only 35% of patients are eligible for local resection treatments and approximately 50% of early stage and approximately 90% of intermediate stage HCC patients progress to systemic treatment. The current standard of care for systemic treatment is a combination of immunotherapies: the response rate to current first-line systemic treatment, which is a combination of atezolizumab, an anti-PD-L1 antibody, and bevacizumab, an anti-VEGF antibody, is less than 30% with median progression free survival of 6.8 months and five-year survival rate of less than 10%. Despite the progress of current treatments, there remains a significant unmet need in this space. The identification of specific molecular markers and targets would assist both early diagnosis and targeted therapy.

Additional potential indications for NY-303 include lung, ovarian, and pediatric cancers.

147

Market and Competition

According to Polaris Market Research, the market size for liver cancer treatment was $2.44 billion in 2022 and is expected to grow a compounded annual growth rate of 20% to reach $10.48 billion in 2030. Market growth is supported by increased incidence and the 2022 approval of new standard of care, Merck’s Keytruda and a combination of two biological drugs commercialized by Genentech Roche, Telecentriq and Avastatin.

NAYA aims to be the first company to enter clinic trials with a GPC3 targeting NK Engager bispecific antibody.

Clinical Development Plan

Below represents the expected clinical development plan for NY-303. The Phase 1 dose escalation (12-15 patients) is expected to start in the first half of 2024. Initial data is expected in late 2024 – early 2025, to be followed by an expansion phase in up to 40 patients.

148

IP & Partnerships

NAYA owns a total of twenty-two (22) pending patent applications in two families. Each family includes 1 US, 1 European and nine (9) patent applications in other foreign jurisdictions. One family based on WO 2022/216744 covers CYT303; while the other family based on WO 2022/216723 covers CYT338.

The Kadouche/CNRS multispecific anybody license with NAYA for CYT303 and CYT338 includes thirteen (13) patents and patent applications, including 2 granted US patents and 2 pending US patent applications and 2 granted European patents and 1 pending European patent application, as well as six (6) granted patents in other foreign jurisdictions.

NAYA licenses from Yissum ten (10) pending patent applications for CYT303 and CYT338, which include 1 US, 1 European, and eight (8) patent applications in other foreign jurisdictions. NAYA licenses from INSERM five (5) pending patent applications for CYT338, which includes 1 US, 1 European and 3 patent applications in other foreign jurisdictions

Below is a brief summary of our two key patent families:

NY-303

NAYA is entered into a direct licensing agreement for the use of NY-303 and the necessary intellectual property rights Bispecific antibody technology from Dr. Jean Kadouche and CNRS (The French Center for National Scientific Research) fully paid through by Cytovia Therapeutics. Additionally, NAYA entered into a direct licensing agreement to utilize the product-specific NKp46 license from Yissum, the Technology Transfer Company of the Hebrew University of Jerusalem

Additionally, the revenue-generating partnership with CytoLynx Therapeutics (“CytoLynx”) for NY-303 in Greater China will be assigned to NAYA in the Cytovia Acquisition. This partnership has the potential to generate consideration of $157 million in development and commercial milestones. CytoLynx is planning an investigator initiated trial, or IIT with the GPC3-targeted FLEX-NK™ bispecific antibody for HCC pre-complexed with NK Cells, providing early evaluation of the combination of Flex-NK™ bispecific antibodies and NK Cells.

149

NY-338

NY-338 is a CD38-targeted Flex-NK™ bispecific antibody for the treatment of Multiple Myeloma and other hematological tumors. CD38 is a protein with high expression on Multiple Myeloma cells and limited expression on normal cells, making it an attractive therapeutic target.

Monoclonal antibodies, or mAb, targeting CD38, such as daratumumab and isatuximab, have shown therapeutic efficacy in Multiple Myeloma, both alone and in combination with normal standard of care regimens. However, many patients eventually relapse because of resistance mechanisms, including Fc gamma R dependent down regulation of CD38 on tumor cells as well as inhibition of complement dependent cytotoxicity, antibody-dependent cell mediated cytotoxicity and antibody dependent cellular phagocytosis.

NY-338 has established a differentiated profile in pre-clinical development and is planning to initiate Phase I clinical trials. Validating data on NY-338 has been presented at leading conferences including the American Society of Hematology and the American Association of Cancer Research.

Compared to daratumumab, NY-338 has demonstrated:

●	3-fold higher CD38 binding
●	Higher NK and macrophage cytotoxicity against Multiple Myeloma;
●	Minimal fracticide;
●	Minimal immune subset depletion; and
●	Minimal cytokine release;

Unmet Medical Needs in Multiple Myeloma

Multiple Myeloma is the second most common blood cancer worldwide, with high unmet medical need despite significant progress and a rapidly growing market. Bispecific antibodies and off-the-shelf cell therapy have shown significant potential in addressing current limitations and are expected to further grow the addressable market in a substantial way.

Multiple Myeloma is a malignant proliferation of plasma cells, or white blood cells capable of secreting immunoglobulin or antibodies, and is the second most common hematological malignancy, with 35,000 new cases/year in the U.S., with around 160,000 patients affected worldwide. Myeloma cells prevent normal antibody production leading to the accumulation of abnormal monoclonal immunoglobulins that compromise the body’s immune response. Remarkable advancements in the understanding of the pathophysiology have revolutionized treatment options and patient outcomes. However, genetic intricacy, instability, and diverse clinical presentations of Multiple Myeloma remain barriers towards providing a cure, and Multiple Myeloma is associated with the highest symptom burden and lowest health-related quality of life among patients with hematologic malignancies.

The increase in the number of therapeutic alternatives for both newly diagnosed and relapsed/refractory Multiple Myeloma (“RRMM”) patients has led to a level of complexity that no algorithm has been able to cover up to date. Primary therapy for patients include bobortezomib, lenalidomide, dexamethasone, carfilzomib, daratumumab, ixazomib, cyclophosphamide, cisplatin, doxorubicin, etoposide, melphalan. Proteasome inhibitors, or PIs, immunomulatory drugs, or IMiDs, MAb and corticosteroids constitute the cornerstone of treatment for patients with RRMM. Outcomes remain poor for triple-class–refractory patients, defined as disease refractory to proteasome inhibitors, immunomodulatory agents, and monoclonal antibodies, (Median Overall Survival ≤ 7-9 months), and there is no standard of care. This has led to the need to develop new drugs with novel mechanisms of action to fill this gap. B-cell maturation antigen (“BCMA”) is now the most widely explored target for CAR-T cell therapies in Multiple Myeloma, with more than 15 constructs being evaluated for RRMM patients and two FDA approved drugs, idecabtagene vicleucel and ciltacabtagene autoleucel, in addition to belantamab mafodotin, an antibody-drug conjugate targeting BCMA. There is a need for bispecific antibodies to address broader segments of Multiple Myeloma patients. High cost, product supply, and safety monitoring limit the use of auto CAR-Ts to a small number of patients. Daratumumab and other mAbs are moving to earlier lines of treatment leaving a need for alternative therapies in relapsing resisting patients.

150

In 2022, the European Medicine Agency and the Food and Drug Administration granted conditional marketing authorization for teclistamab, a bispecific antibody that redirects CD3-positive T-cells to BCMA-expressing myeloma cells to induce the killing of tumor cell as monotherapy for the treatment of adult patients with RRMM.

Market and Competition

According to a Delveinsight July 2023 report on the Multiple Myeloma, the global market size in 2022 for Multiple Myeloma treatments was $20 billion and is expected to continue to grow significantly with the introduction of new products. The current market leader, CD38 targeting monoclonal antibody, Darzalex (daratumumab) reached $8 billion in global sales in 2022.

Recently the FDA approved bi-specific antibodies, including BCMA targeting Tecvayli in 2022 and GPRC5D targeting Talvey in 2023 from Johnson & Johnson. The new BCMA targeting bispecific antibody from Pfizer, Elrexfio, was approved in August 2023. Additional bispecific antibodies from Abbvie, Regeneron and Roche are in early stage of clinical development.

Pricing of the new bispecific antibodies in the US is in excess of $300,000 per year and analysts expect multi-billion dollar in annual sales for several of those products.

Additional bispecific antibodies from Abbvie, Regeneron and Roche are in early stage of clinical development. However, NAYA’s NY-338 is the first bispecific antibody to target both NKp46 to redirect NK cells and CD38, with the potential to demonstrate both efficacy and safety advantages.

Employees

Following the Merger, NAYA will have 5 full time and 0 part time employees. We also engage key consultants to further support our operations.

We believe our culture and principles enable us to attract, retain, motivate and develop our workforce as well as drive employee engagement. We believe an engaged workforce leads to a more innovative and productive company that serves its customers better. Our employees work to ensure that our products and services connect and protect our customers critical infrastructure. A testament to that is the long-term retention of many of our employees and their loyalty to us. We measure each one through a goal setting and measurement system to maximize our enterprise value and employee career potential.

We support and strive for ethnic and gender diversity.

Legal Proceedings

We are not currently aware that we a party to any material legal proceedings.

151

MANAGEMENT FOLLOWING THE CLOSING OF THE MERGER

Executive Officers and Directors

Termination of Current Executive Officers of INVO

The employment of the executive officers of INVO is expected to be terminated immediately prior to the completion of the Merger.

Executive Officers and Directors of the Company Following the Closing of the Transaction

Pursuant to the Merger Agreement, effective as of the effective time of the Transaction, the initial size of the board of directors of the company will be [ ]. The following table sets forth the name, age, and position of each of our executive officers, key employees, and directors following the Merger.

Name	Age	Position(s)
Daniel Teper, PharmD, MBA	64	Founder, Chairman, Chief Executive Officer
Seline Miller	55	Chief Financial Officer
Steven Shum	52	Director
Prakash Raman	54	Director
Mark Rothera	61	Director
Gilles Seydoux	69	Director
Patrick Tricoli	59	Director
Laurent Audoly	47	Director
Peter Kash	63	Director
Lyn Falconio	62	Director

Daniel Teper, PharmD, MBA, 64 years old, is the Founder, Chairman, Chief Executive Officer, Chief Financial Officer, and Director of NAYA Biosciences since August 2023. He has over 30 years of leadership experience as a biopharma entrepreneur, corporate executive, and management consultant. Previously, Dr. Teper was the Chairman & CEO of Cytovia Therapeutics, from June 2019 to July 2023, where he remains Chairman of the Board. Dr. Teper brings extensive experience. From September 2011 to April 2017, he was the CEO of Immune Pharmaceuticals, which he listed on NASDAQ. He previously served as New York-based Managing Partner (Head of North America) at Bionest Partners, now Accenture, where he advised companies on corporate strategy and business development. He was previously a Partner at ISO Healthcare Group, now Deloitte Monitor, in New York. Dr. Teper helped drive the accelerated growth of Softwatch, a pioneer digital health company, as senior vice president of sales and business development. He also served as global president of Havas Health, advising companies on global launches of major new drugs in multiple disease areas. Dr. Teper started his career at Novartis in Basel and then in the US, where he held management responsibilities in sales and marketing and as head of cardiovascular, new product development. Dr. Teper held general management positions in Europe at GlaxoSmithKline and Sanofi. He was the co-founder and CEO of Wintec Pharma, a European specialty pharmaceutical company focused on anti-infectives and dermatology, which he went on to sell. Dr. Teper co-founded Novagali, an ophthalmology specialty pharma later listed on EuroNext Paris and acquired by Japan’s Santen. He holds a Doctor of Pharmacy degree from Paris XI University and an MBA from INSEAD, where he was the J. Salmon scholar.

Seline Miller, 55 years old. Ms. Miller has served as the Chief Financial Officer of NAYA since January 2024. Seline Miller served as Chief Financial Officer and Principal Accounting Officer at Catalyst Biosciences from October 2021 to November 2023 until the company merged with Gyre Therapeutics (NASDAQ:GYRE). Mrs. Miller joined Catalyst Biosciences in March 2021 as their Controller. Before joining Catalyst, Mrs. Miller held various roles including Chief Accounting Officer and Vice President of Finance at Rezolute Inc (NASDAQ:RZLT) and consultant to various biotechnology companies, from 2019 to 2020, Vice President, Accounting and Corporate Controller at Textainer Group Holding (TGH) from 2017 to 2019, and Corporate Controller at Athoc (purchased by Blackberry LTD.).from 2015 to 2017 Mrs. Miller started her career as a financial auditor with Price Waterhouse, now PricewaterhouseCoopers (PwC). Mrs. Miller, a member of the American Institute of Certified Public Accountants, obtained her Certified Public Accounting license and earned her B.S. in Accounting and Finance from the University of Southern California. Mrs. Miller was elected to the Board of Women in Bio in 2023.

Prakash Raman, PhD, 54 years old, is a director of NAYA. Dr. Raman has decades of biopharmaceutical business development and executive leadership experience, blending his scientific background, program and portfolio management and strong business development experience. He has served as Ribon Therapeutics’s president, chief executive officer and board member since February 2022. Prior to joining Ribon, he served as Senior Partner, Chief Business Development Officer at Flagship Pioneering from October 2019 to February 2022, where he leveraged the platforms and assets in the venture capital firm’s portfolio to generate opportunities for significant value creation. Prior to Flagship, Dr. Raman spent nearly fourteen years at Novartis – from July 2005 until October 2019 - most recently as Vice President, Global Head of Novartis Institutes for Biomedical Research (NIBR) Business Development and Licensing (BD&L). Prior to Novartis, Dr. Raman spent six years as a Senior Scientist at Millennium Pharmaceuticals and two years as a post-doctoral fellow at The Scripps Research Institute. He completed his undergraduate work at the Indian Institute of Technology, Bombay, and received his Ph.D. in Organic and Medicinal Chemistry from the University of Wisconsin-Madison.

152

Mark Rothera, MBA, 61 years old, is a director of NAYA. Mr. Rothera brings more than 33 years of experience in the biopharmaceutical industry, with a strong record of driving the successful build of multiple biotech companies in both private and public settings, predominantly in the field of rare or specialty diseases. Since September 2022, he has served as President, Chief Executive Officer and Director of Viracta Therapeutics (NASDAQ: VIRX), a precision oncology company. Prior to joining Viracta, from September 2020 to February 2022, Mr. Rothera served as President and CEO of Silence Therapeutics (NASDAQ: SLN), a clinical-stage organization focused on developing RNA therapies for hematology, cardiovascular and rare diseases. He previously served as CEO of Orchard Therapeutics (NASDAQ: ORTX) from September 2017 to Match 2020, where he oversaw its transformation from a small U.K.-based, privately held company with two clinical-stage programs into a leading gene therapy company with seven clinical-stage programs and fully integrated capabilities. Prior to Orchard, Mr. Rothera served as Chief Commercial Officer of PTC Therapeutics (NASDAQ: PTCT) from April 2013 to August 2017, where he helped it evolve into a commercial company with a global footprint, including the successful launch of two rare disease therapies. Previously, he served as Global President of Aegerion Pharmaceuticals Inc. and Vice President and General Manager of commercial operations at Shire Human Genetic Therapies for Europe, Middle East and Africa. Mr. Rothera received an M.A. in Natural Sciences from Cambridge University and an M.B.A. from INSEAD.

Gilles Seydoux, PharmD, 69 years old, is a director of NAYA, bringing 35 years of experience in the pharmaceutical industry. He is currently Vice Chairman and Interim Chief Executive Officer of Cytovia Therapeutics Holding Inc. From September 2018 to July 2020, he served as Chief Operating Officer at Cytovia Therapeutics, where he was co-founder and director. Since December 2018, he is the Principal of GTS Health Consulting LLC, which provides consulting services to the Pharmaceutical Industry. He previously spent 14 years at GSK, where he was most recently Global Marketing Director, Rare Diseases from March 2015 to November 2018. He was previously VP of Commercial Operations International/Europe, VP of Enbrel & Inflammation Global Franchise, and Head of the Primary Care & Neurosciences Business Unit (France) at Wyeth Pharmaceuticals (now Pfizer). Prior to Wyeth, Gilles spent over 10 years in growing Marketing and General Management positions at Procter & Gamble Pharmaceuticals in Europe, Merck, and Gist-Brocades. Since July 2023, he is a Board Director of Procare Health Iberia, a Spanish Pharmaceutical company specialized in women’s health. Gilles has a Pharm. D. from University of Paris Cité (formerly Paris V), France.

Patrick Tricoli, PharmD, MBA, 59 years old, is a director at NAYA, bringing over 30 years of experience in the pharmaceutical and biotech industries. He is currently the Chief Executive Officer of Nanobiotix Corp., the Nanobiotix US affiliate in Cambridge, Massachusetts, where he has served since September of 2014. Prior to Nanobiotix, Dr. Tricoli was well known for his lead roles at Sanofi in Partnering and Innovation R&D and subsequently as Head of External Innovation Europe, spanning 15 years, Europe, Asia, and the US markets, where he led multiple teams in developing strong international business development relationships, corporate development strategies, and collaborative R&D partnership. Since 2017, he has served as a New England Foreign Trade Advisor for the French government. Patrick holds a PharmD and a master’s degree in pharmacology, and pharmacokinetics from University Claude Bernard in Lyon, France and an executive MBA from ESCP Europe.

Peter Kash, Ed.D., MBA, 63 years old, is the Vice Chairman of NAYA Biosciences. Dr. Kash has over 36 years of leadership experience in the biotech industry. He has served as Cofounder & Managing Partner at Camelot BioCapital since January 2022 and Cofounder & Vice Chairman at TargImmune Therapeutics since January 2016. He was formerly a cofounder and partner and Chairman of Two River Group and President of Riverbank Capital Securities, specializing in helping create and finance several biotech companies including Kite Pharma, Edgemont Pharmaceuticals, and Intercept Pharmaceuticals. He has cofounded more than a dozen biotech companies and co-raised in excess of $2 billion in private/public financing, helping create more than $20 billion in peak aggregate market value. Dr. Kash has worked on Wall Street for 30 years including at Shearson Lehman Hutton and Paramount Capital. At Paramount he cofounded and helped finance PolaRx Biopharmaceuticals; developing the first cancer drug from China, Trisenox approved by the FDA. The portfolio companies have received a total of 6 FDA approvals to date. From 1990-1992 he was an Associate Professor of Marketing at Polytechnic University. During 1996-2000 he was an Adjunct Professor of Entrepreneurship at the Wharton Business School. During 2000-2002 he was a Visiting Professor of Entrepreneurship at the Graduate School of Business at Nihon University in Tokyo and in 2015 a Visiting Professor at Hebrew University. He has frequently lectured and served as a Keynote Speaker worldwide in many of the 70 countries he has visited. His education includes a B.S. in Management Science from S.U.N.Y. Binghamton and an MBA in International Banking and Finance from the Lubin School of Business at Pace University. He holds a Doctorate in Education at The Azrieli Graduate School of Yeshiva University. Dr. Kash completed post graduate classes on Making Boards of Directors More Effective at Harvard Business School.

153

Laurent Audoly, PhD, 47 years old, is a director at NAYA Biosciences. Laurent is a company builder and biopharma executive with over 25 years of industry experience, including Head of R&D in pharma. Laurent has led and/or contributed to the identification and development of seven novel medicines (Xeljanz®, Hemangiol®, Javlor®, Renflexis®, Brenzys®, Ontruzant®, Hadlima® - biologics and small molecules) addressing unmet medical need across multiple disease areas that generate > $2B in annual sales. Laurent has also led business and R&D functions in both pharma and biotech (US and EU), developing and operationalizing strategies, modernizing pipelines and business models, bringing forward drug candidates into and through development, and partnering on multiple deals (buy and sell-sides, >$3B in total). He also serves as an independent board member in different organizations (Cytovia Therapeutics, Vanderbilt University). Laurent’s latest biotech, Parthenon Therapeutics, operates at the intersection of systems biology, machine learning, molecular pharmacology, and drug development to find cures for recalcitrant cancers by reprogramming cellular pathways. Prior to founding Parthenon Therapeutics, Laurent was at the helm of Kymera Therapeutics as its founding CEO, President, and Director where he led the construction of the business, bringing in over $135M in funding and executing on > $1B in pharma partnership. Prior to this role, he was head of R&D with Fabre Pharmaceuticals (multinational pharma with $3B in top line), where he rebuilt the organization, led the in/out-licensing of multiple clinical stage assets and technologies, and directly contributed to IND entries, POC and LCM studies in oncology, dermatology, and CNS. Earlier in his career, Laurent held positions of increasing leadership responsibilities on the business and science fronts at Pfizer, Merck, MedImmune, and Pieris contributing to the advancement of 21 drug candidates into clinical development across multiple disease areas and modalities. He is also an inventor, has served on NIH study sections, and co-authored over 70 papers and patents. He studied chemistry (B.S. honors) and pharmacology (Ph.D.) at Vanderbilt University and was the recipient of an American Heart Association Fellowship at Duke University.

Lyn Falconio, 62 years old, is a director at NAYA Biosciences. She brings 25 years of pharmaceutical product marketing experience, working across a wide range of therapeutic categories and clinical innovations. Since April of 2021, she has served as Executive Engagement Lead for Publicis, responsible for bringing together worldwide talent and capabilities that serve top tier pharmaceutical companies’ go-to-market strategies, product commercialization planning and market growth. As part of the Publicis family since 2008, her prior roles include Chief Marketing Officer (January 2018 – April 2021), and EVP Business Development & Growth, where she designed collaborative working models that provided invaluable returns. Prior to Publicis, Lyn held senior level positions in business development and client services for some of the industry’s leading communications, digital and healthcare marketing companies. In 2007 she launched NOVA Grey, WPP’s first connected network of global healthcare companies, from 1999-2001 she led strategic alliances and partnerships at Softwatch, one of the industry’s first digital health platforms, and prior to that she was part of a start-up team to launch a new brand of marketing agencies at Omnicom. Her drive towards future vision and new emerging capabilities in health and wellness are at the core of what she brings to the industry.

Steven Shum, 53 years old, is a director at NAYA Biosciences. He was appointed CEO of INVO Bioscience in October 2019. He has served as a member of the INVO Bioscience Board of Directors since October 2017. Prior to joining INVO Bioscience, he served as Chief Financial Officer of Eastside Distilling (ticker: EAST) since October 2015. Prior to joining Eastside, Steve served as an Officer and Director of XZERES Corp, a publicly-traded global renewable energy company, from October 2008 until April 2015 in various officer roles, including Chief Operating Officer from September 2014 until April 2015, Chief Financial Officer, Principal Accounting Officer and Secretary from April 2010 until September 2014 (under former name, Cascade Wind Corp) and Chief Executive Officer and President from October 2008 to August 2010. Steve also serves as Managing Principal of Core Fund Management, LP and the Fund Manager of Core Fund, LP. He was a founder of Revere Data LLC (now part of Factset Research Systems, Inc.) and served as its Executive Vice President for four years, heading up the product development efforts and contributing to operations, business development, and sales. He spent six years as an investment research analyst and portfolio manager of D.N.B. Capital Management, Inc. His previous employers include Red Chip Review and Laughlin Group of Companies. He earned a BS in Finance and a BS in General Management from Portland State University in 1992.

154

Director Independence

Nasdaq’s listing standards require that NAYA’s board of directors consist of a majority of independent directors, as determined under the applicable rules and regulations of The Nasdaq Stock Market LLC.

Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, NAYA’s board of directors believes that each of Mr. Raman, Mr. Shum, Mr. Rothera, Mr. Seydoux, Mr. Tricoli, Ms. Audoly, and Ms. Falconio will qualify as an independent director following the completion of the Merger.

Committees of the Board of Directors

Following the Merger, NAYA’s board of directors will have the following committees: audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

Following the Merger, NVO will appoint three independent members of its Board of Directors to serve on the Audit Committee. The Audit Committee selects, on behalf of NAYA’s board of directors, an independent public accounting firm to audit NAYA’s financial statements, discusses with the independent auditors their independence, reviews and discusses the audited financial statements with the independent auditors and management, recommends to NAYA’s board of directors whether the audited financials should be included in NAYA’s annual reports to be filed with the SEC, and oversees management’s identification, evaluation, and mitigation of major risks to NAYA. The Audit Committee operates pursuant to a written charter.

Compensation Committee

Following the Merger, INVO will appoint three independent members of its Board of Directors to serve onthe Compensation Committee. The Compensation Committee reviews and approves (1) the annual salaries and other compensation of NAYA’s executive officers and (2) individual stock and stock option grants. The Compensation Committee also provides assistance and recommendations with respect to NAYA’s compensation policies and practices, and assists with the administration of NAYA’s compensation plans. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and consider recommendations from the Chief Executive Officer with respect compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors.

NAYA believes that, after the completion of the Merger, the composition of the compensation committee will meet the requirements for independence under, and the functioning of such compensation committee will comply with any applicable requirements of the rules and regulations of The Nasdaq Stock Market LLC and of the SEC.

Nominating and Corporate Governance Committee

Following the Merger, INVO will appoint three independent members of its Board of Directors to serve on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the INVO board of directors in fulfilling its responsibilities by: identifying and approving individuals qualified to serve as members of the INVO’s board of directors, selecting director nominees for INVO’s annual meetings of stockholders, evaluating the performance of INVO’s board of directors, and developing and recommending to INVO’s board of directors corporate governance guidelines and oversight procedures with respect to corporate governance and ethical conduct.

155

In identifying and evaluating candidates, the committee takes into consideration the criteria approved INVO’s board of directors and such other factors as it deems appropriate. INVO does not currently have, and does not expect to adopt, a formal diversity policy, and the committee considers a broad range of factors in evaluating prospective director nominees. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other members of the board of directors, and the extent to which the candidate would be a desirable addition to the board of directors and any committees of the board of directors. The Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee

NAYA believes that, after the completion of the Merger, the composition of the corporate governance committee will meet the requirements for independence under, and the functioning of such committee will comply with any applicable requirements of the rules and regulations of The Nasdaq Stock Market LLC.

Director Compensation

NAYA does not currently have a director compensation policy. Daniel Teper, the only of NAYA’s directors, who also serves as an employee of NAYA received compensation for service under their employment contracts with NAYA during 2023 (see section “NAYA Executive Compensation” below).

Steven Shum is currently serving as INVO’s Chief Executive Officer, but did not receive any compensation for serving as a director of INVO.

Executive Compensation

NAYA’s executive officers for the year ended December 31, 2023 and who will serve as executive officers of the company following the Merger, are referred to in this proxy statement/prospectus as the “named executive officers.” The named executive officers and their current positions are as follows:

●	Dr. Daniel Teper, Chief Executive Officer

●	Seline Miller, Chief Financial Officer

Summary Compensation Table

The following table provides information regarding the named executive officers who will serve as executive officers of the company. For the management of the company after the closing of the Transaction, see “Management Following the Closing of the Merger—Executive Officers and Directors—Executive Officers and Directors of the Company Following the Merger” beginning on page 152.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total $
Dr. Daniel Teper
Chief Executive Officer	2023			—	—	—

Seline Miller
Chief Financial Officer	2023			—	—	—

Agreement with Daniel Teper

On August 1, 2023, NAYA entered into an employment agreement with Dr. Daniel Teper whereby Dr. Teper will serve as the CEO and director of Naya Oncology, Inc (the “Teper Agreement”). Under the Teper Agreement, Dr. Teper shall receive an annual salary of $624,000 (the “Base Salary”), of which may be deferred until Naya Oncology, Inc. completes a financing of gross proceeds not less than $10,000,000. Additionally, under the Teper Agreement, Dr. Peter is eligible to receive an annual bonus of stock options equal to 75% of the Base Salary, as well as a one time grant of 500,000 shares of Naya Oncology, Inc.’s Class B Common Stock, par value $0.000001 per share. The Teper Agreement contains an initial term for three years, all shall renew for successive one-year periods unless either party provides written notice could lead to excessive risk taking that would have a material adverse effect on NAYA.

Agreement with Seline Miller

On January 1, 2024, NAYA and Seline Miller entered into an employment agreement for Mrs. Miller to serve as the Chief Financial Officer and Corporate Secretary of NAYA (the “Miller Agreement”). The Miller Agreement is for an initial term of three years and renews thereafter for successive one-year terms (each a “Renewal Term”), unless NAYA provides notice to Mrs. Miller within 90 days prior to the start of a Renewal Term. Under the Miller Agreement, Mrs. Miller shall earn an annual base salary of $414,000, and receive a one-time signing and relocation bonus of $25,000 each. Furthermore, Mrs. Miller shall be eligible to receive an annual discretionary bonus of up to fifty percent (50%) of Mrs. Miller’s then applicable base salary, determined based on Mrs. Miller’s and/or NAYA’s achievement of specified performance indicators, as determined by NAYA’s Board or the Compensation Committee of the Board if such a Committee is in existence. Under the Miller Agreement, Mrs. Miller shall also receive 55,000 options to purchase shares of NAYA.

156

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Described below are the transactions and series of similar transactions since January 1, 2021 in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of the directors, executive officers, holders of more than 5% of capital stock of the company (sometimes referred to as 5% stockholders below) or any member of their immediate family had or will have a direct or indirect material interest.

INVO Related Party Transactions

In October 2021, Paulson Investment Company served as a placement agent for the Company’s registered direct offering and received fees and commissions for such role in the amount of $323,584. Trent Davis, one of the Company’s directors, is President of Paulson Investment Company. Mr. Davis did not receive any compensation related to the fees and commissions received by Paulson. Steve Shum and Andrea Goren, the CEO and CFO of the Company, respectively, each purchased 1,534 shares in the registered direct offering for gross proceeds of $199,994.

In the fourth quarter of 2022, the Company received $700,000 through the issuance of demand notes from related parties, as follows: (a) $500,000 from JAG; (b) $100,000 from our chief executive officer, Steve Shum; and (c) $100,000 from our chief financial officer, Andrea Goren. The Company’s CFO is a beneficiary of JAG but does not have any control over JAG’s investment decisions with respect to the Company. See Note 9 of the Notes to Company’s Consolidated Financial Statements for the year ended December 31, 2022 for additional information.

As of December 31, 2022 the Company owed accounts payable to related parties totaling $76,948, primarily related to unpaid employee expense reimbursements and unpaid board fees.

NAYA Related Party Transactions

On October 17, 2023, NAYA entered into an asset purchase agreement with Cytovia Therapeutics LLC and Cytovia Therapeutics Holdings, Inc., or Cytovia, whereby NAYA will purchase the NY-303 and NY-338 bispecific antibodies, or the (“Purchased Assets”) for an aggregate consideration of up to $56 million, including $30 million in shares of NAYA, a note for $6 million and contingent payments upon the reaching of milestones totaling $20 million and will assume liabilities in the amount of approximately $2.7 million. Pursuant to the Cytovia Asset Acquisition, Cytovia will (i) sell to NAYA the rights and obligations to both bispecific antibodies, (ii) modify and separate certain intellectual property agreements, to allow NAYA to enter into direct licensing agreements with the applicable third-party licensors relating to the Purchased Assets (iii) sublicense other intellectual property like the Flex NKTM for use solely with respect to the Purchased Assets; and (iv) assign all rights and obligations of assigned contracts related to the Purchased Assets.

157

DESCRIPTION OF CAPITAL STOCK

INVO’s authorized capital stock consists of 50,000,000 shares of common stock, $0.0001 par value and 100,000,000 shares of preferred stock, $0.0001 par value. As of December 31, 2023, there were 2,492,531 shares of INVO’s common stock outstanding that were held of record by         stockholders of record.

The following description is only a summary. You should also refer to our amended and restated certificate of incorporation and bylaws, both of which have been filed with the SEC as exhibits to INVO’s Annual Report on Form 10-K of which this exhibit forms a part.

Common Stock

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, and each holder does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which INVO may designate in the future.

Preferred Stock

The board of directors of INVO is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue up to an aggregate of 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of INVO Bioscience.

Series A Preferred Stock

On November 20, 2023, INVO filed with the Nevada Secretary of State a Certificate of Designation of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) which sets forth the rights, preferences, and privileges of the Series A Preferred Stock (the “Series A Preferred”). One million (1,000,000) shares of Series A Preferred with a stated value of $5.00 per share were authorized under the Series A Certificate of Designation.

Each share of Series A Preferred has a stated value of $5.00, which is convertible into shares of the Common Stock at a fixed conversion price equal to $2.20 per share, subject to adjustment. INVO may not effect the conversion of any shares of Series A Preferred if, after giving effect to the conversion or issuance, the holder, together with its affiliates, would beneficially own more than 9.99% of the Company’s outstanding Common Stock. Moreover, INVO may not effect the conversion of any shares of Series A Preferred if, after giving effect to the conversion or issuance, the holder, together with its affiliates, would beneficially own more than 19.99% of INVO’s outstanding Common Stock unless and until INVO receives the approval required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any subsequent trading market).

158

Each share of Series A Preferred stock shall automatically convert into Common Stock upon the closing of the previously announced merger with NAYA.

The holders of Series A Preferred shall be entitled to receive a pro-rata portion, on an as-if converted basis, of any dividends payable on Common Stock.

The Series A Preferred Stock was designated in anticipation of the completion of a private sale of INVO’s preferred stock at a price per share of $5.00 per share, in a private offering resulting in amount equal to at least $2,000,000 of gross proceeds to INVO in the aggregate, plus an additional amount as may be required prior to closing of the Merger to be determined in good faith by the parties to adequately support INVO’s fertility business activities per an agreed forecast of INVO, as well as for a period of twelve (12) months post-Closing including a catch-up on INVO’s past due accrued payables still outstanding (the “Interim PIPE”), as contemplated by the merger agreement with NAYA Biosciences, Inc., as amended and previously announced on INVO’s Current Report on Form 8-K filed on October 26, 2023.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up, or sale of INVO (other than the previously announced merger with NAYA Biosciences, Inc.), each holder of Series A Preferred shall be entitled to receive its pro rata portion of an aggregate payment equal to (i) $5.00, multiplied by (ii) the total number of shares of Series A Preferred Stock issued under the Series A Certificate of Designation.

Other than those rights provided by law, the holders of Series A Preferred shall not have any voting rights.

The foregoing summary of the Series A Certificate of Designation is not complete and is qualified in its entirety by reference to the Series A Certificate of Designation, a copy of which was filed as Exhibit 3.1 to INVO’s Current Report on Form 8-K filed on November 20, 2023.

Series B Preferred Stock

On November 20, 2023, INVO filed with the Nevada Secretary of State a Certificate of Designation of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”) which sets forth the rights, preferences, and privileges of the Series B Preferred Stock (the “Series B Preferred”). One million two hundred (1,200,000) shares of Series B Preferred with a stated value of $5.00 per share were authorized under the Series B Certificate of Designation.

Each share of Series B Preferred has a stated value of $5.00, which is convertible into shares of the Common Stock at a fixed conversion price equal to $5.00 per share, subject to adjustment. The Company may not effect the conversion of any shares of Series B Preferred if, after giving effect to the conversion or issuance, the holder, together with its affiliates, would beneficially own more than 19.99% of INVO’s outstanding Common Stock unless and until INVO receives the approval required by the applicable rules and regulations of Nasdaq (or any subsequent trading market).

Each share of Series B Preferred stock shall automatically convert into Common Stock upon the closing of the previously announced merger with NAYA.

The holders of Series B Preferred shall be entitled to receive a pro-rata portion, on an as-if converted basis, of any dividends payable on Common Stock.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up, or sale of INVO (other than the previously announced merger with NAYA), each holder of Series B Preferred shall be entitled to receive its pro rata portion of an aggregate payment equal to (i) $5.00, multiplied by (ii) the total number of shares of Series B Preferred Stock issued under the Series B Certificate of Designation.

Other than those rights provided by law, the holders of Series B Preferred shall not have any voting rights.

The foregoing summary of the Series B Certificate of Designation is not complete and is qualified in its entirety by reference to the Series B Certificate of Designation, a copy of which was filed as Exhibit 3.2 to INVO’s Current Report on Form 8-K filed on November 20, 2023.

159

Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws and the Nevada Anti-Takeover Provisions

Some provisions of Nevada law and INVO’s amended and restated articles of incorporation and bylaws contain provisions that could make our acquisition by means of a tender offer, a proxy contest or otherwise, and the removal of incumbent officers and directors more difficult. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Amended and Restated Articles of Incorporation and Bylaws

INVO’S amended and restated articles of incorporation and bylaws provide for the following:

●	Preferred Stock. The ability to authorize preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

●	Requirements for Advance Notification of Stockholder Nominations. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

●	Stockholder Meetings. Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by the majority board of directors, the chairman of the board of directors or the chief executive officer.

●	Amendment of Bylaws. Our board of directors have the sole power to amend the bylaws.

Nevada Anti-Takeover Provision

Section 78.438 of the Nevada Revised Statutes (“NRS”) prohibits a publicly held Nevada corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last two years has owned 10% of the outstanding voting stock, for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner, or falls within certain exemptions under the NRS. As a result of these provisions in our charter documents under Nevada law, the price investors may be willing to pay in the future for shares of our common stock may be limited.

Transfer Agent and Registrar

INVO has engaged the services of Transfer Online, Inc. as our transfer agent and registrar

160

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INVO

Overview

We are a healthcare services fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. Our commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell® and IVC procedure (with three centers in North America now operational), the acquisition of US-based, profitable in vitro fertilization (“IVF”) clinics (with one such clinic acquired in August 2023) and the sale and distribution of our technology solution into existing fertility clinics. Our proprietary technology, INVOcell®, is a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development. This technique, designated as “IVC”, provides patients with a more natural, intimate, and more affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional IVF and is a significantly more effective treatment than intrauterine insemination (“IUI”).

Unlike IVF where the oocytes and sperm develop into embryos in an expensive laboratory incubator, the INVOcell allows fertilization and early embryo development to take place in the woman’s body. This allows for many benefits in the IVC procedure, including:

●	Reduces expensive and time-consuming lab procedures, helping clinics and doctors to increase patient capacity and reduce costs;
●	Provides a natural, stable incubation environment;
●	Offers a more personal, intimate experience in creating a baby; and
●	Reduces the risk of errors and wrong embryo transfers.

In both current utilization of the INVOcell, and in clinical studies, the IVC procedure has demonstrated equivalent pregnancy success and live birth rates as IVF.

While the INVOcell remains important to our efforts, our commercialization and corporate development strategy has expanded to focus primarily on providing ART services to the significantly underserved patient population seeking access to affordable fertility treatment. We are now largely focused on the opening of dedicated “INVO Centers” offering the INVOcell and IVC procedure (with three centers in North America now operational) and the acquisition of existing IVF clinics, in addition to continuing to distribute and sell our technology solution to existing fertility clinics.

On August 10, 2023, we closed our first acquisition, Wisconsin Fertility Institute (“WFI”). The acquisition of WFI is expected to provide significant scale to our operations and complement our INVO Center strategy. The Madison-based fertility center primarily offers conventional IVF procedures and generated more than $5 million in revenue and approximately $1.7 million of net income based on fiscal 2022 audited results.

Operations

We operate with a core internal team and outsource certain operational functions in order to help advance our efforts as well as reduce fixed internal overhead needs and costs and in-house capital equipment requirements. Our most critical management and leadership functions are carried out by our core management team. We have contracted out the manufacturing, assembly, packaging, labeling, and sterilization of the INVOcell device to a medical manufacturing company and a sterilization specialist to perform the gamma sterilization process.

161

To date, we have completed a series of important steps in the successful development and manufacturing of the INVOcell:

●	Manufacturing: we are ISO 13485:2016 certified and manage all aspects of production and manufacturing with qualified suppliers. Our key suppliers have been steadfast partners since our company first began and can provide us with virtually an unlimited capability to support our growth objectives, with all manufacturing performed in the New England region of the U.S..

●	Raw Materials: all raw materials utilized for the INVOcell are medical grade and commonly used in medical devices (e.g., medical grade silicone, medical grade plastic). Our principal molded component suppliers are well-established companies in the molding industry and are either ISO 13485 or ISO 9001 certified. The molded components are supplied to our contract manufacturer for assembly and packaging of the INVOcell system. The contract manufacturer is ISO 13485 certified, and U.S. Food & Drug Administration (“FDA”) registered.

●	CE Mark: INVO Bioscience received the CE Mark in October 2019. The CE Mark permits the sale of devices in Europe, Australia and other countries that recognize the CE Mark, subject to local registration requirements.

●	US Marketing Clearance: the safety and efficacy of the INVOcell has been demonstrated and cleared for marketing and use by the FDA in November 2015.

●	Clinical: In June 2023 we received FDA 510(k) clearance to expand the labeling on the INVOcell device and its indication for use to provide for a 5-day incubation period. The data supporting the expanded 5-day incubation clearance demonstrated improved patient outcomes.

Market Opportunity

The global ART marketplace is a large, multi-billion industry growing at a strong pace in many parts of the world as increased infertility rates, increased patient awareness, acceptance of treatment options, and improving financial incentives such as insurance and governmental assistance continue to drive demand. According to the European Society for Human Reproduction 2020 ART Fact Sheet, one in six couples worldwide experience infertility problems. Additionally, the worldwide market remains vastly underserved as a high percentage of patients in need of care continue to go untreated each year for many reasons, but key among them are capacity constraints and cost barriers. While there have been large increases in the use of IVF, there are still only approximately 2.6 million ART cycles, including IVF, IUI and other fertility treatments, performed globally each year, producing around 500,000 babies. This amounts to less than 3% of the infertile couples worldwide being treated and only 1% having a child though IVF. The industry remains capacity constrained which creates challenges in providing access to care to the volume of patients in need. A survey by “Resolve: The National Infertility Association,” indicates the two main reasons couples do not use IVF is cost and geographical availability (and/or capacity).

In the United States, infertility, according to the American Society of Reproductive Medicine (2017), affects an estimated 10%-15% of the couples of childbearing-age. According to the Centers for Disease Control (“CDC”), there are approximately 6.7 million women with impaired fertility. Based on preliminary 2020 data from CDC’s National ART Surveillance System, approximately 326,000 IVF cycles were performed at 449 IVF centers, leaving the U.S. with a large, underserved patient population, similar to most markets around the world.

As part of the expanded corporate expansion efforts the Company has incorporated an acquisition strategy to the business. The Company estimates that there are approximately 80 to 100 established owner-operated IVF clinics that may represent suitable acquisitions as part of this additional effort.

Competitive Advantages

We believe that the INVOcell, and the IVC procedure it enables, have the following key advantages:

Lower cost than IVF with equivalent efficacy. The IVC procedure can be offered for less than IVF due to lower cost of supplies, labor, capital equipment and general overhead. The laboratory equipment needed to perform an IVF cycle is expensive and requires ongoing costs as compared to what is required for an IVC cycle. As a result, we also believe INVOcell and the IVC procedure enable a clinic and its laboratory to be more efficient as compared to conventional IVF.

The IVC procedure is currently being offered at several IVF clinics at a price range of $5,000 - $11,000 per cycle and from $4,500 to $7,000 at the existing INVO Centers, thereby making it more affordable than IVF (which tends to average $12,000 to $17,000 per cycle or higher).

162

Improved efficiency providing for greater capacity and improved access to care and geographic availability. In many parts of the world, including the U.S., IVF clinics tend to be concentrated in higher population centers and are often capacity constrained in terms of how many patients a center can treat, since volume is limited by the number of capital-intensive incubators available in IVF clinic labs. With the significant number of untreated patients along with the growing interest and demand for services, the industry remains challenged to provide sufficient access to care and to do so at an economical price. We believe INVOcell and the IVC procedure it enables can play a significant role in helping to address these challenges. According to the 2020 CDC Report, there are approximately 449 IVF centers in the U.S. We estimate that by adopting the INVOcell, IVF clinics can increase fertility cycle volume by up to 30% without adding to personnel, space and/or equipment costs. Our own INVO Centers also address capacity constraints by adding to the overall ART cycle capacity and doing so with comparable efficacy to IVF outcomes as well as at a lower per cycle price. Moreover, we believe that we are uniquely positioned to drive more significant growth in fertility treatment capacity in the future by partnering with existing OB/GYN practices. In the U.S., there are an estimated 5,000 OB/GYN offices, many of which offer fertility services (usually limited to consultation and IUI, but not IVF). Since the IVC procedure requires a much smaller lab facility, less equipment and fewer lab personnel (in comparison to conventional IVF), it could potentially be offered as an extended service in an OB/GYN office. With proper training and a lighter lab infrastructure, the INVOcell could expand the business for these physicians and allow them to treat patients that are unable to afford IVF and provide patients with a more readily accessible, convenient, and cost-effective solution. With our three-pronged strategy (IVF clinics, INVO Centers and OB/GYN practices), in addition to lowering costs, we believe INVOcell and the IVC procedure can address our industry’s key challenges, capacity and cost, by their ability to expand and decentralize treatment and increase the number of points of care for patients in need. This powerful combination of lower cost and added capacity has the potential to open up access to care for underserved patients around the world.

Greater patient involvement. With the IVC procedure, the patient uses their own body for fertilization, incubation, and early embryo development which creates a greater sense of involvement, comfort, and participation. In some cases, this may also free people from barriers related to due to ethical or religious concerns, or fears of laboratory mix-ups.

INVOcell Sales and Marketing

Our approach to market is focused on identifying partners within targeted geographic regions that we believe can best promote support our efforts to expand access to advanced fertility treatment for the large number of underserved infertile people hoping to have a baby. We believe that the INVOcell-based IVC procedure is an effective and affordable treatment option that greatly reduces the need for more expensive IVF lab facilities and allows providers to pass on related savings to patients without compromising efficacy. We have been cleared to sell the INVOcell in the United States since November 2015 after receiving de novo class II clearance from the FDA. Our primary focus over the past two years has been on establishing INVO Centers in the U.S. and abroad to promote the INVOcell and the IVC procedure and acquiring existing U.S.-based IVF clinics where we can integrate the INVOcell. While we continue selling the INVOcell directly to IVF clinics and via distributors and other partners around the world, we have transitioned INVO from being a medical device company to one that is mostly focused on providing fertility services.

International Distribution Agreements

We have entered into exclusive distribution agreements for a number of international markets. These agreements usually have an initial term with renewal options and require the distributors to meet minimum annual purchases, which vary depending on the market. We are also required to register the product in each market before the distributor can begin importing, a process and timeline that can vary widely depending on the market.

163

The following table sets forth a list of our current international distribution agreements:

Market	Distribution Partner	Date	Initial Term	INVOcell Registration Status in Country

Mexico (a)	Positib Fertility, S.A. de C.V.	Sept 2020	TBD**	Completed
Malaysia	iDS Medical Systems	Nov 2020	3-year	Completed
Pakistan	Galaxy Pharma	Dec 2020	1-year	In process
Thailand	IVF Envimed Co., Ltd.	April 2021	1-year	Completed
Sudan	Quality Medicines, Cosmetics & Medical Equipment Import	Sept 2020	1-year	In process
Ethiopia	Quality Medicines, Cosmetics & Medical Equipment Import	Sept 2020	1-year	In process
Uganda	Quality Medicines, Cosmetics & Medical Equipment Import	Sept 2020	1-year	Not required
Nigeria	G-Systems Limited	Sept 2020	5-year	Completed
Iran	Tasnim Behboud	Dec 2020	1-year	Completed
Sri Lanka	Alsonic Limited	July 2021	1-year	In process
China	Onesky Holdings Limited	May 2022	5-year	In process

(a)	Our Mexico JV. Please note that the registration is temporarily in the name of Proveedora de Equipos y Productos, S.A. de C.V. and will be transferred to Positib Fertility as soon as practicable.

Investment in Joint Ventures and Partnerships

As part of our commercialization strategy, we entered into a number of joint ventures and partnerships designed to establish new INVO Centers.

The following table sets forth a list of our current joint venture arrangements:

Affiliate Name	Country	Percent (%) Ownership

HRCFG INVO, LLC	United States	50%
Bloom INVO, LLC	United States	40%
Positib Fertility, S.A. de C.V.	Mexico	33%

Alabama JV Agreement

On March 10, 2021, our wholly owned subsidiary, INVO Centers, LLC (“INVO CTR”), entered into a limited liability company agreement with HRCFG, LLC (“HRCFG”) to form a joint venture for the purpose of establishing an INVO Center in Birmingham, Alabama. The name of the joint venture LLC is HRCFG INVO, LLC (the “Alabama JV”). The responsibilities of HRCFG’s principals include providing clinical practice expertise, performing recruitment functions, providing all necessary training, and providing day-to-day management of the clinic. The responsibilities of INVO CTR include providing certain funding to the Alabama JV and providing access to and being the exclusive provider of the INVOcell to the Alabama JV. INVO CTR will also perform all required, industry specific compliance and accreditation functions, and product documentation for product registration.

The Alabama JV opened to patients on August 9, 2021.

The Alabama JV is accounted for using the equity method in our financial statements. As of September 30, 2023, we invested $1.5 million in the Alabama JV in the form of a note. For the nine months ended September 30, 2023, the Alabama JV recorded net income of $32 thousand, of which we recognized a gain from equity method investments of $16 thousand. For the nine months ended September 30, 2022, the Alabama JV recorded a net loss of $0.3 million, of which we recognized a loss from equity method investments of $0.2 million.

164

Georgia JV Agreement

On June 28, 2021, INVO CTR entered into a limited liability company agreement (the “Bloom Agreement”) with Bloom Fertility, LLC (“Bloom”) to establish a joint venture entity, formed as “Bloom INVO LLC” (the “Georgia JV”), for the purposes of commercializing INVOcell, and the related IVC procedure, through the establishment of an INVO Center, (the “Atlanta Clinic”) in the Atlanta, Georgia metropolitan area.

In consideration for INVO’s commitment to contribute up to $800,000 within the 24-month period following execution of the Bloom Agreement to support the start-up operations of the Georgia JV, the Georgia JV issued 800 of its units to INVO CTR and in consideration for Bloom’s commitment to contribute physician services having an anticipated value of up to $1,200,000 over the course of a 24-month vesting period, the Georgia JV issued 1,200 of its units to Bloom.

The responsibilities of Bloom include providing all medical services required for the operation of the Atlanta Clinic. The responsibilities of INVO CTR include providing certain funding to the Georgia JV, lab services quality management, and providing access to and being the exclusive provider of the INVOcell to the Georgia JV. INVO CTR will also perform all required, industry specific compliance and accreditation functions, and product documentation for product registration.

The Georgia JV opened to patients on September 7, 2021.

The results of the Georgia JV are consolidated in our financial statements. As of September 30, 2023, INVO invested $0.9 million in the Georgia JV in the form of capital contributions as well as $0.5 million in the form of a note. For the nine months ended September 30, 2023 and 2022, the Georgia JV recorded net losses of $0.1 million and $0.2 million respectively. Noncontrolling interest in the Georgia JV was $0. See Note 3 of the Notes to Consolidated Financial Statements included in Item 1 of this Quarterly Report on Form 10-Q for additional information on the Georgia JV.

Mexico JV Agreement

Effective September 24, 2020, INVO CTR entered into a Pre-Incorporation and Stockholders Agreement with Francisco Arredondo, MD PLLC (“Arredondo”) and Security Health LLC, a Texas limited liability company (“Ramirez”, and together with INVO CTR and Arredondo, the “Stockholders”) under which the Stockholders will commercialize the IVC procedure and offer related medical treatments in Mexico. Each party owns one-third of the Mexican incorporated company, Positib Fertility, S.A. de C.V. (the “Mexico JV”).

The Mexico JV will operate in Monterrey, Nuevo Leon, Mexico and any other cities and places in Mexico as approved by the Mexico JV’s board of directors and Stockholders. In addition, the Stockholders agreed that the Mexico JV will be our exclusive distributor in Mexico. The Stockholders also agreed not to compete directly or indirectly with the Mexico JV in Mexico.

The Mexico JV opened to patients on November 1, 2021.

The Mexico JV is accounted for using the equity method in our financial statements. As of September 30, 2023, INVO invested $0.1 million in the Mexico JV. For the nine months ended September 30, 2023 and 2022, the Mexico JV recorded net losses of $144 thousand and $140 thousand, respectively, of which we recognized a loss from equity method investments of $48 thousand and $47 thousand, respectively.

Terminated JV Agreements

As of May 15, 2023, our JV agreements to establish INVO Centers in the Republic of North Macedonia and in the Bay Area of California were terminated due to lack of progress.

165

Recent Developments

NAYA Biosciences Merger

On October 22, 2023, the Company, INVO Merger Sub Inc., a wholly owned subsidiary of the Company and a Delaware corporation (“Merger Sub”), and NAYA Biosciences, Inc., a Delaware corporation (“NAYA”), entered into an Agreement and Plan of Merger, as amended on October 25, 2023 (the “Merger Agreement”).

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge (the “Merger”) with and into NAYA, with NAYA continuing as the surviving corporation and a wholly owned subsidiary of the Company.

At the effective time and as a result of the Merger, each share of Class A common stock, par value $0.000001 per share, of NAYA (the “NAYA common stock”) outstanding immediately prior to the effective time of the Merger, other than certain excluded shares held by NAYA as treasury stock or owned by the Company or Merger Sub, will be converted into the right to receive 7.33333 (subject to adjustment as set forth in the Merger Agreement) shares of a newly designated series of common stock, par value $0.0001 per share, of the Company which shall be entitled to ten (10) votes per each share (“Company Class B common stock”) for a total of approximately 18,150,000 shares of the Company (together with cash proceeds from the sale of fractional shares, the “Merger Consideration”).

Immediately following the effective time of the Merger, Dr. Daniel Teper, NAYA’s current chairman and chief executive officer, will be named chairman and chief executive officer of the Company, and the board of directors will be comprised of at least seven (7) directors, of which (i) one shall be Steven Shum, the Company’s current chief executive officer, and (ii) six shall be identified by NAYA, of which four (4) shall be independent directors.

The completion of the Merger is subject to satisfaction or waiver of certain customary mutual closing conditions, including (1) the adoption of the Merger Agreement by the stockholders of the Company and NAYA, (2) the absence of any injunction or other order issued by a court of competent jurisdiction or applicable law or legal prohibition prohibiting or making illegal the consummation of the Merger, (3) the completion of due diligence, (4) the completion of a private sale of INVO’s preferred stock at a price per share of $5.00 per share, in a private offering resulting in amount equal to at least $2,000,000 of gross proceeds to INVO in the aggregate, plus an additional amount as may be required prior to closing of the Merger to be determined in good faith by the parties to adequately support INVO’s fertility business activities per an agreed forecast of INVO, as well as for a period of twelve (12) months post-Closing including a catch-up on INVO’s past due accrued payables still outstanding (the “Interim PIPE”), (5) the aggregate of the liabilities of the Company, excluding certain specified liabilities, shall not exceed $5,000,000, (6) the receipt of waivers from any and all holders of warrants (and any other similar instruments) to securities of the Company, with respect to any fundamental transaction rights such warrant holders may have under any such warrants, (7) the continued listing of the Company common stock on NASDAQ through the effective time of the Merger and the approval for listing on NASDAQ of the shares of the Company common stock to be issued in connection with the Merger, the interim private offering, and a private offering of shares of Company common stock at a target price of $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Company common stock) resulting in sufficient cash available for the Company for one year of operations, as estimated by NAYA, (8) the effectiveness of a registration statement on Form S-4 to be filed by the Company pursuant to which the shares of Company common stock to be issued in connection with the Merger will be registered with the SEC, and the absence of any stop order suspending such effectiveness or proceeding for the purpose of suspending such effectiveness being pending before or threatened by the SEC, and (9) the Company shall have received customary lock-up Agreement from certain Company stockholders. The obligation of each party to consummate the Merger is also conditioned upon (1) the other party having performed in all material respects its obligations under the Merger Agreement and (2) the other party’s representations and warranties in the Merger Agreement being true and correct (subject to certain materiality qualifiers); provided, however, that these conditions, other than with respects to certain representations and warranties, will be deemed waived by the Company upon the closing of the interim private offering.

166

The Merger Agreement contains termination rights for each of the Company and NAYA, including, among others: (1) if the consummation of the Merger does not occur on or before December 31, 2024 (the “End Date”), except that any party whose material breach of the Merger Agreement caused or was the primary contributing factor that resulted in the failure of the Merger to be consummated on or before the End Date, (2) if any governmental authority has enacted any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, and (3) if the required vote of the stockholders of either the Company or NAYA has not been obtained. The Merger Agreement contains additional termination rights for NAYA, including, among others: (1) if the Company materially breaches its non-solicitation obligations or fails to take all action necessary to hold a stockholder meeting to approve the transactions contemplated by the Merger Agreement, (2) if the aggregate of the liabilities of the Company, excluding certain specified liabilities, exceed $5,000,000, (3) if NAYA determines that the due diligence contingency will not be satisfied by October 26, 2023, (4) if NAYA determines that the Company has experienced a material adverse effect, or (5) the Company material breaches any representation, warranty, covenant, or agreement such that the conditions to closing would not be satisfied and such breach is incapable of being cured, unless such breach is caused by NAYA’s failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the closing.

If all of NAYA’s conditions to closing are satisfied or waived and NAYA fails to consummate the Merger, NAYA would be required to pay the Company a termination fee of $1,000,000. If all of the Company’s conditions to closing conditions are satisfied or waived and the Company fails to consummate the Merger, the Company would be required to pay NAYA a termination fee of $1,000,000.

Wisconsin Fertility Institute Acquisition

On August 10, 2023, INVO, through Wood Violet Fertility LLC, a Delaware limited liability company (“Buyer”) and wholly owned subsidiary of INVO CTR, consummated its acquisition of WFI for a combined purchase price of $10 million, of which $2.5 million was paid on the closing date (net cash paid was $2,150,000 after a $350,000 holdback) plus assumption of the inter-company loan owed by WFRSA (as defined below) in the amount of $528,756. The remaining three installments of $2.5 million each will be paid on the subsequent three anniversaries of closing. The sellers have the option to take all or a portion of the final three installments in shares of INVO common stock valued at $125.00, $181.80, and $285.80, for the second, third, and final installments, respectively.

WFI is comprised of (a) a medical practice, Wisconsin Fertility and Reproductive Surgery Associates, S.C., a Wisconsin professional service corporation d/b/a Wisconsin Fertility Institute (“WFRSA”), and (b) a laboratory services company, Fertility Labs of Wisconsin, LLC, a Wisconsin limited liability company (“FLOW”). WFRSA owns, operates and manages WFI’s fertility practice that provides direct treatment to patients focused on fertility, gynecology and obstetrics care and surgical procedures, and employs physicians and other healthcare providers to deliver such services and procedures. FLOW provides WFRSA with related laboratory services.

INVO purchased the non-medical assets of WFRSA and one hundred percent of FLOW’s membership interests. The Buyer and WFRSA entered into a management services agreement pursuant to which WFRSA outsourced all its non-medical activities to the Buyer.

Waiver Solicitation

On November 9, 2023, we announced that we had commenced a solicitation of waivers (the “Waiver Solicitation”) from holders of our common stock purchase warrants dated August 8, 2023 (the “Warrants”) of the holder’s right to exercise a payment option upon consummation of the Merger with NAYA. Receipt of the waivers is a condition to the consummation of the Merger. The Waiver Solicitation is being made pursuant to a notice of waiver solicitation (the “Notice of Waiver Solicitation”) and accompanying form of waiver, which the Company is sending to the holders of the Warrants. The Notice of Waiver solicitation sets forth the terms of the Warrant Solicitation. The Waiver Solicitation is scheduled to expire at 5:00 p.m., New York City time, on November 15, 2023.

Increase in Authorized Shares

On October 13, 2023, our stockholders approved an increase to the number of our authorized shares of common stock from 6,250,000 shares to 50,000,000 shares and we filed a Certificate of Amendment to our Articles of Incorporation with the Nevada Secretary of State on such date to increase our authorized shares of common stock from 6,250,000 shares to 50,000,000 shares.

167

Revenue Loan and Security Agreement

On September 29, 2023, INVO, Steven Shum, as a Key Person, and our wholly-owned subsidiaries Bio X Cell, Inc, INVO CTR, Wood Violet Fertility LLC, FLOW and Orange Blossom Fertility LLC as guarantors (the “Guarantors”), entered into a Revenue Loan and Security Agreement (the “Loan Agreement”) with Decathlon Alpha V LP (the “Lender”) under which the Lender advanced a gross amount of $1,500,000 to the Company (the “RSLA Loan”). The RSLA Loan has a maturity date of June 29, 2028, is payable in fixed monthly installments, as set forth in the Loan Agreement, and may be prepaid without penalty at any time. The installments include an interest factor that varies based on when the RSLA Loan is fully repaid and is based on a minimum amount that increases from thirty five percent (35%) of the RSLA Loan principal if fully repaid in the first six months to 100% of the RSLA Loan principal if fully repaid after 30 months from the RSLA Loan’s effective date.

August 2023 Public Offering

On August 4, 2023, we, entered into securities purchase agreements (the “Purchase Agreements”) with certain institutional and other investors, pursuant to which we agreed to issue and sell to such investors in a public offering (the “August 2023 Offering”), 1,580,000 units (the “Units”) at a price of $2.85 per Unit, with each Unit consisting of (i) one share of our Common Stock (the “Shares”), and (ii) two common stock purchase warrants (the “Warrants”), each exercisable for one share of Common Stock at an exercise price of $2.85 per share. In the aggregate, in the August 2023 Offering the Company issued 1,580,000 Shares and 3,160,000 Warrants. The securities issued in the August 2023 Offering were offered pursuant to our registration statement on Form S-1 (File 333-273174) (the “Registration Statement”), initially filed by us with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 7, 2023 and declared effective on August 3, 2023.

We closed the Offering on August 8, 2023, raising gross proceeds of approximately $4 million before deducting placement agent fees and other offering expenses payable by us. We used (i) $2,150,000 to fund the initial installment of the WFI purchase price (net of a $350,000 holdback) on August 10, 2023; (ii) $1,000,000 to pay Armistice the Armistice Amendment Fee (as defined below); and (iii) $139,849 to repay those certain 8% debentures issued in February 2023, plus accrued interest and fees of approximately $10,911. We are using the remaining proceeds from the August 2023 Offering for working capital and general corporate purposes.

In connection with the August 2023 Offering, on August 4, 2023, we entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (the “Placement Agent”), pursuant to which (i) the Placement Agent agreed to act as placement agent on a “best efforts” basis in connection with the August 2023 Offering and (ii) we agreed to pay the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds raised in the August 2023 Offering and warrants to purchase up to 110,600 shares of Common Stock at an exercise price of $3.14 (the “Placement Agent Warrants”). The Placement Agent Warrants (and the shares of Common Stock issuable upon the exercise of the Placement Agent Warrants) were not registered under the Securities Act and were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

July 2023 Standard Merchant Cash Advance Agreement

On July 20, 2023, we entered into a Standard Merchant Cash Advance Agreement with Cedar Advance LLC (“Cedar”) under which Cedar purchased $543,750 of our receivables for a gross purchase price of $375,000 (the “Initial Advance”). We received net proceeds of $356,250. Until the purchase price is repaid, we agreed to pay Cedar $19,419.64 per week. If the Initial Advance is repaid within 30 days, then the amount payable to Cedar shall be reduced to $465,000. In addition, we granted Cedar a security interest in our accounts, including deposit accounts and accounts receivable. We used the proceeds for working capital and general corporate purposes.

On August 31, 2023, we refinanced the Initial Advance through the purchase by Cedar of $746,750 of the Company’s receivables for a gross purchase price of $515,000 (the “Refinanced Advance”). We received net cash proceeds of $134,018 after applying $390,892 towards the repayment of the Initial Advance. The new Cash Advance Agreement provides that if we repay the Refinanced Advance within 30 days then the amount payable to Cedar shall be reduced to $643,750, and if the Refinanced Amount is repaid on days 31 to 60 then the amount payable to Cedar shall be reduced to $674,650. Until the purchase price is repaid, we agreed to pay Cedar $16,594 per week. On September 29, 2023, we repaid $0.3 million of the Refinanced Advance with proceeds from the RLSA Loan (as defined below). As a result of such payment, the weekly payment was reduced to $9277.

168

Amendment to Armistice SPA

On July 7, 2023, we entered into an Amendment to Securities Purchase Agreement (the “Armistice Amendment”) with Armistice Capital Markets Ltd. to delete Section 4.12(a) of our March 23, 2023 Securities Purchase Agreement (the “Armistice SPA”) with Armistice pursuant to which we agreed that from March 23, 2023 until 45 days after the effective date of the Resale Registration Statement (as defined below) we would not (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents or (ii) file any registration statement or any amendment or supplement thereto, other than the prospectus supplement filed in connection with that offering and the Resale Registration Statement (the “Subsequent Equity Financing Provision”). In consideration of Armistice’s agreement to enter into the Armistice Amendment and delete the Subsequent Equity Financing Provision from the Armistice SPA, we agreed to pay Armistice a fee a $1,000,000 (the “Armistice Amendment Fee”) within two days of the closing of the August 2023 Offering. Additionally, we agreed to include a proposal in our proxy statement for our 2023 Annual Meeting of Stockholders for the purpose of obtaining the approval of the holders of a majority of our outstanding voting common stock, to effectuate the reduction of the exercise price (the “Exercise Price Reduction”) set forth in Section 2(b) of the Common Stock Purchase Warrants issued to Armistice on March 27, 2023 (the “Existing Warrants”) to the per unit public offering price of the August 2023 Offering)or $2.85), in accordance with Nasdaq Rule 5635(d) (the “Stockholder Approval”) with the recommendation of our board of directors that such proposal be approved. We also agreed to solicit proxies from our stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and that all management-appointed proxyholders shall vote their proxies in favor of such proposal. Further, if we do not obtain Stockholder Approval at the first meeting, we agreed to call a meeting every six (6) months thereafter to seek Stockholder Approval until the earlier of the date Stockholder Approval is obtained or the Existing Warrants are no longer outstanding. Until such approval is obtained, the exercise price of the Existing Warrants will remain unchanged.

Reverse Stock Split

On June 28, 2023, our board of directors approved a reverse stock split of our common stock at a ratio of 1-for-20 and also approved a proportionate decrease in our authorized common stock to 6,250,000 shares from 125,000,000. Pursuant to Nevada Revised Statutes, a company may effect a reverse split without stockholder approval if both the number of authorized shares of common stock and the number of outstanding shares of common stock are proportionally reduced as a result of the reverse split, the reverse split does not adversely affect any other class of stock of the company, and the company does not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the reverse split. On July 26, 2023, we filed a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes 78.209 to (i) decrease the number of authorized shares of common stock from 125,000,000 to 6,250,000 shares and (ii) effectuate a 1-for-20 reverse stock split of the outstanding common stock. On July 27, 2023, we received notice from Nasdaq that the reverse split would take effect at the open of business on July 28, 2023 and the reverse stock split took effect on that date.

510(k) FDA Clearance

On June 22, 2023, we received U.S. Food and Drug Administration (FDA) 510(k) clearance to expand the labeling on the INVOcell device and its indication for use to provide for a 5-day incubation period. The data supporting the expanded 5-day incubation clearance demonstrated improved patient outcomes.

March 2023 Registered Direct Offering

On March 23, 2023, INVO entered into a securities purchase agreement (the “March Purchase Agreement”) with a certain institutional investor, pursuant to which we agreed to issue and sell to such investor (i) in a registered direct offering (the “RD Offering”), 69,000 shares of Common Stock, and a pre-funded warrant (the “Pre-Funded Warrant”) to purchase up to 115,000 shares of Common Stock, at an exercise price of $0.20 per share, and (ii) in a concurrent private placement (the “March Warrant Placement”), a common stock purchase warrant (the “March Warrant”), exercisable for an aggregate of up to 276,000 shares of Common Stock, at an exercise price of $12.60 per share. The securities to be issued in the RD Offering (priced at the marked under Nasdaq rules) were offered pursuant to our shelf registration statement on Form S-3 (File 333-255096), initially filed by us with the SEC under the Securities Act, on April 7, 2021 and declared effective on April 16, 2021. The Pre-Funded Warrant is exercisable upon issuance and will remain exercisable until all of the shares underlying the Pre-Funded Warrant are exercised in full. All Pre-Funded Warrants were exercised by the investor in June 2023.

169

The March Warrant (and the shares of Common Stock issuable upon the exercise of the Private Warrants) was not registered under the Securities Act and was offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. The March Warrant is immediately exercisable upon issuance, will expire eight years from the date of issuance, and in certain circumstances may be exercised on a cashless basis.

On March 27, 2023, we closed the RD Offering and March Warrant Placement, raising gross proceeds of approximately $3 million before deducting placement agent fees and other offering expenses payable by us. In the event the March Warrant is fully exercised for cash, we would receive additional gross proceeds of approximately $3.5 million. We used $383,879 in proceeds to repay a portion of the convertible debenture issued in February 2023 and the remainder of the proceeds were used for working capital and general corporate purposes.

Notices from Nasdaq of Failure to Satisfy Continued Listing Rules

Notice Regarding Non-Compliance with Minimum Stockholders’ Equity

On November 23, 2022, we received notice from The Nasdaq Stock Market LLC (“Nasdaq”) advising us that we were not in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) requires companies listed on The Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000 (the “Stockholders’ Equity Requirement”). In our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, we reported stockholders’ equity of $1,287,224, which is below the Stockholders’ Equity Requirement for continued listing. Additionally, as of the date of the notice, we did not meet either of the alternative Nasdaq continued listing standards under the Nasdaq Listing Rules, market value of listed securities of at least $35 million, or net income of $500,000 from continuing operations in the most recently completed fiscal year, or in two of the three most recently completed fiscal years.

The notice had no immediate effect on the listing of our common stock and our common stock continued to trade on The Nasdaq Capital Market under the symbol “INVO” subject to our compliance with the other continued listing requirements.

Pursuant to the notice, Nasdaq gave us 45 calendar days, or until January 7, 2023, to submit to Nasdaq a plan to regain compliance. We submitted our plan within the prescribed time and, on January 18, 2023, we received a letter from Nasdaq stating that based on our submission that Nasdaq had determined to grant us an extension of time to regain compliance with the Equity Rule until May 22, 2023.

On May 23, 2023, we were notified by the Listing Qualifications department (the “Staff”) of Nasdaq that, based upon our non-compliance with the $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Global Market, as set forth in the Equity Rule, as of May 22, 2023, our common stock was subject to delisting from Nasdaq unless we timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”).

We requested a hearing before the Panel, which stayed any further action by Nasdaq at least until the hearing process was concluded and any extension that may be granted by the Panel has expired.

On July 6, 2023, we had our hearing before the Panel at which time we provided the Panel our plan to regain compliance under the Equity Rule.

On July 27, 2023, we received a letter from the Panel under which they granted our request for continued listing of Nasdaq subject to us demonstrating compliance with the Equity Rule as well as Nasdaq Listing Rule 5550(a)(2) (to maintain a minimum bid price of $1; the (“Price Rule”) on or before September 29, 2023. The Panel reserved the right to reconsider the terms of this exception based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of our securities on Nasdaq inadvisable or unwarranted. In that regard, the Panel advised us that it is a requirement during the exception period we provide prompt notification of any significant events that occur during this time that may affect our compliance with Nasdaq requirements. This includes, but is not limited to, prompt advance notice of any event that may call into question our ability to meet the terms of the exception granted.

On September 27, 2023 the Panel agreed to extend the exception period from September 29, 2023 until November 20, 2023. No additional extensions for compliance under the Equity Rule may be granted by the Panel.

170

Notice Regarding Failure to Maintain Minimum Bid Price

On January 11, 2023, we received a letter from the staff indicating that, based upon the closing bid price of our common stock for the last 30 consecutive business days, we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing under the Price Rule.

The notice had no immediate effect on the listing of our common stock, and our common stock continued to trade on The Nasdaq Capital Market under the symbol “INVO.”

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until July 10, 2023, to regain compliance with the minimum bid price requirement. If at any time before July 10, 2023, the closing bid price of our common stock closed at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq would provide written notification that we have achieved compliance with the minimum bid price requirement, and the matter would be resolved. If we did not regain compliance prior to July 10, 2023, then Nasdaq may grant us a second 180 calendar day period to regain compliance, provided we (i) meet the continued listing requirement for market value of publicly-held shares and all other initial listing standards for The Nasdaq Capital Market, other than the minimum closing bid price requirement, and (ii) notify Nasdaq of its intent to cure the deficiency within such second 180 calendar day period, by effecting a reverse stock split, if necessary.

We were unable to regain compliance by July 10, 2023 and accordingly on July 11, 2023, we received a notice from Staff of Nasdaq that, based upon our non-compliance with the minimum bid price requirement set forth in the Price Rule. We presented our plan to regain compliance with the minimum bid price requirement at our hearing with the Panel on July 6, 2023.

On July 27, 2023, we received a letter from the Panel under which they granted our request for continued listing of Nasdaq subject to us demonstrating compliance with the Equity Rule and the Price Rule on or before September 29. 2023. On August 31, 2023, we received notice from the Panel that we had regained compliance with the Price Rule.

Comparison of the years ended December 31, 2022 and 2021

Revenues

Revenue for the years ended December 31, 2022 and 2021 was $0.8 million and $4.2 million, respectively, representing a decrease of approximately $3.4 million, or 80% in the year ended December 31, 2022. The decrease was due to the termination of our agreement with Ferring, which resulted in the full recognition, in 2021, of the remaining $3.6 million in deferred revenue related to the Ferring agreement and was partially offset by an increase in 2022 clinic revenue. Excluding Ferring, revenue was $0.6 million last year compared to $0.8 million this year.

Gross Profit

Gross profit for the years ended December 31, 2022 and 2021 was $0.5 million and $4.0 million, respectively. Gross margin was 60% and 97% for the years ended December 31, 2022 and 2021, respectively. The decrease in gross margin was attributable to the change in revenue mix as we no longer have license revenue in 2022, as well as increase in clinic revenue which has lower percentage margins, but much higher revenue on a per procedure basis and the potential for higher margins on an absolute dollar basis.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the years ended December 31, 2022 and 2021 were $10.6 million and $9.0 million, respectively, of which $2.2 million and $2.7 million, respectively, was for non-cash, stock-based compensation expense. The increase of approximately $1.6 million or 17% was primarily the result of approximately $1.0 million in increased personnel expense, approximately $0.7 million in increased expenses related to the full-year operations of the consolidated Georgia JV, approximately $0.4 million in increased marketing spend and was partially offset by an approximate $0.3 million decrease in legal and startup costs related to new and potential INVO Centers and an approximate $0.6 million decrease in professional fees.

171

Research and Development Expenses

We began to fund additional research and development (“R&D”) efforts in 2020 as part of our 5-day label expansion efforts. R&D expenses were $0.5 million and $0.2 million, for the years ended December 31, 2022 and 2021, respectively. The increase of approximately $0.3 million was primarily related to our FDA response efforts on the 5-day label expansion.

Loss from equity investment

Loss from equity investments for the years ended December 31, 2022 and 2021, was $0.2 million and $0.3, respectively. The decrease in loss is due to the Alabama JV and Mexico JV being in start-up mode and operational for only a portion of 2021.

Other Income

Other income for the years ended December 31, 2022 and 2021, was nil and $0.2 million, respectively. The decrease of $0.2 million was the result of our Paycheck Protection Program note and related interest being forgiven in 2021.

Interest Expense and Financing Fees

Interest expense and financing fees for the years ended December 31, 2022 and 2021 were $0.1 million and $1.3 million, respectively. The decrease of approximately $1.2 million, or approximately 96%, was primarily due to a decrease in non-cash amortization of discount, debt issuance cost and interest on convertible notes.

Income Taxes

As of December 31, 2022, we had unused federal net operating loss carryforwards (“NOLs”) of $32.8 million. These losses expire in various amounts at varying times beginning in 2027 with a portion carrying on indefinitely. Unless expiration occurs, these NOLs may be used to offset future taxable income and thereby reduce our income taxes.

We recorded a valuation allowance against our deferred tax assets at December 31, 2022 and 2021 totaling $9.3 million and $6.8 million, respectively.

Liquidity and Capital Resources

For the years ending December 31, 2022, and 2021, we had net losses of approximately $10.9 million and $6.7 million, respectively. The increase in net loss primarily was due to the increase in operating loss resulting from the absence of license revenue in 2022 and an increase in operating expenses. Approximately $3.0 million of the net loss was related to non-cash expenses for the year ended December 31, 2022, compared to $4.2 million for the year ended December 31, 2021. We had negative working capital of approximately $2.8 million as of December 31, 2022, compared to positive working capital of approximately $5.1 million as of December 31, 2021. As of December 31, 2022, we had negative stockholder’s equity of approximately $1.0 million compared to positive stockholder’s equity of approximately $7.3 million as of December 31, 2021. Cash used in operations for the year of 2022 was approximately $6.6 million, compared to approximately $6.0 million for the year of 2021.

We have been dependent on raising capital through debt and equity financings to secure the cash required to fund our operating expenses and investing activities. During 2021, we received proceeds of approximately $3.7 million from the sale of common stock, we converted approximately $1.5 million of outstanding debt to equity and received approximately $0.4 million of proceeds from unit purchase option and warrant exercises. During 2022, we received proceeds of $0.8 million from demand notes and net proceeds of approximately $0.3 million for the sale of our common stock. Over the next 12 months, our plan includes opening additional INVO Centers, completing the acquisition of Wisconsin Fertility Institute and pursuing additional IVF clinic acquisitions. Until we can generate a sufficient amount of cash from operations, we will need to raise additional funding to meet our liquidity needs and to execute our business strategy. As in the past, we will seek debt and/or equity financing, which may not be available on reasonable terms, if at all.

172

Although our audited consolidated financial statements for the year ended December 31, 2022 were prepared under the assumption that we would continue operations as a going concern, the report of our independent registered public accounting firm that accompanies our consolidated financial statements for the year ended December 31, 2022 contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern, based on the consolidated financial statements at that time. Specifically, as noted above, we have incurred significant operating losses and we expect to continue to incur significant expenses and operating losses as we continue to ramp up the development of new INVO Centers and the commercialization of our INVOcell solution Prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. If we cannot continue as a going concern, our stockholders would likely lose most or all of their investment in us.

Cash Flows

The following table shows a summary of our cash flows for the year ended December 31:

	2022	2021
Cash (used in) provided by:
Operating activities	(6,603,319)	(6,029,914)
Investing activities	(81,217)	(2,153,512)
Financing activities	1,089,800	3,770,537

As of December 31, 2022, we had approximately $0.09 million in cash compared to approximately $5.7 million as of December 31, 2021. Net cash used in operating activities in 2022, was approximately $6.6 million, compared to approximately $6.0 million for the same period in 2021. The increase in net cash used in operations was primarily due to the increase in operating expenses.

During the year ended December 31, 2022, cash used in investing activities of approximately $0.1 million was primarily related to investments in support of our INVO Center joint ventures. During the year ended December 31, 2021, cash used in investing activities of approximately $2.2 million was primarily related to payments to acquire equipment for and to investments for the start-up and initial operation of our INVO Center joint ventures.

During the year ended December 31, 2022, cash provided by financing activities of approximately $1.1 million was related to proceeds from demand notes and from the sale of common stock. During the year ended December 31, 2021, cash provided by financing activities of approximately $3.8 million was primarily related to proceeds from the sale of common stock and the exercise of unit purchase options and warrants.

Financing Activities

From October through December 2022, we received $0.45 million through the issuance of demand notes from a related party, JAG Multi Investments LLC (“JAG”). Our CFO is a beneficiary of JAG but does not have any control over JAG’s investment decisions with respect to INVO. If paid prior to January 31, 2023, the demand notes are interest free until December 31, 2022. For any amount that remains outstanding past January 31, 2023, 10% annual interest would accrue from the date of issuance. At maturity, we agreed to pay outstanding principal, a 10% financing fee and accrued interest, if any. The demand notes are callable with 10 days prior written notice, beginning on or after March 31, 2023.

In addition, in the fourth quarter of 2022, we received $0.3 million through the issuance of demand promissory notes of which (1) $0.1 million was received from our Chief Executive Officer, Steven Shum, (2) $0.1 million was received from an entity controlled by our Chief Financial Officer, Andrea Goren and (3) $0.1 million was received from nonrelated parties.

173

Results of Operations for the Nine Months of 2023

During the first nine months of 2023, we made further progress toward our key objectives. Our three existing operational INVO Centers experienced growing revenues and improved operating results, and we advanced plans to open additional INVO Centers in the US. At the end of the second quarter, we received FDA clearance on our 510k submission, which represented a very significant milestone resulting from our multi-year effort to advance the INVOcell technology and further demonstrate its success and quality of outcomes.

On August 10, 2023, we completed a major step forward on our previously announced acquisition strategy through the closing of our first acquisition, Wisconsin Fertility Institute (“WFI”). The acquisition of WFI is expected to provide significant scale to our operations and complement our INVO Center strategy. The Madison-based fertility center primarily offers conventional IVF procedures and generated more than $5 million in revenue and approximately $1.7 million of net income based on fiscal 2022 audited results.

Looking ahead, we will continue to seek out and pursue accretive acquisition opportunities along with our plans to open additional INVO Centers in key domestic markets. With respect to INVO Centers, we have selected an initial list of markets in the U.S. that we believe are excellent potential locations, and we believe the universe of suitable acquisition targets for INVO exceeds 80 clinics in the U.S. We also continue to work on the expansion of INVOcell distribution into existing fertility clinics.

From a market strategy perspective, our commercialization efforts will continue to focus on the substantial, underserved patient population and on expanding access to advanced fertility treatments. We believe our solutions can help address the key challenges of affordability and capacity to provide care to the vast number of patients that go untreated every year. This represents the major opportunity for INVOcell and the IVC procedure it enables. The fertility industry continues to expand, and we believe our growing number of profitable clinics with successful IVC outcomes affords us strong forward-looking opportunities. We believe our INVO Center approach and our plans to implement IVC procedures in acquired clinics can help to add much needed capacity and affordability and aligns with our key mission to open access to care to the underserved patient population.

The ART market also continues to benefit from a number of industry tailwinds, including 1) the large under-served potential patient population, 2) increasing infertility rates around the world 3) growing awareness and education of fertility treatment options, 4) a growing acceptance of fertility treatment, 5) improvements in procedure techniques and hence improvements in pregnancy success rates and 6) generally improving insurance (private and public) reimbursement trends.

Comparison of the Three Months Ended September 30, 2023, and 2022

Revenue

Revenue for the three months ended September 30, 2023, was approximately $1.0 million compared to approximately $0.2 million for the three months ended September 30, 2022. Of the $1.0 million in revenue for the third quarter of 2023, approximately $0.9 million was related to clinic revenue from the consolidated Georgia JV and WFI. The increase of approximately $0.7 million, or approximately 314%, was primarily related to the acquisition of WFI.

Cost of Revenue

Cost of revenue for the three months ended September 30, 2023, was approximately $0.6 million compared to approximately $0.2 million for the three months ended September 30, 2022. The increase in our cost of revenue was primarily related to the acquisition of WFI.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended September 30, 2023, were approximately $1.3 million compared to approximately $2.3 million for the three months ended September 30, 2022. The decrease of approximately $1.1 million, or approximately 46%, was primarily the result of approximately $1.1 million in decreased personnel expenses and approximately $0.2 million in decreased marketing expenses, and was partially offset by a $0.1 million increase in professional fees and a $0.1 million increase in operational expenses related to WFI. Non-cash, stock-based compensation expense, which was $0.3 million in the period, compared to $0.5 million for the same period in the prior year.

174

Research and Development Expenses

We began to fund additional research and development (“R&D”) efforts in 2020 as part of our 5-day label expansion efforts. This effort was completed in June 2023. R&D expenses were approximately $3 thousand and $0.2 million for the three months ended September 30, 2023, and September 30, 2022, respectively.

Gain (loss) from equity investment

Loss from equity investments for the three months ended September 30, 2023, was approximately $8 thousand compared to a $21 thousand for the three months ended September 30, 2022. The decrease in loss is due to an increase in revenue from the equity method JV’s.

Interest Expense and Financing Fees

Interest expense and financing fees were approximately $0.4 million for the three months ended September 30, 2023, compared to approximately $2 thousand for the three months ended September 30, 2022. The expense in 2023 was primarily non-cash and due to the debt discount, debt issuance cost and interest from convertible notes.

Comparison of the Nine Months Ended September 30, 2023, and 2022

Revenue

Revenue for the nine months ended September 30, 2023, was approximately $1.6 million compared to approximately $0.5 million for the nine months ended September 30, 2022. Of the $1.6 million in revenue for the nine months ended September 30, 2023, $1.5 million was related to clinic revenue from the consolidated Georgia JV and WFI. The increase of approximately $1.1 million, or approximately 201%, was primarily related to increased revenue from the Georgia JV and the acquisition of WFI.

Cost of Revenue

Cost of revenue for the nine months ended September 30, 2023, was approximately $1.0 million compared to approximately $0.6 million for the nine months ended September 30, 2022. The increase in our cost of revenue was primarily related to the acquisition of WFI.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2023, were approximately $5.6 million compared to approximately $7.3 million for the nine months ended September 30, 2022. The decrease of approximately $1.7 million, or approximately 23%, was primarily the result of approximately $1.6 million in lower personnel expenses, approximately $0.5 million in decreased marketing expenses, and was partially offset by a $0.3 million increase in professional fees related to the acquisition of WFI and $0.1 million increase in operational expenses related to WFI. Non-cash, stock-based compensation expense, which was $1.0 million in the period, compared to $1.7 million for the same period in the prior year.

Research and Development Expenses

R&D expenses were approximately $0.2 million and $0.5 million for the nine months ended September 30, 2023, and September 30, 2022, respectively.

Loss from equity investment

Loss from equity investments for the nine months ended September 30, 2023, was approximately $32 thousand compared to $0.2 million for the nine months ended September 30, 2022. The decrease in loss is due to an increase in revenue in the equity method JV’s.

175

Interest Expense and Financing Fees

Interest expense and financing fees were approximately $0.7 million for the nine months ended September 30, 2023, compared to approximately $3 thousand for the nine months ended September 30, 2022. The expense in 2023 was primarily non-cash and due to the debt discount, debt issuance cost and interest from convertible notes.

Liquidity and Capital Resources

For the nine months ended September 30, 2023, and 2022, we had net losses of approximately $6.0 million and $8.1 million, respectively, and an accumulated deficit of approximately $55.8 million as of September 30, 2023. Approximately $2.1 million of the net loss was related to non-cash expenses for the nine months ended September 30, 2023, compared to $2.3 million for the nine months ended September 30, 2022. We had negative working capital of approximately $3.1 million as of September 30, 2023, compared to negative working capital of approximately $2.8 million as of December 31, 2022. As of September 30, 2023, we had stockholder’s equity of approximately $0.4 million compared to stockholder’s deficit of approximately $1.0 million as of December 31, 2022.

We have been dependent on raising capital from debt and equity financings to meet our needs for cash required to fund our operating expenses and investing activities. During the first nine months of 2023, we received net proceeds of approximately $5.7 million for the sale of our Common Stock and $3.2 million in proceeds from the sale of convertible notes. During the first nine months of 2022, we received approximately $0.3 million for the sale of Common Stock. Over the next 12 months, our plan includes opening additional INVO Centers and pursuing additional IVF clinic acquisitions. Until we can generate positive cash from operations, we will need to raise additional funding to meet our liquidity needs and to execute our business strategy. As in the past, we will seek debt and/or equity financing, which may not be available on reasonable terms, if at all.

Although our audited financial statements for the year ended December 31, 2022 were prepared under the assumption that we would continue operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the year ended December 31, 2022 contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern, based on the financial statements at that time. Specifically, as noted above, we have incurred significant operating losses and we expect to continue to incur significant expenses and operating losses as we continue to develop new INVO Centers. These prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. If we cannot continue as a going concern, our stockholders would likely lose most or all of their investment in us.

Cash Flows

The following table shows a summary of our cash flows for the nine months ended September 30, 2023 and 2022:

	2023	2022
Cash (used in) provided by:
Operating activities	(4,040,171)	(5,599,174)
Investing activities	(2,528,169)	(89,800)
Financing activities	7,533,749	289,800

Cash Flows from Operating Activities

As of September 30, 2023, we had approximately $1.1 million in cash compared to approximately $0.3 million as of September 30, 2022. Net cash used in operating activities for the first nine months of 2023 was approximately $4.0 million, compared to approximately $5.6 million for the same period in 2022. The decrease in net cash used in operating activities was primarily due to the decrease in net loss.

Cash Flows from Investing Activities

During the nine months ended September 30, 2023, cash used in investing activities of $2.5 million was primarily related to the acquisition of WFI. During the nine months ended September 30, 2022, cash used in investing activities of approximately $0.1 million was primarily related to a loss on equity method for the JVs, payments to acquire property, plant, and equipment, as well as investment in trademarks.

176

Cash Flows from Financing Activities

During the nine months ended September 30, 2023, cash provided by financing activities of approximately $7.5 million was primarily related to the sale of Common Stock and convertible notes. During the nine months ended September 30, 2022, cash provided by financing activities of approximately $0.3 million primarily related to the sale of Common Stock, net of offering costs.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition presented in this section is based upon our audited consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. During the preparation of the financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate, based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, our results, which allows us to form a basis for making judgments on the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates based on variance with our assumptions and conditions. A summary of significant accounting policies is included below. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

See Note 1 of the Notes to Consolidated Financial Statements included in Item 1 of this Quarterly Report on Form 10-Q for a summary of significant accounting policies and the effect on our financial statements.

Stock Based Compensation

We account for stock-based compensation under the provisions of ASC 718-10 Share-Based Payment (formerly SFAS 123R). This statement requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period in which the employee is required to provide service or performance goals in exchange for the award, which is usually immediate but sometimes over a vesting period. Warrants granted to non-employees are recorded as an expense over the requisite service period based on the grant date and the estimated fair value of the grant, which is determined using the Black-Scholes option pricing model.

Revenue Recognition

We recognize revenue on arrangements in accordance with ASC 606, Revenue from Contracts with Customers. The core principle of ASC 606 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services ASC 606 requires companies to assess their contracts to determine the timing and amount of revenue to recognize under the new revenue standard. The model has a five-step approach:

1.	Identify the contract with the customer.

2.	Identify the performance obligations in the contract.

3.	Determine the total transaction price.

4.	Allocate the total transaction price to each performance obligation in the contract.

5.	Recognize as revenue when (or as) each performance obligation is satisfied.

177

Variable Interest Entities

Our consolidated financial statements include the accounts of INVO, its wholly owned subsidiaries and variable interest entities (“VIE”), where we are the primary beneficiary under the provisions of ASC 810, Consolidation (“ASC 810”). A VIE must be consolidated by its primary beneficiary when, along with its affiliates and agents, the primary beneficiary has both: (i) the power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) the obligation to absorb losses or the right to receive the benefits of the VIE that could potentially be significant to the VIE. We reconsider whether an entity is still a VIE only upon certain triggering events and continually assesses its consolidated VIEs to determine if it continues to be the primary beneficiary.

Equity Method Investments

Investments in unconsolidated affiliates in which we exert significant influence but do not control or otherwise consolidate are accounted for using the equity method. Equity method investments are initially recorded at cost. These investments are included in investment in joint ventures in the accompanying consolidated balance sheets. Our share of the profits and losses from these investments is reported in loss from equity method investment in the accompanying consolidated statements of operations. Management monitors its investments for other-than-temporary impairment by considering factors such as current economic and market conditions and the operating performance of the investees and records reductions in carrying values when necessary.

Business Acquisitions

We account for all business acquisitions at fair value and expenses acquisition costs as they are incurred. Any identifiable assets acquired and liabilities assumed are recognized and measured at their respective fair values on the acquisition date. If information about facts and circumstances existing as of the acquisition date is incomplete at the end of the reporting period in which a business acquisition occurs, we will report provisional amounts for the items for which the accounting is incomplete. The measurement period ends once we receive sufficient information to finalize the fair values; however, the period will not exceed one year from the acquisition date. Any adjustments to provisional amounts that are identified during the measurement period are recognized in the reporting period in which the adjustment amounts are determined.

Recently Issued Accounting Standards Not Yet Effective or Adopted

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material impact on the accompanying condensed consolidated financial statements.

178

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NAYA

Overview

NAYA Oncology is focused on the clinical development and strategic acquisition of first & best-in-class clinical-stage therapeutics. We leverage the impact of new drug modalities, novel targets, and translational medicine to advance towards breakthrough outcomes for cancer patients.

Pipeline

Our initial pipeline includes two novel Flex-NK™ bispecific antibodies to be acquired in the Cytovia Acquisition (as defined below). The first is NY-303, which targets a protein expressed on the cell membrane of hepatocellular carcinoma (“HCC”), called GPC3, and other solid tumors, while predominantly absent in normal tissue, making it a promising new therapeutic targets for the treatment of HCC and other solid tumors. The second is NY-338, for the treatment of Multiple Myeloma and other hematological tumors. These FLEX-NK™ bispecific antibodies are built on a quadrivalent multifunctional antibody platform designed to engage natural killer cells (“NK Cells”) by targeting NKp46 activating receptors using Cytovia’s proprietary Flex-NK™ technology. Both NY-303 and NY-338 are expecting to file two investigational new drug applications in 2024 with the U.S. Food and Drug Administration and initiate two Phase 1 Dose Escalation clinical trials to target HCC type of liver cancer, in the beginning of 2024 and with a final product in 2025.

Key elements of our strategy include:

●	Advancing NY-303, our GPC3-targeting FLEX NK™ bispecific antibody candidate for HCC and other solid tumors, into Phase 1 Clinical trials;

●	Advancing NY-338, our CD38-targeting FLEX-NK™ bispecific antibody candidate for Multiple Myeloma and other hematological malignancies into Phase 1 clinical trials;

●	Acquiring additional clinical stage assets, including novel modalities such as Antibody Drug Conjugates and gene-edited cell therapeutics; and

●	Entering into revenue-generating development partnerships with larger pharmaceutical/biotech companies upon achieving clinical milestones.

Results of Operations

The table below provides our results of operations for the periods indicated.

Year Ended December 31, 2022, Compared to Year Ended December 31, 2021

	Years Ended December 31, 2022	Years Ended December 31, 2021

Revenue:
Total revenue	-	-
Operating expenses
Selling, general and administrative expenses	$1,249,313	$575,706
Research and development expenses	$8,250,835	$5,664,231
Total operating expenses	$9,500,148	$6,239,937
Loss from operations	$(9,500,148)	$(6,239,937)
Total other income (expense)	-	$-
Net loss before income taxes	$(9,500,148)	$(6,239,937)
Income taxes	-	-
Net loss	$(9,500,148)	$(6,239,937)

179

Revenues

Our revenues for the year ended December 31, 2022 amounted to $0, compared to $0 for the year ended December 31, 2021.

Research and Development Expenses

Our research and development expenses for the year ended December 31, 2022, amounted to $8.3 million compared to $5.7 million for the year ended December 31, 2021. The increase was mainly due to research and development expenses toward filing two investigational new drug applications in 2024.

Selling, General and Administrative Expenses

Our research, selling and administrative expenses for the year ended December 31, 2022, amounted to $1.3 million compared to $0.6 million for the year ended December 31, 2021. The increase was mainly due to employee related costs year over year

Operating Loss

Our operating loss for the year ended December 31, 2022, was $9.5 million, compared to an operating loss of $6.2 million for the year ended December 31, 2021. The increase was mainly due to the increase costs of research and development costs of $2.6 million and selling and general and administrative expenses of $0.07 million.

the increase costs of research and developments expenses

Net Loss

Our net loss for the year ended December 31, 2022 was $9.5 million, compared to a net loss of $6.2 million for the year ended December 31, 2021. This increase was primarily due to the increase costs of research and development costs of $2.6 million and selling and general and administrative expenses of $0.07 million.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through the sale of equity securities, debt financing, convertible loans and royalty-bearing grants that we received from private investment.

Cash Flows

The table below, for the periods indicated, provides selected cash flow information:

(U.S. dollars in thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021
Net cash used in operating activities	$-	$-
Net cash used in investing activities	-	-
Net cash provided by financing activities	-	-
Net change in cash	$-	$-

180

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on the audited carve-out financial statements of which are included elsewhere in this prospectus. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, the disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. NAYA bases its estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Management considers accounting estimates to be critical if both (i) the nature of the estimate or assumption is material due to the levels of subjectivity and judgment involved, and (ii) the impact within a reasonable range of outcomes of the estimate and assumption is material to the NAYA’s financial condition.

Management believes the following addresses the most critical accounting policies and estimates, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments:

Critical judgement and estimates

Critical judgement and estimates have been used primarily in estimating the fair value of our financial instruments (for example, warrants, notes and stock options), as well as the estimate of future usage of existing inventory to determine the net value of our inventory (see notes in financial statements).

Estimating the fair value of financial instruments such as warrants, notes and stock options are influenced by assessments of our future financial performance. Such assessments are forward-looking in nature and therefore, subject to significant uncertainty. Estimating the value of net inventory is also influenced by assessments of future usage of such inventory which is also forward looking in nature and therefore subject to significant uncertainty.

Accounting standards updates not yet adopted

Please see Note 2 to our carve-out financial statements included elsewhere in this prospectus for information.

181

PRINCIPAL STOCKHOLDERS OF INVO BIOSCIENCE, INC.

The following table and notes set forth the beneficial ownership of the common stock of INVO as of the Record Date, by each person who was known by INVO to beneficially own more than 5% of the common stock, by each director and named executive officer, and by all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or dispositive power with respect to the securities. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and dispositive power with respect to their shares of our common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise noted, the address of all of the individuals and entities named below is c/o INVO Bioscience, Inc., 5582 Broadcast Court Sarasota, Florida, 34240.

The following table sets forth the beneficial ownership of our common stock as of the Record Date for:

●	each person, or group of affiliated persons, who is known by INVO to beneficially own more than 5% of our common shares;

●	each of INVO’s named executive officers;

●	each of INVO’s directors; and

●	all of INVO’s current executive officers and directors as a group.

The percentage ownership information is based upon 2,492,531 shares of common stock outstanding as of January 8, 2024. INVO has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated the address for persons listed in the table is c/o INVO Bioscience, Inc., 5582 Broadcast Court, Sarasota, FL 34240.

Name and Address of Beneficial Owner (1)	Number of Shares(2)		Percentage of Common Stock
5% Stockholders:
Cytovia Therapeutics Holdings Inc. (3)	1,200,000	(4)	32.50%
NAYA Bioscience Inc. (5)	227,272		8.36%
Intracoastal Capital LLC (6)	184,000		6.87%

Officers and Directors
Andrea Goren	20,269	(7)	0.81%
Michael Campbell	20,115	(8)	0.80%
Steve Shum	18,800	(9)	0.75%
Matthew Szot	7,761	(10)	0.31%
Trent Davis	7,327	(11)	0.29%
Barbara Ryan	7,147	(12)	0.29%
Rebecca Messina	6,217	(13)	0.25%
All directors and executive officers as a group (7 persons)	87,637		3.50%

(1)	Unless otherwise indicated, the business address of each current director or executive officer is INVO Bioscience, Inc. 5582 Broadcast Court Sarasota, Florida 34240.
(2)	All share references and the warrant exercise price in this paragraph have been adjusted to give effect to our 1-20 reverse stock split effectuated on July 28, 2023.
(3)	The business address of Cytovia Therapeutics Holdings Inc. is 1 Broadway, Cambridge, MA 02142. These shares have been pledged to Five Narrow Lane LP in order to secure payment of the Debenture issued by NAYA as provided above. Gilles Seydoux has sole voting and dispositive power of the 1,200,000 shares of Series B preferred stock held by Cytovia.
(4)	Includes 1,200,000 shares of common stock issuable upon conversion of 1,200,000 shares of Series B preferred stock. The percentage set forth above for Cytovia is based on INVO’s total number of outstanding shares of common stock and assume the conversion of Series B preferred stock held by Cytovia into an aggregate of 1,200,000 shares of common stock, without taking into account the Blocker (as defined below) in the Series B preferred stock. Pursuant to the terms of the Series B preferred stock, Cytovia cannot convert such Series B preferred stock if Cytovia would beneficially own, after such conversion, more than 19.99% of the outstanding shares of the INVO’s outstanding common stock unless and until INVO receives the approval required by the applicable rules and regulations of Nasdaq (or any subsequent trading market) (the “Blocker”). The percentage set forth above for Cytovia do not give effect to the Blocker.
(5)	Includes 227,272 shares of common stock issuable upon conversion of 100,000 shares of Series A preferred stock. Does not include the remainder of the Series A preferred shares to be issued pursuant to the Minimum Interim PIPE Schedule. The percentage set forth above for NAYA is based on INVO’s total number of outstanding shares of common stock and assume the conversion of Series A preferred stock held by Cytovia into an aggregate of 227,272 shares of common stock, without taking into account the Blocker (as defined below) in the Series A preferred stock. Pursuant to the terms of the Series A preferred stock, Cytovia cannot convert such Series A preferred stock if Cytovia would beneficially own, after such conversion, more than 19.99% of the outstanding shares of the INVO’s outstanding common stock unless and until INVO receives the approval required by the applicable rules and regulations of Nasdaq (or any subsequent trading market) (the “Series A Blocker”). The percentage set forth above for NAYA do not give effect to the Series A Blocker.
(6)	Based solely on a Schedule 13G filed with the SEC on August 11, 2023, Bard Associates Inc. is an investment manager and beneficially owns 184,000 shares of our common stock, representing shares issuable upon exercise of presently exercisable warrants; and Mitchell Kopin and Daniel Asher have sole dispositive power over 101,000 shares. The address for Intracoastal Capital LLC and Mitchell Kopin 245 Palm Trail, Delray Beach, Florida 33483 and for Daniel Asher is 111 W. Jackson Boulevard, Suite 2000, Chicago, Illinois 60604.
(7)	Includes: 12,808 shares of common stock under options (either presently exercisable or within 60 days of January 15, 2024).
(8)	Includes: 16,707 shares of common stock under options (either presently exercisable or within 60 days of January 15, 2024).
(9)	Includes: 12,881 shares of common stock under options (either presently exercisable or within 60 days of January 15, 2024).
(10)	Includes: 5,801 shares of common stock under options (either presently exercisable or within 60 days of January 15, 2024).
(11)	Includes: 5,645 shares of common stock under options (either presently exercisable or within 60 days of January 15, 2024).
(12)	Includes: 5,567 shares of common stock under options (either presently exercisable or within 60 days of January 15, 2024).
(13)	Includes: 5,067 shares of common stock under options (either presently exercisable or within 60 days of January 15, 2024).

182

PRINCIPAL STOCKHOLDERS OF NAYA BIOSCIENCES, INC.

The following table and notes set forth the beneficial ownership of the Class B Common Stock of NAYA as of the Record Date, by each person who was known by NAYA to beneficially own more than 5% of the Class B Common Stock, by each director and named executive officer, and by all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or dispositive power with respect to the securities. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and dispositive power with respect to their shares of NAYA’s Class B Common Stock, except to the extent authority is shared by spouses under applicable law.

The following table sets forth the beneficial ownership of our common stock as of the Record Date for:

●	each person, or group of affiliated persons, who is known by NAYA to beneficially own more than 5% of our common shares;

●	each of NAYA’s named executive officers;

●	each of NAYA’s directors; and

●	all of NAYA’s current executive officers and directors as a group.

The percentage ownership information is based upon 2,521,763 shares of Class B Common Stock outstanding as of January 8, 2024. NAYA has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated the address for persons listed in the table is c/o NAYA Biosciences, Inc., 19505 Biscayne Blvd., Suite 2350 3rd Floor, Aventura, Florida 33180.

Name and Address of Beneficial Owner (1)	Number of Shares Class B Common Stock	Percentage of Common Stock (1)
5% Stockholders:
Cytovia Therapeutics Holdings Inc. (2)	1,200,005	47.59%
INVO Bioscience, Inc.(3)	163,637	6.49%
Officers and Directors
Daniel Teper	500,000	19.83%
Giles Seydoux	*	*
All directors and executive officers as a group (8 persons)	513,643	20.37%

* Indicates less than 1%

(1)	Based on 2,521,763 shares of Class B Common Stock issued and outstanding as of January 4, 2024. Except as otherwise indicated, we believe that the beneficial owners of the common shares listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	The business address of Cytovia Therapeutics Holdings Inc. is 1 Broadway, Cambridge, MA 02142.

(3)	The business address of INVO Bioscience Inc. is 5582 Broadcast Court, Sarasota, Florida 34240.

*Less than 1%.

183

LEGAL MATTERS

Glaser Weil Fink Howard Jordan & Shapiro LLP will pass upon the validity of the common stock offered by this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of INVO Bioscience, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, included in this prospectus and the Registration Statement on Form S-4 of which it forms a part have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of M&K CPAs, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The combined financial statements of Wisconsin Fertility and Reproductive Surgery Associates, S.C. and Fertility Labs of Wisconsin, LLC as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 included into this prospectus and the Registration Statement on Form S-4, have been so incorporated in reliance on the report of M&K CPAs, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of NAYA Biosciences, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, included into this prospectus and the Registration Statement on Form S-4 of which it forms a part have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of M&K CPAs, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

INVO files annual, quarterly and special reports, proxy statements and other information with the SEC. INVO’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

If you would like to request documents from INVO or NAYA, please send a request in writing to either INVO or NAYA at the following addresses:

INVO Bioscience, Inc. 5582 Broadcast Court Sarasota, Florida 34240 Telephone: (978) 878-9505	NAYA Biosciences, Inc. 19505 Biscayne Blvd., Suite 2350 3rd Floor, Aventura, Florida 33180

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires INVO’s executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish INVO with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms INVO has received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2018.

184

Stockholder Proposals for Inclusion in Proxy Statement

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2019 annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 annual meeting of stockholders, our corporate secretary must have received the written proposal at our principal executive offices not later than the close of business (5:30 p.m. Pacific Time) on December 13, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

INVO Bioscience, Inc.

Attn: Corporate Secretary

5582 Broadcast Court

Sarasota, Florida 34240

Telephone: (978) 878-9505

Stockholder Proposals and Director Nominations Not for Inclusion in Proxy Statement

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by August 28, 2024 to our Corporate Secretary at 5582 Broadcast Court, Sarasota, FL 34240. Provided that the date of the 2024 Annual Meeting is within thirty days of the anniversary of the 2023 Annual Meeting, if you wish to nominate an individual for election at, or bring business other than through a shareholder proposal before, the 2024 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between September 27, 2024 and October 27, 2024. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of our common shares that you beneficially own. If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) your name and address, (iii) the class and number of shares of the corporation which you beneficially own, (iv) any material interest that you have in your proposal, and (v) any other information that you are required to be provided pursuant to Regulation 14A under the Exchange Act. If you propose to nominate an individual for election as a director, your notice must also include, as to each proposed nominee: (i) her or his name, age, business address and residence address, (ii) her or his the principal occupation or employment, (iii) the class and number of shares of our share capital that are owned of record or beneficially by her or him, (iv) the date or dates on which the shares were acquired and the investment intent of the acquisition, and (v) any other information concerning the proposed nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such proposed nominee in a contested election (even if a contested election is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the proposed nominee’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack of independence, of the proposed nominee.

185

Item 20. Indemnification of Directors and Officers

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes (the “NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our articles of incorporation provide the personal liability of our directors is eliminated to the fullest extent permitted under the NRS.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of any action or suit. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our articles of incorporation provide for indemnification of our officers and directors to the fullest extent permissible under Nevada General Corporation Law, in accordance with the Company’s Bylaws. Our Bylaws provide for indemnification of our officers and directors to the fullest extent not prohibited by the Nevada; provided however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by the board of directors; (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the corporation under the Nevada General Corporation Law or; (iv) such indemnification is a result of the enforcement of a contractual right.

Item 21. Exhibits.

(a) Exhibits.

See the accompanying Exhibit Index for the list of Exhibits beginning on page II-1 of this registration statement, which list of Exhibits is incorporated herein by reference.

186

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if,in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, Each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchasers, Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

187

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, Each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, Each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, Each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

188

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, entered into as of October 22, 2023, by and among NAYA Biosciences, Inc., INVO Bioscience, Inc., and INVO Merger Sub Inc., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2023.
2.2	Amendment to Agreement and Plan of Merger, entered into as of October 25, 2023, by and among NAYA Biosciences, Inc., INVO Bioscience, Inc., and INVO Merger Sub, Inc., incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2023.
2.3	Second Amendment to Agreement and Plan of Merger by and among INVO Bioscience, Inc., INVO Merger Sub, Inc., and NAYA Biosciences, Inc. dated December 27, 2023. Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2024.
3.1	Amended and Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2009.
3.2	Certificate of Change. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2020.
3.3	By-Laws of INVO Bioscience. Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on November 13, 2007.
3.4	Certificate of Amendment, Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2023.
3.5	Certificate of Designation Establishing Series A Preferred Stock of INVO Bioscience, Inc. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 20, 2023.
3.6	Certificate of Designation Establishing Series B Preferred Stock of INVO Bioscience, Inc. Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 20, 2023
3.7	Amendment No. 1 to Bylaws of INVO Bioscience, Inc., Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2023.
4.1	Description of Capital Stock , filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated herein by reference.
4.2	Form of Senior Secured Convertible Promissory Note, dated July 2009. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2009.
4.3	Form of Convertible Promissory Note Purchase Agreement, dated July 2009. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 17, 2009.
4.4	Form of Convertible Promissory Note, dated January 2018. Incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K filed on April 16, 2019.
4.5	Form of Convertible Note Purchase Agreement, dated January 2018. Incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K filed on April 16, 2019.
4.6	Form of Secured Convertible Note, dated May 2020. Incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2020.
4.7	Form of Unit Purchase Option, dated May 2020. Incorporated by reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2020.
4.8	Form of Warrant, dated May 2020. Incorporated by reference to Exhibit 4.3 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2020.

II-1

4.9	Form of Placement Agent Warrant to Purchase Common Stock, filed as Exhibit 4.1 to our Current Report dated October 1, 2021 and filed with the Securities and Exchange Commission on October 5, 2021 and incorporated herein by reference.
4.10	Demand Promissory Note between the registrant and JAG Multi Investments LLC, filed as Exhibit 4.1 to our Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on November 14, 2022 and incorporated herein by reference.
4.11	Form of Warrant, filed as Exhibit 4.5 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2023 and incorporated herein by reference.
4.12	Form of Debenture, filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2023 and incorporated herein by reference.
4.13	Form of Warrant, filed as Exhibit 4.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2023 and incorporated herein by reference.
4.14	Form of Debenture, filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2023 and incorporated herein by reference.
4.15	Form of Warrant, filed as Exhibit 4.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2023 and incorporated herein by reference.
4.17	Form of Convertible Promissory Note, filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2023 and incorporated herein by reference.
4.18	Form of Warrant, filed as Exhibit 4.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2023 and incorporated herein by reference.
4.20	Form of Pre-funded Warrant, filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2023 and incorporated herein by reference.
4.21	Form of Private Placement Warrant, filed as Exhibit 4.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2023 and incorporated herein by reference.
4.22	Form of Placement Agent Warrant, filed as Exhibit 4.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2023 and incorporated herein by reference.
4.23	Demand Promissory Note dated July 10, 2023 issued by the registrant in favor of JAG Multi Investments LLC in the amount of $100,000, filed as Exhibit 4.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2023 and incorporated herein by reference.
4.24	Form of Common Stock Purchase Warrant, filed as Exhibit 4.24 to our Form S-1/A filed with Securities and Exchange Commission on August 2, 2023 and incorporated herein by reference.
4.25	Form of Pre-Funded Warrant, filed as Exhibit 4.25 to our Form S-1/A filed with Securities and Exchange Commission on August 2, 2023 and incorporated herein by reference.
4.26	Form of Placement Agent Warrant, filed as Exhibit 4.26 to our Form S-1/A filed with Securities and Exchange Commission on August 2, 2023 and incorporated herein by reference.
4.27	Warrant Agency Agreement dated August 8, 2023 between the Company and Transfer Online, Inc., filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2023 and incorporated herein by reference.
4.28	Form of Warrant, filed as Exhibit 4.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2023 and incorporated herein by reference.
4.29	Form of Placement Agent Warrant, filed as Exhibit 4.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2023 and incorporated herein by reference.
4.30	Amendment to Common Stock Purchase Warrant, filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2023 and incorporated herein by reference.
5.1**	Opinion of Glaser Weil Fink Howard Jordan & Shapiro LLP
10.1	Short Term Note, dated March 5, 2009 between the registrant and Kathleen Karloff. Incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2009.
10.2	Short Term Note, dated May 19, 2019 between the registrant and Kathleen Karloff. Incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2009.
10.3	Promissory Note, dated August 9, 2016, between the registrant and Kavanaugh Rosenthal Peisch & Ford, LLP. Incorporated by reference to Exhibit 10.3 the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 16, 2019.

II-2

10.4	Distribution Agreement, dated November 12, 2018, between the Registrant and Ferring International Center S.A,. Incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 16, 2019.
10.5	Supply Agreement, dated November 12, 2018, between the registrant and Ferring International Center S.A. Incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 16, 2019.
10.6	Joint Venture Agreement, dated January 13, 2020, between the registrant and Medesole Healthcare and Trading Private Limited, India. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2020.
10.7	Employment Agreement, dated October 16, 2019, between the registrant and Steven Shum. Incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 15, 2019.
10.8	Employment Agreement, dated January 15, 2020, between the registrant and Michael Campbell. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 21, 2020.
10.9	Commercial Lease Agreement, dated May 1, 2019 between the registrant and PJ LLC. Incorporated by reference to Exhibit 10.9 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2020.
10.10	2019 Stock Incentive Plan, incorporated by reference to the Registration Statement on Form S-8 with the Securities and Exchange Commission on October 16, 2019.
10.11	Pre-Incorporation and Shareholders Agreement between INVO Centers, LLC, Francisco Arredondo, M.D. PLLC and Ramiro Ramirez Guiterrez. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2020.
10.12	Distribution Agreement, dated November 23, 2020, between the registrant and IDS Medical Systems (M) Sdn Bhda. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2020.
10.13	Joint Venture Agreement, dated November 23, 2020, between the registrant and SNS Nurni SDN BHD. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2020.
10.14	Joint Venture Agreement, dated November 23, 2020, between the registrant and Ginekaliks Dooel. Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2020.
10.15	Distribution Agreement, dated December 2, 2020, between the registrant and Tasnim Behboud Arman. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2020.
10.16	Form of Securities Purchase Agreement, dated May 2020. Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2020.
10.17	Form of Security Agreement, dated May 2020. Incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2020.
10.18	Form of Registration Rights Agreement, dated May 2020. Incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2020.
10.19	Amendment No. 1 to Distribution Agreement, between the registrant and Ferring International Center S.A. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2021.
10.20	HRCFG INVO LLC Limited Liability Company Agreement, dated March 10, 2021, between the registrant and HRCFG, LLC. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2021.
10.21	Note, dated March 10, 2021, between the registrant and HRCFG, LLC. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2021.
10.22	Lease, dated March 2021, with Trustmark National Bank filed as Exhibit 10.22 to our Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated herein by reference.
10.23	Partnership Agreement dated April 9, 2021 between the registrant and Lyfe Medical, LLC, filed as Exhibit 10.1 to our Current Report on Form 8-K dated April 9, 2021 and filed with the Securities and Exchange Commission on April 13, 2021 and incorporated by reference herein.

II-3

10.24	Amended and Restated Employment Agreement with Andrea Goren dated June 14, 2021, filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 14, 2021 and filed with the Securities and Exchange Commission on June 15, 2021 and incorporated herein by reference.
10.25	Joint Venture Agreement dated June 28, 2021 between INVO Centers, LLC and Bloom Fertility, LLC, filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 28, 2021 and filed with the Securities and Exchange Commission on June 30, 2021 and incorporated herein by reference.
10.26	Limited Liability Company Agreement of Bloom INVO, LLC dated June 28, 2021, filed as Exhibit 10.2 to our Current Report on Form 8-K dated June 28, 2021 and filed with the Securities and Exchange Commission on June 30, 2021 and incorporated herein by reference.
10.27	Management Services Agreement dated June 28, 2021 between Bloom INVO LLC, Bloom Fertility LLC and Sue Ellen Carpenter, filed as Exhibit 10.3 to our Current Report on Form 8-K dated June 28, 2021 and filed with the Securities and Exchange Commission on June 30, 2021 and incorporated herein by reference.
10.28	INVOcell Supply Agreement dated June 28, 2021 between the registrant and Bloom INVO LLC, filed as Exhibit 10.4 to our Current Report on Form 8-K dated June 28, 2021 and filed with the Securities and Exchange Commission on June 30, 2021 and incorporated herein by reference.
10.29	Intellectual Property License Agreement dated June 28, 2021 between Bloom INVO LLC and the registrant, filed as Exhibit 10.5 to our Current Report on Form 8-K dated June 28, 2021 and filed with the Securities and Exchange Commission on June 30, 2021 and incorporated herein by reference.
10.30	Intellectual Property License Agreement dated June 28, 2021 between Bloom INVO LLC, Bio X Cell Inc. and the registrant, filed as Exhibit 10.6 to our Current Report on Form 8-K dated June 28, 2021 and filed with the Securities and Exchange Commission on June 30, 2021 and incorporated herein by reference.
10.31	Sublease Agreement dated June 29, 201 between Assure Fertility Partners of Atlanta II, LLC and Bloom INVO LLC, filed as Exhibit 10.7 to our Current Report on Form 8-K dated June 28, 2021 and filed with the Securities and Exchange Commission on June 30, 2021 and incorporated herein by reference.
10.32	Guarantee of Sublease made by the registrant in favor of Assure Fertility Partners of Atlanta II, LLC and Bloom INVO, LLC, filed as Exhibit 10.8 to our Current Report on Form 8-K dated June 28, 2021 and filed with the Securities and Exchange Commission on June 30, 2021 and incorporated herein by reference.
10.33	Share Purchase Agreement dated September 1, 2021 among Ernest Broome, Lyle Oberg, Richard Ross, Dr. Seang Lin Tan, the registrant and Effortless IVF Canada Inc., filed as Exhibit 10.1 to our Current Report dated September 1, 2021 and filed with the Securities and Exchange Commission on September 7, 2021 and incorporated herein by reference.
10.34	Stock Purchase Agreement dated September 30, 2021 between the registrant and Paradigm Opportunities Fund, LP, filed as Exhibit 10.1 to our Current Report dated October 1, 2021 and filed with the Securities and Exchange Commission on October 4, 2021 and incorporated herein by reference.
10.35	Placement Agent Agreement dated October 1, 2021 between the registrant and Paulson Investment Company, LLC, filed as Exhibit 10.1 to our Current Report dated October 1, 2021 and filed with the Securities and Exchange Commission on October 5, 2021 and incorporated herein by reference.
10.36	Form of Stock Purchase Agreement dated October 1, 2021 between the registrant and the purchasers set forth therein, filed as Exhibit 10.2 to our Current Report dated October 1, 2021 and filed with the Securities and Exchange Commission on October 5, 2021 and incorporated herein by reference.
10.37	Termination Notice from Ferring International Center S.A. dated November 2, 2021, filed as Exhibit 10.1 to our Current Report on Form 8-K dated November 2, 2021 and filed with the Securities and Exchange Commission on November 8, 2021 and incorporated herein by reference.
10.38	Amendment No. 1 to Stock Purchase Agreement dated November 29, 2021 between the registrant and Paradigm Opportunities Fund LP, filed as Exhibit 10.1 to our Current Report on Form 8-K dated November 29, 2021 and filed with the Securities and Exchange Commission on December 2, 2021 and incorporated herein by reference.
10.39	Amendment No. 2 to Stock Purchase Agreement dated November 29, 2021 between the registrant and Paradigm Opportunities Fund LP, filed as Exhibit 10.1 to our Current Report on Form 8-K dated December 31, 2021 and filed with the Securities and Exchange Commission on January 6, 2022 and incorporated herein by reference.
10.41	Exclusive Distribution Agreement between the registrant and Onesky Holding Limited dated May 13, 2022, filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 16, 2022 and incorporated herein by reference.
10.42	Lease Agreement with INVO Centers, LLC dated May 23, 2022, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2022 and incorporated herein by reference.

II-4

10.43	Second Amended and Restated 2019 Stock Option Plan, filed as Appendix A to our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 25, 2022 and incorporated herein by reference.
10.44	Distribution Agreement by and between the registrant and Ming Mei Technology Co. Ltd. dated January 3, 2023, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2023 and incorporated herein by reference.
10.45	Form of Convertible Promissory Note, filed as Exhibit 4.4 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2023 and incorporated herein by reference.
10.46	Securities Purchase Agreement dated January 4, 2023, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2023 and incorporated herein by reference.
10.47	Registration Rights Agreement dated January 4, 2023, filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2023 and incorporated herein by reference.
10.48	Securities Purchase Agreement dated February 3, 2023, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2023 and incorporated herein by reference.
10.49	Registration Rights Agreement to Debenture and Warrant dated February 3, 2023, filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2023 and incorporated herein by reference.
10.50	Equity Purchase Agreement dated February 3, 2023, filed as Exhibit 10.4 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2023 and incorporated herein by reference.
10.51	Registration Rights Agreement to Equity Purchase Agreement dated February 3, 2023, filed as Exhibit 10.5 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2023 and incorporated herein by reference.
10.52	Asset Purchase Agreement between the registrant, WFRSA and The Elizabeth Pritts Revocable Living Trust dated March 16, 2023, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2023 and incorporated herein by reference.
10.53	Membership Interest Purchase Agreement by and between the registrant and FLOW, IVF Science, LLC dated March 16, 2023, filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2023 and incorporated herein by reference.
10.54	Securities Purchase Agreement dated March 17, 2023, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2023 and incorporated herein by reference.
10.55	Registration Rights Agreement dated March 17, 2023, filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2023 and incorporated herein by reference.
10.56	Placement Agency Agreement by and between the registrant and Maxim Group, LLC dated March 23, 2023, filed as Exhibit 1.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2023 and incorporated herein by reference.
10.57	Amendment to Securities Purchase Agreement dated July 7, 2023 between the registrant and Armistice Capital Master Fund Ltd., filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2023 and incorporated herein by reference.
10.58	Payoff Commitment Agreement and Confession of Judgment dated July 7, 2023 between the registrant and Armistice Capital Master Fund Ltd., filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2023 and incorporated herein by reference.
10.59	Asset Purchase Agreement dated March 16, 2023, by and among Wood Violet Fertility LLC, a Delaware limited liability company, Wisconsin Fertility and Reproductive Surgery Associates, S.C., a Wisconsin professional service corporation d/b/t Wisconsin Fertility Institute (and The Elizabeth Pritts Revocable Living Trust filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2023 and incorporated herein by reference.
10.60	Membership Interest Purchase Agreement dated March 16, 2023 by and among Wood Violet Fertility LLC, a Delaware limited liability company, Fertility Labs of Wisconsin, LLC, a Wisconsin limited liability company, IVF Science, LLC, a Wisconsin limited liability company owned by Wael Megid, Ph.D. and Dr. Elizabeth Pritts as trustee for the Elizabeth Pritts Revocable List Trust, a Trust created under the laws of the State of Wisconsin, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2023 and incorporated herein by reference.

II-5

10.61	Closing Agreement dated July 7, 2023 for the Asset Purchase Agreement referred to in Exhibit 10.59 above, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2023.
10.62	Closing Agreement dated July 7, 2023 for the Membership Interest Purchase Agreement referred to in Exhibit 10.59 above, filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2023.
10.63	Letter Agreement dated July 10, 2023 with JAG Multi Investments LLC, filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2023.
10.64	Amended and Restated Letter Agreement dated July 21, 2023 with JAG Multi Investments LLC filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 21, 2023 and incorporated herein by reference.
10.65	Standard Merchant Cash Advance Agreement, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 21, 2023 and incorporated herein by reference.
10.66	Form of Securities Purchase Agreement, filed as Exhibit 10.66 to our Form S-1/A filed with Securities and Exchange Commission on August 2, 2023 and incorporated herein by reference.
10.67	Form of Securities Purchase Agreement by and between the Company and certain investors dated August 4, 2023, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2023 and incorporated herein by reference.
10.68	Physician Employment Agreement, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2023 and incorporated herein by reference.
10.69	Management Services Agreement, filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2023 and incorporated herein by reference.
10.70	Lease Agreement, filed as Exhibit 10.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2023 and incorporated herein by reference.
10.71	Megid Employment Agreement, filed as Exhibit 10.4 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2023 and incorporated herein by reference.
10.72	Security Agreement, filed as Exhibit 10.5 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2023 and incorporated herein by reference.
10.73	Physician Liaison Agreement, filed as Exhibit 10.6 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2023 and incorporated herein by reference.
10.74	Directed Equity Transfer Agreement, filed as Exhibit 10.7 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2023 and incorporated herein by reference.
10.75	Standard Merchant Cash Advance Agreement, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 1, 2023 and incorporated herein by reference.
10.76	Revenue and Security Loan Agreement, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2023 and incorporated herein by reference.
10.76	Cedar Subordination Agreement, filed as Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2023 and incorporated herein by reference.
10.77	Form of Demand Note Subordination Letter, filed as Exhibit 10.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2023 and incorporated herein by reference.
10.78	Share Exchange Agreement by and between INVO Bioscience, Inc. and Cytovia Therapeutics Holdings, Inc. dated as of November 19, 2023, Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 20, 2023
10.79	Securities Purchase Agreement by and between INVO Bioscience, Inc. and NAYA Biosciences, Inc. dated as of December 29, 2023. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2024.
21.1	Subsidiaries filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated herein by reference.
23.1*	Consents of M&K CPAs, PLLC
23.2**	Consent of Glaser Weil Fink Howard Jordan & Shapiro LLP (included as Exhibit 5.1).
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE *	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File – the cover page of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 is formatted in Inline XBRL

* Filed herewith

** To be filed by amendment

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on January 16, 2024.

INVO BIOSCIENCE, INC.

By:	/s/ Steven Shum
Steven Shum
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signature appears below hereby constitutes and appoints Steven Shum as the undersigned’s true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Steven Shum	Chief Executive Officer and Director	January 16, 2024
Steven Shum	(principal executive officer)

/s/ Andrea Goren	Chief Financial Officer	January 16, 2024
Andrea Goren	(principal financial officer)

/s/ Trent Davis	Director	January 16, 2024
Trent Davis

/s/ Matthew Szot	Director	January 16, 2024
Matthew Szot

/s/ Barbara Ryan	Director	January 16, 2024
Barbara Ryan

/s/ Rebecca Messina	Director	January 16, 2024
Rebecca Messina

*By:	/s/ Steven Shum
Steven Shum, Attorney-in-Fact
Date:	January 16, 2024

II-7

TABLE OF CONTENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of NAYA Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Cytovia Therapeutics – acquired interest, a carve out of Cytovia Therapeutics, LLC (the Company) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the carve-out financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying carve-out financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the carve-out financial statements, the Company has suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 2. The carve-out financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These carve-out financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s carve-out financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the carve-out financial statements. We believe our audits provide a reasonable basis for our opinion.

F-2

Emphasis of Matter

As discussed in Note 4, Cytovia Therapeutics, LLC is the owner of the assets being acquired by NAYA Biosciences, Inc. that are The carve-out financial statements of Cytovia Therapeutics, LLC reflect the assets, liabilities, revenue and expenses directly attributable to the assets being acquired to present the carve-out financial position, results of operations, changes in equity and cash flows of the carve-out from Cytovia Therapeutics, LLC on a stand-alone basis and do not necessarily reflect the carve-out financial position, results of operations, changes in stockholders’ equity and cash flows of the carve-out of Cytovia Therapeutics, LLC in the future or what they would have been had the carve-out of Cytovia Therapeutics, LLC been a separate, stand-alone entity during the periods presented. Our opinion is not modified with respect to this matter.

On October 18, 2023, NAYA Biosciences, Inc., completed an asset purchase agreement with Cytovia Therapeutics, LLC and Cytovia Therapeutics Holdings, Inc. in accordance with the terms of the Asset Purchase Agreement dated as of October 18, 2023. Following the completion of the asset purchase, the business related to the asset purchase became the business conducted by NAYA Biosciences, Inc.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the carve-out financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern

As discussed in Note 2 to the carve-out financial statements, the Company had a going concern due to a negative working capital and losses from operations.

Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses which are not able to be substantiated.

To evaluate the appropriateness of the going concern, we examined and evaluate the financial information that was the initial cause along with managements’ plans to mitigate the going concern and managements’ disclosure on going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2023

Houston, TX

October 20, 2023

F-3

Carve Out of Cytovia Therapeutics, Inc

BALANCE SHEETS

	Years Ended December 31, 2022	Years Ended December 31, 2021

Assets
Current Assets
Cash	$-	$-
Accounts Receivable	$-	$-
Inventory	$-	$-
Prepaid expenses and other current assets
Total current assets	$-	$-
Current Liabilities
Accounts payable and accrued liabilities	$2,296,034	$705,204
Total current liabilities	$2,296,034	$705,204
Advances - related party	$6,000,000	$5,534,733
Total Liabilities	$8,296,034	$6,239,937
Stockholders’ deficit
Common stock, par value $0.001 per share; 58,500,000 shares authorized; 1,200,000 shares issued and outstanding,	$1	$1
Additional paid-in capital	$7,444,049	$(1)
Accumulated deficit	$(15,740,084)	$(6,239,937)
Total stockholders’ deficit	$(8,296,034)	$(6,239,937)
Total liabilities’ and stockholders’ deficit	$0	$0

* The accompanying notes are an integral part of these consolidated financial statements.

F-4

Carve Out of Cytovia Therapeutics, Inc

STATEMENTS OF OPERATIONS

	Years Ended December 31, 2022	Years Ended December 31, 2021

Revenue:
Total revenue	-	-
Operating expenses
Selling, general and administrative expenses	$1,249,313	$575,706
Research and development expenses	$8,250,835	$5,664,231
Total operating expenses	$9,500,148	$6,239,937
Loss from operations	$(9,500,148)	$(6,239,937)
Total other income (expense)	-	$-
Net loss before income taxes	$(9,500,148)	$(6,239,937)
Income taxes	-	-
Net loss	$(9,500,148)	$(6,239,937)

* The accompanying notes are an integral part of these consolidated financial statements.

F-5

Carve Out of Cytovia Therapeutics, Inc

STATEMENTS OF CASH FLOWS

	Years Ended December 31, 2022	Years Ended December 31, 2021
Cash flows from operating activities:
Net loss	$(9,500,148)	$(6,239,937)
Adjustments to reconcile net loss to net cash used in operating activities:
ST loan
Changes in assets and liabilities:
Accounts payable and accrued expenses	$9,500,148	$6,239,937
Accrued compensation
Leasehold liability
Accrued Interest
Net cash used in operating activities	-	-
Cash from investing activities:
Payments to acquire property, plant, and equipment
Payments to acquire intangible assets
Cash from financing activities:
Net cash provided by financing activities
Increase (decrease) in cash and cash equivalents	-	-
Cash and cash equivalents at beginning of period	-	-
Cash and cash equivalents at end of period	-	-

Supplemental disclosure of cash flow information
Cash Paid during the period
Interest	$-	$-
Taxes	$-	$-
Noncash activities
AP converted to Debt	$465,267	$5,534,733
AP Paid by Parent Company	$(7,444,051)	-

* The accompanying notes are an integral part of these consolidated financial statements.

F-6

Carve Out of Cytovia Therapeutics, Inc

STATEMENTS OF STOCKHOLDERS’ (DEFICIT)

				Retained
	Shares	Amount	APIC	Earnings	Total
Balances, December 31, 2020	1,200,000	$1	$(1)	$-	$-

Net loss	-	-	-	(6,239,937)	(6,239,937)

Balances, December 31, 2021	1,200,000	$1	$(1)	$(6,239,937)	$(6,239,937)
Contributions by parent company			7,444,051		7,444,051
Net loss	-	-	-	(9,500,148)	(9,500,148)
Balances, December 31, 2022	1,200,000	$1	$7,444,050	$(15,740,085)	$(8,296,034)

* The accompanying notes are an integral part of these consolidated financial statements.

F-7

Carve Out of Cytovia Therapeutics, Inc.

NOTES TO FINANCIAL STATEMENTS

December 2021 - 2022

  1. Description of Business

NAYA Biosciences, Inc. (“NAYA” or the “Company”) is a group of agile, disruptive, companies dedicated to increasing patient access to life-transforming treatments in oncology, fertility, and regenerative medicine.

NAYA’s unique capabilities in biology, cell and gene therapy, and artificial intelligence (AI) provide a synergistic platform for the accelerated clinical development and commercialization of these breakthrough treatments.

NAYA Oncology aims to achieve clinical proof-of-concept for its two bispecific antibodies acquired from Cytovia Therapeutics Inc., advancing towards breakthrough outcomes for liver & ovarian cancer and multiple myeloma patients. Clinical trials are expected to start in 2024.

NAYA Fertility is evaluating the acquisition of product, device as well as network of fertility business care.

NAYA Regenerative Medicine is evaluating the acquisition of clinic-stage assets aiming to restore biological function in patients with damaged tissues and organs.

  2. Accounting policies

Basis of Presentation

On October 18, 2023, NAYA Biosciences acquired two assets from Cytovia Therapeutics Inc. The acquisition did not include any other intellectual properties from Cytovia Therapeutics Inc. As such, the Company has prepared the accompanying carve out financial statements as of and for the year ended December 31, 2021, and year ended December 31,2022. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America from the historical accounting records of the carve out of Cytovia Therapeutics Inc. All results of operations, assets, and liabilities of the Company are reflected in these carve out financial statements.

Going concern

Although our audited financial statements for the years ended December 31, 2022 and December 31, 2021 were prepared under the assumption that we would continue our operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the years ended December 31, 2022 and December 31, 2021 contains a going concern qualification in which such firm expressed substantial doubt in our ability to continue as a going concern without additional capital from becoming available, based on the financial statements at that time. Specifically, as noted above, the Company have incurred operating losses since our inception, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. These prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. There are no assurances that such financing, if necessary, will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through licensing of the assets, creating revenue streams through upfront and milestone payments, royalties, and commercial milestone payments: or funding the company through equity financing, the company will be unable to continue operations.

F-8

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) required management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Included in those estimates are assumptions about useful life of fixed assets.

Income and Other Taxes

The Company is subject to income taxes in the United States and its domestic tax liabilities are subject to the allocation of expenses in multiple state jurisdictions. The Company uses the asset and liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The recoverability of deferred tax assets is evaluated by assessing the adequacy of future expected taxable income from all sources, including taxable income in prior carryback years, reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent the Company does not consider it more-likely-than-not that a deferred tax asset will be recovered, a valuation allowance is established.

Property and Equipment

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount. If an impairment is indicated, the amount of the loss to be recorded is based on an estimate of the difference between the carrying amount and the fair value of the asset. Fair value is based upon discounted estimated cash flows expected to result from the use of the asset and its eventual disposition. There has been no impairment charge for the years presented.

Research and Development

Research and development costs are expensed when incurred. All direct research & development costs associated with those assets were included into NAYA financial statements.

New Accounting Pronouncements

No new accounting pronouncements were issued or became effective in the period that had, or are expected to have, a material impact on our consolidated Financial Statements.

  3. Carve-out Accounting

These financials are being prepared based on the proposed acquisition of assets as disclosed in note 4. This are the anticipated historical results based on common control accounting.

F-9

Indirect research & development costs were allocated based on research & development full-time equivalent approach. The Full Time Employees, who worked on the projects have been assigned on a weekly basis to work a defined percentage of their time per project. The assigned time per week per project then was summarized on a monthly basis. The monthly assigned time per employee per project finally defined the average allocation per project CYT303 and CYT338 for salaries and indirect R&D expenses. Allocated percentages are 35% and 32% for the years 2021 and 2022 respectively.

Selling, general and administrative expenses were allocated based on percentage of full-time equivalent approach of general and administrative personnel. Allocated percentages are 14% and 12% for the years 2021 and 2022 respectively.

The cost for the rent for the research & development lab has been allocated with the same principle as described above to the two projects CYT303 and CYT338.

  4. Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”), dated as of October 18, 2023, is entered into by and among NAYA Biosciences Inc., a Delaware corporation (“Buyer”), Cytovia Therapeutics Holdings, Inc., a Delaware corporation (“Holdings”) and Cytovia Therapeutics, LLC, a Delaware limited liability company (“Cytovia”; and together with Holdings, the “Sellers”). The aggregate purchase price for the Purchased Assets shall be an amount up to US $56,000,000 (fifty-six million US dollars) (the “Purchase Price”), which amount shall be comprised of the (A) Closing Payment (as defined below), (B) assumption of the Assumed Liabilities, provided.

A) Closing Payments

(i)	1,136,364 in common shares of the Buyer at the closing

a. 6,250,000 shares for CYT303.

b. 2,083,333 shared for CYT338.

(ii)	$6,000,000 pursuant to the Note

a. CYT303: $750,000 will be paid at the closing of any financing, and $750,000 per month for 5 months.

b. CYT338: $250,000 will be paid at the will be paid at the closing of any financing, and $250,000 per month for 5 months; and

c. If the Buyer or the Combined Company raises more than $30,000,000 in the financing (including the Initial Financing), the full amount of $6,000,000 (ii) will be due at the final closing of the financing.

B) Assumption of assumed liabilities. On the Closing Date, Buyer shall assume the Assumed Liabilities, totaling $2,688,745.

F-10

  5. Related party

As discussed in note 4, the company agreed to include $6,000,000 to cover past expenses incurred by Cytovia Therapeutics Inc. This reflects $6,000,000 of accounts payable that was converted to debt with no gain or loss associated with it.

Cytovia Therapeutics Inc also contributed $7,444,051 towards the payment of past expenses.

  6. Common Stock

The company issued 1,200,000 of Common Stock par value 0.000001. These are founders shares issued August 1, 2023, and are shown from the start of the presentation due to common control accounting.

  7. Commitment and Contingencies

The Company is not currently subject to any material legal proceedings; however, it could be subject to legal proceedings and claims from time to time in the ordinary course of its business, or legal proceedings it considered immaterial may in the future become material. Regardless of the outcome, litigation can, among other things, be time consuming and expensive to resolve, and can divert management resources.

  8. Subsequent events

The Company evaluates subsequent events through the date of issuance of the financial statements. On October 18th, 2023, the entered into Asset Purchase Agreement with Cytovia Therapeutics Holdings. Inc and Cytovia Therapeutics, LLC for the purpose of accruing two assets CYT303 and CYT 338. Details of this transaction are described in note 4.

F-11

Carve Out of Cytovia Therapeutics, Inc.

BALANCE SHEET (UNAUDITED)

For the Nine Month Ended September 30, 2023
Assets
Current Assets
Cash	$8,112
Note receivable – related party	$174,531
Total current assets	$182,643
Current Liabilities
Accounts payable and accrued liabilities	$2,843,241
Total current liabilities	$2,843,241
Other Liabilities	$6,000,000
Preferred Stock Loan	$195,802
Total Liabilities	$9,039,043
Common stock, par value $0.001 per share; 58,500,000 shares authorized; 1,200,000 shares issued and outstanding,	$1
Additional paid-in capital	$7,597,185
Accumulated deficit	$(16,453,586)
Total stockholders’ deficit	$(8,856,400)
Total liabilities’ and stockholders’ deficit	$182,643

* The accompanying notes are an integral part of these consolidated financial statements.

F-12

Carve Out of Cytovia Therapeutics, Inc.

STATEMENT OF OPERATIONS (UNAUDITED)

For the Nine Month Ended September 30, 2023
Revenue:
Total revenue	$-
Operating expenses
Selling, general and administrative expenses	$240,759
Research and development expenses	$473,777
Total operating expenses	$714,536
Loss from operations	$(714,536)
Other income (expense):
Interest income – related party	$1,035
Total other income (expense)	$(1,035)
Net loss before income taxes	$(713,501)
Income taxes
Net loss	$(713,501)

* The accompanying notes are an integral part of these consolidated financial statements.

F-13

Carve Out of Cytovia Therapeutics, Inc.

STATEMENT OF CASH FLOWS (UNAUDITED)

For the Nine Month Ended September 30, 2023
Cash flows from operating activities:
Net loss	$(713,501)
Adjustments to reconcile net loss to net cash used in operating activities:

Changes in assets and liabilities:
Accounts payable and accrued expenses	$700,342
Accrued compensation	$-
Leasehold liability
Accrued Interest – related party	$(1,035)
Net cash used in operating activities	$(14,194)
Cash from investing activities:

Payments to notes receivable – related party	$(173,496)
Net cash used in investing activities	$(173,496)
Proceeds from Preferred Stock Loan	$195,802
Net cash provided by financing activities	$195,802
Increase (decrease) in cash and cash equivalents	$8,112
Cash and cash equivalents at beginning of period	$-
Cash and cash equivalents at end of period	$8,112

Noncash activities
AP Paid by Parent Company	$153,135

* The accompanying notes are an integral part of these consolidated financial statements.

F-14

Carve Out of Cytovia Therapeutics, Inc.

STATEMENT STOCKHOLDERS’ (DEFICIT)

				Retained
	Shares	Amount	APIC	Earnings	Total
Balances, December 31, 2022	1,200,000	$1	$7,444,050	$(15,740,085)	$(8,296,034)
Contributions by parent company		-	153,135	-	153,135
Net loss	0	-	-	(713,501)	(713,501)
Balances, September 30, 2023	1,200,000	$1	$7,597,185	$(16,453,586)	$(8,856,400)

* The accompanying notes are an integral part of these consolidated financial statements.

F-15

NOTES TO UNAUDITED FINANCIAL STATEMENTS

September 30, 2023

  1. Description of Business

NAYA Biosciences, Inc. (“NAYA” or the “Company”) is a group of agile, disruptive, companies dedicated to increasing patient access to life-transforming treatments in oncology, fertility, and regenerative medicine.

NAYA Biosciences, Inc. was established in June of 2023 and financials are being prepared based on Cytovia Therapeutics, Inc. carve-out accounting method (note 3) combined with current NAYA Biosciences, Inc. activity.

NAYA’s unique capabilities in biology, cell and gene therapy, and artificial intelligence (AI) provide a synergistic platform for the accelerated clinical development and commercialization of these breakthrough treatments.

NAYA Oncology aims to achieve clinical proof-of-concept for its two bispecific antibodies acquired from Cytovia Therapeutics Inc., advancing towards breakthrough outcomes for liver & ovarian cancer and multiple myeloma patients. Clinical trials are expected to start in 2024.

NAYA Fertility is evaluating the acquisition of product, device as well as network of fertility business care.

NAYA Regenerative Medicine is evaluating the acquisition of clinic-stage assets aiming to restore biological function in patients with damaged tissues and organs.

  2. Accounting policies

Basis of Presentation

On October 18, 2023, NAYA Biosciences acquired two assets from Cytovia Therapeutics Inc. The acquisition did not include any other intellectual properties from Cytovia Therapeutics Inc. As such, the Company has prepared the accompanying carve out financial statements as of and for the period ended September 30, 2023. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America from the historical accounting records of the carve out of Cytovia Therapeutics Inc. All results of operations, assets, and liabilities of the Company are reflected in these carve out financial statements.

F-16

Going concern

Although our audited financial statements for the period ended September 30, 2023 were prepared under the assumption that we would continue our operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the period ended September 30, 2023 contains a going concern qualification in which such firm expressed substantial doubt in our ability to continue as a going concern without additional capital from becoming available, based on the financial statements at that time. Specifically, as noted above, the Company have incurred operating losses since our inception, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. These prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. There are no assurances that such financing, if necessary, will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through licensing of the assets, creating revenue streams through upfront and milestone payments, royalties, and commercial milestone payments: or funding the company through equity financing, the company will be unable to continue operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) required management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Included in those estimates are assumptions about useful life of fixed assets.

Income and Other Taxes

The Company is subject to income taxes in the United States and its domestic tax liabilities are subject to the allocation of expenses in multiple state jurisdictions. The Company uses the asset and liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The recoverability of deferred tax assets is evaluated by assessing the adequacy of future expected taxable income from all sources, including taxable income in prior carryback years, reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent the Company does not consider it more-likely-than-not that a deferred tax asset will be recovered, a valuation allowance is established.

Property and Equipment

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount. If an impairment is indicated, the amount of the loss to be recorded is based on an estimate of the difference between the carrying amount and the fair value of the asset. Fair value is based upon discounted estimated cash flows expected to result from the use of the asset and its eventual disposition. There has been no impairment charge for the years presented.

F-17

Research and Development

Research and development costs are expensed when incurred. All direct research & development costs associated with those assets were included into NAYA financial statements.

New Accounting Pronouncements

No new accounting pronouncements were issued or became effective in the period that had, or are expected to have, a material impact on our consolidated Financial Statements.

  3. Carve-out Accounting

These financials are being prepared based on the proposed acquisition of assets as disclosed in note 7. This are the anticipated historical results based on common control accounting.

Indirect research & development costs were allocated based research & development full-time equivalent approach. The Full Time Employees, who worked on the projects have been assigned on a weekly basis to work a defined percentage of their time per project. The assigned time per week per project then was summarized on a monthly basis. The monthly assigned time per employee per project finally defined the average allocation per project CYT303 and CYT338 for salaries and indirect R&D expenses. Allocated percentage is 36% for the period ended September 30,2023

Selling, general and administrative expenses were allocated based on percentage of full-time equivalent approach of general and administrative personnel. Allocated percentage is 10% for the period ended September 30,2023.

The cost for the rent for the research & development lab has been allocated with the same principle as described above to the two projects CYT303 and CYT338.

  4. Accruals and other provision

An accrual of $109,699 was made to account for CEO compensation, where actual salary amount is $104,000.00 and vacation amount is $5,699.00.

  5. Notes receivable – related party

Company provided a short-term loan of $173,496 to Cytovia Therapeutics LLC, a related party, in the month of August 2023.

Subject to the terms of this Agreement, the Lender shall make available to the Borrower a term loan of up to US$1,000,000 in principal amount (the “Loan”). Subject to the provisions of this Agreement, an advance made or to be made by the Lender to the Borrower under the loan commitment in accordance with this Agreement (the “Advance”) shall be available for drawdown during the term of this Agreement.

Repayment on Maturity. All principal advanced and outstanding of the Loan, and all other amounts owing hereunder, shall be due and payable in full on January 1, 2024, or other date as mutually agreed between the Parties in writing.

F-18

The Borrower promises to pay simple interest on the Advance from the Drawdown Date until its repayment in full, which interest shall be payable at the rate of five percent (5%) per annum. All accrued interest shall be due and payable on the Maturity Date (as defined hereinafter) and shall be calculated on the basis of a 365-day year for the actual number of days elapsed. An amount of $1,035 was accrued in the period ending September 30, 2023, and is included in notes receivable - related party.

  6. Preferred Stock Loan

Preferred stock loans were issued in the beginning of August totaling $195,802. The investors have the right to purchase common or preferred stock of the Company “Capital Stock” at a discount rate of 30% upon the execution of an Equity financing agreement. In the event of the termination of this agreement, a liquidation event, or a dissolution event, the investors have the right to the return of their investment in cash. This right is subordinate to outstanding indebtedness and creditor claims but senior to common stock.

  7. Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”), dated as of October 18, 2023, is entered into by and among NAYA Biosciences Inc., a Delaware corporation (“Buyer”), Cytovia Therapeutics Holdings, Inc., a Delaware corporation (“Holdings”) and Cytovia Therapeutics, LLC, a Delaware limited liability company (“Cytovia”; and together with Holdings, the “Sellers”). The aggregate purchase price for the Purchased Assets shall be an amount up to US $56,000,000 (fifty-six million US dollars) (the “Purchase Price”), which amount shall be comprised of the (A) Closing Payment (as defined below), (B) assumption of the Assumed Liabilities, provided.

A) Closing Payments

(i)	1,136,364 in common shares of the Buyer at the closing

a. 6,250,000 shares for CYT303.

b. 2,083,333 shared for CYT338.

(ii)	$6,000,000 pursuant to the Note

a. CYT303: $750,000 will be paid at the closing of any financing, and $750,000 per month for 5 months.

b. CYT338: $250,000 will be paid at the will be paid at the closing of any financing, and $250,000 per month for 5 months; and

c. If the Buyer or the Combined Company raises more than $30,000,000 in the financing (including the Initial Financing), the full amount of $6,000,000 (ii) will be due at the final closing of the financing.

B) Assumption of assumed liabilities. On the Closing Date, Buyer shall assume the Assumed Liabilities, totaling $2,688,745.

F-19

  8. Related party

As discussed in note 7, the company agreed to include $6,000,000 to cover past expenses incurred by Cytovia Therapeutics Inc. This reflects $6,000,000 of accounts payable that was converted to debt with no gain or loss associated with it.

As discussed in note 5, the amount of $173,496 was issue in August of 2023, subject to the terms of the loan agreement, which should be repaid by January 1, 2024.

Cytovia Therapeutics Inc also contributed $7,792,987 towards the payment of past expenses.

  9. Common Stock

The company issued 1,200,000 of Common Stock par value 0.000001. These are founders shares issued August 1, 2023, and are shown from the start of the presentation due to common control accounting.

  10. Commitment and Contingencies

The Company is not currently subject to any material legal proceedings; however, it could be subject to legal proceedings and claims from time to time in the ordinary course of its business, or legal proceedings it considered immaterial may in the future become material. Regardless of the outcome, litigation can, among other things, be time consuming and expensive to resolve, and can divert management resources.

  11. Subsequent events

The Company evaluates subsequent events through the date of issuance of the financial statements. On October 18th, 2023, the entered into Asset Purchase Agreement with Cytovia Therapeutics Holdings. Inc and Cytovia Therapeutics, LLC for the purpose of accruing two assets CYT303 and CYT 338. Details of this transaction are described in note 7.

Cytovia Therapeutics, LLC, fully paid its short-term loan to the Company on October 17th, 2023.

F-20

WISCONSIN FERTILITY AND REPRODUCTIVE SURGERY ASSOCIATES, S.C.

AND FERTILITY LABS OF WISCONSIN, LLC

UNAUDITED COMBINED FINANCIAL STATEMENTS

As of June 30, 2023 and for the three and six months ended June 30, 2023 and 2022 (unaudited).

F-21

WISCONSIN FERTILITY AND REPRODUCTIVE SURGERY ASSOCIATES, S.C.

AND FERTILITY LABS OF WISCONSIN, LLC

COMBINED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(unaudited)	(audited)
ASSETS
Current assets
Cash	$459,346	$787,297
Accounts receivable, net	163,618	144,246
Prepaid expenses and other current assets	76,604	-
Total current assets	699,568	931,543
Property and equipment, net	67,407	76,119
Lease right of use	855,729	966,487
Total assets	$1,622,704	$1,974,149
LIABILITIES AND MEMBERS’ DEFECIT
Current liabilities
Accounts payable	$27,043	$173,046
Accrued liabilities	98,761	112,176
Distributions payable	202,422	533,690
Deferred revenue	581,437	423,208
Lease liability, current portion	202,044	215,805
Total current liabilities	1,111,707	1,457,925
Lease liability, net of current portion	669,638	762,703
Total liabilities	1,781,345	2,220,628

Members’ deficit
Members’ deficit- beginning	(246,479)	(88,533)
Members’ deficit- current year	87,838	(157,946)
Total members’ deficit	(158,641)	(246,479)
Total liabilities and members’ deficit	$1,622,704	$1,974,149

The accompanying notes are an integral part of these combined financial statements.

F-22

WISCONSIN FERTILITY AND REPRODUCTIVE SURGERY ASSOCIATES, S.C.

AND FERTILITY LABS OF WISCONSIN, LLC

UNAUDITED COMBINED STATEMENTS OF OPERATIONS

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2023	2022	2023	2022

Revenue	$1,350,003	$1,097,465	$2,689,970	$2,672,618
Cost of revenue	886,620	532,366	1,396,345	1,196,825
Gross profit	463,383	565,099	1,293,625	1,475,793
Operating expenses	264,446	324,980	632,237	647,268
Income from operations	198,937	240,119	661,388	828,525
Other income (expense):
Other income	-	119	-	119
Interest expense	(47)	(88)	(47)	(196)
Total other income (expense)	(47)	31	(47)	(77)
Net income	$198,890	$240,150	$661,341	$828,448

The accompanying notes are an integral part of these combined financial statements.

F-23

WISCONSIN FERTILITY AND REPRODUCTIVE SURGERY ASSOCIATES, S.C.

AND FERTILITY LABS OF WISCONSIN, LLC

UNAUDITED COMBINED STATEMENTS OF MEMBERS’ DEFICIT

Balance at January 1, 2022	$(88,533)
Member capital distribution	(840,062)
Net income – six months ended June 30, 2022	828,448
Balance at June 30, 2022	(100,147)
Balance at January 1, 2023	$(246,479)
Member capital distribution	(573,503)
Net income – six months ended June 30, 2023	661,341
Balance at June 30, 2023	$(158,641)

The accompanying notes are an integral part of these combined financial statements.

F-24

WISCONSIN FERTILITY AND REPRODUCTIVE SURGERY ASSOCIATES, S.C.

AND FERTILITY LABS OF WISCONSIN, LLC

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2023	2022

Cash flows from operating activities:
Net income	$661,341	$828,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,712	6,331
Changes in assets and liabilities:
Accounts receivable	(19,372)	(25,993)
Prepaid expenses and other current assets	(76,604)	(526)
Accounts payable	(146,002)	(2,141)
Accrued liabilities	(13,415)	(2,716)
Deferred revenue	158,229	(35,684)
Leasehold liability	3,932	6,693
Net cash provided by operating activities	576,821	774,412
Cash from investing activities:
Net cash used in investing activities	-	-
Cash from financing activities:
Member capital distribution	(904,772)	(1,079,010)
Net cash used in financing activities	(904,772)	(1,079,010)
Increase (decrease) in cash	(327,951)	(304,598)
Cash at beginning of period	787,297	627,949
Cash at end of period	$459,346	$323,351

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$47	$196
Taxes	$76,604	$-

Supplemental disclosure of non-cash transactions:
Recognition of right of use asset and lease liability	$-	$1,185,824

The accompanying notes are an integral part of these combined financial statements.

F-25

WISCONSIN FERTILITY AND REPRODUCTIVE SURGERY ASSOCIATES, S.C.

AND FERTILITY LABS OF WISCONSIN, LLC

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

Description of Business

The unaudited combined financial statements for Wisconsin Fertility Institute (“WFI”) include the following business operations: Wisconsin Fertility and Reproductive Surgery Associates, S.C. (“WFRSA”), a clinic that provides fertility services and advanced gynecology care and Fertility Labs of Wisconsin, LLC (“FLOW”), a limited liability company that provides lab services exclusively to WFRSA (the “Companies”).

Basis of Presentation

The Companies’ accounting and financial reporting policies conform to accounting principles generally accepted in the United States (“U.S. GAAP”).

Use of Estimates

In preparing financial statements in conformity with U.S GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reported period. Actual results could differ from those estimates. The more significant estimates and assumptions by management include among others: useful life of property and equipment, collectability of accounts receivable and accrued liabilities.

Cash and Cash Equivalents

For financial statement presentation purposes, the Companies consider time deposits, certificates of deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The Companies had no cash equivalents at June 30 2023.

Accounts Receivables and Allowances for Doubtful Accounts

The allowance for doubtful accounts is based on the Companies’ assessment of the collectability of customer accounts and the aging of the related invoices and represents the Companies’ best estimate of probable credit losses in its existing trade accounts receivable. The Companies regularly review the allowance by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. The allowance for doubtful accounts is included in accounts receivables, net on the Companies’ balance sheet.

F-26

Property and Equipment

The Companies record property and equipment at cost. Property and equipment is depreciated using the straight-line method over the estimated economic lives of the assets, which are from 3 to 10 years. The Companies capitalize the expenditures for major renewals and improvements that extend the useful lives of property and equipment. Expenditures for maintenance and repairs are charged to expense as incurred. The Companies review the carrying value of long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by a comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Companies had no assets or liabilities which were measured at fair value on a nonrecurring basis during the reporting periods.

Income Taxes

The Companies are limited liability companies and do not incur federal taxes. For tax purposes, the earnings and losses of the Companies are included in the members’ personal income tax returns and are taxed based on their personal tax strategies. Therefore, there is no provision or liability for federal income taxes reflected in the accompanying financial statements. Beginning in 2022 the members elected to have state income taxes paid by the Companies on the members’ behalf. This expense is included in the Companies operating expenses. In 2023 the Companies will recognize quarterly tax estimates for state income taxes.

Concentration of Credit Risk

Cash includes amounts deposited in financial institutions in excess of insurable Federal Deposit Insurance Corporation (“FDIC”) limits. The Companies had cash balances in excess of FDIC limits at June 30, 2023.

F-27

Revenue Recognition

The Companies recognizes revenue on arrangements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services ASC 606 requires companies to assess their contracts to determine the timing and amount of revenue to recognize under the new revenue standard. The model has a five-step approach:

1.	Identify the contract with the customer.

2.	Identify the performance obligations in the contract.

3.	Determine the total transaction price.

4.	Allocate the total transaction price to each performance obligation in the contract.

5.	Recognize as revenue when (or as) each performance obligation is satisfied.

Revenue generated from clinical and lab services is recognized at the time the service is performed. The Companies’ performance obligations related to the delivery of services to patients are satisfied at the time of service. Accordingly, there are no performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period with respect to patient service revenue.

A portion of the Companies’ service revenue is reimbursed by third party insurance payors. Payments for services rendered to the Companies’ patients are generally less than billed charges. The Companies monitor revenue and receivables from these sources and record an estimated contractual allowance to properly account for the anticipated differences between billed and reimbursed amounts.

Patient service revenue is presented net of an estimated provision for contractual adjustments and write offs. adjustments result from the difference between the physician rates for services performed and the reimbursements by third-party insurance payors for such services. Collection of patient service revenue the Companies expect to receive is normally a function of providing complete and correct billing information to third-party insurance payors within the various filing deadlines and typically occurs within 30 to 60 days of billing. Third-party insurance payors account for approximately 15% of the Companies’ revenue.

For patient fees that are not covered by third party insurance payors, the Companies require patients to pay for services prior to the services being rendered. The Companies record these prepayments as deferred revenue until the services are rendered. Once services are rendered the Companies recognize the revenue in accordance with ASC 606.

As of June 30, 2023 and December 31, 2022 the Companies had $581,437 and $423,208 of deferred revenue, respectively.

Advertising Expense

The Companies expense advertising costs as incurred. These costs are included in the operating costs for the Companies on the statement of operations. For the six months ended June 30, 2023 and 2022 the Companies incurred in advertising costs $1,554 and $5,014 respectively.

F-28

Recently Adopted Accounting Pronouncements

Leases (Topic 842). In February 2016, FASB issued ASU 2016-02, Leases (“ASU 2016-02”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. For private companies the new standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.

The Companies adopted the standard effective January 1, 2022. The standard allows a number of optional practical expedients to use for transition. The Companies chose the certain practical expedients allowed under the transition guidance which permitted us to not to reassess any existing or expired contracts to determine if they contain embedded leases, to not to reassess our lease classification on existing leases, to account for lease and non-lease components as a single lease component for equipment leases, and whether initial direct costs previously capitalized would qualify for capitalization under FASB ASC 842. The new standard also provides practical expedients and recognition exemptions for an entity’s ongoing accounting policy elections. The Companies have elected the short-term lease recognition for all leases that qualify, which means that we do not recognize a ROU asset and lease liability for any lease with a term of twelve months or less. See Note 3 for more details.

The most significant impact of adopting the standard was the recognition of ROU assets and lease liabilities for operating leases on the Companies’ consolidated balance sheet but it did not have an impact on the Companies’ consolidated statements of operations or consolidated statements of cash flows. The Companies did not have a cumulative effect on adoption prior to January 1, 2022.

Note 2 – Property and Equipment

Property and equipment consists of the following:

	June 30, 2023	December 31, 2022
Furniture and equipment	$34,595	$34,595
Leasehold improvements	63,389	63,389
Less: accumulated depreciation	(30,577)	(21,865)
Total equipment, net	$67,407	$76,119

F-29

During the six months ended June 30, 2023, and 2022, the Companies recorded depreciation expense of $8,711 and $6,331.

Note 3 – Leases

The Companies have an operating lease agreement in place for its office. Per FASB’s ASU 2016-02, Leases Topic 842 (“ASU 2016-02”), effective January 1, 2022, the Companies are required to report a right-of-use asset and corresponding liability to report the present value of the total lease payments, with appropriate interest calculation. Per the terms of ASU 2016-02, the Companies can use its implicit interest rate, if known, or applicable federal rate otherwise. Since the Companies’ implicit interest rate was not readily determinable, the Companies utilized the applicable federal rate, as of the commencement of the lease. Lease renewal options included in any lease are considered in the lease term if it is reasonably certain the Companies will exercise the option to renew. The Companies’ operating lease agreements do not contain any material restrictive covenants.

As of June 30, 2023, the Companies’ lease components included in the combined balance sheet were as follows:

Lease component	Balance sheet classification	June 30, 2023
Assets
ROU assets – operating lease	Other assets	$855,729
Total ROU assets		$855,729

Liabilities
Current operating lease liability	Current liabilities	$202,044
Long-term operating lease liability	Other liabilities	669,638
Total lease liabilities		$871,682

Future minimum lease payments as of June 30, 2023 were as follows:

2023	114,601
2024	233,499
2025	239,337
2026	245,320
2027	61,706
Total future minimum lease payments	$894,463
Less: Interest	(22,781)
Total operating lease liabilities	$871,682

F-30

Note 4 – Members’ Distributions

Members’ distributions totaling $573,504 and $840,062 were paid out during the six months ended June 30, 2023 and 2022, respectively. Distributions payable to the members totaled $202,422 and $187,786 at June 30, 2023 and 2022, respectively.

Note 5 – Commitments and Contingencies

Insurance

The Companies’ insurance coverage is carried with third-party insurers and includes: (i) general liability insurance covering third-party exposures; (ii) statutory workers’ compensation insurance; (iv) excess liability insurance above the established primary limits for general liability and automobile liability insurance; (v) property insurance, which covers the replacement value of real and personal property and includes business interruption; and (vi) malpractice insurance covering our physicians for acts related to our business activities. All coverage is subject to certain limits and deductibles, the terms and conditions of which are common for companies with similar types of operations.

Legal Matters

The Companies are not currently subject to any material legal proceedings; however, it could be subject to legal proceedings and claims from time to time in the ordinary course of its business, or legal proceedings it considered immaterial may in the future become material. Regardless of the outcome, litigation can, among other things, be time consuming and expensive to resolve, and can divert management resources.

Note 6 – Subsequent Events

On August 10, 2023, INVO Bioscience, Inc. (“INVO”), through Wood Violet Fertility LLC, a Delaware limited liability company (“Buyer”) and wholly owned subsidiary of INVO Centers LLC (“INVO CTR”), a Delaware company wholly-owned by INVO, consummated its acquisition of WFI for a combined purchase price of $10 million, of which $2.5 million was paid on the closing date (net cash paid was $2,150,000 after a $350,000 holdback) plus assumption of the inter-company loan owed by WFRSA in the amount of $528,756. The remaining three installments of $2.5 million each will be paid on the subsequent three anniversaries of closing. The sellers have the option to take all or a portion of the final three installments in shares of INVO common stock valued at $125.00, $181.80, and $285.80, for the second, third, and final installments, respectively.

INVO purchased the non-medical assets of WFRSA and one hundred percent of FLOW’s membership interests. The Buyer and WFRSA entered into a management services agreement pursuant to which WFRSA outsourced all its non-medical activities to the Buyer.

F-31

INVO BIOSCIENCE, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2023	2022
		(audited)
ASSETS
Current assets
Cash	$1,055,544	$90,135
Accounts receivable	116,781	77,149
Inventory	254,220	263,602
Prepaid expenses and other current assets	365,227	190,201
Total current assets	1,791,772	621,087
Property and equipment, net	772,447	436,729
Lease right of use	5,858,042	1,808,034
Intangible assets	1,750,000	-
Goodwill	8,224,708	-
Investment in joint ventures	1,079,202	1,237,865
Total assets	$19,476,171	$4,103,715
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$1,851,783	$1,349,038
Accrued compensation	590,598	946,262
Notes payable– current portion, net	822,574	100,000
Notes payable – related parties, net	880,000	662,644
Deferred revenue	229,921	119,876
Lease liability, current portion	385,836	231,604
Other current liabilities	123,432	-
Total current liabilities	4,884,144	3,409,424
Notes payable, net of current portion	1,095,000
Lease liability, net of current portion	5,622,279	1,669,954
Deferred tax liability	1,949	1,949
Additional payments for acquisition	7,500,000	-
Total liabilities	19,103,372	5,081,327

Stockholders’ equity (deficit)
Common Stock, $.0001 par value; 50,000,000 shares authorized; 2,474,756 and 608,611 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	247	61
Additional paid-in capital	56,195,915	48,805,860
Accumulated deficit	(55,823,363)	(49,783,533)
Total stockholders’ equity (deficit)	372,799	(977,612)
Total liabilities and stockholders’ equity (deficit)	$19,476,171	$4,103,715

The accompanying notes are an integral part of these consolidated financial statements.

F-32

INVO BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2023	2022	2023	2022

Revenue:
Clinic revenue	$947,891	$176,395	$1,499,636	$394,601
Product revenue	27,003	58,926	139,185	149,453
Total revenue	974,894	235,321	1,638,821	544,054
Operating expenses
Cost of revenue	580,968	248,977	1,047,687	616,184
Selling, general and administrative expenses	1,257,044	2,316,763	5,630,487	7,308,478
Research and development expenses	2,668	175,267	160,038	470,208
Depreciation and amortization	20,504	19,732	59,296	57,361
Total operating expenses	1,861,184	2,760,739	6,897,508	8,452,231
Loss from operations	(886,290)	(2,525,418)	(5,258,687)	(7,908,177)
Other income (expense):
Loss from equity method joint ventures	(8,163)	(21,470)	(32,110)	(210,565)
Interest income	-	34	-	307
Interest expense	(352,085)	(1,761)	(743,866)	(3,319)
Foreign currency exchange loss	(16)	(1,008)	(416)	(2,922)
Total other income (expense)	(360,264)	(24,205)	(776,392)	(216,499)
Net loss before income taxes	(1,246,554)	(2,549,623)	(6,035,079)	(8,124,676)
Income taxes	1,886	-	4,751	800
Net loss	$(1,248,440)	$(2,549,623)	$(6,039,830)	$(8,125,476)

Net loss per common share:
Basic	$(0.70)	$(4.19)	$(5.76)	$(13.42)
Diluted	$(0.70)	$(4.19)	$(5.76)	$(13.42)
Weighted average number of common shares outstanding:
Basic	1,776,898	607,783	1,048,115	605,356
Diluted	1,776,898	607,783	1,048,115	605,356

The accompanying notes are an integral part of these consolidated financial statements.

F-33

INVO BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balances, June 30, 2022	606,514	$60	$47,823,240	$(44,466,875)	$3,356,425
Common stock issued to directors and employees	1,784	-	79,479	-	79,479
Proceeds from sale of common stock, net of fees and expenses	-	-	(25,200)	-	(25,200)
Stock options issued to directors and employees as compensation	-	-	426,143	-	426,143
Net loss	-	-	-	(2,549,623)	(2,549,623)
Balances, September 30, 2022	608,298	$60	$48,303,662	$(47,016,498)	$1,287,224

Balances, June 30, 2023	826,886	$83	$52,869,346	$(54,574,923)	$(1,705,494)

Common stock issued to directors and employees	-	-	2,670	-	2,670
Common stock issued for services	-	-	11,249	-	11,249
Proceeds from the sale of common stock, net of fees and expenses	1,587,500	158	2,995,903	-	2,996,061
Common stock issued for liability settlement	16,250	2	65,196	-	65,198
Warrants exercised	43,985	4	(4)	-	-
Stock options issued to directors and employees as compensation	-	-	251,555	-	251,555
Rounding for reverse split	135	-	-	-	-
Net loss	-	-	-	(1,248,440)	(1,248,440)
Balances, September 30, 2023	2,474,756	$247	$56,195,915	$(55,823,363)	$372,799

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balances, December 31, 2021	596,457	$60	$46,201,642	$(38,891,022)	$7,310,680
Common stock issued to directors and employees	4,360	-	408,027	-	408,027
Common stock issued for services	2,750	-	116,766	-	116,766
Proceeds from sale of common stock, net of fees and expenses	4,731	-	289,800	-	289,800
Stock options issued to directors and employees as compensation	-	-	1,287,427	-	1,287,427
Net loss	-	-	-	(8,125,476)	(8,125,476)
Balances, September 30, 2022	608,298	$60	$48,303,662	$(47,016,498)	$1,287,224

Balances, December 31, 2022	608,611	$61	$48,805,860	$(49,783,533)	$(977,612)

Common stock issued to directors and employees	3,994	-	54,235	-	54,235
Common stock issued for services	25,817	2	255,422	-	255,424
Proceeds from the sale of common stock, net of fees and expenses	1,771,500	177	5,724,823	-	5,725,000
Common stock issued with notes payable	4,167	1	56,313	-	56,314
Common stock issued for liability settlement	16,250	2	65,196	-	65,198
Options exercised for cash	297	-	2,375	-	2,375
Warrants exercised	43,985	4	(4)	-	-
Stock options issued to directors and employees as compensation	-	-	904,305	-	904,305
Warrants issued with notes payable	-	-	327,390	-	327,390
Rounding for reverse split	135	-	-	-	-
Net loss	-	-	-	(6,039,830)	(6,039,830)
Balances, September 30, 2023	2,474,756	$247	$56,195,915	$(55,823,363)	$372,799

The accompanying notes are an integral part of these consolidated financial statements.

F-34

INVO BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(6,039,830)	$(8,125,476)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock compensation issued for services	255,424	116,766
Non-cash stock compensation issued to directors and employees	54,235	408,027
Fair value of stock options issued to employees	904,305	1,287,427
Non-cash compensation for services	135,000	75,000
Amortization of discount on notes payable	612,259	-
Loss from equity method investment	32,110	210,565
Depreciation and amortization	59,296	57,361
Changes in assets and liabilities:
Accounts receivable	(39,632)	(20,841)
Inventory	9,382	7,642
Prepaid expenses and other current assets	(175,026)	(22,400)
Accounts payable and accrued expenses	567,944	246,136
Accrued compensation	(355,664)	61,919
Deferred revenue	110,045	92,759
Other current liabilities	(226,568)	-
Leasehold liability	56,549	5,941
Net cash used in operating activities	(4,040,171)	(5,599,174)
Cash from investing activities:
Payments to acquire property, plant, and equipment	(369,722)	(10,920)
Payments to acquire intangible assets	-	(1,943)
Investment in joint ventures	(8,447)	(76,937)
Payment for acquisitions	(2,150,000)	-
Net cash used in investing activities	(2,528,169)	(89,800)
Cash from financing activities:
Proceeds from the sale of notes payable	3,060,250	-
Proceeds from the sale of notes payable – related parties	100,000
Proceeds from the sale of common stock, net of offering costs	5,725,000	289,800
Proceeds from option exercise	2,375	-
Principal payments on note payable	(1,353,876)	-
Net cash provided by financing activities	7,533,749	289,800

Increase (decrease) in cash and cash equivalents	965,409	(5,399,174)
Cash and cash equivalents at beginning of period	90,135	5,684,871
Cash and cash equivalents at end of period	$1,055,544	$285,697

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$9,640	$-
Taxes	$-	$800
Noncash activities:
Fair value of warrants issued with debt	$383,704	$-
Fair value of shares issued for settlement of liability	$65,198	$-
Initial ROU asset and lease liability	$4,269,881	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-35

INVO BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2023

(UNAUDITED)

Note 1 – Summary of Significant Accounting Policies

Description of Business

INVO Bioscience, Inc. (“INVO” or the “Company”) is a healthcare services fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. The Company’s commercialization strategy is focused on the opening of dedicated “INVO Centers” offering the INVOcell and IVC procedure (with three centers in North America now operational), the acquisition of US-based, profitable in vitro fertilization (“IVF”) clinics (with one such clinic acquired in August 2023) and the sale and distribution of our technology solution into existing fertility clinics. The Company’s proprietary technology, INVOcell, is a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. This treatment solution is the world’s first intravaginal culture technique for the incubation of oocytes and sperm during fertilization and early embryo development.

Basis of Presentation

The accompanying consolidated financial statements present on a consolidated basis the accounts of the Company and its wholly owned subsidiaries and controlled affiliates. The Company presents noncontrolling interest within the equity section of its consolidated balance sheets and the amount of consolidated net income (loss) that is attributable to the Company and to the noncontrolling interest in its consolidated statement of operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company uses the equity method of accounting when it owns an interest in an entity whereby it can exert significant influence over but cannot control the entity’s operations.

The preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

The Company considers events or transactions that have occurred after the consolidated balance sheet date of September 30, 2023, but prior to the filing of the consolidated financial statements with the SEC in this Quarterly Report on Form 10-Q, to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure, as applicable. Subsequent events have been evaluated through the date of the filing of this Quarterly Report on Form 10-Q.

Reclassifications

Certain amounts in the consolidated financial statements for the prior year have been reclassified to conform to the current year presentation. These reclassifications had no impact on net earnings, financial position, or cash flows.

Business Segments

The Company operates in one segment and therefore segment information is not presented.

Business Acquisitions

The Company accounts for all business acquisitions at fair value and expenses acquisition costs as they are incurred. Any identifiable assets acquired and liabilities assumed are recognized and measured at their respective fair values on the acquisition date. If information about facts and circumstances existing as of the acquisition date is incomplete at the end of the reporting period in which a business acquisition occurs, the Company will report provisional amounts for the items for which the accounting is incomplete. The measurement period ends once the Company receives sufficient information to finalize the fair values; however, the period will not exceed one year from the acquisition date. Any adjustments to provisional amounts that are identified during the measurement period are recognized in the reporting period in which the adjustment amounts are determined.

Variable Interest Entities

The Company’s consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and variable interest entities (“VIE”), where the Company is the primary beneficiary under the provisions of ASC 810, Consolidation (“ASC 810”). A VIE must be consolidated by its primary beneficiary when, along with its affiliates and agents, the primary beneficiary has both: (i) the power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) the obligation to absorb losses or the right to receive the benefits of the VIE that could potentially be significant to the VIE. The Company reconsiders whether an entity is still a VIE only upon certain triggering events and continually assesses its consolidated VIEs to determine if it continues to be the primary beneficiary. See “Note 3 – Variable Interest Entities” for additional information on the Company’s VIEs.

F-36

Equity Method Investments

Investments in unconsolidated affiliates, which the Company exerts significant influence but does not control or otherwise consolidate, are accounted for using the equity method. Equity method investments are initially recorded at cost. These investments are included in investment in joint ventures in the accompanying consolidated balance sheets. The Company’s share of the profits and losses from these investments is reported in loss from equity method joint venture in the accompanying consolidated statements of operations. The Company monitors its investments for other-than-temporary impairment by considering factors such as current economic and market conditions and the operating performance of the investees and records reductions in carrying values when necessary.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers time deposits, certificates of deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. At times, cash and cash equivalents balances exceed amounts insured by the Federal Deposit Insurance Corporation.

Inventory

Inventories consist of raw materials, work in process and finished goods and are stated at the lower of cost or net realizable value, using the first-in, first-out method as a cost flow method.

Property and Equipment

The Company records property and equipment at cost. Property and equipment is depreciated using the straight-line method over the estimated economic lives of the assets, which are from 3 to 10 years. The Company capitalizes the expenditures for major renewals and improvements that extend the useful lives of property and equipment. Expenditures for maintenance and repairs are charged to expense as incurred. The Company reviews the carrying value of long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of long-lived assets is measured by a comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

F-37

Long- Lived Assets

Long-lived assets and certain identifiable assets related to those assets are periodically reviewed for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the non-discounted future cash flows of the asset are less than their carrying amount, their carrying amounts are reduced to fair value and an impairment loss recognized. There was no impairment recorded during the nine months ended September 30, 2023, and 2022.

Fair Value of Financial Instruments

ASC 825-10-50, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Effective January 1, 2008, the Company adopted ASC 820-10, “Fair Value Measurements”, which provides a framework for measuring fair value under GAAP. ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.

Income Taxes

The Company is subject to income taxes in the United States and its domestic tax liabilities are subject to the allocation of expenses in multiple state jurisdictions. The Company uses the asset and liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The recoverability of deferred tax assets is evaluated by assessing the adequacy of future expected taxable income from all sources, including taxable income in prior carryback years, reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent the Company does not consider it more-likely-than-not that a deferred tax asset will be recovered, a valuation allowance is established.

Concentration of Credit Risk

Cash includes amounts deposited in financial institutions in excess of insurable Federal Deposit Insurance Corporation (“FDIC”) limits. As of September 30, 2023, the Company had cash balances in excess of FDIC limits.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services ASC 606 requires companies to assess their contracts to determine the timing and amount of revenue to recognize under the new revenue standard. The model has a five-step approach:

1.	Identify the contract with the customer.

2.	Identify the performance obligations in the contract.

3.	Determine the total transaction price.

4.	Allocate the total transaction price to each performance obligation in the contract.

5.	Recognize as revenue when (or as) each performance obligation is satisfied.

F-38

Revenue generated from the sale of INVOcell is typically recognized at the time the product is shipped, at which time the title passes to the customer, and there are no further performance obligations.

Revenue generated from clinical and lab services related at the Company’s affiliated INVO Centers is typically recognized at the time the service is performed.

Stock Based Compensation

The Company accounts for stock-based compensation under the provisions of Accounting Standards Codification (“ASC”) subtopic 718-10, Compensation (“ASC 718-10”). This statement requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period in which the employee is required to provide service or based on performance goals in exchange for the award, which is usually the vesting period.

Loss Per Share

Basic loss per share calculations are computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted earnings per share are computed similar to basic earnings per share except that the denominator is increased to include potentially dilutive securities. The Company’s diluted loss per share is the same as the basic loss per share for the three and nine months ended September 30, 2023, and 2022, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss (numerator)	$(1,248,440)	(2,549,623)	(6,039,830)	(8,125,476)
Basic and diluted weighted-average number of common shares outstanding (denominator)	1,776,898	607,783	1,048,115	605,356
Basic and diluted net loss per common share	(0.70)	(4.19)	(5.76)	(13.42)

The Company has excluded the following dilutive securities from the calculation of fully diluted shares outstanding because the result would have been anti-dilutive:

	As of September 30,
	2023	2022
Options	112,628	73,980
Convertible notes and interest	40,768	-
Unit purchase options and warrants	3,493,269	13,008
Total	3,646,665	86,988

Recently Adopted Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements, and does not believe the future adoption of any such pronouncements will have a material impact on its financial condition or the results of its operations.

Note 2 – Liquidity

Historically, the Company has funded its cash and liquidity needs primarily through revenue collection, equity financings, and convertible notes. For the nine months ended September 30, 2023, and 2022, the Company incurred a net loss of approximately $6.0 million and $8.1 million, respectively, and has an accumulated deficit of approximately $55.8 million as of September 30, 2023. Approximately $2.1 million of the net loss was related to non-cash expenses for the nine months ended September 30, 2023, compared to $2.3 million for the nine months ended September 30, 2022.

F-39

The Company has been dependent on raising capital from debt and equity financings to meet its needs for cash flow used in operating and investing activities. During the first nine months of 2023, the Company received net proceeds of approximately $5.8 million for the sale of its common stock par value $0.0001 per share (“Common Stock”) as well as approximately $3.2 million from the sale of convertible notes. Over the next 12 months, the Company’s plan includes opening additional INVO Centers and pursuing additional IVF clinic acquisitions. Until the Company can generate positive cash from operations, it will need to raise additional funding to meet its liquidity needs and to execute its business strategy. As in the past, the Company will seek debt and/or equity financing, which may not be available on reasonable terms, if at all.

Although the Company’s audited financial statements for the year ended December 31, 2022 were prepared under the assumption that it would continue operations as a going concern, the report of the Company’s independent registered public accounting firm that accompanies the Company’s financial statements for the year ended December 31, 2022 contains a going concern qualification in which such firm expressed substantial doubt about the Company’s ability to continue as a going concern, based on the financial statements at that time. Specifically, as noted above, the Company has incurred significant operating losses and the Company expects to continue to incur significant expenses and operating losses as it continues to develop new INVO Centers. These prior losses and expected future losses have had, and will continue to have, an adverse effect on the Company’s financial condition. If the Company cannot continue as a going concern, its stockholders would likely lose most or all of their investment in the Company.

Note 3 – Business Combinations

Wisconsin Fertility Institute

On August 10, 2023, INVO, through Wood Violet Fertility LLC, a Delaware limited liability company (“Buyer”) and wholly owned subsidiary of INVO Centers LLC (“INVO CTR”), a Delaware company wholly-owned by INVO, consummated its acquisition of the Wisconsin Fertility Institute (“WFI”) for a combined purchase price of $10 million, of which $2.5 million was paid on the closing date (net cash paid was $2,150,000 after a $350,000 holdback) plus assumption of the inter-company loan owed by WFRSA (as defined below) in the amount of $528,756. The remaining three installments of $2.5 million each will be paid on the subsequent three anniversaries of closing. The sellers have the option to take all or a portion of the final three installments in shares of INVO common stock valued at $125.00, $181.80, and $285.80, for the second, third, and final installments, respectively.

WFI is comprised of (a) a medical practice, Wisconsin Fertility and Reproductive Surgery Associates, S.C., a Wisconsin professional service corporation d/b/a Wisconsin Fertility Institute (“WFRSA”), and (b) a laboratory services company, Fertility Labs of Wisconsin, LLC, a Wisconsin limited liability company (“FLOW”). WFRSA owns, operates and manages WFI’s fertility practice that provides direct treatment to patients focused on fertility, gynecology and obstetrics care and surgical procedures, and employs physicians and other healthcare providers to deliver such services and procedures. FLOW provides WFRSA with related laboratory services.

INVO purchased the non-medical assets of WFRSA and one hundred percent of FLOW’s membership interests. The Buyer and WFRSA entered into a management services agreement pursuant to which WFRSA outsourced all its non-medical activities to the Buyer.

The Company’s consolidated financial statements for the nine months ended September 30, 2023 include WFI’s results of operations. For the nine months ended September 30, 2023, WFI’s results of operations are included from the acquisition date of August 10, 2023 through September 30, 2023. The Company’s condensed consolidated financial statements reflect the preliminary purchase accounting adjustments in accordance with ASC 805 “Business Combinations”, whereby the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values on the acquisition date.

The following allocation of the purchase price is as follows:

Consideration given:
Cash	2,150,000
Holdback	350,000
Additional payments	7,500,000
10,000,000

Assets and liabilities acquired:
FLOW intercompany receivable	528,756
Property and equipment, net	25,292
Tradename	1,000,000
Assembled workforce	500,000
Noncompetition agreement	250,000
Goodwill	8,224,708
WFRSA intercompany note	(528,756)
10,000,000

Pro Forma Financial Information

The following unaudited pro forma consolidated results of operations for the nine months ended September 30, 2023 and 2022 assume the acquisition was completed on January 1, 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Pro forma revenue	1,492,520	1,533,957	4,846,417	4,793,450
Pro forma net loss	(998,380)	(2,057,245)	(5,128,430)	(9,571,686)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results. The share and per share data have been retroactively reflected for the acquisition.

F-40

Note 4 – Variable Interest Entities

Consolidated VIEs

Bloom INVO, LLC

On June 28, 2021, INVO CTR entered into a limited liability company agreement (the “Bloom Agreement”) with Bloom Fertility, LLC (“Bloom”) to establish a joint venture entity, formed as “Bloom INVO LLC” (the “Georgia JV”), for the purposes of commercializing INVOcell, and the related IVC procedure, through the establishment of an INVO Center (the “Atlanta Clinic”) in the Atlanta, Georgia metropolitan area.

In consideration for INVO’s commitment to contribute up to $800,000 within the 24-month period following the execution of the Bloom Agreement to support the start-up operations of the Georgia JV, the Georgia JV issued 800 of its units to INVO CTR and in consideration for Bloom’s commitment to contribute physician services having an anticipated value of up to $1,200,000 over the course of a 24-month vesting period, the Georgia JV issued 1,200 of its units to Bloom.

The responsibilities of Bloom include providing all medical services required for the operation of the Atlanta Clinic. The responsibilities of INVO CTR include providing certain funding to the Georgia JV, lab services quality management, and providing access to and being the exclusive provider of the INVOcell to the Georgia JV. INVO CTR also performs all required, industry specific compliance and accreditation functions, and product documentation for product registration.

The Bloom Agreement provides Bloom with a “profits interest” in the Georgia JV and, in connection with such profits interest, states that profits and losses be allocated to its members based on a hypothetical liquidation of the Georgia JV. In such a scenario, liquidation proceeds would be distributed in the following order: (a) to INVO CTR until the difference between its capital contributions and distributions equals $0; (b) to Bloom until its distributions equal 150% of the liquidation amounts distributed to INVO CTR (a “catch-up” to rebalance the distributions between members); and (c) thereafter on a pro rata basis. The Georgia JV had no assets or liabilities at the time the units were issued, and, as of September 30, 2023, INVO CTR had made capital contributions greater than the net loss of the Georgia JV. As such, the entire net loss was allocated to INVO CTR, and no loss was allocated to the noncontrolling interest of Bloom.

The Georgia JV opened to patients on September 7, 2021.

The Company determined the Georgia JV is a VIE, and that the Company is its primary beneficiary because the Company has an obligation to absorb losses that are potentially significant and the Company controls the majority of the activities that impact the Georgia JV’s economic performance, specifically control of the INVOcell and lab services quality management. As a result, the Company consolidated the Georgia JV’s results with its own. As of September 30, 2023, the Company invested $0.9 million in the Georgia JV in the form of capital contributions as well as $0.5 million in the form of a note. For the nine months ended September 30, 2023 and 2022, the Georgia JV recorded net losses of $0.1 million and $0.2 million respectively. Noncontrolling interest in the Georgia JV was $0.

Unconsolidated VIEs

HRCFG INVO, LLC

On March 10, 2021, INVO CTR entered into a limited liability company agreement with HRCFG, LLC (“HRCFG”) to form a joint venture for the purpose of establishing an INVO Center in Birmingham, Alabama. The name of the joint venture entity is HRCFG INVO, LLC (the “Alabama JV”). The Company also provides certain funding to the Alabama JV. Each party owns 50% of the Alabama JV.

The Alabama JV opened to patients on August 9, 2021.

The Company determined the Alabama JV is a VIE, and that there is no primary beneficiary. As a result, the Company uses the equity method to account for its interest in the Alabama JV. As of September 30, 2023, the Company invested $1.5 million in the Alabama JV in the form of a note. For the nine months ended September 30, 2023, the Alabama JV recorded net income of $32 thousand, of which the Company recognized a gain from equity method investments of $16 thousand. For the nine months ended September 30, 2022, the Alabama JV recorded a net loss of $0.3 million, of which the Company recognized a loss from equity method investments of $0.2 million.

Positib Fertility, S.A. de C.V.

On September 24, 2020, INVO CTR entered into a Pre-Incorporation and Shareholders Agreement with Francisco Arredondo, MD PLLC (“Arredondo”) and Security Health LLC, a Texas limited liability company (“Ramirez”, and together with INVO CTR and Arredondo, the “Shareholders”) under which the Shareholders will commercialize the IVC procedure and offer related medical treatments in Mexico. Each party owns one-third of the Mexican incorporated company, Positib Fertility, S.A. de C.V. (the “Mexico JV”).

The Mexico JV opened to patients on November 1, 2021.

The Company determined the Mexico JV is a VIE, and that there is no primary beneficiary. As a result, the Company uses the equity method to account for its interest in the Mexico JV. As of September 30, 2023, the Company invested $0.1 million in the Mexico JV. For the nine months ended September 30, 2023 and 2022, the Mexico JV recorded net losses of $0.1 million and $0.1 million, respectively, of which the Company recognized a loss from equity method investments of $48 thousand and $47 thousand, respectively.

F-41

The following table summarizes our investments in unconsolidated VIEs:

			Carrying Value as of
	Location	Percentage Ownership	September 30, 2023	December 31, 2022
HRCFG INVO, LLC	Alabama, United States	50%	$993,339	1,106,905
Positib Fertility, S.A. de C.V.	Mexico	33%	85,863	130,960
Total investment in unconsolidated VIEs			$1,079,202	1,237,865

Earnings from investments in unconsolidated VIEs were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
HRCFG INVO, LLC	$14,993	$(4,737)	$15,798	$(163,912)
Positib Fertility, S.A. de C.V.	(23,156)	(16,733)	(47,908)	(46,653)
Total earnings from unconsolidated VIEs	(8,163)	(21,470)	(32,110)	(210,565)

The following tables summarize the combined unaudited financial information of our unconsolidated VIEs:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Statements of operations:
Operating revenue	$404,990	$273,737	$1,212,385	$610,049
Operating expenses	(444,478)	(333,414)	(1,324,528)	(1,077,835)
Net loss	(39,488)	(59,677)	(112,143)	(467,786)

	September 30, 2023	December 31, 2022
Balance sheets:
Current assets	$353,074	261,477
Long-term assets	1,017,098	1,094,490
Current liabilities	(492,727)	(396,619)
Long-term liabilities	(117,989)	(107,374)
Net assets	$759,456	851,974

Note 5 – Agreements and Transactions with VIE’s

The Company sells the INVOcell to its consolidated and unconsolidated VIEs and anticipates continuing to do so in the ordinary course of business. All intercompany transactions with consolidated entities are eliminated in the Company’s consolidated financial statements. Per ASC 323-10-35-8 the Company eliminates any sales to an unconsolidated VIE for INVOcell inventory that the VIE still has remaining on the books at period end.

The following table summarizes the Company’s transactions with VIEs:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Bloom INVO, LLC
INVOcell revenue	$9,000	$6,000	$19,500	$6,000
Unconsolidated VIEs
INVOcell revenue	$(3,975)	$6,000	$5,775	$22,500

The Company had balances with VIEs as follows:

	September 30, 2023	December 31, 2022
Bloom INVO, LLC
Accounts receivable	$27,000	13,500
Notes payable	472,839	468,031
Unconsolidated VIEs
Accounts receivable	$14,460	46,310

F-42

Note 6 – Inventory

Components of inventory are:

	September 30, 2023	December 31, 2022
Raw materials	$62,440	$68,723
Finished goods	191,780	194,879
Total inventory	$254,220	$263,602

Note 7 – Property and Equipment

The estimated useful lives and accumulated depreciation for equipment are as follows as of September 30, 2023, and December 31, 2022:

Estimated Useful Life
Manufacturing equipment	6 to 10 years
Medical equipment	7 to 10 years
Office equipment	3 to 7 years

	September 30, 2023	December 31, 2022
Manufacturing equipment	$132,513	$132,513
Medical equipment	303,943	283,065
Office equipment	85,403	77,601
Leasehold improvements	463,151	96,817
Less: accumulated depreciation	(212,563)	(153,267)
Total equipment, net	$772,447	$436,729

During the three months ended September 30, 2023, and 2022, the Company recorded depreciation expense of $20,504 and $19,279, respectively.

During the nine months ended September 30, 2023, and 2022, the Company recorded depreciation expense of $59,296 and $56,004, respectively.

Note 8 – Intangible Assets

The Company capitalizes the initial expense related to establishing patents by country and then amortizes the expense over the life of the patent, typically 20 years. It then expenses annual filing fees to maintain the patents. The Company regularly reviews the value of its patents in the marketplace in proportion to the expense it must spend to maintain the patent. The Company fully impaired its patents as of December 31, 2022.

During the three months ended September 30, 2023, and 2022, the Company recorded amortization expenses related to patents of $0 and $453, respectively.

During the nine months ended September 30, 2023, and 2022, the Company recorded amortization expenses related to patents of $0 and $1,357, respectively.

The trademarks have an indefinite life and therefore are not amortized. Trademarks are periodically reviewed for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. The Company fully impaired its trademarks as of December 31, 2022.

F-43

Note 9 – Leases

The Company has various operating lease agreements in place for its office and joint ventures. Per FASB’s ASU 2016-02, Leases Topic 842 (“ASU 2016-02”), effective January 1, 2019, the Company is required to report a right-of-use asset and corresponding liability to report the present value of the total lease payments, with appropriate interest calculation. Per the terms of ASU 2016-02, the Company can use its implicit interest rate, if known, or applicable federal rate otherwise. Since the Company’s implicit interest rate was not readily determinable, the Company utilized the applicable federal rate, as of the commencement of the lease. Lease renewal options included in any lease are considered in the lease term if it is reasonably certain the Company will exercise the option to renew. The Company’s operating lease agreements do not contain any material restrictive covenants.

As of September 30, 2023, the Company’s lease components included in the consolidated balance sheet were as follows:

Lease component	Balance sheet classification	September 30, 2023
Assets
ROU assets – operating lease	Other assets	$5,858,042
Total ROU assets		$5,858,042

Liabilities
Current operating lease liability	Current liabilities	$385,836
Long-term operating lease liability	Other liabilities	5,622,279
Total lease liabilities		$6,008,115

Future minimum lease payments as of September 30, 2023 were as follows:

2023	144,953
2024	616,158
2025	622,676
2026	638,469
2027 and beyond	5,943,918
Total future minimum lease payments	$7,966,174
Less: Interest	(1,958,059)
Total operating lease liabilities	$6,008,115

Note 10 – Notes Payable

Notes payables consisted of the following:

	September 30, 2023	December 31, 2022
Note payable. 35% - 100 % cumulative interest. Matures on June 29, 2028	$1,500,000	$-
Related party demand notes with a 10% financing fee. 10% annual interest from issuance. Notes are callable starting September 30, 2023	880,000	770,000
Convertible notes. 10% annual interest. Conversion price of $10.00-$12.00	410,000	100,000
Cash advance agreement	380,374	-
Less debt discount and financing costs	(372,800)	(107,356)
Total, net of discount	$2,797,574	$762,644

Related Party Demand Notes

In the fourth quarter of 2022, the Company received $500,000 through the issuance of five demand notes (the “JAG Notes”) from a related party, JAG Multi Investments LLC (“JAG”). The Company’s CFO is a beneficiary of JAG but does not have any control over JAG’s investment decisions with respect to the Company. The JAG Notes accrue 10% annual interest from their respective dates of issuance. At maturity, the Company agreed to pay outstanding principal, a 10% financing fee and accrued interest. On July 10, 2023, the Company received an additional $100,000 from JAG through the issuance of an additional demand note.

F-44

In consideration for subscribing to the JAG Note for $100,000 dated December 29, 2022, and for agreeing to extend the date on which the other JAG Notes are callable to March 31, 2023, the Company issued JAG a warrant to purchase 17,500 shares of Common Stock. The warrant may be exercised for a period of five (5) years from issuance at a price of $10.00 per share. The financing fees for said JAG Note and the fair value of the warrant issued were capped at the total proceeds. The relative fair value of the warrant was recorded as a debt discount and as of September 30, 2023 the Company had fully amortized the discount. On July 10, 2023 JAG agreed to extend the date on which the JAG Notes are callable to September 30, 2023.

In the fourth quarter of 2022, the Company received $200,000 through the issuance of demand promissory notes of which (1) $100,000 was received from our chief executive officer, Steven Shum ($60,000 on November 29, 2022, $15,000 on December 2, 2022, and $25,000 on December 13, 2022) and (2) $100,000 was received from an entity controlled by our chief financial officer, Andrea Goren ($75,000 on November 29, 2022 and $25,000 on December 13, 2022). These notes accrue 10% annual interest accrues from the date of issuance. These notes are callable with 10 days prior written notice. At maturity, the Company agreed to pay outstanding principal, a 10% financing fee and accrued interest.

The financing fees for all demand notes were recorded as a debt discount and as of September 30, 2023 the Company had fully amortized the discount.

For the nine months ended September 30, 2023, the Company incurred $55,444 in interest related to these demand notes.

Jan and March 2023 Convertible Notes

In January and March 2023, the Company issued $410,000 of convertible notes, for $310,000 in cash and the conversion of $100,000 of demand notes from the fourth quarter of 2022. These convertible notes were issued with fixed conversion prices of $10.00 (for the $275,000 issued in January 2023) and $12.00 (for the $135,000 issued in March 2023) and (ii) 5-year warrants to purchase 19,375 shares of the Common Stock at an exercise price of $20.00.

The cumulative fair value of the warrants at issuance was $132,183. This was recognized as a debt discount and will to be amortized on a straight-line basis over the life of the respective notes. For the nine months ending September 30, 2023 the Company amortized $95,710 of the debt discount and as of September 30, 2023 had a remaining debt discount balance of $36,472.

Interest on these notes accrues at a rate of ten percent (10%) per annum and is payable at the holder’s option either in cash or in shares of Common Stock at the conversion price set forth in the notes on December 31, 2023, unless converted earlier. For the nine months ended September 30, 2023 the Company incurred $27,933 in interest related to these convertible notes.

All amounts due under these notes are convertible at any time after the issuance date, in whole or in part (subject to rounding for fractional shares), at the option of the holders into the Common Stock at a fixed conversion price for the notes as described above.

February 2023 Convertible Debentures

On February 3, and February 17, 2023, the Company entered into securities purchase agreements (the “February Purchase Agreements”) with accredited investors (the “February Investors”) for the purchase of (i) convertible debentures of the Company in the aggregate original principal amount of $500,000 (the “February Debentures”) for a purchase price of $450,000, (ii) warrants (the “February Warrants”) to purchase 12,500 shares (the “February Warrant Shares”) of Common Stock at an exercise price of $15.00 per share, and (iii) 4,167 shares of Common Stock issued as an inducement for issuing the February Debentures. The proceeds, net of placement agent and legal fees, were used for working capital and general corporate purposes.

The cumulative fair value of the warrants at issuance was $291,207. This was recognized as a debt discount and will be amortized on a straight-line basis over the life of the respective notes. For the nine months ending September 30, 2023 the Company amortized $347,520 of the debt discount and as of September 30, 2023 the Company had fully amortized the discount.

Pursuant to the February Debentures, interest on the February Debentures accrued at a rate of eight percent (8%) per annum payable at maturity, one year from the date of the February Debentures. For the nine months ended September 30, 2023 the Company incurred $9,640 in interest on the February Debentures.

All amounts due under the February Debentures were convertible at any time after the issuance date, in whole or in part, at the option of the February Investors into Common Stock at an initial price of $10.40 per share. This conversion price was subject to adjustment for stock splits, combinations or similar events and anti-dilution provisions, among other adjustments and is subject to a floor price.

F-45

The Company could prepay the February Debentures at any time in whole or in part by paying a sum of money equal to 105% of the principal amount to be redeemed, together with accrued and unpaid interest.

While any portion of each February Debenture remained outstanding, if the Company received cash proceeds of more than $2,000,000 (the “Minimum Threshold”) in the aggregate from any source or series of related or unrelated sources, the February Investors had the right in their sole discretion to require the Company to immediately apply up to 50% of all proceeds received by the Company above the Minimum Threshold to repay the outstanding amounts owed under the February Debentures. In April 2023, the Company used $360,151 in proceeds from the RD Offering (as described in Note 11 below) to repay a portion of the February Debentures. On August 8, 2023, the Company repaid the remaining balance of $139,849 with proceeds from the August Public Offering (as described in Note 16 below).

The February Warrants included anti-dilution protection whereby a subsequent offering priced below the February Warrants’ strike price then in effect would entitle the February Investors to a reduction of such strike price to the price of such subsequent offering and an increase in the February Warrant Shares determined by dividing the dollar amount for which the February Warrants are exercisable by such lower strike price. As a result of the $2.85 unit purchase price of the August Public Offering (as described in Note 16 below), following consummation of the August Public Offering, the February Warrants now entitle the February Investors to purchase a total 65,790 at an exercise price of $2.85 per February Warrant Share. On August 8, 2023, the Company issued 26,391 shares of Common Stock upon exercise of one of the February Warrants on a net-exercise basis and on August 21, 2023, the Company issued 17,594 shares of Common Stock upon exercise of the other February Warrant on a net-exercise basis. Following these exercises, there were no February Warrants outstanding.

Standard Merchant Cash Advance

On July 20, 2023, the Company entered into a Standard Merchant Cash Advance Agreement (the “Cash Advance Agreement”) with Cedar Advance LLC (“Cedar”) under which Cedar purchased $543,750 of the Company’s receivables for a gross purchase price of $375,000 (the “Initial Advance”). The Company received cash proceeds of $356,250, net of a financing fee. Until the purchase price is repaid, the Company agreed to pay Cedar $19,419.64 per week. Since, through the refinancing described below, the Company repaid Cedar within 30 days, the amount payable under the Initial Advance was reduced from $543,750 to $465,000.

On August 31, 2023, the Company refinanced the Initial Advance through the purchase by Cedar of $746,750 of the Company’s receivables for a gross purchase price of $515,000 (the “Refinanced Advance”). The Company received net cash proceeds of $134,018 after applying $390,892 towards the repayment of the Initial Advance. The new Cash Advance Agreement provides that if the Company repays the Refinanced Advance within 30 days then the amount payable to Cedar shall be reduced to $643,750, and if the Refinanced Advance is repaid on days 31 to 60 then the amount payable to Cedar shall be reduced to $674,650. Until the purchase price is repaid, the Company agreed to pay Cedar $16,594 per week. On September 29, 2023, the Company repaid $0.3 million of the Cash Advance Agreement with proceeds from the RLSA Loan (as defined below). As a result of such payment, the weekly payment was reduced to $9,277.

The financing fees were recorded as a debt discount. For the nine months ending September 30, 2023 the Company amortized $51,672 of the debt discount and as of September 30, 2023 had a remaining debt discount balance of $321,328.

Revenue Loan and Security Agreement

On September 29, 2023, the Company, Steven Shum, as a Key Person, and the Company’s wholly-owned subsidiaries Bio X Cell, Inc, INVO CTR, Wood Violet Fertility LLC, FLOW and Orange Blossom Fertility LLC as guarantors (the “Guarantors”), entered into a Revenue Loan and Security Agreement (the “Loan Agreement”) with Decathlon Alpha V LP (the “Lender”) under which the Lender advanced a gross amount of $1,500,000 to the Company (the “RSLA Loan”). The RSLA Loan has a maturity date of June 29, 2028, is payable in fixed monthly installments, as set forth in the Loan Agreement, and may be prepaid without penalty at any time. The installments include an interest factor that varies based on when the RSLA Loan is fully repaid and is based on a minimum amount that increases from thirty five percent (35%) of the RSLA Loan principal, if fully repaid in the first six months, to 100% of the RSLA Loan principal, if fully repaid after 30 months from the RSLA Loan’s effective date.

The financing fees for the RSLA Loan were recorded as a debt discount. For the nine months ending September 30, 2023, the Company amortized $0 of the debt discount and as of September 30, 2023 had a remaining debt discount balance of $15,000.

Note 11 – Related Party Transactions

In the fourth quarter of 2022, the Company received $700,000 through the issuance of demand notes from related parties, as follows: (a) $500,000 from JAG; (b) $100,000 from our chief executive officer, Steve Shum; and (c) $100,000 from our chief financial officer, Andrea Goren. On July 10, 2023, the Company received an additional $100,000 through the issuance of a demand note from JAG. The Company’s CFO is a beneficiary of JAG but does not have any control over JAG’s investment decisions with respect to the Company. See Note 9 of the Notes to Consolidated Financial Statements for additional information.

As of September 30, 2023, the Company owed accounts payable to related parties totaling $188,162, primarily related to unpaid employee expense reimbursements and unpaid board fees.

Note 12 – Stockholders’ Equity

Reverse Stock Split

On June 28, 2023, the Company’s board of directors approved a reverse stock split of the Company’s common stock at a ratio of 1-for-20 and also approved a proportionate decrease in its authorized common stock to 6,250,000 shares from 125,000,000. On July 26, 2023, the Company filed a certificate of change (with an effective date of July 28, 2023) with the Nevada Secretary of State pursuant to Nevada Revised Statutes 78.209 to effectuate a 1-for-20 reverse stock split of its outstanding common stock. On July 27, 2023, the Company received notice from Nasdaq that the reverse split would take effect at the open of business on July 28, 2023, and the reverse stock split took effect on that date. All share information included in this Form 10-Q has been reflected as if the reverse stock split occurred as of the earliest period presented.

Increase in Authorized Common Stock

On October 13, 2023, shareholders of the Company approved an increase to the number of authorized shares of the Company’s common stock from 6,250,000 shares to 50,000,000 shares as set forth below. On October 13, 2023, the Company filed a Certificate of Amendment to its Articles of Incorporation to increase its authorized shares of common stock from 6,250,000 shares to 50,000,000 shares.

F-46

February 2023 Equity Purchase Agreement

On February 3, 2023, the Company entered into an equity purchase agreement (the “ELOC”) and registration rights agreement (the “ELOC RRA”) with an accredited investor (the “Feb 3 Investor”) pursuant to which the Company has the right, but not the obligation, to direct the Feb 3 Investor to purchase up to $10.0 million (the “Maximum Commitment Amount”) of shares of Common Stock, in multiple tranches. Further, under the ELOC and subject to the Maximum Commitment Amount, the Company has the right, but not the obligation, to submit notices to the Feb 3 Investor to purchase shares of Common Stock (i) in a minimum amount of not less than $25,000 and (ii) in a maximum amount of up to the lesser of (a) $750,000 or (b) 200% of the Company’s average daily trading value of the Common Stock.

Also on February 3, 2023, the Company issued to the Feb 3 Investor 7,500 shares of Common Stock for its commitment to enter into the ELOC.

The obligation of the Feb 3 Investor to purchase shares of Common Stock pursuant to the ELOC ends on the earlier of (i) the date on which the purchases under the ELOC equal the Maximum Commitment Amount, (ii) 24 months after the date of the ELOC (February 3, 2025), (iii) written notice of termination by the Company, (iv) the date that the ELOC RRA is no longer effective after its initial effective date, or (v) the date that the Company commences a voluntary case or any person or entity commences a proceeding against the Company pursuant to or within the meaning of federal or state bankruptcy law, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors (the “Commitment Period”).

During the Commitment Period, and subject to the shares of Common Stock underlying the ELOC be registered, the price that Feb 3 Investor will pay to purchase the shares of Common Stock that it is obligated to purchase under the ELOC shall be 97% of the “market price,” which is defined as the lesser of (i) the lowest closing price of our Common Stock during the 7 trading day-period following the clearance date associated with the applicable put notice from the Company or (ii) the lowest closing bid price of the Common Stock on the principal trading market for the Common Stock (currently, the Nasdaq Capital Market) on the trading day immediately preceding a put date.

To date, the Company has not been in a position to register the shares underlying the ELOC as a result of standstill agreements related to the RD Offering and the August 2023 Offering (both as defined below).

March 2023 Registered Direct Offering

On March 23, 2023, INVO entered into a securities purchase agreement (the “March Purchase Agreement”) with a certain institutional investor, pursuant to which the Company agreed to issue and sell to such investor (i) in a registered direct offering (the “RD Offering”), 69,000 shares of Common Stock, and a pre-funded warrant (the “Pre-Funded Warrant”) to purchase up to 115,000 shares of Common Stock, at an exercise price of $0.20 per share, and (ii) in a concurrent private placement (the “March Warrant Placement”), a common stock purchase warrant (the “March Warrant”), exercisable for an aggregate of up to 276,000 shares of Common Stock, at an exercise price of $12.60 per share. The securities to be issued in the RD Offering (priced at the marked under Nasdaq rules) were offered pursuant to the Company’s shelf registration statement on Form S-3 (File 333-255096), initially filed by the Company with the SEC under the Securities Act, on April 7, 2021 and declared effective on April 16, 2021. All Pre-Funded Warrants were exercised by the investor in June 2023.

The March Warrant (and the shares of Common Stock issuable upon the exercise of the March Warrant) was not registered under the Securities Act and was offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. The March Warrant is immediately exercisable upon issuance, will expire eight years from the date of issuance, and in certain circumstances may be exercised on a cashless basis.

On March 27, 2023, the Company closed the RD Offering and March Warrant Placement, raising gross proceeds of approximately $3 million before deducting placement agent fees and other offering expenses payable by the Company. In the event the March Warrant were fully exercised for cash, the Company would receive additional gross proceeds of approximately $3.5 million. Under the March Purchase Agreement, the Company was entitled to use a portion of the net proceeds of the offering to (a) repay the February Debentures, and (b) to make the down payment for the WFI acquisition. The remainder of the net proceeds could be used for working capital, capital expenditures, and other general corporate purposes. The Company used $383,879 in proceeds to repay a portion of the February Debentures and related fees and interest and the remainder of the proceeds were used for working capital and general corporate purposes.

F-47

August 2023 Public Offering

On August 4, 2023, the Company, entered into securities purchase agreements (the “Purchase Agreements”) with certain institutional and other investors, pursuant to which the Company agreed to issue and sell to such investors in a public offering (the “August 2023 Offering”), 1,580,000 units (the “Units”) at a price of $2.85 per Unit, with each Unit consisting of (i) one share of Common Stock (the “Shares”) of the Company, and (ii) two common stock purchase warrants (the “Warrants”), each exercisable for one share of Common Stock at an exercise price of $2.85 per share. In the aggregate, in the August 2023 Offering the Company issued 1,580,000 Shares and 3,160,000 Warrants. The securities issued in the August 2023 Offering were offered pursuant to the Company’s registration statement on Form S-1 (File 333-273174) (the “Registration Statement”), initially filed by the Company with the SEC under the Securities Act, on July 7, 2023 and declared effective on August 3, 2023.

The Company closed the Offering on August 8, 2023, raising gross proceeds of approximately $4.5 million before deducting placement agent fees and other offering expenses payable by the Company. The Company used (i) $2,150,000 to fund the initial installment of the WFI purchase price (net of a $350,000 holdback) on August 10, 2023, (ii) $1,000,000 to pay Armistice the Armistice Amendment Fee (as defined below), and (iii) $139,849 to complete repayment of the February Debentures to the February Investors, plus accrued interest and fees of approximately $10,911. The Company is using the remaining proceeds from the August 2023 Offering for working capital and general corporate purposes.

In connection with the August 2023 Offering, on August 4, 2023, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (the “Placement Agent”), pursuant to which (i) the Placement Agent agreed to act as placement agent on a “best efforts” basis in connection with the August 2023 Offering and (ii) the Company agreed to pay the Placement Agent an aggregate fee equal to 7.0% of the gross proceeds (and 5% for certain investors) raised in the August 2023 Offering and warrants to purchase up to 110,600 shares of Common Stock at an exercise price of $3.14 (the “Placement Agent Warrants”). The Placement Agent Warrants (and the shares of Common Stock issuable upon the exercise of the Placement Agent Warrants) were not registered under the Securities Act and were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

The August 2023 Offering was facilitated by the Company entering into an Amendment to Securities Purchase Agreement on July 7, 2023 (the “Armistice Amendment”) with Armistice Capital Markets Ltd. to delete Section 4.12(a) of our March 23, 2023 Securities Purchase Agreement (the “Armistice SPA”) with Armistice pursuant to which we agreed that from March 23, 2023 until 45 days after the effective date of the Resale Registration Statement (as defined below) we would not (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents or (ii) file any registration statement or any amendment or supplement thereto, other than the prospectus supplement filed in connection with that offering and the Resale Registration Statement (the “Subsequent Equity Financing Provision”). In consideration of Armistice’s agreement to enter into the Armistice Amendment and delete the Subsequent Equity Financing Provision from the Armistice SPA, we agreed to pay Armistice a fee a $1,000,000 (the “Armistice Amendment Fee”) within two days of the closing of the August 2023 Offering. Additionally, we agreed to include a proposal in our proxy statement for our 2023 Annual Meeting of Stockholders for the purpose of obtaining the approval of the holders of a majority of our outstanding voting common stock, to effectuate the reduction of the exercise price (the “Exercise Price Reduction”) set forth in Section 2(b) of the Common Stock Purchase Warrants issued to Armistice on March 27, 2023 (the “Existing Warrants”) to the per unit public offering price of the August 2023 Offering (or $2.85), in accordance with Nasdaq Rule 5635(d) (the “Shareholder Approval”) with the recommendation of our board of directors that such proposal be approved. We also agreed to solicit proxies from our shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and that all management-appointed proxyholders shall vote their proxies in favor of such proposal. Further, if we did not obtain Shareholder Approval at the first meeting, we agree to call a meeting every six (6) months thereafter to seek Shareholder Approval until the earlier of the date Shareholder Approval is obtained or the Existing Warrants are no longer outstanding. Until such approval is obtained, the exercise price of the Existing Warrants will remain unchanged. At the special meeting on October 13, 2023, Company shareholders rejected the Exercise Price Reduction.

Nine Months Ended September 30, 2023

During the nine months ended September 30, 2023, the Company issued 3,994 shares of Common Stock to employees and directors and 12,202 shares of Common Stock to consultants with a fair value of $54,235 and $106,174, respectively. The shares were issued under the Company’s 2019 Stock Incentive Plan (the “2019 Plan”).

During the nine months ended September 30, 2023, the Company issued 297 shares of Common Stock upon the exercise of options. The Company received proceeds of $2,375.

In February 2023, the Company issued 4,167 shares of Common Stock with a fair value of $56,313 as inducement for issuing the February Debentures. The fair value of the shares was recognized as a discount to the February Debentures and will be amortized over the life of the notes.

In February 2023, the Company 7,500 shares of Common Stock in connection with the ELOC with a fair value of $93,000 that was expensed in the period.

F-48

In March 2023, the Company issued 69,000 shares of Common Stock in the RD Offering and March Warrant Placement. The Company received net proceeds of approximately $2.7 million.

In May 2023, the Company issued 6,115 shares of Common Stock to consultants in consideration of services rendered with a fair value of $45,000. These shares were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The Company did not receive any cash proceeds from this issuance.

On July 11, 2023, the Company issued 16,250 shares of Common Stock in consideration of a settlement with an unrelated third party. These shares were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The Company did not receive any cash proceeds from this issuance.

In August 2023, the Company issued 43,985 shares of Common Stock upon exercise of an existing warrant on a net-exercise basis. These shares were issued pursuant to the exemption from registration provided by Section 4(a)(2) and/or 3(a)(9) of the Securities Act of 1933, as amended.

On August 8, 2023, the Company issued 1,580,000 shares of Common Stock in the August 2023 Offering. The Company received net proceeds of approximately $4.1 million.

In September 2023, the Company issued 7,500 shares of Common Stock to consultants in consideration of services rendered with a fair value of $11,250. These shares were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The Company did not receive any cash proceeds from this issuance.

Note 13 – Equity-Based Compensation

Equity Incentive Plans

In October 2019, the Company adopted the 2019 Plan. Under the 2019 Plan, the Company’s board of directors is authorized to grant stock options to purchase Common Stock, restricted stock units, and restricted shares of Common Stock to its employees, directors, and consultants. The 2019 Plan initially provided for the issuance of 25,000 shares. A provision in the 2019 Plan provides for an automatic annual increase equal to 6% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year. In January 2023, the number of available shares increased by 36,498 shares bringing the total shares available under the 2019 Plan to 125,000.

Options granted under the 2019 Plan generally have a life of 3 to 10 years and exercise prices equal to or greater than the fair market value of the Common Stock as determined by the Company’s board of directors. Vesting for employees typically occurs over a three-year period.

The following table sets forth the activity of the options to purchase Common Stock under the 2019 Plan.

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2022	64,850	$68.00	$-
Granted	59,048	7.74	-
Exercised	(297)	8.00	-
Canceled	(10,973)	70.68	-
Balance as of September 30, 2023	112,628	$41.90	$-
Exercisable as of September 30, 2023	82,661	$58.23	$-

The fair value of each option granted is estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

Nine months ended September 30,
	2023	2022
Risk-free interest rate range	3.6-3.69%	1.6 to 1.9%
Expected life of option-years	5-5.63	5.25 to 5.75
Expected stock price volatility	106.6-114.9%	110.4 to 113.2%
Expected dividend yield	-%	-%

The risk-free interest rate is based on U.S. Treasury interest rates, the terms of which are consistent with the expected life of the stock options. Expected volatility is based upon the average historical volatility of the Common Stock over the period commensurate with the expected term of the related instrument. The expected life and estimated post-employment termination behavior is based upon historical experience of homogeneous groups, executives and non-executives, within the Company. The Company does not currently pay dividends on its Common Stock, nor does it expect to do so in the foreseeable future.

F-49

	Total Intrinsic Value of Options Exercised	Total Fair Value of Options Vested
Year ended December 31, 2022	$-	$1,616,401
Nine months ended September 30, 2023	$-	$896,257

For the nine months ended September 30, 2023, the weighted average grant date fair value of options granted was $6.38 per share. The Company estimates the fair value of options at the grant date using the Black-Scholes model. For all stock options granted through September 30, 2023, the weighted average remaining service period is 1 year.

Restricted Stock and Restricted Stock Units

In the nine months ended September 30, 2023, the Company granted 13,272 restricted stock units and shares of restricted stock to certain employees, directors, and consultants under the 2019 Plan. Restricted stock issued to employees, directors, and consultants generally vest either at grant or vest over a period of one year from the date of grant.

The following table summarizes the Company’s restricted stock awards activity under the 2019 Plan during the nine months ended September 30, 2023:

	Number of Unvested Shares	Weighted Average Grant Date Fair Value	Aggregate Value of Shares

Balance as of December 31, 2022	3,533	$8.40	$29,949
Granted	13,272	8.88	117,847
Vested	(16,505)	18.82	310,554
Forfeitures	-	-	-
Balance as of September 30, 2023	300	18.42	5,525

Note 14 – Unit Purchase Options and Warrants

The following table sets forth the activity of unit purchase options:

	Number of Unit Purchase Options	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2022	$4,649	$64.00	$-
Granted	-	-	-
Exercised	-	-	-
Canceled	-	-	-
Balance as of September 30, 2023	$4,649	$64.00	$-

The following table sets forth the activity of warrants:

	Number of Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2022	25,884	$30.20	$-
Granted	3,643,526	3.63	-
Exercised	(180,790)	1.16	-
Canceled	-	-	-
Balance as of September 30, 2023	3,488,620	$3.95	$-

Note 15 – Income Taxes

The Company uses the asset and liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. If a carryforward exists, the Company decides as to whether the carryforward will be utilized in the future. Currently, a valuation allowance is established for all deferred tax assets and carryforwards as their recoverability is deemed to be uncertain. If the Company’s expectations for future operating results at the federal or at the state jurisdiction level vary from actual results due to changes in healthcare regulations, general economic conditions, or other factors, it may need to adjust the valuation allowance, for all or a portion of the Company’s deferred tax assets. The Company’s income tax expense in future periods will be reduced or increased to the extent of offsetting decreases or increases, respectively, in the Company’s valuation allowance in the period when the change in circumstances occurs. These changes could have a significant impact on the Company’s future earnings.

Income tax expense was $1,886 and $4,751 for the three and nine months ended September 30, 2023, compared to $0 and $800 for the three and nine months ended September 30, 2022. The annual forecasted effective income tax rate for 2023 is 0%, with a year-to-date effective income tax rate for the nine months ended September 30, 2023, of 0%.

Note 16 – Commitments and Contingencies

Insurance

The Company’s insurance coverage is carried with third-party insurers and includes: (i) general liability insurance covering third-party exposures; (ii) statutory workers’ compensation insurance; (iv) excess liability insurance above the established primary limits for general liability and automobile liability insurance; (v) property insurance, which covers the replacement value of real and personal property and includes business interruption; and (vi) insurance covering our directors and officers for acts related to our business activities. All coverage is subject to certain limits and deductibles, the terms and conditions of which are common for companies with similar types of operations.

Legal Matters

The Company is not currently subject to any material legal proceedings; however, it could be subject to legal proceedings and claims from time to time in the ordinary course of its business, or legal proceedings it considered immaterial may in the future become material. Regardless of the outcome, litigation can, among other things, be time consuming and expensive to resolve, and can divert management resources.

F-50

Note 17 – Subsequent Events

Increase in Authorized Common Stock

On October 13, 2023, shareholders of the Company approved an increase to the number of authorized shares of the Company’s common stock from 6,250,000 shares to 50,000,000 shares and the Company filed a Certificate of Amendment to its Articles of Incorporation with the Nevada Secretary of State on such date to increase its authorized shares of common stock from 6,250,000 shares to 50,000,000 shares.

NAYA Biosciences Merger

On October 22, 2023, the Company, INVO Merger Sub Inc., a wholly owned subsidiary of the Company and a Delaware corporation (“Merger Sub”), and NAYA Biosciences, Inc., a Delaware corporation (“NAYA”), entered into an Agreement and Plan of Merger, as amended on October 25, 2023 (the “Merger Agreement”).

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge (the “Merger”) with and into NAYA, with NAYA continuing as the surviving corporation and a wholly owned subsidiary of the Company.

At the effective time and as a result of the Merger, each share of Class A common stock, par value $0.000001 per share, of NAYA (the “NAYA common stock”) outstanding immediately prior to the effective time of the Merger, other than certain excluded shares held by NAYA as treasury stock or owned by the Company or Merger Sub, will be converted into the right to receive 7.33333 (subject to adjustment as set forth in the Merger Agreement) shares of a newly designated series of common stock, par value $0.0001 per share, of the Company which shall be entitled to ten (10) votes per each share (“Company Class B common stock”) for a total of approximately 18,150,000 shares of the Company (together with cash proceeds from the sale of fractional shares, the “Merger Consideration”).

Immediately following the effective time of the Merger, Dr. Daniel Teper, NAYA’s current chairman and chief executive officer, will be named chairman and chief executive officer of the Company, and the board of directors will be comprised of at least seven (7) directors, of which (i) one shall be Steven Shum, the Company’s current chief executive officer, and (ii) six shall be identified by NAYA, of which four (4) shall be independent directors.

The completion of the Merger is subject to satisfaction or waiver of certain customary mutual closing conditions, including (1) the adoption of the Merger Agreement by the stockholders of the Company and NAYA, (2) the absence of any injunction or other order issued by a court of competent jurisdiction or applicable law or legal prohibition prohibiting or making illegal the consummation of the Merger, (3) the completion of due diligence, (4) the completion of an interim private offering of shares of Company common stock at a price that is a premium to the market price of the Company common stock in an estimated amount of $5,000,000 or more of gross proceeds, (5) the aggregate of the liabilities of the Company, excluding certain specified liabilities, shall not exceed $5,000,000, (6) the receipt of waivers from any and all holders of warrants (and any other similar instruments) to securities of the Company, with respect to any fundamental transaction rights such warrant holders may have under any such warrants, (7) the continued listing of the Company common stock on NASDAQ through the effective time of the Merger and the approval for listing on NASDAQ of the shares of the Company common stock to be issued in connection with the Merger, the interim private offering, and a private offering of shares of Company common stock at a target price of $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Company common stock) resulting in sufficient cash available for the Company for one year of operations, as estimated by NAYA, (8) the effectiveness of a registration statement on Form S-4 to be filed by the Company pursuant to which the shares of Company common stock to be issued in connection with the Merger will be registered with the SEC, and the absence of any stop order suspending such effectiveness or proceeding for the purpose of suspending such effectiveness being pending before or threatened by the SEC, and (9) the Company shall have received customary lock-up Agreement from certain Company stockholders. The obligation of each party to consummate the Merger is also conditioned upon (1) the other party having performed in all material respects its obligations under the Merger Agreement and (2) the other party’s representations and warranties in the Merger Agreement being true and correct (subject to certain materiality qualifiers); provided, however, that these conditions, other than with respects to certain representations and warranties, will be deemed waived by the Company upon the closing of the interim private offering.

The Merger Agreement contains termination rights for each of the Company and NAYA, including, among others: (1) if the consummation of the Merger does not occur on or before December 31, 2023 (the “End Date”), except that any party whose material breach of the Merger Agreement caused or was the primary contributing factor that resulted in the failure of the Merger to be consummated on or before the End Date, (2) if any governmental authority has enacted any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, and (3) if the required vote of the stockholders of either the Company or NAYA has not been obtained. The Merger Agreement contains additional termination rights for NAYA, including, among others: (1) if the Company materially breaches its non-solicitation obligations or fails to take all action necessary to hold a stockholder meeting to approve the transactions contemplated by the Merger Agreement, (2) if the aggregate of the liabilities of the Company, excluding certain specified liabilities, exceed $5,000,000, (3) if NAYA determines that the due diligence contingency will not be satisfied by October 26, 2023, (4) if NAYA determines that the Company has experienced a material adverse effect, or (5) the Company material breaches any representation, warranty, covenant, or agreement such that the conditions to closing would not be satisfied and such breach is incapable of being cured, unless such breach is caused by NAYA’s failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the closing.

If all of NAYA’s conditions to closing are satisfied or waived and NAYA fails to consummate the Merger, NAYA would be required to pay the Company a termination fee of $1,000,000. If all of the Company’s conditions to closing conditions are satisfied or waived and the Company fails to consummate the Merger, the Company would be required to pay NAYA a termination fee of $1,000,000.

Following the Merger, NAYA plans to operate in three sectors focused on: (a) increasing patient access to life-transforming treatments in oncology (“NAYA Oncology”); (b) fertility; and (c) regenerative medicine.

NAYA Oncology has acquired two clinical-stage bispecific antibody assets for the treatment of Hepatocellular Carcinoma and Multiple Myeloma from Cytovia Therapeutics (“Cytovia”), a biopharmaceutical company focused on immune cell engager bispecific antibodies and gene-edited cell therapeutics, for a consideration in cash and shares at an agreed price of $5 in the merged company.

Under the terms of the Merger Agreement, pending approval of the transaction by INVO’s, Cytovia’s, and NAYA’s stockholders and subject to key closing conditions, INVO will acquire 100% of the outstanding equity interests in NAYA by means of a reverse triangular merger, pursuant to which INVO will issue to NAYA more than eighty percent (80%) of its common stock, effectively resulting in a change of control.

Warrant Solicitation

On November 9, 2023, the Company announced that it had commenced a solicitation of waivers (the “Waiver Solicitation”) from holders of the Company’s common stock purchase warrants dated August 8, 2023 (the “Warrants”) of the holder’s right to exercise a payment option upon consummation of the Merger with NAYA. Receipt of the waivers is a condition to the consummation of the Merger. The Waiver Solicitation is being made pursuant to a notice of waiver solicitation (the “Notice of Waiver Solicitation”) and accompanying form of waiver, which the Company is sending to the holders of the Warrants. The Notice of Waiver solicitation sets forth the terms of the Warrant Solicitation. The Waiver Solicitation is scheduled to expire at 5:00 p.m., New York City time, on November 15, 2023.

F-51

F-52

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of INVO Bioscience, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of INVO Bioscience, Inc. (the Company) as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered net losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Investments/Variable Interest Entities

As discussed in Note 1 & 3 to the financial statements, the Company has material investments in consolidated and unconsolidated entities. The Company evaluated the need to consolidate as a VIE or equity investment under the provisions of ASC 810 and ASC 323, respectively.

Auditing management’s evaluation of the need to consolidate the entities associated with the investments involves significant judgment, given the fact that the agreements require management’s evaluation ownership percentages, influence, control and whether or not the Company is the primary beneficiary.

To evaluate the appropriateness and accuracy of the assessment by management, we evaluated management’s assessment in relationship to their application of the guidance outlined in ASC 810 and ASC 323.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2019.

Houston, TX

April 17, 2023

F-53

INVO BIOSCIENCE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash	$90,135	$5,684,871
Accounts receivable	77,149	50,470
Inventory	263,602	287,773
Prepaid expenses and other current assets	190,201	282,751
Total current assets	621,087	6,305,865
Property and equipment, net	436,729	501,436
Intangible assets, net	-	132,093
Lease right of use	1,808,034	2,037,052
Investment in joint ventures	1,237,865	1,489,934
Total assets	$4,103,715	$10,466,380

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$1,349,038	$443,422
Accrued compensation	946,262	581,689
Notes payable, net	100,000	-
Notes payable - related party, net	662,644	-
Deferred revenue	119,876	5,900
Lease liability, current portion	231,604	221,993
Total current liabilities	3,409,424	1,253,004
Lease liability, net of current portion	1,669,954	1,901,557
Deferred tax liability	1,949	1,139
Total liabilities	5,081,327	3,155,700

Stockholders’ equity (deficit)
Common Stock, $.0001 par value; 125,000,000 shares authorized; 12,172,214 and 11,929,147 issued and outstanding as of December 31, 2022, and 2021, respectively	1,217	1,193
Additional paid-in capital	48,804,704	46,200,509
Accumulated deficit	(49,783,533)	(38,891,022)
Total stockholders’ equity (deficit)	(977,612)	7,310,680
Total liabilities and stockholders’ equity (deficit)	$4,103,715	$10,466,380

The accompanying notes are an integral part of these consolidated financial statements.

F-54

INVO BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years
	Ended December 31,
	2022	2021
Revenue:
Product revenue	$207,342	544,942
Clinic revenue	614,854	43,745
License revenue	-	3,571,429
Total revenue	822,196	4,160,116
Cost of revenue:
Cost of revenue	286,923	126,326
Depreciation	44,600	18,726
Total cost of revenue	331,523	145,052
Gross profit	490,673	4,015,064
Operating expenses:
Selling, general and administrative expenses	10,573,111	9,015,158
Research and development expenses	544,043	216,430
Total operating expenses	11,117,154	9,231,588
Loss from operations	(10,626,481)	(5,216,524)
Other income (expense):
Loss from equity method joint ventures	(200,558)	(327,542)
Gain on extinguishment of debt	-	159,126
Interest income	308	3,657
Interest expense	(59,445)	(1,265,359)
Foreign currency exchange loss	(3,463)	(3,534)
Total other expenses	(263,158)	(1,433,652)
Net loss before income taxes	(10,889,639)	(6,650,176)
Income taxes	2,872	4,764
Net loss	$(10,892,511)	$(6,654,940)
Net loss per common share:
Basic	(0.90)	(0.63)
Diluted	(0.90)	(0.63)
Weighted average number of common shares outstanding:
Basic	12,122,606	10,632,413
Diluted	12,122,606	10,632,413

The accompanying notes are an integral part of these consolidated financial statements.

F-55

INVO BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balances, December 31, 2020	9,639,268	$964	$37,978,224	$(32,236,082)	$5,743,106
Common stock issued to directors and employees	49,806	5	360,148	-	360,153
Common stock issued for services	237,750	24	804,100	-	804,124
Conversion of notes payable and accrued interest	466,809	47	1,493,741	-	1,493,788
Proceeds from the sale of common stock, net of offering costs	1,240,737	124	-	-	-
Proceeds from warrant exercise	39,095	4	123,558	-	123,562
Proceeds from unit purchase option exercise	77,444	8	246,270	-	246,278
Cashless warrant exercise	91,709	9	(9)	-	-
Cashless unit purchase option exercise	86,529	8	(8)	-	-
Stock options issued to directors and employees as compensation	-	-	1,543,912	-	1,543,912
Net Loss	-	-	-	(6,654,940)	(6,654,940)
Balances, December 31, 2021	11,929,147	$1,193	$46,200,509	$(38,891,022)	$7,310,680
Common stock issued to directors and employees	87,194	9	484,798	-	484,807
Common stock issued for services	61,250	6	123,205	-	123,211
Proceeds from the sale of common stock, net of fees and expenses	94,623	9	289,791	-	289,800
Stock options issued to directors and employees as compensation	-	-	1,616,401	-	1,616,401
Warrants issued with notes payable	-	-	90,000	-	90,000
Net loss	-	-	-	(10,892,511)	(10,892,511)
Balances, December 31, 2022	12,172,214	1,217	48,804,704	(49,783,533)	(977,612)

The accompanying notes are an integral part of these consolidated financial statements.

F-56

INVO BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years
	Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(10,892,511)	$(6,654,940)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock compensation issued for services	123,211	804,124
Non-cash stock compensation issued to directors and employees	484,807	360,153
Fair value of stock options issued to employees	1,616,401	1,543,912
Non-cash compensation for services	120,000	-
Amortization of discount on notes payable	52,644	1,188,310
Amortization of leasehold right of use asset	229,018	138,322
Gain on extinguishment of debt	-	(159,126)
Loss on impairment of intangible assets	132,227	-
Loss from equity method investment	200,558	327,542
Depreciation and amortization	77,301	27,760
Changes in assets and liabilities:
Accounts receivable	(26,679)	(28,771)
Inventory	24,171	(22,401)
Prepaid expenses and other current assets	92,550	(124,811)
Accounts payable and accrued expenses	904,060	114,495
Accrued compensation	364,573	54,363
Deferred revenue	113,976	(3,565,529)
Leasehold liability	(221,992)	(53,846)
Accrued interest	1,556	20,921
Income taxes payable	-	(392)
Deferred tax liabilities	810	-
Net cash used in operating activities	(6,603,319)	(6,029,914)
Cash from investing activities:
Payments to acquire property, plant, and equipment	(10,785)	(415,710)
Payments to acquire intangible assets	(1,943)	(38,939)
Investment in joint ventures	(68,489)	(1,698,863)
Net cash used in investing activities	(81,217)	(2,153,512)
Cash from financing activities:
Proceeds from notes payable	100,000	-
Proceeds from notes payable – related parties	700,000	-
Proceeds from the sale of common stock, net of offering costs	289,800	3,650,697
Proceeds from warrant exercise	-	123,562
Proceeds from unit purchase option exercise	-	246,278
Principal payment on notes payable	-	(250,000)
Net cash provided by financing activities	1,089,800	3,770,537
Increase in cash and cash equivalents	(5,594,736)	(4,412,889)
Cash and cash equivalents at beginning of period	5,684,871	10,097,760
Cash and cash equivalents at end of period	$90,135	$5,684,871

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$-	$52,603
Taxes	$800	$3,307
Noncash activities:
Fair value of warrants issued with debt	$90,000	$-
Common stock issued upon note payable and accrued interest conversion	$-	$1,493,788
Cashless exercise of warrants	$-	$9
Cashless exercise of unit purchase options	$-	$8
Initial ROU asset and lease liability	$-	$2,096,055
Fixed assets transferred to investment in joint venture	$-	$20,529

The accompanying notes are an integral part of these consolidated financial statements.

F-57

INVO BIOSCIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 1 – Summary of Significant Accounting Policies

Description of Business

INVO Bioscience, Inc. (“INVO” or the “Company”) is a commercial-stage fertility company dedicated to expanding the assisted reproductive technology (“ART”) marketplace by making fertility care accessible and inclusive to people around the world. The Company’s primary mission is to implement new medical technologies aimed at increasing the availability of affordable, high-quality, patient-centered fertility care. The Company’s flagship product is INVOcell, a revolutionary medical device that allows fertilization and early embryo development to take place in vivo within the woman’s body. The Company’s commercialization strategy involves the opening of dedicated “INVO Centers” focused on offering the INVOcell and IVC procedure (with three centers in North America now operational) and the acquisition of existing IVF clinics, as well as selling its technology solution into existing fertility clinics.

Basis of Presentation

The accompanying consolidated financial statements present on a consolidated basis the accounts of the Company and its wholly owned subsidiaries and controlled affiliates. The Company presents noncontrolling interest within the equity section of its consolidated balance sheets and the amount of consolidated net income (loss) that is attributable to the Company and to the noncontrolling interest in its consolidated statement of operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company uses the equity method of accounting when it owns an interest in an entity whereby it can exert significant influence over but cannot control the entity’s operations.

The preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

The Company considers events or transactions that have occurred after the consolidated balance sheet date of December 31, 2022, but prior to the filing of the consolidated financial statements with the SEC in this Annual Report on Form 10-K, to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure, as applicable. Subsequent events have been evaluated through the date of the filing of this Annual Report on Form 10-K.

Business Segments

The Company operates in one segment and therefore segment information is not presented.

Variable Interest Entities

The Company’s consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and variable interest entities (“VIE”), where the Company is the primary beneficiary under the provisions of ASC 810, Consolidation (“ASC 810”). A VIE must be consolidated by its primary beneficiary when, along with its affiliates and agents, the primary beneficiary has both: (i) the power to direct the activities that most significantly impact the VIE’s economic performance; and (ii) the obligation to absorb losses or the right to receive the benefits of the VIE that could potentially be significant to the VIE. The Company reconsiders whether an entity is still a VIE only upon certain triggering events and continually assesses its consolidated VIEs to determine if it continues to be the primary beneficiary. See “Note 3 – Variable Interest Entities” for additional information on the Company’s VIEs.

F-58

Equity Method Investments

Investments in unconsolidated affiliates, which the Company exerts significant influence but does not control or otherwise consolidate are accounted for using the equity method. Equity method investments are initially recorded at cost. These investments are included in investment in joint ventures in the accompanying consolidated balance sheets. The Company’s share of the profits and losses from these investments is reported in loss from equity method joint venture in the accompanying consolidated statements of operations. The Company monitors its investments for other-than-temporary impairment by considering factors such as current economic and market conditions and the operating performance of the investees and records reductions in carrying values when necessary.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers time deposits, certificates of deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Inventory

Inventories consist of raw materials, work in process and finished goods and are stated at the lower of cost or net realizable value, using the first-in, first-out method as a cost flow method.

Property and Equipment

The Company records property and equipment at cost. Property and equipment is depreciated using the straight-line method over the estimated economic lives of the assets, which are from 3 to 10 years. The Company capitalizes the expenditures for major renewals and improvements that extend the useful lives of property and equipment. Expenditures for maintenance and repairs are charged to expense as incurred. The Company reviews the carrying value of long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by a comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Long- Lived Assets

Long-lived assets and certain identifiable assets related to those assets are periodically reviewed for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the non-discounted future cash flows of the asset are less than their carrying amount, their carrying amounts are reduced to the fair value and an impairment loss recognized. There was an impairment of $132,227 recorded during the year ended December 31, 2022, and no impairment in the year ended December 31, 2021.

F-59

Fair Value of Financial Instruments

ASC 825-10-50, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Effective January 1, 2008, the Company adopted ASC 820-10, “Fair Value Measurements”, which provides a framework for measuring fair value under GAAP. ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.

Income Taxes

The Company is subject to income taxes in the United States and its domestic tax liabilities are subject to the allocation of expenses in multiple state jurisdictions. The Company uses the asset and liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The recoverability of deferred tax assets is evaluated by assessing the adequacy of future expected taxable income from all sources, including taxable income in prior carryback years, reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent the Company does not consider it more-likely-than-not that a deferred tax asset will be recovered, a valuation allowance is established.

Concentration of Credit Risk

Cash includes amounts deposited in financial institutions in excess of insurable Federal Deposit Insurance Corporation (“FDIC”) limits. As of December 31, 2022, the Company did not have cash balances in excess of FDIC limits.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services ASC 606 requires companies to assess their contracts to determine the timing and amount of revenue to recognize under the new revenue standard. The model has a five-step approach:

1.	Identify the contract with the customer.

2.	Identify the performance obligations in the contract.

3.	Determine the total transaction price.

4.	Allocate the total transaction price to each performance obligation in the contract.

5.	Recognize as revenue when (or as) each performance obligation is satisfied.

F-60

Revenue generated from the sale of INVOcell is typically recognized at the time the product is shipped, at which time the title passes to the customer, and there are no further performance obligations.

Revenue generated from clinical and lab services related at the Company’s affiliated INVO Centers is typically recognized at the time the service is performed.

On November 12, 2018, the Company entered into a U.S. Distribution Agreement (the “Ferring Agreement”) with Ferring International Center S.A. (“Ferring”), pursuant to which it granted Ferring an exclusive license in the United States market only, with rights to sublicense under patents related to our proprietary intravaginal culture device (INVOcell), together with the retention device and any other applicable accessories (collectively, the “Licensed Product”) to market, promote, distribute and sell the Licensed Product with respect to all therapeutic, prophylactic and diagnostic uses of medical devices or pharmaceutical products involving reproductive technology (including fertility treatment) in humans.

On November 2, 2021, Ferring notified the Company of its intention to terminate the Ferring Agreement, which requires 90-days prior written notice. Accordingly, the Ferring Agreement officially terminated on January 31, 2022.

The Ferring license was deemed to be a functional license that provides a customer with a “right to access” to the Company’s intellectual property during the subscription period and accordingly, under ASC 606-10-55-60 revenue is recognized over a period of time, which is generally the subscription period. The initial upfront payment of $5,000,000 which was received upon the signing of the agreement was being recognized as income over the 7-year term.

As of December 31, 2022, the Company had no deferred revenue related to the Ferring Agreement as it was recognized in the fourth quarter of fiscal year 2021 in relation to the contract termination. Per ASC 606-10-55-48 the likelihood of Ferring exercising its rights became remote at the time notice of termination was received so INVO recognized the full remaining amount of the deferred revenue.

Stock Based Compensation

The Company accounts for stock-based compensation under the provisions of Accounting Standards Codification (“ASC”) subtopic 718-10, Compensation (“ASC 718-10”). This statement requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period in which the employee is required to provide service or based on performance goals in exchange for the award, which is usually the vesting period.

Loss Per Share

Basic loss per share calculations are computed by dividing net loss attributable to the Company’s common shareholders by the weighted-average number of common shares outstanding. Diluted earnings per share are computed similar to basic earnings per share except that the denominator is increased to include potentially dilutive securities. The Company’s diluted loss per share is the same as the basic loss per share for the years ended December 31, 2022, and 2021, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

	Year Ended December 31,
	2022	2021
Net loss (numerator)	$(10,892,511)	$(6,654,940)
Basic and diluted weighted-average number of common shares outstanding (denominator)	12,122,606	10,632,413
Basic and diluted net loss per common share	(0.90)	(0.63)

The Company has excluded the following dilutive securities from the calculation of fully diluted shares outstanding because the result would have been anti-dilutive:

	As of December 31,
	2022	2021
Options	1,297,006	1,055,894
Unit purchase options and warrants	610,165	260,165
Total	1,907,171	1,316,059

F-61

Recently Adopted Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements, and does not believe the future adoption of any such pronouncements will have a material impact on its financial condition or the results of its operations.

Note 2 – Liquidity

Historically, the Company has funded its cash and liquidity needs through operating cash flow, equity financings, and notes payable. For the years ended December 31, 2022 and 2021, the Company incurred a net loss of approximately $10.9 million and $6.7 million, respectively, and has an accumulated deficit of approximately $49.8 million as of December 31, 2022. Approximately $3.0 million of the net loss was related to non-cash expenses for the year ended December 31, 2022, compared to $4.2 million for the year ended December 31, 2021

The Company has been dependent on raising capital through debt and equity financings to meet its needs for cash used in operating and investing activities. During 2021, the Company received proceeds of approximately $3.7 million from the sale of stock, converted approximately $1.5 million of outstanding debt to equity and received approximately $0.4 million of proceeds from unit purchase option and warrant exercises. During 2022, the Company received proceeds of $0.8 million from demand notes and net proceeds of approximately $0.3 million for the sale of its common stock. Over the next 12 months, the Company’s plan includes opening additional INVO Centers, completing the acquisition of Wisconsin Fertility Institute and pursuing additional IVF clinic acquisitions. Until the Company can generate a sufficient amount of cash from operations, it will need to raise additional funding to meet its liquidity needs and to execute its business strategy. As in the past, the Company will seek debt and/or equity financing, which may not be available on reasonable terms, if at all.

Although the Company’s audited consolidated financial statements for the year ended December 31, 2022 were prepared under the assumption that it would continue operations as a going concern, the report of the Company’s independent registered public accounting firm that accompanies the Company’s consolidated financial statements for the year ended December 31, 2022 contains a going concern qualification in which such firm expressed substantial doubt about the Company’s ability to continue as a going concern, based on the consolidated financial statements at that time. Specifically, as noted above, the Company has incurred significant operating losses and the Company expects to continue to incur significant expenses and operating losses as it continues to ramp up the commercialization of INVOcell and develop new INVO Centers. These prior losses and expected future losses have had, and will continue to have, an adverse effect on the Company’s financial condition. If the Company cannot continue as a going concern, its stockholders would likely lose most or all of their investment in the Company.

Note 3 – Variable Interest Entities

Consolidated VIEs

Bloom INVO, LLC

On June 28, 2021, INVO Centers LLC, a Delaware limited liability company (“INVO CTR”) entered into a limited liability company operating agreement (the “Bloom Agreement”) with Bloom Fertility, LLC (“Bloom”) to establish a joint venture entity, formed as “Bloom INVO LLC” (the “Georgia JV”), for the purposes of commercializing INVOcell, and the related IVC procedure, through the establishment of an INVO Center, (the “Atlanta Clinic”) in the Atlanta, Georgia metropolitan area.

In consideration for INVO’s commitment to contribute up to $800,000 within the 24-month period following execution of the Bloom Agreement to support the start-up operations of the Georgia JV, the Georgia JV issued 800 of its units to INVO CTR and in consideration for Bloom’s commitment to contribute physician services having an anticipated value of up to $1,200,000 over the course of a 24-month vesting period, the Georgia JV issued 1,200 of its units to Bloom.

The responsibilities of Bloom include providing all medical services required for the operation of the Atlanta Clinic. The responsibilities of INVO CTR include providing certain funding to the Georgia JV, lab services quality management, and providing access to and being the exclusive provider of the INVOcell to the Georgia JV. INVO CTR will also perform all required, industry specific compliance and accreditation functions, and product documentation for product registration.

F-62

The Bloom Agreement provides Bloom with a “profits interest” in the Georgia JV and, in connection with such profits interest, states that profits and losses be allocated to its members based on a hypothetical liquidation of the Georgia JV. In such a scenario, liquidation proceeds would be distributed in the following order: (a) to INVO CTR until the difference between its capital contributions and distributions (the “Hurdle Amount”) equals $0; (b) to Bloom until its distributions equal 150% of the liquidation amounts distributed to INVO CTR (a “catch-up” to rebalance the distributions between members); and (c) thereafter on a pro rata basis. The Georgia JV had no assets or liabilities at the time the units were issued, and, as of December 31, 2022, INVO CTR had made capital contributions greater than the net loss of the Georgia JV. As such, the entire net loss was allocated to INVO CTR, and no loss was allocated to the noncontrolling interest of Bloom.

The Georgia JV opened to patients on September 7, 2021.

The Company determined the Georgia JV is a VIE, and that the Company is its primary beneficiary because the Company has an obligation to absorb losses that are potentially significant and the Company controls the majority of the activities that impact the Georgia JV’s economic performance, specifically control of the INVOcell and lab services quality management. As a result, the Company consolidated the Georgia JV’s results with its own. As of December 31, 2022, the Company invested $0.9 million in the Georgia JV in the form of capital contributions as well as $0.5 million in the form of a note. For the years ended December 31, 2022 and 2021, the Georgia JV recorded net losses of $0.6 million and $0.4 million, respectively. Noncontrolling interest in the Georgia JV was $0.

Unconsolidated VIEs

HRCFG INVO, LLC

On March 10, 2021, INVO CTR entered into a limited liability company agreement with HRCFG, LLC (“HRCFG”) to form a joint venture for the purpose of establishing an INVO Center in Birmingham, Alabama. The name of the joint venture entity is HRCFG INVO, LLC (the “Alabama JV”). The Company also provides certain funding to the Alabama JV. Each party owns 50% of the Alabama JV.

The Alabama JV opened to patients on August 9, 2021.

The Company determined the Alabama JV is a VIE, and that there is no primary beneficiary. As a result, the Company will use the equity method to account for its interest in the Alabama JV. As of December 31, 2022, the Company invested $1.6 million in the Alabama JV in the form of a note. For the years ended December 31, 2022 and 2021, the Alabama JV recorded net losses of $0.3 million and $0.6 million, respectively, of which the Company recognized losses from equity method investments of $0.2 million and $0.3 million, respectively.

Positib Fertility, S.A. de C.V.

On September 24, 2020, INVO CTR entered into a Pre-Incorporation and Shareholders Agreement with Francisco Arredondo, MD PLLC (“Arredondo”) and Security Health LLC, a Texas limited liability company (“Ramirez”, and together with INVO CTR and Arredondo, the “Shareholders”) under which the Shareholders will commercialize the IVC procedure and offer related medical treatments in Mexico. Each party owns one-third of the Mexican incorporated company, Positib Fertility, S.A. de C.V. (the “Mexico JV”).

The Mexico JV opened to patients on November 1, 2021.

The Company determined the Mexico JV is a VIE, and that there is no primary beneficiary. As a result, the Company will use the equity method to account for its interest in the Mexico JV. As of December 31, 2022, the Company invested $0.1 million in the Mexico JV. For the years ended December 31, 2022 and 2021, the Mexico JV recorded net losses of $0.1 million and $0.04 million, respectively, of which the Company recognized a loss from equity method investments of $0.05 million and $0.01 million, respectively.

F-63

The following table summarizes our investments in unconsolidated VIEs:

			Carrying Value as of
	Location	Percentage Ownership	December 31, 2022	December 31, 2021
HRCFG INVO, LLC	Alabama, United States	50%	$1,106,905	1,387,495
Positib Fertility, S.A. de C.V.	Mexico	33%	130,960	102,439
Total investment in unconsolidated VIEs			$1,237,865	1,489,934

Earnings from investments in unconsolidated VIEs were as follows:

	Year Ended December 31,
	2022	2021
HRCFG INVO, LLC	$(154,954)	(313,033)
Positib Fertility, S.A. de C.V.	(45,604)	(14,509)
Total earnings from unconsolidated VIEs	$(200,558)	(327,542)

The following tables summarize the combined unaudited financial information of our investments in unconsolidated VIEs:

	Year Ended December 31,
	2022	2021
Statements of operations:
Operating revenue	$822,490	151,672
Operating expenses	(1,316,199)	(821,705)
Net loss	$(493,709)	(670,033)

	December 31, 2022	December 31, 2021
Balance sheets:
Current assets	$261,477	456,967
Long-term assets	1,094,490	1,302,067
Current liabilities	(396,619)	(404,155)
Long-term liabilities	(107,374)	(142,321)
Net assets	$851,974	1,212,558

Note 4 – Agreements and Transactions with VIE’s

The Company sells the INVOcell to its consolidated and unconsolidated VIEs and anticipates continuing to do so in the ordinary course of business. All intercompany transactions with consolidated entities are eliminated in the Company’s consolidated financial statements. Per ASC 323-10-35-8 the Company eliminates any sales to an unconsolidated VIE for INVOcell inventory that the VIE still has remaining on the books at period end.

The following table summarizes the Company’s transactions with VIEs:

	Year Ended December 31,
	2022	2021
Bloom Invo, LLC
INVOcell revenue	$13,500	21,600
Unconsolidated VIEs
INVOcell revenue	$30,000	16,310

The Company had balances with VIEs as follows:

	December 31, 2022	December 31, 2021
Bloom Invo, LLC
Accounts receivable	$13,500	21,600
Notes payable	468,031	453,406
Unconsolidated VIEs
Accounts receivable	$46,310	16,310

F-64

Note 5 – Inventory

Components of inventory are:

	December 31, 2022	December 31, 2021
Raw materials	$68,723	$67,605
Finished goods	194,879	220,168
Total inventory	$263,602	$287,773

Note 6 – Property and Equipment

The estimated useful lives and accumulated depreciation for equipment are as follows as of December 31, 2022, and December 31, 2021:

Estimated Useful Life
Manufacturing equipment	6 to 10 years
Medical equipment	10 years
Office equipment	3 to 7 years

	December 31, 2022	December 31, 2021
Manufacturing equipment	$132,513	$132,513
Medical equipment	283,065	275,423
Office equipment	77,601	74,891
Leasehold improvements	96,817	96,817
Less: accumulated depreciation	(153,267)	(78,208)
Total equipment, net	$436,729	$501,436

During each of the years ended December 31, 2022, and 2021, the Company recorded depreciation expense of $75,492 and $25,952, respectively.

Note 7 – Intangible Assets

Components of intangible assets are as follows:

	December 31, 2022	December 31, 2021
Trademarks	$-	$110,842
Patents	-	95,355
Accumulated amortization	-	(74,104)
Total patent costs, net	$-	$132,093

The Company capitalizes the initial expense related to establishing patents by country and then amortizes the expense over the life of the patent, typically 20 years. It then expenses annual filing fees to maintain the patents. The Company regularly reviews the value of its patents in the marketplace in proportion to the expense it must spend to maintain the patent.

During the years ended December 31, 2022, and 2021, the Company recorded amortization expenses related to patents of $1,809 and $1,809, respectively.

The trademarks have an indefinite life and therefore are not amortized. Trademarks are periodically reviewed for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.

As of December 31, 2022 the Company recorded an impairment loss of $132,227 related to trademarks and patents.

F-65

Note 8 – Leases

The Company has various operating lease agreements in place for its office and joint ventures. Per FASB’s ASU 2016-02, Leases Topic 842 (“ASU 2016-02”), effective January 1, 2019, the Company is required to report a right-of-use asset and corresponding liability to report the present value of the total lease payments, with appropriate interest calculation. Per the terms of ASU 201-02, the Company can use its implicit interest rate, if known, or applicable federal rate otherwise. Since the Company’s implicit interest rate was not readily determinable, the Company utilized the applicable federal rate, as of the commencement of the lease. Lease renewal options included in any lease are considered in the lease term if it is reasonably certain the Company will exercise the option to renew. The Company’s operating lease agreements do not contain any material restrictive covenants.

As of December 31, 2022, the Company’s lease components included in the consolidated balance sheet were as follows:

Lease component	Balance sheet classification	December 31, 2022
Assets
ROU assets - operating lease	Other assets	$1,808,034
Total ROU assets		$1,808,034

Liabilities
Current operating lease liability	Current liabilities	$231,604
Long-term operating lease liability	Other liabilities	1,669,954
Total lease liabilities		$1,901,558

Future minimum lease payments as of December 31, 2022 were as follows:

2023	264,108
2024	251,671
2025	247,960
2026	253,235
2027 and beyond	1,063,010
Total future minimum lease payments	$2,079,984
Less: Interest	(178,426)
Total operating lease liabilities	$1,901,558

F-66

Note 9 – Notes Payable

Notes payables consisted of the following:

	December 31, 2022	December 31, 2021
Related party demand notes with a 10% financing fee. 10% annual interest starting January 31, 2023. Notes are callable starting March 31, 2023	770,000	-
Demand notes. 10% annual interest.	100,000
Less debt discount	(107,356)	-
Total, net of discount	762,644	-

Paycheck Protection Program

On July 1, 2020, the Company received a loan in the principal amount of $157,620 pursuant to the U.S. Small Business Administration’s Paycheck Protection Program. The loan matured 18 months from the date of funding, was payable over 18 equal monthly installments, and had an interest of 1% per annum. Up to 100% of the principal balance of the loan was forgivable based upon satisfaction of certain criteria under the Paycheck Protection Program. On June 16, 2021, the principal of the loan as well as $1,506 of accrued interest was forgiven and the note was extinguished. The Company recognized a gain of $159,126 on extinguishment of debt during the year ended December 31, 2021.

Related Party Demand Notes

In the fourth quarter of 2022, the Company received $500,000 through the issuance of five demand notes (the “JAG Notes”) from a related party, JAG Multi Investments LLC (“JAG”). The Company’s CFO is a beneficiary of JAG but does not have any control over JAG’s investment decisions with respect to the Company. If paid prior to December 31, 2022 for the initial 3 notes and January 31, 2023 for the last two months, the JAG Notes are interest free. For any amount that remains outstanding past such dates, 10% annual interest accrues from the date of issuance. The notes currently are callable with 10 days prior written notice, which may be delivered to the Company starting on March 31, 2023. At maturity, the Company agreed to pay outstanding principal, a 10% financing fee and accrued interest, if any. The financing fees were recorded as a debt discount and as of December 31, 2022 the Company had amortized $40,333 of the discount.

In consideration for subscribing to the JAG Note for $100,000 dated December 29, 2022, and for agreeing to extend the date on which the other JAG Notes are callable to March 31, 2023, the Company issued JAG a warrant to purchase 350,000 shares of Company common stock. The warrant may be exercised for a period of five (5) years from issuance at a price of $0.50 per share. The financing fees and the fair value of the warrants issued were capped at the total proceeds. The relative fair value of the warrants were recorded as a debt discount and as of December 31, 2022 the Company had amortized $2,903 of the discount.

In the fourth quarter of 2022, the Company received $200,000 through the issuance of demand promissory notes of which (1) $100,000 was received from our chief executive officer, Steven Shum ($60,000 on November 29, 2022, $15,000 on December 2, 2022, and $25,000 on December 13, 2022) and (2) $100,000 was received from an entity controlled by our chief financial officer, Andrea Goren ($75,000 on November 29, 2022 and $25,000 on December 13, 2022). If paid prior to January 31, 2023, these notes are interest free until January 31, 2023. For any amount that remains outstanding past January 31, 2023, 10% annual interest accrues from the date of issuance. These notes are callable with 10 days prior written notice, which may be delivered to the Company starting 30 days from issuance. At maturity, the Company agreed to pay outstanding principal, a 10% financing fee and accrued interest, if any.

The financing fees were recorded as a debt discount and as of December 31, 2022 the Company had amortized $9,419 of the discount.

Demand Notes

In the fourth quarter of 2022, the Company received $100,000 through the issuance of two demand notes. On January 4th, 2023 these notes were reissued as convertible notes with a fixed conversion prices of $0.50 and (ii) 5-year warrants to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.00 (subject to adjustments).

Interest on the notes accrues at a rate of ten percent (10%) per annum and is payable at the holder’s option either in cash or in shares of the Company’s common stock at the conversion price set forth in the notes on December 31, 2023, unless converted earlier.

All amounts due under the notes are convertible at any time after the issuance date, in whole or in part (subject to rounding for fractional shares), at the option of the holders into the Company’s common stock at a fixed conversion price for the notes as described above.

Note 10 – Related Party Transactions

In October 2021, Paulson Investment Company served as a placement agent for the Company’s registered direct offering and received fees and commissions for such role in the amount of $323,584. Trent Davis, one of the Company’s directors, is President of Paulson Investment Company. Mr. Davis did not receive any compensation related to the fees and commissions received by Paulson. Steve Shum and Andrea Goren, the CEO and CFO of the Company, respectively, each purchased 30,674 shares in the registered direct offering for gross proceeds of $199,994.

In the fourth quarter of 2022, the Company received $700,000 through the issuance of demand notes from related parties, as follows: (a) $500,000 from JAG; (b) $100,000 from our chief executive officer, Steve Shum; and (c) $100,000 from our chief financial officer, Andrea Goren. The Company’s CFO is a beneficiary of JAG but does not have any control over JAG’s investment decisions with respect to the Company. See Note 9 of the Notes to Consolidated Financial Statements for additional information.

As of December 31, 2022 the Company owed accounts payable to related parties totaling $76,948, primarily related to unpaid employee expense reimbursements and unpaid board fees.

F-67

Note 11 – Stockholders’ Equity

Reverse Stock Splits

On December 16, 2019, the Company’s stockholders approved a reverse stock split at a ratio of between 1-for-5 and 1-for-25, with discretion for the exact ratio to be approved by the Company’s board of directors. On February 19, 2020, the Company’s board of directors approved a reverse stock split of the Company’s common stock at a ratio of 1-for-20. On May 21, 2020, the Company filed a certificate of change (with an effective date of May 26, 2020) with the Nevada Secretary of State pursuant to Nevada Revised Statutes 78.209 to effectuate a 1-for-20 reverse stock split of its outstanding common stock. The reverse split took effect at the open of business on May 26, 2020.

On October 22, 2020, the Company’s board of directors approved a reverse stock split of the Company’s common stock at a ratio of 5-for-8 and also approved a proportionate decrease in the Company’s authorized common stock to 125,000,000 shares from 200,000,000. On November 5, 2020, the Company filed a certificate of change (with an effective date of November 9, 2020) with the Nevada Secretary of State pursuant to Nevada Revised Statutes 78.209 to effectuate a 5-for-8 reverse stock split of its outstanding common stock. As a result of the reverse stock split, 133 shares were issued in lieu of fractional shares. On November 6, 2020, the Company received notice from FINRA/OTC Corporate Actions that the reverse split would take effect at the open of business on November 9, 2020, and the reverse stock split took effect on that date.

The consolidated financial statements presented reflect the reverse splits.

F-68

Public offerings

On October 1, 2021, the Company and certain institutional and accredited investors and members of the Company’s management team (the “Investors”) entered into a securities purchase agreement pursuant to which the Company agreed to issue and sell to the Investors 1,240,737 shares of its common stock, in a registered direct offering (the “Direct Offering”) for aggregate gross proceeds of $4,044,803. The purchase price for each share in the Direct Offering was $3.26. The net proceeds to the Company from the Direct Offering, after deducting placement agent fees and the Company’s estimated offering expenses, were approximately $3.65 million. Paulson Investment Company served as a placement agent for the Direct Offering and received a fee for its role in the amount of $323,584, as well as warrants to purchase 37,222 shares of the Company’s common stock at an exercise price of $3.912 per share.

Year Ended December 31, 2022

During 2022, the Company issued 51,528 shares of common stock to directors and 46,250 shares of common stock to consultants with a fair value of $218,196 and $95,851, respectively. The shares were issued under the Company’s 2019 Stock Incentive Plan (the “2019 Plan”).

During 2022, the Company granted 106,333 restricted stock units to employees that vest 50% at six months from grant date and 50% at twelve months from grant date. The shares were granted under the 2019 Plan. During 2022, the Company had issued 35,666 vested shares and recognized stock-based compensation expense of $266,611 associated with the equity grants.

During 2022, the Company issued 15,000 shares of its common stock to consultants in consideration of services rendered with a fair value of $27,360. These shares were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The Company did not receive any cash proceeds from this issuance.

In January 2022, the Company issued 94,623 shares of its common stock for net proceeds of $289,800.

Note 12 – Equity-Based Compensation

Equity Incentive Plans

In October 2019, the Company adopted the 2019 Plan. Under the 2019 Plan, the Company’s board of directors is authorized to grant both incentive and non-qualified stock options to purchase common stock, as well as restricted stock awards to its employees, directors, and consultants. The 2019 Plan initially provided for the issuance of 500,000 shares. A provision in the 2019 Plan provides for an automatic annual increase equal to 6% of the total number of shares of Company common stock outstanding on December 31 of the preceding calendar year. In January 2022, the number of available shares increased by 715,749 shares and on October 12, 2022 shareholders approved an amendment to the plan to add an additional 412,802 shares bringing the total shares available under the 2019 Plan to 2,500,000.

Options granted under the 2019 Plan generally have a life of 3 to 10 years and exercise prices equal to or greater than the fair market value of the common stock as determined by the Company’s board of directors. Vesting for employees typically occurs over a three-year period.

F-69

The following table sets forth the activity of the options to purchase common stock under the 2019 Plan.

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2021	1,055,894	$5.09	$17,250
Granted	453,711	3.59	-
Exercised	-	-	-
Canceled	212,599	7.96	-
Balance as of December 31, 2022	1,297,006	3.40	-
Exercisable as of December 31, 2022	818,559	$4.39	$-

The fair value of each option granted is estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

Years ended December 31,
	2022	2021
Risk-free interest rate range	1.6 to 3.94%	0.22% to 0.73%
Expected life of option-years	5.00 to 5.77	5.3 to 6.5
Expected stock price volatility	110 to 114.6%	107% to 125%
Expected dividend yield	-%	-%

The risk-free interest rate is based on U.S. Treasury interest rates, the terms of which are consistent with the expected life of the stock options. Expected volatility is based upon the average historical volatility of the Company’s common stock over the period commensurate with the expected term of the related instrument. The expected life and estimated post-employment termination behavior is based upon historical experience of homogeneous groups, executives and non-executives, within the Company. The Company does not currently pay dividends on its common stock, nor does it expect to do so in the foreseeable future.

	Total Intrinsic Value of Options Exercised	Total Fair Value of Options Vested
Year ended December 31, 2021	$-	$1,543,912
Year ended December 31, 2022	$-	$1,616,401

For the year ended December 31, 2022, the weighted average grant date fair value of options granted was $2.92 per share. The Company estimates the fair value of options at the grant date using the Black-Scholes model. For all stock options granted through December 31, 2022, the weighted average remaining service period is 1.13 years.

Restricted Stock and Restricted Stock Units

In the year ended December 31, 2022, the Company granted 204,111 in restricted stock units to certain employees, directors, and consultants under the 2019 Plan. Restricted stock issued to employees, directors, and consultants generally vest either at grant or vest over a period of one year from the date of grant.

The following table summarizes the Company’s restricted stock awards activity under the 2019 Plan during the year ended December 31, 2022:

	Number of Unvested Shares	Weighted Average Grant Date Fair Value	Aggregate Value of Shares

Balance as of December 31, 2021	9,730	$3.72	$36,148
Granted	204,111	2.92	595,846
Vested	(143,174)	3.07	(423,077)
Forfeitures	-	-	-
Balance as of December 31, 2022	70,667	0.42	29,949

F-70

Note 13 – Unit Purchase Options and Warrants

The following table sets forth the activity of unit purchase options:

	Number of Unit Purchase Options	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2021	92,893	$3.20	$5,647
Granted	-	-	-
Exercised	-	-	-
Canceled	-	-	-
Balance as of December 31, 2022	92,893	3.20	-

The following table sets forth the activity of warrants:

	Number of Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2021	167,272	$3.62	$16,029
Granted	350,000	0.50	-
Exercised	-	-	-
Canceled	-	-	-
Balance as of December 31, 2022	517,272	$1.51	$-

F-71

Note 14 – Income Taxes

The provision for income taxes consists of the following for the year ended December 31, 2022, and 2021:

	December 31
	2022	2021
Federal income taxes:
Current	$-	$-
Deferred	315	(280)
Total federal income taxes	315	(280)

State income taxes:
Current	2,062	4,094
Deferred	496	390
Total state income taxes	2,558	4,484
Total income taxes	$2,872	$4,764

The effective income tax rate is lower than the U.S. federal and state statutory rates primarily because of the valuation allowance and, to a lesser extent, permanent items. A reconciliation of the 2022 and 2021 federal statutory rate as compared to the effective income tax rate is as follows:

	December 31
	2022		2021
Pre-Tax Book Income at Statutory Rate	$(2,202,718)	21.00%	$(1,363,829)	21.00%
State Tax Expense, net	1,629	-0.02%	3,624	-0.06%
Permanent Items	348,768	-3.33%	425,318	-6.55%
Hanging Credit	811	-0.01%	-	-
True-Ups	(36,554)	0.35%	713,398	-10.98%
Change in Federal Valuation Allowance	1,890,936	-18.03%	226,255	-3.48%
Total Expense	$2,872	-0.03%	$4,764	-0.07%

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax. Significant components of the deferred tax assets and liabilities as of December 31, 2022 and 2021, are as follows:

	December 31
	2022	2021

Deferred tax assets:
Accrued Compensation	$243,056	$150,952
Lease (ASC 842)	342,254	365,602
Charitable Contributions	2,771	136
Stock Option Expense	117,099	75,590
Restricted Stock Unit	62,090	12,929
Net Operating Losses	8,395,160	6,406,223
Org Costs	81,255	72,455
-IRC Sec. 174 Expense	275,519	-
Investment in HRCFG INVO, LLC	123,217	81,234
Equity in earnings - Positib	19,950	3,765
Gross deferred tax assets	9,662,371	7,168,886

Deferred tax liabilities:
Fixed Assets	(21,560)	(26,907)
ROU Lease (ASC 842)	(5,858)	(353,551)
Trademark Amortization	(327,946)	(4,309)
Deferred Revenue	(47)	-
Tax Amortization of Org Cost	(7,222)	-
Gain/Loss on sale of assets	(2,561)	-
Gross deferred tax liability	(365,194)	(384,767)
Less: valuation allowance	(9,299,126)	(6,785,258)
Net deferred tax liability	$(1,949)	$(1,139)

F-72

The Company recorded a full valuation allowance against its net deferred tax asset at December 31, 2022 and 2021 totaling $9.3 million and $6.8 million, respectively. A naked credit resulting from indefinite lived intangibles was valued at December 31, 2022, and 2021 totaling $(1,949) and ($1,139), respectively.

As of December 31, 2022, the Company has federal net operating loss carryforwards of approximately $32.8 million. Of that amount, $10.8 million will expire, if not utilized, in various years beginning in 2028 and which are also subject to the limitations of IRC §382. The remaining carryforward amount of $15.0 million, has no expiration period and can be applied to 80% of taxable income per year in future periods. State net operating loss carryforwards total $8.9 million. Of that amount, $3.5 million will begin to expire in 2033 and are subject to the limitations of IRC §382. The remaining $20.0 million of state net operating loss carryforwards are similar to the federal net operating loss in that it has no expiration period and can be applied to 100% of state taxable income per year.

Note 15 – Commitments and Contingencies

Insurance

The Company’s insurance coverage is carried with third-party insurers and includes: (i) general liability insurance covering third-party exposures; (ii) statutory workers’ compensation insurance; (iv) excess liability insurance above the established primary limits for general liability and automobile liability insurance; (v) property insurance, which covers the replacement value of real and personal property and includes business interruption; and (vi) insurance covering our directors and officers for acts related to our business activities. All coverage is subject to certain limits and deductibles, the terms and conditions of which are common for companies with similar types of operations.

Legal Matters

The Company is not currently subject to any material legal proceedings; however, it could be subject to legal proceedings and claims from time to time in the ordinary course of its business, or legal proceedings it considered immaterial may in the future become material. Regardless of the outcome, litigation can, among other things, be time consuming and expensive to resolve, and can divert management resources.

Note 16 – Subsequent Events

January and March 2023 Convertible Note and Warrant Financings

In January and March 2023, we sold unsecured convertible notes of the Company in the aggregate original principal amount of $410,000 (the “Convertible Notes”) with a fixed conversion prices of $0.50 (for the $275,000 of January 2023 Notes) and $0.60 (for the $135,000 of March 2023 Notes) and (ii) 5-year warrants (the “Note Warrants”) to purchase 387,500 shares of the Company’s common stock at an exercise price of $1.00 (subject to adjustments) (the “Note and Warrant Private Placement”). The proceeds were used for working capital and general corporate purposes.

Interest on the Convertible Notes accrues at a rate of ten percent (10%) per annum and is payable at the holder’s option either in cash or in shares of the Company’s common stock at the conversion price set forth in the Convertible Notes on December 31, 2023, unless converted earlier.

All amounts due under the Convertible Notes are convertible at any time after the issuance date, in whole or in part (subject to rounding for fractional shares), at the option of the holders into the Company’s common stock at a fixed conversion price for the Notes as described above.

Upon any issuance by the Company of any of its equity securities in an underwritten offering, including Common Stock, for cash consideration, indebtedness or a combination thereof after the date hereof (a “Subsequent Equity Financing”), each holder shall have the option to convert the outstanding principal and accrued but unpaid interest of its Convertible Note into the number of fully paid and non-assessable shares of securities issued in the Subsequent Equity Financing equal to the product of unpaid principal, together with the balance of unpaid and accrued interest and other amounts payable hereunder, divided by the price per share paid by the investors in the Subsequent Equity Financing multiplied by 80%, provided however, that any conversion shall only be allowed if the Subsequent Equity Financing conversion price is equal to or greater than the Minimum Price (as defined in the Convertible Notes) including an appropriate allocation any warrants offered.

A Convertible Note may not be converted and shares of common stock may not be issued under the Convertible Notes if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the Company’s outstanding ordinary shares.

The Company may prepay the Convertible Notes at any time in whole or in part by paying a s sum of money equal to 100% of the principal amount to be redeemed, together with accrued and unpaid interest.

The Company entered into a registration rights agreement with the holders of and of even date with the Convertible Notes (the “Note RRA”). Pursuant to the terms of Note RRA, if the Company determines to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans on Form S-8 (or any successor form) or (ii) a registration relating solely to a Commission Rule 145 transaction on Form S-4 (or any successor form), the Company will include in such registration, and in any underwriting involved therein, the shares underlying the Convertible Notes and Note Warrants delivered pursuant to the Note and Warrant Purchase Agreements, subject to, in the case of an underwritten registration, the discretion of the managing underwriter to reduce any or all piggyback registration shares if in its good faith judgment such inclusion would affect the successful marketing of the underwritten offering.

F-73

February 2023 Convertible Debentures

On February 3, and February 17, 2023, the Company entered into securities purchase agreements (the “February Purchase Agreements”) with accredited investors (the “February Investors”) for the purchase of (i) convertible debentures of the Company in the aggregate original principal amount of $500,000 (the “February Debentures”) for a purchase price of $450,000, (ii) warrants (the “February Warrant”) to purchase 250,000 shares (the “February Warrant Shares”) of the Company’s common stock par value $0.0001 per share (“Common Stock”) at an exercise price of $0.75 per share, and (iii) 83,333 shares of Common Stock (the “February Commitment Shares”) issued as an inducement for issuing the Debentures. The proceeds, net of placement agent and legal fees, are being used for working capital and general corporate purposes.

Pursuant to the February Debentures, interest on the February Debentures accrues at a rate of eight percent (8%) per annum and is payable at maturity, one year from the date of the February Debentures.

All amounts due under the February Debentures are convertible at any time after the issuance date, in whole or in part, at the option of the February Investors into Common Stock at an initial price of $0.52 per share. This conversion price is subject to adjustment for stock splits, combinations or similar events and anti-dilution provisions, among other adjustments and is subject to a floor price.

The Company may prepay the February Debentures at any time in whole or in part by paying a sum of money equal to 105% of the principal amount to be redeemed, together with accrued and unpaid interest.

While any portion of each February Debenture remains outstanding, if the Company receives cash proceeds of more than $2,000,000 (the “Minimum Threshold”) in the aggregate from any source or series of related or unrelated sources, the February Investors shall have the right in their sole discretion to require the Company to immediately apply up to 50% of all proceeds received by the Company above the Minimum Threshold to repay the outstanding amounts owed under the February Debentures.

The Company entered into a Registration Rights Agreement (the “February RRA”) with the February Investor that signed its purchase agreement on February 3, 2023 (the “Feb 3 Investor”). Pursuant to the terms of February RRA, the Company has agreed to file with the SEC an initial registration statement on Form S-3 (or Form S-1 if S-3 is not available) covering the resale of all of the securities acquired by the Feb 3 Investor under its February Purchase Agreement. The filing of such initial registration statement is to occur within 90 days of February 3, 2023.

On March 31, 2023, having received notice from the February Investor that signed its purchase agreement on February 17, 2023 (the “Feb 17 Investor”) requesting repayment of its February Debenture, the Company paid the Feb 17 Investor $170,000, including interest and the prepayment premium. After such payment, the principal due the Feb 17 Investor under its debenture was reduced from $200,000 to $39,849.

On April 3, 2023, having received notice from the Feb 3 requesting repayment of its February Debenture, the Company paid the Feb 3 Investor $213,879, including interest and the prepayment premium. After such payment, the principal due the Feb 3 Investor under its debenture was reduced from $300,000 to $100,000.

February 2023 Equity Purchase Agreement

On February 3, 2023, the Company entered into an equity purchase agreement (the “ELOC”) and registration rights agreement (the “ELOC RRA”) with the Feb 3 Investor pursuant to which the Company has the right, but not the obligation, to direct the Feb 3 Investor to purchase up to $10.0 million (the “Maximum Commitment Amount”) of shares of Common Stock, in multiple tranches. Further, under the ELOC and subject to the Maximum Commitment Amount, the Company has the right, but not the obligation, to submit notices to the Feb 3 Investor to purchase shares of Common Stock (i) in a minimum amount of not less than $25,000 and (ii) in a maximum amount of up to the lesser of (a) $750,000 or (b) 200% of the Company’s average daily trading value of the Common Stock.

Also on February 3, 2023, the Company issued to the Feb 3 Investor 150,000 shares of Common Stock for its commitment to enter into the ELOC.

The obligation of the Feb 3 Investor to purchase shares of Common Stock pursuant to the ELOC ends on the earlier of (i) the date on which the purchases under the ELOC equal the Maximum Commitment Amount, (ii) 24 months after the date of the ELOC (February 3, 2025), (iii) written notice of termination by the Company, (iv) the date that the ELOC RRA is no longer effective after its initial effective date, or (v) the date that the Company commences a voluntary case or any person or entity commences a proceeding against the Company pursuant to or within the meaning of federal or state bankruptcy law, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors (the “Commitment Period”).

During the Commitment Period, the price that Feb 3 Investor will pay to purchase the shares of Common Stock that it is obligated to purchase under the ELOC shall be 97% of the “market price,” which is defined as the lesser of (i) the lowest closing price of our Common Stock during the 7 trading day-period following the clearance date associated with the applicable put notice from the Company or (ii) the lowest closing bid price of the Common Stock on the principal trading market for the Common Stock (currently, the Nasdaq Capital Market) on the trading day immediately preceding a put date.

F-74

Wisconsin Fertility Institute Acquisition

On March 16, 2023, INVO, through Wood Violet Fertility LLC, a Delaware limited liability company (“Wood Violet”) and wholly owned subsidiary of INVO Centers LLC, a Delaware company wholly-owned by INVO, entered into binding purchase agreements to acquire Wisconsin Fertility Institute (“Wisconsin Fertility”) for a combined purchase price of $10 million.

The purchase price is payable in four installments of $2.5 million each (which payments may be offset by assumption of certain Wisconsin Fertility liabilities, payable at closing and on each of the subsequent three anniversaries of closing. The sellers have the option to take all or a portion of the final three installments in shares of INVO common stock valued at $6.25, $9.09, and $14.29, for the second, third, and final installments, respectively.

Wisconsin Fertility is comprised of (a) a medical practice, Wisconsin Fertility and Reproductive Surgery Associates, S.C., a Wisconsin professional service corporation d/b/a Wisconsin Fertility Institute (“WFRSA”), and (b) a laboratory services company, Fertility Labs of Wisconsin, LLC, a Wisconsin limited liability company (“FLOW”). WFRSA owns, operates and manages the Clinic’s fertility practice that provides direct treatment to patients focused on fertility, gynecology and obstetrics care and surgical procedures, and employs physicians and other healthcare providers to deliver such services and procedures. FLOW provides WFRSA with related laboratory services.

March 2023 Registered Direct Offering

On March 23, 2023, INVO entered into a securities purchase agreement (the “March Purchase Agreement”) with a certain institutional investor, pursuant to which the Company agreed to issue and sell to such investor (i) in a registered direct offering, 1,380,000 shares (the “March Shares”) of Common Stock, and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 2,300,000 shares of Common Stock, at an exercise price of $0.01 per share, and (ii) in a concurrent private placement, common stock purchase warrants (the “March Warrants”), exercisable for an aggregate of up to 5,520,000 shares of Common Stock, at an exercise price of $0.63 per share. The securities to be issued in the registered direct offering (priced at the marked under Nasdaq rules) were offered pursuant to the Company’s shelf registration statement on Form S-3 (File 333-255096) (the “Shelf Registration Statement”), initially filed by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), on April 7, 2021 and declared effective on April 16, 2021. The Pre-Funded Warrants are exercisable upon issuance and will remain exercisable until all of the Pre-Funded Warrants are exercised in full.

The March Warrants (and the shares of Common Stock issuable upon the exercise of the Private Warrants) were not registered under the Securities Act and were offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. The March Warrants are immediately exercisable upon issuance, will expire eight years from the date of issuance, and in certain circumstances may be exercised on a cashless basis.

On March 27, 2023, the Company closed the offering, raising gross proceeds of approximately $3 million before deducting placement agent fees and other offering expenses payable by the Company. In the event that all March Warrants are exercised for cash, the Company would receive additional gross proceeds of approximately $3.5 million. Under the March Purchase Agreement, the Company may use a portion of the net proceeds of the offering to (a) repay February Debentures, and (b) to pay the down payment for Wisconsin Fertility acquisition. The remainder of the net proceeds will be used for working capital, capital expenditures, and other general corporate purposes.

Under the March Purchase Agreement, the Company is required within 30 days of the closing date of the offering to file a registration statement on Form S-1 (the “Resale Registration Statement”) registering the resale of the shares of Common Stock issuable upon the exercise of the March Warrants. The Company is required to use commercially reasonable efforts to cause such registration to become effective within 75 days of the closing date of the offering (or 120 days if the registration statement is subject to a full-review by the SEC), and to keep such registration statement effective at all times until no March Warrants remain outstanding.

In addition, pursuant to certain “lock-up” agreements, our officers and directors have agreed, for a period of 180 days from the date of the offering, not to engage in any of the following, whether directly or indirectly, without the consent of the March Purchase Agreement investor: offer to sell, sell, contract to sell pledge, grant, lend, or otherwise transfer or dispose of our common stock or any securities convertible into or exercisable or exchangeable for Common Stock (the “Lock-Up Securities”); enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities; make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-Up Securities; enter into any transaction, swap, hedge, or other arrangement relating to any Lock-Up Securities subject to customary exceptions; or publicly disclose the intention to do any of the foregoing.

Stock Incentive Plan Issuances

During the first quarter of 2023, the Company issued 185,736, shares of common stock to employes and consultants under the 2019 Stock Incentive Plan.

F-75

WISCONSIN FERTILITY AND REPRODUCTIVE SURGERY ASSOCIATES, S.C.

AND FERTILITY LABS OF WISCONSIN, LLC

AUDITED COMBINED FINANCIAL STATEMENTS

As of and for the years ended December 31, 2022 and 2021 with Report of Independent Registered Public Accounting Firm.

F-76

F-77

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members

Fertility Labs of Wisconsin, LLC and Wisconsin Fertility and Reproductive Surgery Associates, S.C.

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of Fertility Labs of Wisconsin, LLC and Wisconsin Fertility and Reproductive Surgery Associates, S.C. (the Companies) as of December 31, 2022 and 2021, and the related combined statements of operations, members’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Companies as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on the Companies’ combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Companies are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition

As discussed in the notes to the combined financial statements, the Companies recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue from clinical and lab services is recognized based on the date the service is performed.

Auditing management’s evaluation of the service revenue from its agreements with patients involves significant judgment based on the estimates of the revenue recorded and their subsequent true-up once payment is received.

To evaluate the appropriateness and accuracy of the revenue recorded by management, we evaluated management’s assessment of the revenue recorded based on the Companies’ service agreements.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

We have served as the Company’s auditor since 2022

Houston, TX

June 21, 2023

F-78

WISCONSIN FERTILITY AND REPRODUCTIVE SURGERY ASSOCIATES, S.C.

AND FERTILITY LABS OF WISCONSIN, LLC

AUDITED COMBINED BALANCE SHEETS

	December 31,	December 31,
	2022	2021

ASSETS
Current assets
Cash	$787,297	$627,949
Accounts receivable, net	144,246	136,588
Total current assets	931,543	764,537
Property and equipment, net	76,119	66,261
Lease right of use	966,487	-
Total assets	$1,974,149	$830,798
LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities
Accounts payable	$173,046	$22,926
Accrued liabilities	112,176	75,605
Distribution payable	533,690	426,734
Deferred revenue	423,208	394,066
Lease liability, current portion	215,805	-
Total current liabilities	1,457,925	919,331
Lease liability, net of current portion	762,703	-
Total liabilities	2,220,628	919,331

Members’ deficit
Members’ deficit - beginning	(88,533)	(429,537)
Members’ deficit - current year	(157,946)	341,004
Total members’ deficit	(246,479)	(88,533)
Total liabilities and members’ deficit	$1,974,149	$830,798

The accompanying notes are an integral part of these combined financial statements.

F-79

WISCONSIN FERTILITY AND REPRODUCTIVE SURGERY ASSOCIATES, S.C.

AND FERTILITY LABS OF WISCONSIN, LLC

AUDITED COMBINED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2022	2021

Revenue	$5,379,675	$5,676,804
Cost of revenue	2,284,922	2,335,774
Gross profit	3,094,753	3,341,030
Operating expenses	1,411,012	1,216,069
Income from operations	1,683,741	2,124,961
Other income (expense):
Other income	904	182,719
Interest expense	(238)	(360)
Total other income (expense)	666	182,359
Net income	$1,684,407	$2,307,320

The accompanying notes are an integral part of these combined financial statements.

F-80

WISCONSIN FERTILITY AND REPRODUCTIVE SURGERY ASSOCIATES, S.C.

AND FERTILITY LABS OF WISCONSIN, LLC

AUDITED COMBINED STATEMENTS OF MEMBERS’ DEFICIT

Balance at January 1, 2021	$(429,537)
Member capital distribution	(1,966,316)
Net income	2,307,320
Balance at December 31, 2021	$(88,533)
Member capital distribution	(1,842,353)
Net income	1,684,407
Balance at December 31, 2022	$(246,479)

The accompanying notes are an integral part of these combined financial statements.

F-81

WISCONSIN FERTILITY AND REPRODUCTIVE SURGERY ASSOCIATES, S.C.

AND FERTILITY LABS OF WISCONSIN, LLC

AUDITED COMBINED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2022	2021

Cash flows from operating activities:
Net income	$1,684,407	$2,307,320
Adjustments to reconcile net loss to net cash provided by operating activities:
Extinguishment of debt	-	(181,600)
Depreciation and amortization	13,953	6,660
Changes in assets and liabilities:
Accounts receivable	(7,658)	28,390
Prepaid expenses and other current assets	-	5,000
Accounts payable	150,120	5,228
Accrued liabilities	36,571	(12,593)
Deferred revenue	29,142	(26,209)
Leasehold liability	12,021	-
Net cash provided by operating activities	1,918,556	2,132,196
Cash from investing activities:
Payments to acquire property, plant, and equipment	(23,811)	(63,390)
Net cash used in investing activities	(23,811)	(63,390)
Cash from financing activities:
Member capital distribution	(1,735,397)	(1,902,950)
Net cash used in financing activities	(1,735,397)	(1,902,950)
Increase (decrease) in cash	159,348	165,856
Cash at beginning of period	627,949	462,093
Cash at end of period	$787,297	$627,949

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$238	$360

Supplemental disclosure of non-cash transactions:
Recognition of right of use asset and lease liability	$1,185,824	-

The accompanying notes are an integral part of these combined financial statements.

F-82

WISCONSIN FERTILITY AND REPRODUCTIVE SURGERY ASSOCIATES, S.C.

AND FERTILITY LABS OF WISCONSIN, LLC

NOTES TO THE AUDITED COMBINED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

Description of Business

These audited combined financial statements include the following business entities: Wisconsin Fertility and Reproductive Surgery Associates, S.C. (“WFRSA”), a clinic that provides fertility services and advanced gynecology care and Fertility Labs of Wisconsin, LLC (“FLOW”), a limited liability company that provides lab services exclusively to WFRSA (the “Companies”).

Basis of Presentation

The Companies’ accounting and financial reporting policies conform to accounting principles generally accepted in the United States (“U.S. GAAP”).

Use of Estimates

In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reported period. Actual results could differ from those estimates. The more significant estimates and assumptions by management include among others: useful life of property and equipment, collectability of accounts receivable and accrued liabilities.

Cash and Cash Equivalents

For financial statement presentation purposes, the Companies consider time deposits, certificates of deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The Companies had no cash equivalents at December 31, 2022 or December 31, 2021.

Accounts Receivables and Allowances for Doubtful Accounts

The allowance for doubtful accounts is based on the Companies’ assessment of the collectability of customer accounts and the aging of the related invoices and represents the Companies’ best estimate of probable credit losses in its existing trade accounts receivable. The Companies regularly review the allowance by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. The allowance for doubtful accounts is included in accounts receivables, net on the Companies’ combined balance sheet. The Companies’ allowance for doubtful accounts balance was $0 and $33,372 as of December 31, 2022 and December 31, 2021 respectively.

Property and Equipment

The Companies record property and equipment at cost. Property and equipment is depreciated using the straight-line method over the estimated economic lives of the assets, which are from 3 to 10 years. The Companies capitalize the expenditures for major renewals and improvements that extend the useful lives of property and equipment. Expenditures for maintenance and repairs are charged to expense as incurred. The Companies review the carrying value of long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by a comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

F-83

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Companies had no assets or liabilities which were measured at fair value on a nonrecurring basis during the reporting periods.

Income Taxes

The Companies are limited liability companies and do not incur federal taxes. For federal tax purposes, the earnings and losses of the Companies are included in the members’ federal personal income tax returns and are taxed based on their personal tax strategies. Therefore, there is no provision or liability for federal income taxes reflected in the accompanying financial statements. Beginning in 2022 the members elected to have state income taxes paid by the Companies on the members’ behalf. This expense is included in the Companies operating expenses. In 2023 the Companies will recognize quarterly tax estimates for state income taxes.

Concentration of Credit Risk

Cash includes amounts deposited in financial institutions in excess of insurable Federal Deposit Insurance Corporation (“FDIC”) limits. The Companies had cash balances in excess of FDIC limits at December 31, 2022 and December 31, 2021.

F-84

Revenue Recognition

The Companies recognize revenue on arrangements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services ASC 606 requires companies to assess their contracts to determine the timing and amount of revenue to recognize under the new revenue standard. The model has a five-step approach:

1.	Identify the contract with the customer.

2.	Identify the performance obligations in the contract.

3.	Determine the total transaction price.

4.	Allocate the total transaction price to each performance obligation in the contract.

5.	Recognize as revenue when (or as) each performance obligation is satisfied.

Revenue generated from clinical and lab services is recognized at the time the service is performed. The Companies’ performance obligations related to the delivery of services to patients are satisfied at the time of service. Accordingly, there are no performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period with respect to patient service revenue.

A portion of the Companies’ service revenue is reimbursed by third party insurance payors. Payments for services rendered to the Companies’ patients are generally less than billed charges. The Companies monitor revenue and receivables from these sources and record an estimated contractual allowance to properly account for the anticipated differences between billed and reimbursed amounts.

Patient service revenue is presented net of an estimated provision for contractual adjustments and write offs. adjustments result from the difference between the physician rates for services performed and the reimbursements by third-party insurance payors for such services. Collection of patient service revenue the Companies expect to receive is normally a function of providing complete and correct billing information to third-party insurance payors within the various filing deadlines and typically occurs within 30 to 60 days of billing. Third-party insurance payors account for approximately 15% of the Companies’ revenue.

For patient fees that are not covered by third party insurance payors, the Companies require patients to pay for services prior to the services being rendered. The Companies record these prepayments as deferred revenue until the services are rendered. Once services are rendered the Companies recognize the revenue in accordance with ASC 606.

As of December 31, 2022 and 2021 the Companies had $423,208 and $394,066 of deferred revenue, respectively.

Advertising Expense

The Companies expense advertising costs as incurred. These costs are included in the operating costs for the Companies on the statement of operations. For the years ended December 31, 2022 and 2021 the Companies incurred in advertising costs $8,083 and $10,827 respectively.

Recently Adopted Accounting Pronouncements

Leases (Topic 842). In February 2016, FASB issued ASU 2016-02, Leases (“ASU 2016-02”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. For private companies the new standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Companies adopted the standard effective January 1, 2022.

F-85

Note 2 – Property and Equipment

Property and equipment consists of the following:

	December 31, 2022	December 31, 2021
Furniture and equipment	$34,595	10,784
Leasehold improvements	63,389	63,389
Less: accumulated depreciation	(21,865)	(7,912)
Total equipment, net	$76,119	66,261

During the years ended December 31, 2022, and 2021, the Companies recorded depreciation expense of $13,953 and $6,660 respectively.

Note 3 – Leases

The Companies have an operating lease agreement in place for its office. Per FASB’s ASU 2016-02, Leases Topic 842 (“ASU 2016-02”), effective January 1, 2022, the Companies are required to report a right-of-use asset and corresponding liability to report the present value of the total lease payments, with appropriate interest calculation. Per the terms of ASU 2016-02, the Companies can use its implicit interest rate, if known, or applicable federal rate otherwise. Since the Companies’ implicit interest rate was not readily determinable, the Companies utilized the applicable federal rate, as of the commencement of the lease. Lease renewal options included in any lease are considered in the lease term if it is reasonably certain the Companies will exercise the option to renew. The Companies’ operating lease agreements do not contain any material restrictive covenants.

As of December 31, 2022, the Companies’ lease components included in the combined balance sheet were as follows:

Lease component	Balance sheet classification	December 31, 2022
Assets
ROU assets – operating lease	Other assets	$966,487
Total ROU assets		$966,487

Liabilities
Current operating lease liability	Current liabilities	$215,805
Long-term operating lease liability	Other liabilities	762,703
Total lease liabilities		$978,508

Future minimum lease payments as of December 31, 2022 were as follows:

2023	227,804
2024	233,499
2025	239,337
2026	245,320
2027	61,706
Total future minimum lease payments	$1,007,666
Less: Interest	(29,158)
Total operating lease liabilities	$978,508

Note 4 – Members’ Distributions

Members’ distributions totaling $1,842,353 and $1,966,316 were paid out during the years ended December 31, 2022 and 2021, respectively. Distributions payable to the members totaled $533,690 and $426,734 at December 31, 2022 and 2021, respectively.

Note 5 – Commitments and Contingencies

Insurance

The Companies’ insurance coverage is carried with third-party insurers and includes: (i) general liability insurance covering third-party exposures; (ii) statutory workers’ compensation insurance; (iv) excess liability insurance above the established primary limits for general liability and automobile liability insurance; (v) property insurance, which covers the replacement value of real and personal property and includes business interruption; and (vi) malpractice insurance covering our physicians for acts related to our business activities. All coverage is subject to certain limits and deductibles, the terms and conditions of which are common for companies with similar types of operations.

Legal Matters

The Companies are not currently subject to any material legal proceedings; however, it could be subject to legal proceedings and claims from time to time in the ordinary course of its business, or legal proceedings it considered immaterial may in the future become material. Regardless of the outcome, litigation can, among other things, be time consuming and expensive to resolve, and can divert management resources.

Note 6 – Subsequent Events

On March 16, 2023, INVO Bioscience Inc., a Nevada corporation (“INVO”), through Wood Violet Fertility LLC, a Delaware limited liability company (“Buyer”) and wholly-owned subsidiary of INVO Centers LLC, a Delaware company wholly-owned by INVO, entered into an Asset Purchase Agreement (the “APA”) with WFRSA and The Elizabeth Pritts Revocable Living Trust (the “Seller,” together with WFRSA, the “Seller Parties”) pursuant to which Buyer agreed to acquire the Purchased Assets (as defined in the APA) related to WFRSA’s business. Buyer also agreed to assume certain liabilities of WFRSA as set forth in the APA. Certain non-clinical assets, properties and rights of WFRSA shall be excluded from the Purchased Assets including patient lists, charts, records and ledgers, all contracts with Payors (as defined in the APA); all Health Care Permits (as defined in the APA).

The Buyer will deliver to WFRSA an amount equal to (all capitalized terms as defined in the APA) the Closing Payment at closing consisting of $500,000 less Target Closing Date Debt less the Holdback Amount of $280,000. Buyer has agreed to make the following Post-Closing Additional Payments of $500,000 on each of the first three anniversaries of closing provided that Seller may elect to receive shares of INVO common stock in lieu of such cash payments as follows: (i) 80,000 shares of INVO common stock on the first additional payment date; (ii) 55,000 shares of INVO common stock on the second additional payment date and (iii) 35,000 shares of INVO common stock on the third additional payment date. The Additional Payments are secured by Seller having a subordinated lien on the Purchased Assets.

On March 16, 2023, Buyer entered into a Membership Interest Purchase Agreement (the “MIPA”) with FLOW, IVF Science, LLC, a Wisconsin limited liability company owned by Wael Megid, Ph.D., and Dr. Elizabeth Pritts as trustee for the Elizabeth Pritts Revocable List Trust, a Trust created under the laws of the State of Wisconsin (each, a “Selling Member” and collectively, the “Selling Members”). Under the MIPA the Selling Members agreed to sell to Buyer 100% of the Membership Interests of FLOW for a purchase price equal to (all capitalized terms as defined in the MIPA) the Initial Purchase Price, which is equal to (i) two million dollars ($2,000,000) minus (ii) the Closing Indebtedness minus (iii) any Transaction Expenses minus (iv) the Holdback Amount of $70,000. In addition to the Initial Closing Payment, Purchaser has agreed to pay to the Selling Members additional payments of $2,000,000 within 90-days of each of the first three anniversaries of closing provided that Selling Members may elect to receive shares of INVO common stock in lieu of such cash payments as follows: (i) 320,000 shares of INVO common stock on the first additional payment date; (ii) 220,000 shares of INVO common stock on the second additional payment date and (iii) 140,000 shares of INVO common stock on the third additional payment date. These additional payments are secured by the Selling Members having a lien on the assets of FLOW.

F-86

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

INVO BIOSCIENCE, INC.

INVO MERGER SUB INC.

And

NAYA BIOSCIENCES, INC.

Dated as of October 22, 2023

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of October 22, 2023, by and among NAYA Biosciences, Inc., a Delaware corporation (the “Company”), INVO Bioscience, Inc., a Nevada corporation (“Parent”), and INVO Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in ARTICLE 1 hereof.

RECITALS:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously, pursuant to the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”): (a) determined that it is in the best interests of the Company and the holders of shares of the Company’s (i) Class A Common Stock (as defined below), (ii) Class B Common Stock (as defined below), and (iii) Preferred Stock (as defined below); subclauses (i)-(iii), collectively, the “Company Capital Stock”), and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement with the Company; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the Change of Control (as defined below), and the Parent Stock Issuance; in each case, in accordance with the Nevada Revised Statutes Chapter 78 (“NRS 78”) or DGCL, as applicable;

WHEREAS, the Parent Board has resolved to recommend that the holders of shares of Parent’s common stock, par value $0.0001 per share (the “Parent Common Stock”) approve (i) the issuance of shares of Parent Common Stock and shares of a newly designated series of common stock of Parent, par value $0.0001 per share, which shall be entitled to ten (10) votes per each share (such newly designated series, the “Parent Class B Common Stock” in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (collectively, the “Parent Stock Issuance”) and (ii) the other Parent Stockholder Matters (as defined below);

WHEREAS, concurrently with the execution of this Agreement, the officers and directors of Parent shall (solely in their capacity as stockholders of Parent) execute lock-up agreements in a form acceptable to the Company, which agreements shall be attached hereto in Annex 1 (collectively, the “Parent Stockholder Lock-up Agreements”).

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger, including that none of the holders of Company Capital Stock or Parent Common Stock, as applicable, shall have any dissenters’ or appraisal rights.

2

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Acquisition Agreement” has the meaning set forth in Section 6.4 of this Agreement.

1.2 “Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, labor organization activities or examinations.

1.3 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

1.4 “Agreement” has the meaning set forth in the Preamble.

1.5 “Ancillary Documents” shall mean the executed copies of all documents reasonably requested by the Company in connection with the Closing, including but not limited to the offer letters, Parent Stockholder Lock-up Agreements, respective Officers’ Certificates, and directors’ resignations.

1.6 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7 “Book-Entry Share” has the meaning set forth in Section 3.1(c) of this Agreement.

1.8 “Business Day” means any day other than a Saturday, Sunday, or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.9 “By-laws” shall mean the by-laws of the Company, Parent or Merger Sub, as applicable.

1.10 “Cancelled Shares” has the meaning set forth in Section 3.1(a) of this Agreement.

1.11 “Certificate” has the meaning set forth in Section 3.1(c) of this Agreement.

1.12 “Certificate of Merger” has the meaning set forth in Section 2.3 of this Agreement.

1.13 “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Parent Securities representing more than 50% of the aggregate voting power represented by the issued and outstanding Parent Securities (on an as converted basis) or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) members of the Parent Board on the date of this Agreement, (ii) nominated, appointed, or approved by the Parent Board (either by a specific vote or by approval of a proxy statement issued by the Parent on behalf of the Parent Board in which such individual is named as a nominee for director) nor (iii) nominated, appointed, or approved (either by a specific vote or by approval of a proxy statement issued by the Parent on behalf of the Parent Board in which such individual is named as a nominee for director) by directors so nominated.

3

1.14 “Class A Common Stock” has the meaning set forth in Section 4.4(a) of this Agreement.

1.15 “Class B Common Stock” has the meaning set forth in Section 4.4(a) of this Agreement.

1.16 “Closing” has the meaning set forth in Section 2.2 of this Agreement.

1.17 “Closing Date” has the meaning set forth in Section 2.2 of this Agreement.

1.18 “Closing Liabilities” has the meaning set forth in Section 3.4(a) of this Agreement.

1.19 “Closing PIPE” means a sale of shares of Parent Common Stock at a target price of $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Parent Common Stock) in a private offering resulting in sufficient cash available for Parent for a one year of operations, as is estimated by the Company.

1.20 “Closing PIPE Shares” means the shares of Parent Common Stock issued in the Closing PIPE.

1.21 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.22 “Code” means the Internal Revenue Code of 1986, as amended.

1.22 “Common Stock” has the meaning set forth in Section 4.4(a) of this Agreement.

1.23 “Company” has the meaning set forth in the Preamble.

1.24 “Company Asset Purchase Agreement” means that certain Asset Purchase Agreement by and among the Company, Cytovia Therapeutics Holdings, Inc., a Delaware corporation and Cytovia Therapeutics, LLC, a Delaware limited liability company.

1.25 “Company Balance Sheet” has the meaning set forth in Section 4.6 of this Agreement.

1.26 “Company Balance Sheet Date” has the meaning set forth in Section 4.6 of this Agreement.

1.27 “Company Board” has the meaning set forth in the Recitals.

1.28 “Company Board Designees” has the meaning set forth in Section 6.13 of this Agreement.

1.29 “Company Board Recommendation” has the meaning set forth in Section 4.2(b) of this Agreement.

1.30 “Company Capital Stock” has the meaning set forth in the Recitals.

1.31 “Company Charter” has the meaning set forth in the Recitals.

1.32 “Company Disclosure Schedule” means the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement.

1.33 “Company Equity Award” means a Company Stock Option or a Company Restricted Share, as the case may be.

1.34 “Company Financial Statements” has the meaning set forth in Section 4.6 of this Agreement.

1.35 “Company Governing Documents” means, collectively, the Company Charter and By-Laws of the Company.

4

1.36 “Company Intellectual Property” has the meaning set forth in Section 4.14(a) of this Agreement.

1.37 “Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

1.38 “Company IT Systems” mean means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

1.39 “Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, announcement, or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, announcement or consummation of this Agreement; (iii) any changes in applicable Law or GAAP or other applicable accounting standards (iv) acts of war, terrorism, or military actions, or the escalation thereof; (v) natural disasters, epidemics, pandemics, or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (viii) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

1.40 “Company Material Contracts” has the meaning set forth in Section 4.11(a) of this Agreement.

1.41 “Company Stockholder Matters” means the following matters, as submitted by the Company Board to the stockholders of the Company, for approval and adoption: (a) the Merger and all other transactions contemplated by this Agreement, and (b) any related actions with respect to the transactions contemplated by this Agreement and the applicable Ancillary Documents.

1.42 “Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

1.43 “Company Stock Options” means any option to purchase Company Common Stock granted under any Company Stock Plan.

1.44 “Company Stock Plan” means an equity incentive plan duly adopted by the Company Board, in each case, as amended.

5

1.45 “Company Restricted Share” means any Company Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any Company Stock Plan.

1.46 “Confidentiality Agreement” has the meaning set forth in Section 6.3(b) of this Agreement.

1.47 “Consents” shall mean any consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to any Governmental Authority.

1.48 “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

1.49 “Data Room” shall mean the data room referred to in Section 4.19.

1.50 “DGCL” has the meaning set forth in the Recitals.

1.51 “Effective Time” has the meaning set forth in Section 2.3 of this Agreement.

1.52 “Employment Agreements” has the meaning set forth in Section 4.16.

1.53 “End Date” shall mean December 31, 2023.

1.54 “Environmental Laws” has the meaning set forth in Section 5.15(a) of this Agreement.

1.55 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.56 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.57 “Exchange Agent” has the meaning set forth in Section 3.2(a) of this Agreement.

1.58 “Exchange Fund” has the meaning set forth in Section 3.2(a) of this Agreement.

1.59 “Exchange Ratio” has the meaning set forth in Section 3.1(b) of this Agreement.

1.60 “Excluded Liabilities” means the following Liabilities: (a) liabilities under operating leases, recognized as “lease liability” (both “current portion” and “net of current portion”) on Parent’s balance sheets for June 30, 2023 and December 31, 2022, as described in Note 8 of Parent’s financial statements as of December 31, 2022 and December 31, 2021 and the years then ended, not to exceed, in the aggregate, $6.5 million, and (b) the obligations of Wood Violet Fertility LLC and INVO Centers LLC, Subsidiaries of Parent, to pay installments of the purchase price for the Wisconsin Fertility Institute, not to exceed, in the aggregate, $7.5 million, as set forth in Parent’s Current Reports on Form 8-K filed with the SEC on August 11, 2023 and March 20, 2023.

1.61 “Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement, the filing of any notices required by any Governmental Authority in connection with the transactions contemplated by this Agreement, or in connection with other regulatory approvals, and all other matters related to the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement.

1.62 “Existing Employment Agreement” has the meaning set forth in Section 4.16 of this Agreement.

1.63 “FDA” has the meaning set forth in Section 5.8(c) of this Agreement.

6

1.64 “FDCA” has the meaning set forth in Section 5.8(c) of this Agreement.

1.65 “Form S-4” means the registration statement on Form S-4 of Parent with respect to registration of the Parent Common Stock to be issued in connection with the Merger.

1.66 “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

1.67 “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

1.68 “Hazardous Substances” has the meaning set forth in Section 5.15(a) of this Agreement.

1.69 “HIPAA” has the meaning set forth in Section 5.8(f) of this Agreement.

1.70 “Indebtedness” means, without duplication (and whether or not required to be disclosed by GAAP), all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Parent on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); (h) with respect to the Parent, any Expenses of the Parent and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

1.71 “Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

1.72 “Interim PIPE” means a sale of shares of Parent Common Stock at a price that is at premium to the higher of (1) 100% of the closing price of the Parent Common Stock (as reflected on Nasdaq.com) immediately preceding the signing of a binding agreement to purchase such shares or (2) 100% of the average closing price of the Parent Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the a binding agreement to purchase such shares, in a private offering resulting in an estimated amount equal to $5,000,000 or more (at the discretion of the Company) of gross proceeds to Parent in the aggregate, in a single or a series of transactions.

1.73 “Key Employees” means the employees and/or service providers of the Parent and/or its Subsidiaries, as determined by the Company in its sole discretion.

1.74 “Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of: Daniel Teper; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the following: Steven Shum, Andrea Goren, and Michael Campbell; in each case, after due inquiry.

1.75 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

7

1.76 “Leases” has the meaning set forth in Section 4.9(b) of this Agreement.

1.77 “Liabilities” means any Indebtedness, Expenses, debt, liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

1.78 “Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

1.79 “Merger” has the meaning set forth in Section 2.1 of this Agreement.

1.80 “Merger Consideration” has the meaning set forth in Section 3.1(b) of this Agreement.

1.81 “Merger Sub” has the meaning set forth in the Preamble.

1.82 “Merger Sub Board” has the meaning set forth in the Recitals.

1.83 “Nasdaq” has the meaning set forth in Section 3.1(e) of this Agreement.

1.84 “NRS 78” has the meaning set forth in the Recitals.

1.85 “Parent” has the meaning set forth in the Preamble.

1.86 “Parent Balance Sheet” has the meaning set forth in Section 5.7(c) of this Agreement.

1.87 “Parent Balance Sheet Date” has the meaning set forth in Section 5.13 of this Agreement.

1.88 “Parent Board” has the meaning set forth in the Recitals.

1.89 “Parent Board Designee” has the meaning set forth in Section 6.13 of this Agreement.

1.90 “Parent Board Recommendation” has the meaning set forth in Section 5.6(a) of this Agreement.

1.91 “Parent Charter” has the meaning set forth in the Recitals.

1.92 “Parent Clinical Trials” has the meaning set forth in Section 5.8(d) of this Agreement.

1.93 “Parent Common Stock” has the meaning set forth in the Recitals.

1.94 “Parent Disclosure Schedule” means the disclosure schedule, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

1.95 “Parent Employee” has the meaning set forth in Section 5.14(a) of this Agreement.

1.96 “Parent Employee Plans” has the meaning set forth in Section 5.14(a) of this Agreement.

1.97 “Parent Equity Awards” means a Parent Stock Option or a Parent Restricted Share, as the case may be.

1.98 “Parent Financial Statements” has the meaning set forth in Section 5.8 of this Agreement.

1.99 “Parent Governing Documents” means, collectively, the Parent Charter and By-Laws of Parent.

1.100 “Parent Intellectual Property” has the meaning set forth in Section 5.9(b) of this Agreement.

8

1.101 “Parent IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Parent or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

1.102 “Parent IT Systems” mean means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Parent or any of its Subsidiaries.

1.103 “Parent Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Parent and its Subsidiaries, taken as a whole; or (b) the ability of Parent to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Parent Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, announcement or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, announcement or consummation of this Agreement; (iii) any changes in applicable Law or GAAP or other applicable accounting standards, (iv) any outbreak or escalation of war or any act of terrorism, (v) natural disasters, epidemics, pandemics, or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); (vi) general conditions in the industry in which Parent and its Subsidiaries operate; (vii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the Company’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred).

1.104 “Parent Material Contract” has the meaning set forth in Section 5.10(a) of this Agreement.

1.105 “Parent-Owned IP” means all Intellectual Property owned by the Parent or any of its Subsidiaries.

1.106 “Parent Restricted Share” means any Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any Parent Stock Plan.

1.107 “Parent SEC Documents” has the meaning set forth in Section 5.7(a) of this Agreement.

1.108 “Parent Securities” has the meaning set forth in Section 5.2(c) of this Agreement.

1.109 “Parent Stockholder Matters” means the following matters, as submitted by the Parent Board to the stockholders of the Parent, for approval and adoption: (a) the Merger and all other transactions contemplated by this Agreement (including the issuance of Parent Class B Common Stock as a portion of the Merger Consideration, which shares shall be entitled to ten (10) votes per each share of Parent Class B Common Stock; (b) the Change of Control, and (c) if necessary to enable the Parent Stock Issuance, an amendment to the Parent Charter to increase the number of authorized shares of Parent Common Stock to enable the Parent Stock Issuance.

9

1.110 “Parent Stockholders Meeting” means the special meeting of the stockholders of Parent to be held to consider the approval of the Parent Stockholder Matters.

1.111 “Parent Stock Issuance” has the meaning set forth in the Recitals.

1.112 “Parent Stock Options” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

1.113 “Parent Stock Plans” means the following plans, in each case as amended: The Second Amended and Restated 2019 Stock Incentive Plan of INVO Bioscience, Inc.

1.114 “Parent Subsidiary Securities” has the meaning set forth in Section 5.4 of this Agreement.

1.115 “Parent Voting Debt” has the meaning set forth in Section 5.3 of this Agreement.

1.116 “Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

1.117 “Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; and (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

1.118 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.119 “PHSA” has the meaning set forth in Section 5.8(c) of this Agreement.

1.120 “Preferred Stock” has the meaning set forth in Section 4.4(a) of this Agreement.

1.121 “Proxy Statement” means the preliminary and/or definitive proxy statements to be sent to Parent’s shareholders in connection with the Parent Stockholders’ Meeting.

1.122 “Proxy Statement/Prospectus” means the joint proxy statement/prospectus included in the Form S-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement which shall constitute (i) a proxy statement of Parent to be used for the Parent Stockholders Meeting for the approval of the Parent Stockholder Matters, and (ii) a prospectus with respect to the Parent Stock Issuance.

10

1.123 “Representatives” has the meaning set forth in Section 6.4(a) of this Agreement.

1.124 “Requisite Company Vote” has the meaning set forth in Section 4.2(a) of this Agreement.

1.125 “Requisite Parent Vote” has the meaning set forth in Section 5.5(a) of this Agreement.

1.126 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.127 “SEC” means the Securities and Exchange Commission.

1.128 “Securities Act” means the Securities Act of 1933, as amended.

1.129 “Special Meeting” has the meaning set forth in Section 6.5(b)(i) of this Agreement.

1.130 “Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

1.131 “Surviving Corporation” has the meaning set forth in Section 2.1 of this Agreement.

1.132 “Takeover Proposal” means with respect to the Parent, as the case may be, a proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of Parent or its Subsidiaries (including any voting equity interests of their respective Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of Parent and its Subsidiaries’ consolidated assets or to which 15% or more of Parent’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of Parent or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of Parent and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of Parent hereto; (d) merger, consolidation, other business combination, or similar transaction involving Parent or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of Parent and its Subsidiaries, taken as a whole; or (e) any combination of the foregoing.

1.133 “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

1.134 “Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.135 “U.S. GAAP” or “GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.136 “Warrants” has the meaning set forth in Section 6.14 of this Agreement.

1.137 “Warrants Holders” has the meaning set forth in Section 6.14 of this Agreement.

11

ARTICLE II

THE MERGER

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS 78 and DGCL, as applicable, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern Standard Time, no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date as the parties hereto may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.4 Effect of the Merger. The Merger shall have the effects set in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

2.5 Surviving Corporation: Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 6.8, thereafter amended in accordance with the terms thereof and applicable Law; and (b) the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name until, subject to Section 6.8, thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

2.6 Surviving Corporation: Directors and Officers. The directors and officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

12

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

3.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a) Cancellation of Certain Company Capital Stock. Each share of Company Capital Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive the following: (i) 7.33333 (the “Exchange Ratio”), subject to adjustment as set forth in Section 3.4 and Section 3.5 hereof, of shares of Parent Common Stock (the “Merger Consideration”); (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.1(e); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Capital Stock in accordance with Section 3.2(g).

(c) Cancellation of Shares. At the Effective Time, all shares of Company Capital Stock will no longer be outstanding and all shares of Company Capital Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.1(a), each holder of: (i) a certificate formerly representing any shares of Company Capital Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Capital Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 3.2 hereof, (B) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.1(e), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Capital Stock in accordance with Section 3.2(g).

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Capital Stock pursuant to Section 3.1(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Capital Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the Nasdaq Stock Market (“Nasdaq”) on the last complete trading day prior to the date of the Effective Time.

13

3.2 Exchange Procedures.

(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for the Certificates and the Book-Entry Shares. On or before the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 3.1(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Capital Stock may be entitled pursuant to Section 3.2(g) for distributions or dividends, on the Parent Common Stock to which they are entitled to pursuant to Section 3.1(b) with both a record and payment date after the Effective Time and prior to the surrender of the shares of Company Capital Stock in exchange for such Parent Common Stock. Such cash and shares of Parent Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.2(a), are referred to collectively in this Agreement as the “Exchange Fund.”

(b) Procedures for Surrender; No Interest. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock at the Effective Time, whose Company Capital Stock was converted pursuant to Section 3.1(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange. Each holder of shares of Company Capital Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such shares of Company Capital Stock have been converted pursuant to Section 3.1(b) in respect of the Company Capital Stock represented by a Certificate or Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 3.1(e), and any dividends or other distributions pursuant to Section 3.2(g) upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Section 3.2(b), each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c) Intentionally Omitted.

(d) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Section 3.2.

14

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Capital Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Capital Stock for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Capital Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Capital Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Distributions with Respect to Unsurrendered Shares of Company Capital Stock. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any shares of unsurrendered Company Capital Stock until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.5) or Book-Entry Share is surrendered for exchange in accordance with this Section 3.2. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for shares of Company Capital Stock in accordance with this Section 3.2, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

3.3 General Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or the Parent Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change according to the NAYA Allocation Percentage (as defined below) and the INVO Allocation Percentage (as defined below); provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement (including the issuance or sale of any Parent Securities or Company Securities after the date hereof without the other party’s prior written consent).

3.4 Adjustment for Excessive Liabilities.

(a)	Not later than three (3) Business Days prior to the Closing Date, Parent shall prepare and deliver to Company a statement setting forth its calculation of the Liabilities as of the Closing Date (the “Estimated Closing Liabilities”).

(b)	If the Estimated Closing Liabilities is greater than $5,000,000 plus the Excluded Liabilities (USD) (the excessive amount shall be referred to herein as the “Estimated Excessive Liabilities”), then the Exchange Ratio shall be adjusted as follows: (i) for purposes of adjusting and calculating the Exchange Ratio in accordance with this Section 3.4 and Section 3.5, the INVO Equity Value (as defined below) shall be reduced (on a two dollar-for- one dollar basis) to reflect the Estimated Excessive Liabilities, (ii) the INVO Allocation Percentage shall be proportionately reduced (based on the INVO Equity Value as adjusted pursuant to this Section 3.4(b) in relation to the NAYA Equity Value), and (iii) the Merger Consideration received by the pre-Closing stockholders of the Company shall be proportionately increased based on such adjusted Exchange Ratio, such that the Merger Consideration shall equal the NAYA Merger Shares, and thereafter all references in this Agreement to the Exchange Ratio shall be deemed to be the Exchange Ratio in this Agreement as so adjusted.

15

(c)	Within ninety (90) days after the Closing Date, the Parent shall prepare, or cause to be prepared, a written statement that provides a good-faith estimate of the actual Closing Liabilities as of the Closing Date (the “Final Closing Liabilities”). If the Final Closing Liabilities are greater than the Estimated Closing Liabilities, then the pre-Closing shareholders of the Company shall be issued additional amount of Merger Consideration, so that the aggregate Merger Consideration shall be (i) as if the Exchange Ratio in Section 3.4(b) reflects the Final Closing Liabilities and (ii) equal to the Naya Merger Shares.

3.5 Merger Consideration Adjustments; Definitions.

i.	“Exchange Ratio” initially means 7.33333, subject to adjustment immediately prior to Closing to equal the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the NAYA Merger Shares by (b) the NAYA Outstanding Shares.

ii.	“INVO Equity Value” initially means $12,373,780, which shall be reduced, if there are any Estimated Excessive Liabilities, on a two dollar-for-one dollar basis, so that the INVO Equity Value will be reduced by two (2) dollars for each one (1) dollar of Estimated Excessive Liabilities. By way of example, if Estimated Excessive Liabilities are $50,000, then the INVO Equity Value shall be reduced by $100,000 to $12,273,780. For the purposes of the calculation under this Section 3.5(ii), the INVO Equity Value shall not change following the Interim PIPE.

iii.	“NAYA Equity Value” means an aggregate enterprise value of the Company equal to $90,750,000.

iv.	“INVO Allocation Percentage” means the quotient obtained by dividing (a) the INVO Equity Value by (b) the sum of the INVO Equity Value and the NAYA Equity Value.

v.	“NAYA Allocation Percentage” means 1.00 minus the INVO Allocation Percentage.

vi.	“Post-Closing Parent Shares” means the quotient determined by dividing (i) the INVO Outstanding Shares by (ii) the INVO Allocation Percentage.

vii.	“INVO Outstanding Shares” means the total number of shares of Parent Securities outstanding immediately prior to the Closing less the Interim PIPE Shares and the Closing PIPE Shares.

viii.	“NAYA Merger Shares” means the product determined by multiplying (i) the Post-Closing Parent Shares by (ii) the Naya Allocation Percentage.

3.6 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

16

3.7 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Certificate as contemplated under this Article III.

3.8 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

3.9 No Dissenters’ Rights. In accordance with Section 262 of the DGCL and the NRS 78, no dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article IV are true and correct as of the date hereof, except for the statements contained in Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.14, Section 4.15, and Section 4.16, which are true and correct only as of the Closing Date.

4.1 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not have a Company Material Adverse Effect.

4.2 Authorization.

(a) The Company has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of stockholders of the Company representing a majority of the outstanding shares of Company Capital Stock (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the shares of Company Capital Stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

17

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of the directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company’s stockholders for adoption, and (iv) resolved to recommend that the Company’s stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Company’s stockholders.

4.3 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) result in a violation or breach of any provision of the Company Governing Documents; (b) subject to, in the case of the Merger, obtaining the Requisite Company Vote, result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a Company Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have, in the aggregate, a Company Material Adverse Effect.

4.4 Capitalization.

(a) The total number of shares of all classes of capital stock which the Company has authority to issue is 58,500,000 shares, consisting of: (i) 50,000,000 shares of Class A Common Stock, $0.000001 par value per share (“Class A Common Stock”), of which 0 are outstanding as of the date hereof; (ii) 8,000,000 shares of Class B Common Stock, $0.000001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), of which 2,474,768 are outstanding as of the date hereof, and (iii) 500,000 shares of Preferred Stock, $0.000001 par value per share (“Preferred Stock”), of which 0 are outstanding as of the date hereof. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Capital Stock.

(b) Section 4.4(b) of the Company Disclosure Schedules sets forth, as of the date hereof, the name of each Person that is the registered owner of any shares of Company Capital Stock and the number of such shares owned by such Person.

(c) Stock Awards.

(i) As of the date hereof, the Company has not issued any Company Equity Awards and does not have any Company Stock Plans.

18

(ii) As of the date hereof, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Company Voting Debt (as defined below) or shares of capital stock of the Company, (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Company Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of the Company Common Stock, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) As of the date hereof, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities (as defined below).

(d) Company Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Company Voting Debt”).

(e) Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Company Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Company; (ii) options, warrants, or other agreements or commitments to acquire from Company or any of its Subsidiaries, or obligations of Company or any of its Subsidiaries to issue, any Company Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

4.5 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in, any other Person.

4.6 Financial Statements. Schedule 4.6 of the Company Disclosure Schedule sets forth (a) the audited consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes, and (b) unaudited consolidated balance sheets of the Company as of June 30, 2023 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the six months then ended, and the related notes (collectively, the “Company Financial Statements”). Each of the Company Financial Statements (including, in each case, any notes and schedules thereto): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

19

4.7 Undisclosed Liabilities. The balance sheet of the Company as of June 30, 2023 is referred to herein as the “Company Balance Sheet” and the date thereof as the “Company Balance Sheet Date.” The Company has no Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Company Balance Sheet as of the Company Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business since the Company Balance Sheet Date and which are not material in amount.

4.8 Absence of Certain Changes. Except as expressly contemplated by this Agreement or as set forth on Section 4.8 of the Company Disclosure Schedules, from the Company Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been: (a) any Company Material Adverse Effect; or (b) any event, occurrence, fact, condition, or change that is materially adverse to the ability of the Company to consummate the transactions contemplated hereby.

4.9 Properties; Title to the Company’s Assets.

(a) The Company has good and valid title to, or a valid leasehold interest in, all real property and tangible personal property and other assets reflected in the Company Financial Statements or acquired after the Company Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Company Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Liens, except for Permitted Liens.

(b) Section 4.9(b) of the Company Disclosure Schedules lists (i) the street address of each parcel of owned real Property; and (ii) the street address of each parcel of leased real Property, and a list, as of the date of this Agreement (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

4.10 Litigation. Except as set forth in Section 4.10 of the Company Disclosure Schedules, there are no Actions or other legal proceedings pending or, to the Company’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against any Affiliate thereof and relating to the Company), which if determined adversely to the Company (or to any Affiliate thereof) would result in a Company Material Adverse Effect.

4.11 Material Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedules lists each of the following contracts and other agreements of the Company (together with all Leases listed in Section 4.9(b) of the Company Disclosure Schedules, collectively, the “Company Material Contracts”):

(i)	each agreement of the Company involving aggregate consideration in excess of $100,000, which cannot be cancelled by the Company without penalty or without more than 180 days’ notice;

(ii)	all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $100,000;

20

(iii)	all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $100,000;

(iv)	except for agreements relating to trade payables, all agreements relating to Indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $100,000;

(v)	all agreements between the Company and any Affiliate of the Company; and

(vi)	any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries.

(b) Except as set forth on Section 4.11(b) of the Company Disclosure Schedules, the Company is not in breach of, or default under, any Company Material Contract, except for such breaches or defaults that would not have a Company Material Adverse Effect.

4.12 Licenses and Permits. All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Company Material Adverse Effect.

4.13 Compliance; Permits.

(a) The Company has been in compliance with all Laws and Governmental Orders applicable to the Company or by which any of its businesses or properties is bound. No Governmental Authority has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law.

(b) The Company and its Subsidiaries hold all Permits, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and each of its Subsidiaries has been in compliance with the terms of all Permits.

4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedules lists all Intellectual Property (i) owned by the Company, and (ii) all Company IP Agreements. Except as set forth in Section 4.14(a) of the Company Disclosure Schedules, or as would not have a Company Material Adverse Effect, the Company owns or has the right to use, or, as of the Closing, will own or have the right to use, all Intellectual Property necessary for the conduct of the Company’s business as currently conducted and proposed to be conducted (the “Company Intellectual Property”).

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Schedules, or as would not have a Company Material Adverse Effect, to the Company’s Knowledge: (i) the conduct of the Company’s business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property. This Section 4.14(b) constitutes the sole representation and warranty of the Company under this Agreement with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property.

(c) Right to Use; Title. The Company is, or as of the Closing will be, the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company Intellectual Property, and has, or as of the Closing will have, the valid and enforceable right to use all other Company Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens.

21

(d) Validity and Enforceability. The Company’s rights in the Company Intellectual Property are, or will be as of the Closing, valid, subsisting, and enforceable. To the Company’s Knowledge, all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property have been taken.

(e) Non-Infringement. The conduct of the business of the Company has not infringed, misappropriated, or otherwise violated, and, to the Company’s Knowledge, the conduct of the proposed business of the Company will not infringe, misappropriate, or otherwise violate, any Intellectual Property of any other Person, and to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company Intellectual Property.

(f) Actions and Orders. There are no Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property. The Company is not subject to any outstanding Governmental Order that restricts or impairs the use of any Company Intellectual Property.

(g) Company IT Systems. In the past five years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems. The Company has taken all reasonable commercial effort steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(h) Privacy and Data Security. The Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business and proposed business. In the past five years, the Company has not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

4.15 Insurance Coverage. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law.

4.16 Employment Matters. Section 4.16 of the Company Disclosure Schedule sets forth a true and complete list of every employment agreement (each an “Existing Employment Agreement”), commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company, to the extent that any such agreement relates to the business of the Company, now in effect or under which the Company has or might have any obligation (collectively, “Employment Agreements”).

4.17 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

4.18 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Company Disclosure Schedules), none of the Company or its stockholders or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, its Affiliates, or any of their respective stockholders, representatives, agents, officers or directors, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or Merger Sub (including any information, documents or material made available to Parent in the Data Room or any management presentations made in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

22

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except: (a) as disclosed in the Parent SEC Documents at least five Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the Parent Disclosure Schedules, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

5.1 Organization; Standing and Power; Charter; Subsidiaries.

(a) Organization; Standing and Power. Each of Parent and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary.

(b) Parent and Merger Sub Governing Documents. The copies of the Parent Governing Documents as most recently filed with the Parent SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and By-Laws of Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its governing documents.

(c) Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued and are owned by Parent, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the governing documents of any non-wholly owned Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

5.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of Parent consists of: (i) 50,000,000 shares of Parent Common Stock; and (ii) 100,000,000 shares of preferred stock. As of the date of this Agreement: (A) 2,467,256 shares of Parent Common Stock are issued and outstanding (not including shares held in treasury); (B) 0 shares of Parent Common Stock are issued and held by Parent in its treasury; and (C) 0 shares of preferred stock are issued and outstanding or held by Parent in its treasury. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the shares of Parent Common Stock constituting the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of Parent Common Stock.

23

(b) Stock Awards.

(i) As of the date of this Agreement, an aggregate of 3,445 shares of Parent Common Stock were reserved for issuance pursuant to Parent Equity Awards not yet granted under the Parent Stock Plans. As of the date of this Agreement, 121,255 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Stock Options and 300 shares of Parent Restricted Shares were issued and outstanding. All shares of Parent Common Stock subject to issuance under the Parent Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) Other than the Parent Equity Awards or as set forth on Section 5.2(b) of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt (as defined below) or shares of capital stock of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of Parent Common Stock, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) As of the date hereof, there are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities or Parent Subsidiary Securities (as defined below).

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Parent Voting Debt”).

(d) Parent Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent, in each case that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

24

5.3 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger: (i) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub; and (ii) the need to obtain the affirmative vote or consent of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at a meeting of the holder of Parent Company Stock to the Parent Stockholder Matters (the “Requisite Parent Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to: (i) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub; and (ii) the need to obtain the Requisite Parent Vote. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. Other than as set forth on Section 5.3(b) of the Parent Disclosure Schedule, the execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the organizational documents of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 5.3(c) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite Parent Vote, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of any Liens (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries.

(c) Governmental Consents. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger, the Parent Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Proxy Statement in definitive form in accordance with the Exchange Act, and (B) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement; and (iii) such consents, approvals, or notices as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq.

25

(d) Board Approval.

i.	The Parent Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Parent Stock Issuance and Change of Control, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and the Parent’s stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance and Change of Control, upon the terms and subject to the conditions set forth herein, (C) directed that the Parent Stock Issuance be submitted to a vote of the Parent’s stockholders for adoption at the Parent Stockholders Meeting, and (D) resolved to recommend that Parent’s stockholders vote in favor of approval of the Parent Stock Issuance and other Parent Stockholder Matters (collectively, the “Parent Board Recommendation”).

ii.	The Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

5.4 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since for the two years preceding the date hereof and up to and including the Closing Date (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither Parent nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Authority.

26

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) Undisclosed Liabilities. The audited balance sheet of Parent dated as of June 30, 2023 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the transactions contemplated by this Agreement.

(d) Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of the Parent (and each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and, except as set forth in Section 5.4(d) of the Parent Disclosure Schedule, the applicable listing and corporate governance rules of Nasdaq.

(e) Amendments and Supplements. Prior to and until the Effective Time, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the SEC and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the SEC and any and all subsequent information statements, proxy statements, reports or notices filed by Parent with the SEC or delivered to the stockholders of Parent.

(f) Investment Company. Parent is not an investment company within the meaning of Section 3 of the Investment Company Act of 1940, as amended.

(g) Shell Company. Parent is not a “shell company” as defined in Rule 12b-2 under the Exchange Act and as indicated in the Parent SEC Documents.

(h) Parent’s auditor has at all times since its retention by Parent been: (i) to the Knowledge of Parent, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Parent, in material compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder with respect to services provided to Parent.

(i) Since January 1, 2016, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

27

(j) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance: (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2022, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 8-K (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure): (A) all deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(k) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications.

5.5 Compliance; Permits.

(a) Parent and each of its Subsidiaries are and, since January 1, 2016, have been in compliance with, all Laws and Governmental Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2016, no Governmental Authority has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law.

(b) Permits. Parent and its Subsidiaries hold all Permits, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened. Parent and each of its Subsidiaries is and, since January 1, 2016, has been in compliance with the terms of all Permits.

(c) There are no Actions pending, including any Form FDA-483 observations, demand letter, warning letter, untitled letter, or, to the Knowledge of the Parent, threatened with respect to an alleged material violation by the Parent or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Public Health Service Act (“PHSA”), or any other similar Law administered or promulgated by any Governmental Authority, or any act, omission, event, or circumstance of which the Parent has Knowledge that would reasonably be expected to give rise to or form the basis for any Actions, Form FDA-483 observation, demand letter, warning letter, untitled letter, proceeding or request for information or any liability (whether actual or contingent) for failure to comply with the FDCA, PHSA or other similar Laws administered or promulgated by any Governmental Authority.

28

(d) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, or in which Parent or its Subsidiaries or its respective current products or product candidates have participated, were and, if still pending, are being conducted (collectively “Parent Clinical Trials”) in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Governmental Authority and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2016, neither Parent nor its Subsidiaries have received any written notices, correspondence, or other written communications from any Governmental Authority requiring, or to the Knowledge of Parent threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries or in which Parent or its current products or product candidates have participated. All Parent Clinical Trials were, and if still pending are, being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with applicable regulations of any applicable Governmental Authority and other applicable Law, including the Good Clinical Practice regulations under 21 C.F.R. Parts 50, 54, 56, 312 and 314 and Good Laboratory Practice regulations under 21 C.F.R. Part 58.

(e) Neither Parent nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Parent, neither the Parent nor any of its Subsidiaries has not committed any acts, made any statement, or has not failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Parent, any of its Subsidiaries or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion: (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective officers, employees or agents.

(f) Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. Parent and its Subsidiaries have entered into, where required, and are in compliance in all material respects with the terms of all Business Associate Agreements to which Parent or a Subsidiary is a party or otherwise bound. Neither the Parent nor any of its Subsidiaries has received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful “Security Incident,” “Breach of Unsecured Protected Health Information” or breach of personally identifiable information under applicable state or federal laws have occurred with respect to information maintained or transmitted to Parent or an agent or third party subject to a Business Associate Agreement with Parent or any of its Subsidiaries. Parent is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 5.5(f) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

29

5.6 Intellectual Property.

(a) Scheduled Parent-Owned IP. Section 5.9(a) of the Parent Disclosure Schedule contains a true and complete list, as of the date hereof, of all: (i) Parent-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Authority or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Parent-Owned IP.

(b) Right to Use; Title. Parent or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Parent-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Parent and its Subsidiaries as currently conducted and as proposed to be conducted (“Parent Intellectual Property”), in each case, free and clear of all Liens other than Permitted Liens.

(c) Validity and Enforceability. The Parent and its Subsidiaries’ rights in the Parent-Owned IP are valid, subsisting, and enforceable. The Parent and each of its Subsidiaries have taken reasonable steps to maintain the Parent Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Parent Intellectual Property.

(d) Non-Infringement. The conduct of the businesses of the Parent and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person, and to the Knowledge of the Parent, no third party is infringing upon, violating, or misappropriating any Parent Intellectual Property.

(e) Section 5.9(e) of the Parent Disclosure Schedule sets forth each Parent IP Agreement.

(f) Actions and Orders. There are no Actions pending or, to the Knowledge of the Parent, threatened: (i) alleging any infringement, misappropriation, or violation by the Parent or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Parent-Owned IP or the Parent or any of its Subsidiaries’ rights with respect to any Parent Intellectual Property. The Parent and its Subsidiaries are not subject to any outstanding Governmental Order that restricts or impairs the use of any Parent-Owned IP.

(g) Parent IT Systems. In the past five years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Parent IT Systems. The Parent and its Subsidiaries have taken all reasonable commercial effort steps to safeguard the confidentiality, availability, security, and integrity of the Parent IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(h) Privacy and Data Security. The Parent and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Parent’s and its Subsidiaries’ businesses. In the past five years, the Parent and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Parent’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Parent’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

30

5.7 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Parent Material Contract” shall mean the following to which the Parent or any of its Subsidiaries is a party or any of the respective assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Parent with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Parent has continuing obligations as of the date hereof) with any current or former (A) officer of the Parent, (B) member of the Parent Board, or (C) Parent Employee providing for an annual base salary or payment in excess of $100,000;

(iii) any agreement of indemnification or guaranty not entered into in the Parent’s ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Parent or any of its Subsidiaries (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Parent or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person;

(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Parent or any of its Subsidiaries;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of the Parent’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Parent and its Subsidiaries, taken as a whole;

(viii) any Contract that obligates the Parent or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Parent and its wholly owned Subsidiaries or among the Parent’s wholly owned Subsidiaries;

(x) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Parent;

(xi) any employee collective bargaining agreement or other Contract with any labor union;

(xii) any Parent IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Parent or any of its Subsidiaries;

31

(xiii) any other Contract under which the Parent or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xii) above;

(xiv) any Contact related to a real property lease to which Parent or any of its Subsidiaries is a party or otherwise bound); or

(xv) any Contract which is not otherwise described in clauses (i)-(xiv) above that is material to the Parent and its Subsidiaries, taken as a whole.

(b) Schedule of Material Contracts; Documents. Section 5.10(b) of the Parent Disclosure Schedule sets forth a true and complete list as of the date hereof of all Parent Material Contracts. The Parent has made available to Company correct and complete copies of all Parent Material Contracts, including any amendments thereto.

(c) No Breach. (i) All of the Parent Material Contracts are legal, valid, and binding on the Parent or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Parent nor any of its Subsidiaries nor, to the Knowledge of the Parent, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Parent Material Contract; and (iii) neither the Parent nor any of its Subsidiaries nor, to the Knowledge of the Parent, any third party is in breach or default, or has received written notice of breach or default, of any Parent Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Parent Material Contract by the Parent or any of its Subsidiaries, or, to the Knowledge of the Parent, any other party thereto, and, as of the date of this Agreement, neither the Parent nor any of its Subsidiaries has received written notice of the foregoing or from the counterparty to any Parent Material Contract (or, to the Knowledge of the Parent, any of such counterparty’s Affiliates) regarding an intent to terminate, cancel, or modify any Parent Material Contract (whether as a result of a change of control or otherwise).

5.8 Absence of Changes. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any (i) Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (ii) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 7.2.

5.9 Tax Matters.

(a) Tax Returns and Payment of Taxes. The Parent and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Parent has made an adequate provision for such Taxes in the Parent’s financial statements included in the Parent SEC Documents (in accordance with GAAP). The Parent’s most recent financial statements included in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Parent and its Subsidiaries through the date of such financial statements. Neither the Parent nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Parent’s most recent financial statements included in the Parent SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

32

(b) Availability of Tax Returns. Parent has made available to the Company complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Parent or its Subsidiaries for any Tax period ending after December 31, 2020.

(c) Withholding. Parent and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Parent Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for Taxes upon the assets of Parent or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Parent’s most recent financial statements included in the Parent SEC Documents.

(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against Parent or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Parent or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of Parent or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where Parent and its Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither Parent nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Parent nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement.

(i) Change in Accounting Method. Neither Parent nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. Parent and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k) Ownership Changes. Without regard to this Agreement, neither Parent nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

33

(l) Section 355. Neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m) Reportable Transactions. Neither Parent nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n) Intended Tax Treatment. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of the Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.10 Related Person Transactions. There are, and since January 1, 2016, there have been, no Contracts, transactions, arrangements, or understandings between Parent or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Parent’s capital stock (or any of their respective family members), but not including any wholly owned Subsidiary of Parent, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Parent SEC Documents.

5.11 Employee Benefit Plans; ERISA.

(a) Schedule. Section 5.11(a)]of the Parent Disclosure Schedule contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of Parent or any of its Subsidiaries (each, a “Parent Employee”), or with respect to which Parent or any Parent ERISA Affiliate has or may have any Liability (collectively, the “Parent Employee Plans”).

(b) Documents. Parent has made available to Company correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Parent Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Parent Employee Plan; (iii) the most recent financial statements for each Parent Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Parent Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Parent Employee Plan; and (vi) all actuarial valuation reports related to any Parent Employee Plans.

(c) Compliance. Each Parent Employee Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Parent Employee Plan that has subjected or could subject the Parent or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Parent Employee Plan. All benefits, contributions, and premiums relating to each Parent Employee Plan have been timely paid in accordance with the terms of such Parent Employee Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Parent Employee Plan have been paid, accrued, or adequately reserved for to the extent required by GAAP.

34

(d) Parent has not incurred and does not reasonably expect to incur: (i) any Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Parent Employee Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Parent Employee Plan has occurred or is expected to occur.

(e) Parent has not now or at any time within the previous six years contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975(e)(7) of the Code; or (vi) any other Parent Employee Plan subject to required minimum funding requirements.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Parent Employee Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of Parent or its Subsidiaries to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of Parent to amend or terminate any Parent Employee Plan; (iv) increase the amount payable under any Parent Employee Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(h) No Post-Employment Obligations. No Parent Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Parent nor any Parent ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(i) Section 409A Compliance. Each Parent Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(j) Employment Law Matters. Parent and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Parent Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Parent Employees.

(k) Labor. Neither Parent nor any of its Subsidiaries are bound by any collective bargaining or labor union agreements. Over the past five years, there have been no labor disputes, strikes, or slowdowns involving the Parent Employees, whether based in the U.S. or internationally. No Parent Employees are union-represented, and Parent is unaware of any ongoing unionization efforts. No significant employment-related legal claims or investigations are pending or anticipated with respect to Parent, its Subsidiaries or any Parent Employees, including those concerning discrimination, harassment, labor practices, or other employment Laws.

35

5.12 Environmental Laws.

(a) The terms: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

(b) Each of Parent and its Subsidiaries has complied, and is now complying, with all Environmental Laws. Neither the Parent nor any of its Subsidiaries has received notice from any Person that the Parent, its Subsidiaries, its business or assets, or any real property currently or formerly owned, leased, or used by the Parent or its Subsidiaries is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(c) There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Parent or its Subsidiaries; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Parent or its Subsidiaries. There are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Parent or its Subsidiaries, and such real property is not affected in any way by any Hazardous Substances.

5.13 Litigation. There is no Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries in their capacities as such. None of Parent or any of its Subsidiaries or any of their respective properties or assets is subject to any Governmental Order, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent.

5.14 Anti-Corruption. Since January 1, 2016, none of Parent, any of its Subsidiaries or any director, officer or, to the Knowledge of the Parent, employee or agent of Parent or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2016, neither Parent nor any of its Subsidiaries has disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Parent, no Governmental Authority is investigating, examining, or reviewing Parent’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

36

5.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Documents based upon arrangements made by or on behalf of Parent or Merger Sub.

5.16 Ownership of Company Capital Stock. Neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Company Capital Stock.

5.17 Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly owned Subsidiary of Parent.

5.18 Liabilities of Pre-Closing Parent. As of immediately prior to Closing, the aggregate Liabilities (excluding the Excluded Liabilities) of Parent and all of its Subsidiaries will not exceed $5,000,000.

ARTICLE VI

COVENANTS

6.1 Conduct of Business Prior to the Closing. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, except as expressly permitted or contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed): (a) use commercially reasonable efforts to conduct the Company’s business in the ordinary course of business in all material respects; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve its rights, franchises, goodwill and relationships with its Company Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date hereof until the Closing Date, except as otherwise provided in this Agreement, set forth in Section 6.1 of the Company Disclosure Schedules, or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall not take any action that would cause any of the changes, events, or conditions described in Section 4.8 to occur), including:

(a)	to amend the Company Charter or its By-Laws in a manner that would adversely affect the Parent or the holders of Parent Common Stock relative to the holders of Company Capital Stock, except in connection with the transactions contemplated by the Company Asset Purchase Agreement;

(b)	issue, sell, pledge, dispose of, or encumber any Company Securities, except in connection with the transactions contemplated by the Company Asset Purchase Agreement;

(c)	to acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by this Agreement; or

(d)	to amend the Company Asset Purchase Agreement in a manner that results in a Company Material Adverse Effect.

37

6.2 Conduct of the Business of Parent. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, Parent shall, and shall cause each of its Subsidiaries, except as expressly permitted or contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), to conduct its business in the ordinary course of business. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or contemplated by this Agreement, or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend the Parent Charter or its By-Laws in a manner that would adversely affect the Company or the holders of Company Capital Stock relative to the other holders of Parent Common Stock;

(b) reclassify any Parent Securities or Parent Subsidiary Securities in a manner that would adversely affect the Company or the holders of Company Capital Stock relative to the other holders of Parent Common Stock;

(c) issue, sell, pledge, dispose of, or encumber any Parent Securities or Parent Subsidiary Securities, other than the (i) issuance of shares of Parent Common Stock upon the exercise of any Parent Equity Awards outstanding as of the date of this Agreement in accordance with its terms, (ii) issuance of shares of Parent Common Stock in connection with or upon the exercise of any Parent Equity Awards granted after the date hereof in the ordinary course of business consistent with past practice; or (ii) issuance of shares of Parent Common Stock upon the exercise or conversion of any outstanding Parent Securities as of the date of this Agreement in accordance with its terms;

(d) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by this Agreement;

(e) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(f) make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable (subject to good faith disputes with respect to such Taxes), file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement, request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the ordinary course of business of not more than six months), or adopt or change any material accounting method in respect of Taxes;

(g) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(h) take any action that would cause any of the changes, events or conditions described in Section 5.11 to occur; or

(i) agree or commit to do any of the foregoing.

6.3 Access to Information; Confidentiality.

(a) Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, each Party shall, and shall cause its Subsidiaries to, afford to the other Party’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Party giving such access (or any Subsidiary thereof), to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of such Party and its Subsidiaries, and such Party shall, and shall cause its Subsidiaries to, furnish promptly to the other Party such other information concerning the business and properties of such Party and its Subsidiaries as the other Party may reasonably request from time to time. None of the Company, Parent nor any of their respective Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable commercial efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

38

(b) The Parties hereby agree that all information provided to the other Party or the other Parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 6.3(a), shall be treated in accordance with the Confidentiality Agreement, dated August 31, 2023, between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective confidentiality obligations under the Term Sheet, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.4 Non-Solicitation. The Parent shall, and shall direct and cause its respective Subsidiaries and its or its respective Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or: (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Parent or any of its respective Subsidiaries to, afford access to the business, properties, assets, books, or records of the Parent or any of its respective Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Parent, as applicable, or any of its respective Subsidiaries, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, an “Acquisition Agreement”). Parent shall, and shall cause its respective Subsidiaries and their and their Subsidiaries’ Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Parent and any of its respective Subsidiaries that was furnished by or on behalf of Parent or its Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 6.4 by any Representative of the Parent or its Subsidiaries, whether or not such Representative is purporting to act on behalf of Parent or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.4 by the Parent.

6.5 Proxy Statement and S-4 Registration Statement.

(a) Preparation and Filing. As promptly as practicable after the execution of this Agreement, the parties shall cooperate to prepare, and Parent shall cause to be filed with the SEC, the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus, which will be included therein as a prospectus and which will be used as a proxy statement for the Parent Stockholder Meeting with respect to the Parent Stockholder Matters, including the Merger, Change of Control, Parent Stock Issuance, and the other transactions contemplated by this Agreement. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Prospectus. Promptly after the Form S-4 is declared effective under the Securities Act, Parent will cause the Proxy Statement/Prospectus to be mailed to its shareholders. Parent covenants and agrees that the S-4 and the Proxy Statement/Prospectus, including any pro forma financial statements included therein (and the letter to shareholders, notice of meeting, and form of proxy included therewith), will not, at the time that the S-4 and the Proxy Statement/Prospectus or any amendments or supplements thereto is filed with the SEC or is first mailed to Parent’s shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by the Company to Parent for inclusion in the S-4 or the Proxy Statement/Prospectus (including the Company Financial Statements and the pro-forma financial statements) will not, to the Company’s Knowledge, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation, or warranty with respect to statements made in the S-4 or the Proxy Statement/Prospectus (and the letter to shareholders, notice of meeting, and form of proxy included therewith), if any, to the extent such information was provided by the Company or any of their Representatives specifically for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the S-4 and the Proxy Statement/Prospectus, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the S-4 or the Proxy Statement/Prospectus, prior to the filing thereof with the SEC. Each of Parent and the Company shall use commercially reasonable efforts to cause the S-4 and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff, to have the Form S-4 declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

39

(b) Parent shall use commercially reasonable efforts to cause the S-4 and the Proxy Statement/Prospectus to be mailed to Parent’s stockholders as promptly as practicable in accordance with the applicable rules and regulations promulgated by the SEC. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.5. If Parent, Merger Sub, or the Company become aware (i) of any event or information that, pursuant to the Exchange Act, should be disclosed in an amendment or supplement to the S-4 or the Proxy Statement/Prospectus, or (ii) that any information in the S-4 or the Proxy Statement/Prospectus is or has become false or misleading in any material respect, then such Party shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing an amendment or supplement with the SEC including such event or information or correcting such information and, if appropriate, Parent shall mail such amendment or supplement to Parent’s shareholders.

(c) Contents of Proxy Statement. Proxy Statement shall include, among other matters required by applicable law and regulations:

(i) Notice of an annual or special meeting of the stockholders of Parent (the “Special Meeting”) for the purpose of seeking the approval of the stockholders of the Parent Stockholder Matters, including the Merger, Change of Control, Parent Stock Issuance, and the other transactions contemplated by this Agreement; and

(ii) a proposal for the approval of amendments to the Parent Charter to: (1) increase the number of authorized shares of Parent Common Stock and Parent Class B Common Stock, which shares of Parent Class B Common Stock shall be entitled to ten (10) votes per each share of Parent Class B Common Stock, to enable the Parent Stock Issuance (to the extent necessary or required by the Parent Governing Documents or applicable Law).

(d) Cooperation. The Parties shall reasonably cooperate with each other and provide, and require their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party or its Subsidiaries that is required by Law to be included in the S-4 and the Proxy Statement/Prospectus or reasonably requested by the other Party to be included in the S-4 and the Proxy Statement/Prospectus.

6.6 Company Stockholders Meeting. The Company shall take all reasonable action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the S-4 and the Proxy Statement/Prospectus has been declared effective and finalized in accordance with Section 6.5. The information provided to the Company’s Stockholders in connection with seeking their approval shall include the Company Board Recommendation. Subject to Section 6.4 hereof, the Company shall use reasonable commercial efforts to take all actions necessary or advisable to secure the Requisite Company Vote with respect to the Company Stockholder Matters. The Company shall keep Parent and Merger Sub updated with respect to the process and results of securing such approval from the Company’s Stockholders as requested by Parent or Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than: (i) in order to obtain a quorum of its stockholders; or (ii) as reasonably determined by the Company to comply with applicable Law).

40

6.7 Parent Stockholders Meeting; Approval by Sole Stockholder of Merger Sub.

(a) Parent Stockholders Meeting. Parent shall take all action necessary to duly call, give notice of, convene, and hold the Parent Stockholders Meeting as soon as reasonably practicable after the S-4 and the Proxy Statement/Prospectus has been declared effective ad finalized in accordance with Section 6.5, and, in connection therewith, Parent shall mail the Proxy Statement/Prospectus to the holders of Parent Common Stock in advance of the Parent Stockholders Meeting. The Proxy Statement shall include the Parent Board Recommendation. Subject to Section 6.4 hereof, Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the approval of the Parent Stockholder Matters; and (ii) take all other actions necessary or advisable to secure the Requisite Parent Vote with respect to the Parent Stockholder Matters. Parent shall keep the Company updated with respect to proxy solicitation results as requested by the Company. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent of Company (other than: (A) in order to obtain a quorum of its stockholders; or (B) as reasonably determined by Parent to comply with applicable Law).

(b) Approval by Sole Stockholder. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

(c) Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Article VII of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.7 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.8 Directors’ and Officers’ Indemnification.

(a) Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Company Governing Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.8(a) of the Company Disclosure Schedule, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the governing documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Company Governing Documents as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

41

(b) Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement).

(c) Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 6.8 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this 6.8 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8, each of whom may enforce the provisions of this Section 6.8).

(d) Assumptions by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to, or in substitution for, any such claims under any such policies.

6.9 Governmental and Other Third-Party Approval; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.9), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Government Authorities and the making of all necessary registrations, filings, and notifications (including filings with Government Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government Authorities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Government Authority regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Government Authority with respect to the transactions contemplated by this Agreement, then it shall use reasonable commercial efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. If permitted by applicable Law and by any applicable Government Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Government Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

42

6.10 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Authority to which the relevant party is subject or submits; provided, in each such case, that the party making the release, statement, announcement, or other disclosure shall use its reasonable commercial efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any release, statement, announcement, or other disclosure made with respect to the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 6.10.

6.11 Section 368(a) of the Code. Each of the Company and Parent shall (and the Company and Parent shall cause their respective Subsidiaries to) use its reasonable commercial efforts to cause the Merger to qualify, and not take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

6.12 Shareholder Litigation. Prior to the Closing, Parent shall conduct and control the settlement and defense of any shareholder litigation against Parent, its Subsidiaries (or any of their respective directors) relating to this Agreement, the Merger and/or the transactions contemplated hereby; provided that (i) Parent shall keep the Company apprised of any developments in connection with any such shareholder litigation, (ii) Parent shall consult with the Company in connection with the defense and settlement of any such shareholder litigation and (iii) any settlement or other resolution of any such shareholder litigation shall be subject to the approval of the Company (in its reasonable discretion), provided further, for clarity, that any such shareholder litigation against Parent and/or its Subsidiaries that has not been settled or resolved in accordance with this Section 6.12 prior to Closing shall be deemed a Parent Material Adverse Effect.

6.13 Disclosure Schedules. No later than three days prior to the filing of the S-4 and the Joint Proxy/Prospectus, Parent and the Company shall each supplement or amend the Schedules to this Agreement with respect to (i) any matter arising or discovered after the date hereof, and (ii) any matter not currently set forth on the Schedules but that is required to be set forth on a Schedule as of the date hereof; provided, that for purposes of determining the accuracy of the representations and warranties of the Company contained in Article III or of Parent in Article IV for purposes of determining satisfaction of the conditions set forth in Section 7.2(a) and Section 7.3(a), respectively, the Schedules delivered are deemed to include only that information contained therein as of the date hereof and are deemed to exclude any information contained in any subsequent supplement or amendment thereto; provided, further, however, if the Closing occurs, such supplement or amendments to the Schedules will be deemed to amend the Schedules hereto and the sections of the Schedule reference in such supplement or amendment.

6.14 Post-Closing Parent Board. The parties shall take all necessary action so that immediately after the Effective Time, (a) the post-Closing Parent Board is comprised of at least seven (7) directors, of which (i) one shall be Steven Shum (the “Parent Board Designee”) and (ii) six shall be identified by the Company and listed on Exhibit B attached hereto, of which four (4) shall be independent directors (collectively, the “Company Board Designees”), which designees shall serve as the Board of Directors following the Closing and (b) the existing officers and members of the Parent’s pre-Closing Board of Directors that will not continue to serve in their existing capacities following the Merger shall resign from their respective positions with the Parent, effective upon the Effective Time and (c) the Persons listed in Exhibit B under the heading “Officers” shall be appointed, as applicable, to the positions of officers of Parent, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with the Post-Closing Parent Governing Documents and applicable Law.

43

6.15 Warrants Holders; Waivers. Prior to Closing, Parent shall obtain waivers from any and all holders of warrants (and any other similar instruments) (such holders, collectively, the “Warrants Holders”) to purchase Parent Securities (such warrants and other instruments, collectively, the “Warrants” and such waivers, the “Warrant Holder Waivers”), with respect to any fundamental transaction rights such Warrant Holders may have under any such Warrants, including any right to vote, consent, or otherwise approve or veto any of the transactions contemplated by this Agreement, including the Merger, Change of Control, Parent Stock Issuance and any amendments to the Parent Charter, or any option to cause Parent to purchase any such Warrants from any Warrant Holders (or pay any other consideration to any Warrant Holders) in the event of a Fundamental Transaction.

6.16 Warrants Holders; Lock-Up Agreements. Prior to Closing, Parent shall, in coordination with the Company, use its best efforts to enter into lock-up agreements in forms reasonably acceptable to the Company with each of the Warrants Holders.

6.17 Interim PIPE and Interim Pipe Purchase Agreement. Parent and the Company shall, in coordination with each other, use their commercially reasonable efforts to consummate the Interim PIPE as soon as reasonably practicable after the date hereof, pursuant to the terms of a stock purchase agreement in a form acceptable to the Company (the “Interim PIPE Purchase Agreement”, the shares of Parent Common Stock purchased under such Interim PIPE Purchase Agreement, the “Interim PIPE Shares”, and the funds received by Parent in exchange for the Interim PIPE Shares, the “Interim PIPE Funds”), which Interim PIPE Purchase Agreement shall provide, among other terms, that: (i) the Interim PIPE Funds shall be placed in a segregated bank account and shall not be spent or encumbered prior to Closing without the Company’s prior written consent, (ii) the holders of a majority of the Interim PIPE Shares shall be entitled to designate two Board observers, and (iii) all of the statements contained in Article V shall be true and correct as of the closing of the Interim PIPE Purchase Agreement.

6.18 Proxy Statement and S-3 Registration Statement; Preparation and Filing. As promptly as practicable after the execution of the Interim PIPE Purchase Agreement, the Parent shall prepare and shall cause to be filed with the SEC, the Form S-3 to register the Interim PIPE Shares. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-3 registration statement. Parent covenants and agrees that the Form S-3, will not, at the time that the S-3 or any amendments or supplements thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the S-3, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the S-3, prior to the filing thereof with the SEC. The Parent shall use commercially reasonable efforts to cause the S-3 to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff, to have the Form S-3 declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-3 effective for at least 24 months in order to permit the consummation of the transactions contemplated hereby.

6.19 Closing PIPE. Parent and the Company shall, in coordination with each other, use their commercially reasonable efforts to consummate the Closing PIPE prior to or concurrently with the Closing.

6.20 Stock Exchange Listing. From the date hereof through the Closing, Parent and the Company shall use reasonable commercial efforts to ensure that Parent remains listed as a public company on the Nasdaq Stock Market, including, without limitation, the preparation, execution, and filing of all necessary applications, documents, forms, and agreements with the Nasdaq Stock Market and the SEC. Parent and the Company shall use reasonable commercial efforts to cause the Parent Common Stock to be issued in connection with the Interim PIPE, the Closing PIPE, and the Merger to be approved for listing on the Nasdaq Stock Market as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date. Notwithstanding the foregoing, if the Company determines in good faith that there is any risk that Parent Common Stock will be delisted following the consummation of the Interim PIPE, then the Company shall be entitled to hold of any such investment and the parties shall cooperate and use commercially reasonable efforts to consider alternatives that would resolve such de-listing risk.

44

6.21 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.22 Resignations. At the written request of Parent, the Company shall cause each director of the Company or any director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

6.23 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Matters will have been duly approved and adopted by the Requisite Company Vote.

(b) Parent Stockholder Approval. The Parent Stockholder Matters will have been duly approved and adopted by the Requisite Parent Vote.

(c) No Injunctions, Restraints, or Illegality. No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions, provided that upon consummation of the Interim PIPE, all of the conditions set forth in this Section 7.2 shall be deemed waived, except that the representations of the Company in Sections 4.1, 4.2 and 4.3 shall be true and correct as of the Closing:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Covenants. The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

45

(c) Officer’s Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) hereof.

(d) Deliveries. Parent will have received copies of the Ancillary Documents, duly executed by the counterparties thereto.

(e) Due Diligence. Parent shall have completed, on or before the filing of the S-4 and the Joint Proxy/Prospectus, its legal and financial due diligence regarding the Company, in each case, to the Parent’s satisfaction (as determined by the Parent in its sole and absolute discretion).

(f) Interim PIPE. The Interim PIPE shall have consummated prior to the Closing.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub (other than in Section 5.01(a), Section 5.02, Section 5.03(a), Section 5.03(b)(i), Section 5.03(d), Section 5.4, Section 5.05, Section 5.6(h), Section 5.09, and Section 5.15, Section 5.16, and Section 5.19) set forth in Article V of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (ii) the representations and warranties contained in Section 5.01(a), Section 5.02, Section 5.03(a), Section 5.03(b)(i), Section 5.03(d), Section 5.4, Section 5.05, Section 5.6(h), Section 5.09, and Section 5.15, Section 5.16, and Section 5.19 shall be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. Parent and Merger Sub shall have each duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Officer’s Certificate. Company will have received a certificate, signed by the chief executive officer or chief financial officer of the Parent, certifying as to the matters set forth in Section 7.3(a), Section 7.3(b), and Section 7.3(c) hereof.

(e) Deliveries. Company will have received copies of the Ancillary Documents, duly executed by the counterparties thereto.

(f) Interim PIPE. The Interim PIPE shall have consummated prior to the Closing.

(g) Parent Liabilities Threshold. Company shall have received confirmation that the aggregate Liabilities of the Parent and its Subsidiaries, excluding the Excluded Liabilities, immediately following the Closing shall be an amount less than $5,000,000.

(h) Warrant Holder Waivers. Company shall have received copies of the Warrant Holder Waivers, duly executed by each Warrant Holder.

46

(i) Listing. The Parent Common Stock shall have been continually listed on the Nasdaq Stock Market as of and from the date of this Agreement through the Closing Date and shall not have been delisted. NASD shall have approved for quotation on the Nasdaq, upon official notice of issuance, all of the shares of Parent Common Stock to be issued in the Merger, the Interim PIPE and the Closing PIPE.

(j) Effectiveness of the Registration Statement on Form S-4. The S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC; Parent shall have filed the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act. All of the shares of Parent Common Stock to be issued in the Merger shall be registered for trading pursuant to the Registration Statement.

(k) Due Diligence. Company shall have completed, on or before the filing of the S-4 and the Joint Proxy/Prospectus, its legal and financial due diligence regarding the Parent and its Subsidiaries, in each case, to the Company’s satisfaction (as determined by the Company in its sole and absolute discretion) (the “Due Diligence Contingency”).

(l) Parent Stockholder Lock-up Agreements. Company shall have received duly executed copies of the Parent Stockholder Lock-up Agreements, each of which (i) shall have remained in full force and effect through the Closing Date and (ii) shall not have been amended, modified, canceled or rescinded in any respects.

(m) Consents. Company shall have received evidence (in forms acceptable to the Company) that all consents and approvals listed in the Parent Disclosure Schedules have been obtained.

(n) Key Employees. Company shall have received duly executed copies of the offer letters, in forms acceptable to the Company, with respect to each Key Employee.

ARTICLE VIII

TERMINATION; AMENDMENT AND WAIVER

8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote) by the mutual written consent of Parent and the Company.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote):

(a) if the Merger has not been consummated on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily contributing factor that resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily contributing factor that resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;

47

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(d) if the Parent Stockholder Matters have been submitted to the stockholders of Parent for approval at a duly convened Parent Stockholders Meeting and the Requisite Parent Vote shall not have been obtained at such meeting (unless such Parent Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

8.3 Termination by the Company. This Agreement may be terminated by the Company at any time (except as set forth in Section 8.3(c)) prior to the Closing:

(a) if Parent shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 6.4 or Section 6.7(a) (provided that failure to obtain Parent Stockholder Approval shall not, by itself, constitute a breach or failure to perform under Section 6.7(a));

(b) if the Closing Liabilities, excluding the Excluded Liabilities, is greater than $5,000,000; or

(c) if the Company, on or before October 26, 2023, determines that the Due Diligence Contingency will not be satisfied and delivers written notice to Parent of termination on this ground on or before October 26, 2023.

(d) if the Company determines that a Parent Material Effect has occurred.

(e) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.3(a) or Section 7.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 15 days after written notice thereof is given by the Company to Parent and (ii) the End Date; unless such failure is caused primarily by Company’s failure to materially perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

8.4 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.4 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 6.3(b), this Section 8.4, Section 8.5, and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

8.5 Fees and Expenses Following a Failure to Close.

(a) Parent Termination Fee. If the conditions to Closing set forth in Section 7.1 and 7.2 have been satisfied or waived, and Parent and/or Merger Sub fail to consummate the transactions contemplated by this Agreement in accordance with the terms hereof within two Business Days after the last of such conditions has been satisfied or waived (such failure, the “Parent Failure to Close”), then Parent shall pay to the Company (by wire transfer of immediately available funds), within two Business Days after such Failure to Close an amount equal to US$1,000,000 (such amount, the “Parent Termination Fee”).

48

(b) Company Termination Fee. If the conditions to Closing set forth in Section 7.1 and 7.3 have been satisfied or waived, and the Company fails to consummate the transactions contemplated by this Agreement in accordance with the terms hereof within two Business Days after the last of such conditions has been satisfied or waived (such failure, the “Company Failure to Close”), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two Business Days after such Failure to Close an amount equal to US$1,000,000 (such amount, the “Company Termination Fee”).

(c) The parties acknowledge and hereby agree that the provisions of this Section 8.5 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement. If the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall fail to pay in a timely manner the amounts due pursuant to this Section 8.5, and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.5 at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that (i) in no event shall the Company be obligated to pay the Company Termination Fee, or Parent the Parent Termination Fee, on more than one occasion, and (ii) the terms of this Section 8.5 provide each party with a non-exclusive remedy in the event of a Parent Failure to Close or Company Failure to Close, as applicable.

(d) Except as expressly set forth in this Section 8.5, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

8.6 Amendments. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote, by written agreement signed by each of the parties hereto; provided, however, that: (a) following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Capital Stock without such approval; and (b) following the receipt of the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Parent Common Stock without such approval.

8.7 Extension and Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.1 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

9.2 Governing Law. This Agreement and all Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

49

9.3 Submission to Jurisdiction. Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the Chancery Court of the State of Delaware in each case located in Wilmington, Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

9.4 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.5 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.5):

If to Parent or Merger Sub, to:	INVO Bioscience, Inc. 5582 Broadcast Court Sarasota, FL 34240 Attention: Steven Shum, CEO Email: sshum@invobio.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Glaser Weil Fink Howard Jordan & Shapiro LLP 10250 Constellation Boulevard, 19th Floor Los Angeles, CA 90067 Attention: Marc Indeglia, Esq. Email: mindeglia@glaserweil.com

If to the Company, to:	Naya Biosciences 19505 Biscayne Blvd Suite 2350 3rd floor Aventura, FL 33180 Attention: Daniel Teper, CEO Email: daniel@nayabiosciences.com

50

with a copy (which will not constitute notice to the Company) to:	Pearl Cohen Zedek Latzer Baratz LLP 131 Dartmouth St, 3rd Floor Boston, MA 02116 Attention: Oded Kadosh, Esq. Email: okadosh@pearlcohen.com

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.8 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Ancillary Agreements, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Ancillary Documents, the Parent Disclosure Schedule, and the Company Disclosure Schedule (other than an exception expressly set forth as such in the Parent Disclosure Schedule or the Company Disclosure Schedule), the statements in the body of this Agreement will control.

9.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Capital Stock to receive the Merger Consideration and (b) the rights of the Indemnified Parties as set forth in Section 6.10.

9.10 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

(b) Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

(c) Notwithstanding the foregoing, the provisions of this Section 9.10 shall not apply to any termination of this Agreement by any party under Article VIII, to the extent that a Company Termination Fee or Parent Termination Fee is applicable and such fees are timely paid in accordance with Section 8.6.

9.11 Incorporation of Recitals. The Recitals set forth at the beginning of this Agreement are incorporated herein by reference and made an integral part hereof.

9.12 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[signature pages follow]

51

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

NAYA BIOSCIENCES, INC.

By:	/s/ Daniel Teper
Name:	Daniel Teper
Title:	CEO

PARENT:

INVO BIOSCIENCE, INC.

By:	/s/ Steven Shum
Name:	Steven Shum
Title:	CEO

MERGER SUB:

INVO MERGER SUB INC.

By:	/s/ Steven Shum
Name:	Steven Shum
Title:	CEO

52

EXHIBIT A

Amended and Restated Certificate of the Surviving Corporation

[Attached.]

EXHIBIT B

Post-Closing Parent Board and Officers

[Attached.]

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment (the “Amendment”) to the Agreement and Plan of Merger entered into as of October 22, 2023 (the “Merger Agreement”), by and among NAYA Biosciences, Inc., a Delaware corporation (the “Company”), INVO Bioscience, Inc., a Nevada corporation (“Parent”), and INVO Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) is entered into as of October 24, 2023. Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, Section 8.6 of the Merger Agreement provides that it may be amended or supplemented by written agreement signed by each of the parties thereto.

WHEREAS, each of the Company, the Parent, and the Merger Sub desire to amend the Merger Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1. Amendment of Recitals. The third Recital of the Merger Agreement is amended and restated in its entirety to read as follows:

WHEREAS, the Parent Board has resolved to recommend that the holders of shares of Parent’s common stock, par value $0.0001 per share (the “Parent Common Stock”) approve (i) the issuance of shares of Parent Common Stock and shares of a newly designated series of common stock of Parent, par value $0.0001 per share, which shall be entitled to ten (10) votes per each share (such newly designated series, the “Parent Class B Common Stock”) in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (collectively, the “Parent Stock Issuance”) and (ii) the other Parent Stockholder Matters (as defined below);

2. Amendment of Section 1.19 of the Merger Agreement. Section 1.19 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Closing PIPE” means a sale of shares of Parent Common Stock (or capital stock of Parent convertible into Parent Common Stock) at a target price of $5.00 per share (or, for shares of capital stock convertible into Parent Common Stock, an equivalent price on an as-converted basis) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Parent Common Stock) in a private offering resulting in sufficient cash available for Parent for one year of operations, as is estimated by the Company.

3. Amendment of Section 1.20 of the Merger Agreement. Section 1.20 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Closing PIPE Shares” means the shares of Parent Common Stock (or capital stock of Parent convertible into Parent Common Stock) issued in the Closing PIPE.

4. Amendment of Section 1.65 of the Merger Agreement. Section 1.65 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Form S-4” means the registration statement on Form S-4 of Parent with respect to registration of the Parent Common Stock and the Parent Class B Common Stock to be issued in connection with the Merger.

5. Amendment of Section 1.72 of the Merger Agreement. Section 1.72 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Interim PIPE” means a sale of shares of Parent Common Stock (or capital stock of Parent convertible into Parent Common Stock) at a price (or, for shares of capital stock convertible into Parent Common Stock, an equivalent price on an as-converted basis) that is at a premium to the higher of (1) 100% of the closing price of the Parent Common Stock (as reflected on Nasdaq.com) immediately preceding the signing of a binding agreement to purchase such shares or (2) 100% of the average closing price of the Parent Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the a binding agreement to purchase such shares, in a private offering resulting in an estimated amount equal to $5,000,000 or more (at the discretion of the Company) of gross proceeds to Parent in the aggregate, in a single or a series of transactions.

1

6. Amendment of Section 1.109 of the Merger Agreement. Section 1.109 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Parent Charter” means the Amended and Restated Articles of Incorporation of Parent, as amended to date.

7. Amendment of Section 1.109 of the Merger Agreement. Section 1.109 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Parent Stockholder Matters” means the following matters, as submitted by the Parent Board to the stockholders of the Parent, for approval and adoption: (a) the Merger and all other transactions contemplated by this Agreement (including the issuance shares of Parent Common Stock and of Parent Class B Common Stock as a portion of the Merger Consideration, which shares shall be entitled to ten (10) votes per each share of Parent Class B Common Stock); (b) the Change of Control, (c) an amendment to the Parent Charter to authorize the creation of a sufficient number of shares of Parent Class B Common Stock to enable the Parent Stock Issuance, and (d) if necessary to enable the Parent Stock Issuance, an amendment to the Parent Charter to increase the number of authorized shares of Parent Common Stock to enable the Parent Stock Issuance.

8. Amendment of Section 3.1(b) of the Merger Agreement. Section 3.1(b) of the Merger Agreement is amended and restated in its entirety to read as follows:

Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive the following: (i) 7.33333 (the “Exchange Ratio”), subject to adjustment as set forth in Section 3.4 and Section 3.5 hereof, of shares of Parent Class B Common Stock (the “Merger Consideration”); (ii) any cash in lieu of fractional shares of Parent Class B Common Stock payable pursuant to Section 3.1(e); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Capital Stock in accordance with Section 3.2(g).

9. Amendment of Section 3.1(c) of the Merger Agreement. Section 3.1(c) of the Merger Agreement is amended and restated in its entirety to read as follows:

Cancellation of Shares. At the Effective Time, all shares of Company Capital Stock will no longer be outstanding and all shares of Company Capital Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.1(a), each holder of: (i) a certificate formerly representing any shares of Company Capital Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Capital Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 3.2 hereof, (B) any cash in lieu of fractional shares of Parent Class B Common Stock payable pursuant to Section 3.1(e), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Capital Stock in accordance with Section 3.2(g).

10. Amendment of Section 3.1(e) of the Merger Agreement. Section 3.1(e) of the Merger Agreement is amended and restated in its entirety to read as follows:

Fractional Shares. No certificates or scrip representing fractional shares of Parent Class B Common Stock shall be issued upon the conversion of Company Capital Stock pursuant to Section 3.1(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Class B Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class B Common Stock (after taking into account all shares of Company Capital Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the Nasdaq Stock Market (“Nasdaq”) on the last complete trading day prior to the date of the Effective Time.

2

11. Amendment of Section 3.2(a) of the Merger Agreement. Section 3.2(a) of the Merger Agreement is amended and restated in its entirety to read as follows:

Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for the Certificates and the Book-Entry Shares. On or before the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent: (i) certificates representing the shares of Parent Class B Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Class B Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 3.1(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Capital Stock may be entitled pursuant to Section 3.2(g) for distributions or dividends, on the Parent Class B Common Stock to which they are entitled to pursuant to Section 3.1(b) with both a record and payment date after the Effective Time and prior to the surrender of the shares of Company Capital Stock in exchange for such Parent Class B Common Stock. Such cash and shares of Parent Class B Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.2(a), are referred to collectively in this Agreement as the “Exchange Fund.”

12. Amendment of Section 3.2(g) of the Merger Agreement. Section 3.2(g) of the Merger Agreement is amended and restated in its entirety to read as follows:

Distributions with Respect to Unsurrendered Shares of Company Capital Stock. All shares of Parent Class B Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock or the Parent Class B Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Class B Common Stock shall be paid to any holder of any shares of unsurrendered Company Capital Stock until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.5) or Book-Entry Share is surrendered for exchange in accordance with this Section 3.2. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Class B Common Stock issued in exchange for shares of Company Capital Stock in accordance with this Section 3.2, without interest: (i) at the time of such surrender, the dividends, or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Class B Common Stock and not paid; and (ii) at the appropriate payment date, the dividends, or other distributions payable with respect to such whole shares of Parent Class B Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

13. Amendment of Section 3.3 of the Merger Agreement. Section 3.3 of the Merger Agreement is amended and restated in its entirety to read as follows:

General Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, the Parent Common Stock, or the Parent Class B Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change according to the NAYA Allocation Percentage (as defined below) and the INVO Allocation Percentage (as defined below); provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement (including the issuance or sale of any Parent Securities or Company Securities after the date hereof without the other party’s prior written consent).

3

14. Amendment of Section 6.5(c) of the Merger Agreement. Section 6.5(c) of the Merger Agreement is amended and restated in its entirety to read as follows:

Contents of Proxy Statement. The Proxy Statement shall include, among other matters required by applicable law and regulations, notice of an annual or special meeting of the stockholders of Parent (the “Special Meeting”) for the purpose of seeking the approval of the stockholders of the Parent Stockholder Matters, including the Merger, Change of Control, Parent Stock Issuance, and the other transactions contemplated by this Agreement.

15. Amendment of Section 6.17 of the Merger Agreement. Section 6.17 of the Merger Agreement is amended and restated in its entirety to read as follows:

Interim PIPE and Interim PIPE Purchase Agreement. Parent and the Company shall, in coordination with each other, use their commercially reasonable efforts to consummate the Interim PIPE as soon as reasonably practicable after the date hereof, pursuant to the terms of a stock purchase agreement in a form acceptable to the Company (the “Interim PIPE Purchase Agreement”, the shares of Parent Securities purchased under such Interim PIPE Purchase Agreement, the “Interim PIPE Shares”, and the funds received by Parent in exchange for the Interim PIPE Shares, the “Interim PIPE Funds”), which Interim PIPE Purchase Agreement shall provide, among other terms, that: (i) the Interim PIPE Funds shall be placed in a segregated bank account and shall not be spent or encumbered prior to Closing without the Company’s prior written consent, (ii) the holders of a majority of the Interim PIPE Shares shall be entitled to designate two Board observers, and (iii) all of the statements contained in Article V shall be true and correct as of the closing of the Interim PIPE Purchase Agreement.

16. Amendment of Section 6.18 of the Merger Agreement. Section 6.18 of the Merger Agreement is amended and restated in its entirety to read as follows:

S-3 Registration Statement; Preparation and Filing. As promptly as practicable after the execution of the Interim PIPE Purchase Agreement, the Parent shall prepare and shall cause to be filed with the SEC, the Form S-3 to register the Interim PIPE Shares or the shares of capital stock of the Parent that are issuable upon exercise or conversion of the Interim PIPE Shares issued, as applicable. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-3 registration statement. Parent covenants and agrees that the Form S-3, will not, at the time that the S-3 or any amendments or supplements thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the S-3, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the S-3, prior to the filing thereof with the SEC. The Parent shall use commercially reasonable efforts to cause the S-3 to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff, to have the Form S-3 declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-3 effective for at least 24 months in order to permit the consummation of the transactions contemplated hereby.

17. Amendment of Section 6.20 of the Merger Agreement. Section 6.20 of the Merger Agreement is amended and restated in its entirety to read as follows:

Stock Exchange Listing. From the date hereof through the Closing, Parent and the Company shall use reasonable commercial efforts to ensure that Parent remains listed as a public company on the Nasdaq Stock Market, including, without limitation, the preparation, execution, and filing of all necessary applications, documents, forms, and agreements with the Nasdaq Stock Market and the SEC. Parent and the Company shall use reasonable commercial efforts to cause the Parent Common Stock to be issued in connection with, or that are issuable upon exercise or conversion of the Parent Securities issued in connection with, as applicable, the Interim PIPE, the Closing PIPE, and the Merger to be approved for listing on the Nasdaq Stock Market as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date. Notwithstanding the foregoing, if the Company determines in good faith that there is any risk that Parent Common Stock will be delisted following the consummation of the Interim PIPE, then the Company shall be entitled to hold off any such investment and the parties shall cooperate and use commercially reasonable efforts to consider alternatives that would resolve such de-listing risk.

4

18. Addition of Section 6.24 to the Merger Agreement. This Section 6.24 is hereby added to Article VI of the Merger Agreement to read in its entirety as follows:

Interim Committee. Promptly following the date hereof, Parent shall form a committee of the Parent Board (the “Interim Committee”) to manage the day-to-day responsibilities and tasks relating to, and as necessary for, and take all further actions in connection with, the consummation of the Closing and the transactions contemplated by the Merger Agreement, including but not limited to: (i) structure and execute the Interim PIPE (with preferred stock or common stock), subject to and in accordance with Section 6.17 herein, (ii) approach the Warrant Holders for a waiver or other arrangement to allow for the Closing PIPE and Closing, and (iii) complete, execute, and deliver any filings or other correspondence with NASDAQ or the SEC in connection with the foregoing.

19. Amendment of Section 7.3(i) of the Merger Agreement. Section 7.3(i) of the Merger Agreement is amended and restated in its entirety to read as follows:

Listing. The Parent Common Stock shall have been continually listed on the Nasdaq Stock Market as of and from the date of this Agreement through the Closing Date and shall not have been delisted. Nasdaq shall have approved for quotation on the Nasdaq Stock Market, upon official notice of issuance, all of the shares of Parent Common Stock to be issued in connection with, or that are issuable upon exercise or conversion of the Parent Securities issued in connection with, as applicable, the Merger, the Interim PIPE and the Closing PIPE.

20. Amendment of Section 7.3(j) of the Merger Agreement. Section 7.3(j) of the Merger Agreement is amended and restated in its entirety to read as follows:

Effectiveness of the Registration Statement on Form S-4. The S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC. Parent shall have filed the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act. All of the shares of Parent Common Stock to be issued upon conversion of the Parent Class B Common Stock issued in connection with the Merger shall be registered pursuant to the Registration Statement.

21. Amendment. This Amendment shall be deemed an amendment of the Agreement in accordance with Section 8.6 of the Agreement. Except as specifically modified hereby, the Agreement shall be deemed controlling and effective, and the parties hereby agree to be bound by each of its terms and conditions.

22. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, all of which will be one and the same agreement. This Amendment will become effective when each party to this Amendment will have received counterparts signed by all of the other parties. A signed copy of this Amendment delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. This Amendment shall be considered signed when the signature of a party is delivered by .PDF, DocuSign or other generally accepted electronic signature. Such .PDF, DocuSign, or other generally accepted electronic signature shall be treated in all respects as having the same effect as an original signature.

[signature pages follow]

5

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

NAYA BIOSCIENCES, INC.

By:	/s/ Daniel Teper
Name:	Daniel Teper
Title:	CEO

PARENT:

INVO BIOSCIENCE, INC.

By:	/s/ Steven Shum
Name:	Steven Shum
Title:	CEO

MERGER SUB:

INVO MERGER SUB INC.

By:	/s/ Steven Shum
Name:	Steven Shum
Title:	CEO

6

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment (this “Amendment”), dated December 27, 2023, to the Agreement and Plan of Merger, originally entered into as of October 22, 2023, and amended thereafter on October 25, 2023 (the “Merger Agreement”), by and among NAYA Biosciences, Inc., a Delaware corporation (the “Company”), INVO Bioscience, Inc., a Nevada corporation (“Parent”), and INVO Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, Section 8.6 of the Merger Agreement provides that it may be amended or supplemented by written agreement signed by each of the parties thereto.

WHEREAS, each of the Company, the Parent, and the Merger Sub desire to amend the Merger Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1. Amendment of Section 1.53 of the Merger Agreement. Section 1.53 of the Merger Agreement is amended and restated in its entirety to read as follows:

“End Date” shall mean April 30, 2024.

2. Amendment of Section 1.72 of the Merger Agreement. Section 1.72 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Interim PIPE” means a sale of shares of the Parent’s preferred stock at a price per share of $5.00 per share, in a private offering resulting in amount equal to at least $2,000,000 of gross proceeds to Parent in the aggregate, plus an additional amount as may be required prior to closing of the Merger to be determined in good faith by the parties hereto to adequately support the fertility business activities per an agreed forecast of Parent, as well as for a period of twelve (12) months post-closing including a catch-up on Parent’s past due accrued payables still outstanding. The parties have agreed to the following schedule (the “Minimum Interim PIPE Schedule”) for the initial $2,000,000:

1) $500k no later than Dec 29, 2023;

2) $500k no later than Jan 19, 2024;

3) $500k no later than Feb 2, 2024; and

4) $500k no later than Feb 16, 2024.

3. Amendment of Section 6.17 of the Merger Agreement. Section 6.17 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Company shall consummate the Interim PIPE prior to the Closing, including the initial amount of at least $2,000,000 on the Minimum Interim Pipe Schedule. Notwithstanding anything to the contrary stated in this Agreement, should the Parent not receive the initial gross proceeds pursuant to the Minimum Interim PIPE Schedule, Parent shall be free to secure any amount of funding from third parties on any terms Parent deems reasonably acceptable under SEC and Nasdaq regulations without the prior written consent of Company.”

4. Amendment. This Amendment shall be deemed an amendment of the Agreement in accordance with Section 8.6 of the Agreement. Except as specifically modified hereby, the Agreement shall be deemed controlling and effective, and the parties hereby agree to be bound by each of its terms and conditions.

5. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, all of which will be one and the same agreement. This Amendment will become effective when each party to this Amendment will have received counterparts signed by all of the other parties. A signed copy of this Amendment delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. This Amendment shall be considered signed when the signature of a party is delivered by .PDF, DocuSign or other generally accepted electronic signature. Such .PDF, DocuSign, or other generally accepted electronic signature shall be treated in all respects as having the same effect as an original signature.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

NAYA BIOSCIENCES INC.

By:	/s/ Daniel Teper
Name:	Daniel Teper
Title:	CEO

PARENT:

INVO BIOSCIENCE, INC.

By:	/s/ Steven Shum
Name:	Steven Shum
Title:	CEO

MERGER SUB:

INVO MERGER SUB INC.

By:	/s/ Steven Shum
Name:	Steven Shum
Title:	CEO

Annex B

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

INVO BIOSCIENCE, INC.

The undersigned, for the purposes of amending the Amended and Restated Articles of Incorporation (the “Articles”) of INVO Bioscience, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Nevada Revised Statutes (the “NRS”), does hereby certify that:

FIRST: The Articles have been amended as follows:

1.	Article I of the Articles is amended and restated in its entirety to state the following:

The name of the corporation is NAYA Biosciences, Inc. (the “Corporation”).

2.	Article IV of the Articles is amended and restated in its entirety to state the following:

(a) The number of shares the Corporation is authorized to issue is two hundred million (200,000,000) shares of common stock, par value $0.0001 per share, consisting of (a) 180,000,000 shares of Class A Common Stock $0.0001 par value per share (“Class A Common Stock”), and (b) 20,000,000 Class B Common Stock, $0.0001 par value per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and one hundred million (100,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(b) The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of Common Stock of the Corporation.

1.	Equal Status. Except as otherwise provided in this Amended and Restated Articles of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

2.	Voting Rights. Except as otherwise expressly provided by this Articles of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Articles of Incorporation) of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, when voting as a single class, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder.

3.	Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership and voting rights between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Articles of Incorporation) of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of Class A Common Stock and Class B Common Stock of the Corporation, each voting as a separate class.

4.	Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Articles of Incorporation) of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of Class A Common Stock and Class B Common Stock of the Corporation, each voting as a separate class.

5.	Conversion of Class B Common Stock.

a.	Definitions. For this subsection 5., the following definitions shall apply:

i.	“Charitable Trust” means a trust that is exempt from taxation under Section 501©(3) of the United States Internal Revenue Code of 1986, as amended (or any successor provision thereto), and further includes any successor entity that is exempt from taxation under Section 501(c)(3) (or any successor provision thereto) upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date)”

ii.	“Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

iii.	“Permitted Entity” shall mean with respect to a Qualified Stockholder (a) a Permitted Trust solely for the benefit of (i) such Qualified Stockholder, (ii) one or more Family Members, (iii) any other Permitted Entity and/or (iv) any entity that is described in Sections 501(c)(3), 170(b)(1)(A), 170(c), 2055(a) or 2522(a) of the United States Internal Revenue Code of 1986, as amended (or any successor provision thereto), (b) any general partnership, limited partnership, limited liability company, corporation or other entity which controls, is controlled by or is under common control with the (i) such Qualified Stockholder, (ii) one or more Family Members, and/or (iii) any other Permitted Entity, (c) the personal representative of the estate of a Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor is acting in the capacity as personal representative of such estate, (d) a revocable living trust, which revocable living trust is itself both a Permitted Trust, during the lifetime of the natural person grantor of such trust, (e) a revocable living trust, which revocable living trust is itself both a Permitted Trust, following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust, or (f) any other Permitted Trust. Except as explicitly provided for herein, a Permitted Entity shall not cease to be a Permitted Entity solely by reason of the death of that Qualified Stockholder.

iv.	“Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

1.	by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (i) one or more Family Members, or (ii) any Permitted Entity; or (iii) to such Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust; or (iv) another Qualified Stockholder;

2.	by a Permitted Entity to (i) such Qualified Stockholder or one or more Family Members, or (ii) any other Permitted Entity; or (iii) another Qualified Stockholder; or

3.	by a Qualified Stockholder that is a natural person or revocable living trust to an entity that is exempt from taxation under Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended (or any successor provision thereto) (a “501(c)(3) Organization”) or an entity that is exempt from taxation under Section 501(c)(3) and described in Section 509(a)(3) of United States Internal Revenue Code of 1986, as amended (or any successor provision thereto) (a “Supporting Organization”), as well as any Transfer by a 501(c)(3) Organization to a Supporting Organization of which such 501(c)(3) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the United States Internal Revenue Code of 1986, as amended (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors, provided that such 501(c)(3) Organization or such Supporting Organization irrevocably elects, no later than the time such share of Class B Common Stock is Transferred to it, that such share of Class B Common Stock shall automatically be converted into Class A Common Stock upon the death of such Qualified Stockholder or the natural person grantor of such Qualified Stockholder.

v.	“Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

vi.	“Qualified Stockholder” shall mean (a) the registered holder of a share of Class B Common Stock; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation pursuant to the exercise or conversion of options, warrants or convertible promissory notes; and (c) a Permitted Transferee.

vii.	“Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, of a majority of the voting power of the voting securities of such entity other than a Transfer to parties that are, holders of voting securities of any such entity. Notwithstanding the foregoing, the following shall not be considered a “Transfer”:

1.	the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation);

2.	entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

3.	the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time; or

4.	any change in the trustees or the person(s) and/or entity(ies) having or exercising Voting Control over shares of Class B Common Stock (i) of a Charitable Trust that qualifies as a Permitted Entity, or (ii) of a Permitted Entity provided that following such change such Permitted Entity continues to be a Permitted Entity.

b.	Voluntary Conversion. Subject to subsection (b) below, each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to voluntarily convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section shall be retired by the Corporation and shall not be available for reissuance.

c.	Automatic Conversion. Each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock (the occurrence of an event described in this Section , a “Conversion Event”). Each outstanding stock certificate that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock subject to such Conversion Event shall, upon such Conversion Event, be surrendered by the holder thereof and exchanged for certificates representing (i) shares of Class A Common Stock equal to the number of shares of Class B Common Stock subject to such Conversion Event, and (ii) shares of Class B Common Stock not subject to such Conversion Event. Each share of Class B Common Stock that is converted pursuant to this Section 2.7(c) shall thereupon be retired by the Corporation and shall not be available for reissuance.

d.	The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation, relating to effecting or evidencing the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

(c) The capital stock of the Corporation, after the greater of the amount of the subscription price or the par value has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

(d) The shares of Preferred Stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in one or more series as authorized by the Board of Directors.  For any wholly unissued series of Preferred Stock, the Board of Directors is hereby authorized to prescribe, by resolution, the classes, series and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of stock.

(e) For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is further authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series when the number of shares of such series was originally fixed by the Board of Directors, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series, if any.  If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(f) The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent.

(g) Cumulative voting shall not be allowed in elections of directors or for any other purpose.

(h) The holders of the capital stock of the Corporation shall not have any preemptive rights.

SECOND: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of the NRS.

THIRD: The aforesaid amendment shall be effective as of 9:00 A.M. Eastern Standard time on the date of the filing of this Certificate of Amendment to the Articles of Incorporation with the office of the Secretary of State of the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Articles of Incorporation of the Corporation to be duly executed by the undersigned this      day of      , 2024.

INVO BIOSCIENCE, INC.

By:
Name:
Title:

Annex C

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATION

ESTABLISHING SERIES A PREFERRED STOCK OF

INVO BIOSCIENCE, INC.

The undersigned, for the purposes of amending the Certificate of Designation (the “Series A Certificate”) for the Series A Preferred Stock (the “Preferred Series A”) of INVO Bioscience, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Nevada Revised Statutes (the “NRS”), does hereby certify that:

FIRST: The Series A Certificate has been amended as follows:

1.	Section 5.5(A) shall be removed in its entirety; and

2.	Section 5.5(B) shall be removed in its entirety.

SECOND: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of the NRS.

THIRD: The aforesaid amendment shall be effective as of 9:00 A.M. Eastern Standard time on the date of the filing of this Certificate of Amendment to the Series A Certificate with the office of the Secretary of State of the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Series A Certificate to be duly executed by the undersigned this       day of         , 2024.

INVO BIOSCIENCE, INC.

By:
Name:
Title:

Annex D

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATION

ESTABLISHING SERIES B PREFERRED STOCK OF

INVO BIOSCIENCE, INC.

The undersigned, for the purposes of amending the Certificate of Designation (the “Series B Certificate”) for the Series B Preferred Stock (the “Preferred Series B”) of INVO Bioscience, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Nevada Revised Statutes (the “NRS”), does hereby certify that:

FIRST: The Series B Certificate has been amended as follows:

Section 5.5(A) shall be removed in its entirety.

SECOND: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of the NRS.

THIRD: The aforesaid amendment shall be effective as of 9:00 A.M. Eastern Standard time on the date of the filing of this Certificate of Amendment to the Series A Certificate with the office of the Secretary of State of the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Series B Certificate of the Corporation to be duly executed by the undersigned this       day of        , 2024.

INVO BIOSCIENCE, INC.

By:
Name:
Title: